Exhibit 10.1
EXECUTION VERSION
CREDIT AGREEMENT
DATED AS OF SEPTEMBER 21, 2011
AMONG
VML US FINANCE LLC,
as the Borrower,
VENETIAN MACAU LIMITED,
as the Company,
THE LENDERS LISTED HEREIN,
as Lenders,
GOLDMAN SACHS (ASIA) L.L.C., GOLDMAN SACHS LENDING PARTNERS LLC,
BANK OF AMERICA, N.A., BANK OF CHINA LIMITED, MACAU BRANCH, BARCLAYS
CAPITAL, BNP PARIBAS HONG KONG BRANCH, CITIGROUP GLOBAL MARKETS ASIA
LIMITED, CITIBANK, N.A., HONG KONG BRANCH, COMMERZBANK AG, CRÉDIT
AGRICOLE CORPORATE AND INVESTMENT BANK, CREDIT SUISSE SECURITIES (USA)
LLC, CREDIT SUISSE AG, SINGAPORE BRANCH, INDUSTRIAL AND COMMERCIAL
BANK OF CHINA (MACAU) LIMITED, ING CAPITAL L.L.C., ING BANK N.V., SINGAPORE
BRANCH, SUMITOMO MITSUI BANKING CORPORATION, UBS SECURITIES LLC and
UNITED OVERSEAS BANK LIMITED,
as Global Coordinators, Co-Syndication Agents and Bookrunners,
BANCO NACIONAL ULTRAMARINO, S.A., DBS BANK LTD., OVERSEA-CHINESE
BANKING CORPORATION LIMITED, THE BANK OF NOVA SCOTIA and
WING LUNG BANK LTD., MACAU BRANCH,
as Lead Arrangers,
and
BANK OF CHINA LIMITED, MACAU BRANCH,
as Administrative Agent,

SCHEDULES

1A	Permitted Banks
1B	Closing FX Rates
2.1	Lenders’ Commitments, Pro Rata Shares
5.1A	Jurisdiction of Organizations
5.1C	Form and Ownership of the Company
5.1D	Subsidiaries of the Company
5.2	Governmental Consents
5.5	Property and Material Leases
5.6	Litigation
5.7	Taxes
5.8	Material Contracts
5.11	Employee Benefit Plans
5.12	Fees & Commissions
5.13	Environmental Matters
5.16B	Required Recordations
5.17B	Permits
5.18	Excluded Subsidiaries
7.1	Existing Indebtedness
7.2	Liens Existing on the Closing Date
7.3	Investments Existing on the Closing Date
7.7	Leases Existing on the Closing Date
7.10(xix)	Affiliate Transactions
7.10(xxiv)	FX Transactions
7.17	Terms of Gaming Contracts
10.9	Notices

EXHIBITS

A-1	Form of Term Note
A-2	Form of Revolving Note
A-3	Form of Swing Line Note
B-1	Form of Borrowing Notice
B-2	Form of Issuance Notice
B-3	Form of Conversion/Continuation Notice
C-1	Form of Closing Certificate
C-2	Form of Compliance Certificate
C-3	Form of Financial Condition Certificate
D-1	Form of Assignment Agreement
D-2	Form of Joinder Agreement
E-1-I	Form of Floating Charge (Company)
E-1-II	Form of Floating Charge (Cotai Subsidiary)
E-1-III	Form of Floating Charge (VOL)
E-2	Form of Security Agreement
E-3-I	Form of Macau Collateral Account Agreement (Borrower)
E-3-II	Form of Macau Collateral Account Agreement (Each Loan Party)
E-4	Form of Deposit Account Control Agreement
E-5	Form of Pledge Over Intellectual Property
E-6-I	Form of Mortgage (Company and Cotai Subsidiary)
E-6-II	Form of Mortgage (Cotai Subsidiary)
E-6-III	Form of Mortgage (VOL)
E-7	Form of Pledge Over Gaming Equipment and Utensils
E-8	Form of Assignment of Insurances
E-9	Form of Assignment of Reinsurances
E-10-I	Form of Assignment of Rights (Company)
E-10-II	Form of Assignment of Rights (Other Loan Party)
E-11	Form of Land Security Assignment
E-12	Form of Livranças
E-13	Form of Livranças Side Letter
E-14-I	Form of Power of Attorney (Company)
E-14-II	Form of Power of Attorney (Cotai Subsidiary)
E-14-III	Form of Power of Attorney (Cotai Subsidiary)
E-14-IV	Form of Power of Attorney (VOL)
E-15-I	Form of Hong Kong Collateral Account Agreement
E-15-II	[Reserved]
F	Form of Guaranty
G	Form of Insurance Advisor’s Closing Date Certificate
H-1	Form of Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP
H-2	Form of Opinion of Sá Carneiro & Pinheiro Torres
H-3	Form of Opinion of Allen & Overy
H-4	Form of Opinion of Walkers
I	[Reserved]
J	Form of IP License
K-1	Gaming Concession Consent

K-2	Land Concessions Consent
L-1	Form of Subordination Agreement
L-2	Form of Subordinated Intercompany Note
M	[Reserved]
N	Form of Collateral Agency Agreement
O	Insurance Requirements
P	Cotai Plan
Q	Schedule of Security Filings
R	Form of Subordination and Non-Disturbance Agreement
S	Form of Intercompany Contribution Agreement
T	Outline of Auction Mechanics
U	Form of Auction Certificate
V	Form of First Lien Intercreditor Agreement
W	Form of Second Lien Intercreditor Agreement
X	Form of VOL Casino Hotel Resort Project Construction Progress Report

CREDIT AGREEMENT
This CREDIT AGREEMENT is dated as of September 21, 2011 and entered into by and among VML US FINANCE LLC a Delaware limited liability company (the “Borrower”), VENETIAN MACAU LIMITED, a Macau corporation (the “Company”), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a “Lender” and collectively as the “Lenders”), BANK OF CHINA LIMITED, MACAU BRANCH (“BOC”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), GOLDMAN SACHS (ASIA) L.L.C. (“GSA”), GOLDMAN SACHS LENDING PARTNERS LLC (“GSLP”, and together with GSA, “Goldman”), BANK OF AMERICA, N.A. (“BofAML”), BOC, BARCLAYS CAPITAL, the investment banking division of BARCLAYS BANK PLC (“Barclays Capital”), BNP PARIBAS HONG KONG BRANCH (“BNPP”), CITIGROUP GLOBAL MARKETS ASIA LIMITED (“CGMAL”), CITIBANK, N.A., HONG KONG BRANCH (“Citi N.A.”, and together with CGMAL, “Citi”), COMMERZBANK AG (“Commerzbank AG”), CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK (“CA-CIB”), CREDIT SUISSE SECURITIES (USA) LLC (“CS Securities”), CREDIT SUISSE AG, SINGAPORE BRANCH (“CS Singapore”, and together with CS Securities, “CS”), INDUSTRIAL AND COMMERCIAL BANK OF CHINA (MACAU) LIMITED (“ICBC”), ING CAPITAL L.L.C. and ING BANK N.V., SINGAPORE BRANCH (collectively, “ING”), SUMITOMO MITSUI BANKING CORPORATION (“SMBC”), UBS SECURITIES LLC (“UBS”) and UNITED OVERSEAS BANK LIMITED (“UOB”) as global coordinators and bookrunners for the Term Loan Facility and Revolving Credit Facility (in such capacity, the “Global Coordinators”) and as co-syndication agents for the Term Loan Lenders and Revolving Loan Lenders (in such capacity, the “Co-Syndication Agents”) and BANCO NACIONAL ULTRAMARINO, S.A. (“BNU”), DBS BANK LTD. (“DBS”), OVERSEA-CHINESE BANKING CORPORATION LIMITED (“OCBC”), THE BANK OF NOVA SCOTIA (“BNS”) and WING LUNG BANK LTD., MACAU BRANCH (“Wing Lung”) as lead arrangers for the Term Loan Facility and Revolving Credit Facility (in such capacity, the “Lead Arrangers”, and together with the Global Coordinators, the “Arrangers”).
R E C I T A L S
WHEREAS, the Company currently owns and operates the Sands Macao Casino pursuant to the Gaming Concession Contract (such capitalized terms and other capitalized terms used in these recitals have the meanings given in subsection 1.1 of this Agreement);
WHEREAS, the Cotai Subsidiary currently owns (a) the Venetian Macao Overall Project (other than the associated casino which is owned by the Company) and (b) the Four Seasons Macao Overall Project, in each case on land leased from Macau SAR pursuant to the Venetian Macao Land Concession Contract;
WHEREAS, the Cotai Subsidiary (a) operates the Venetian Macao Overall Project (other than the associated casino and gaming space which is operated by the Company pursuant to the Gaming Concession Contract) and (b) has entered into the Four Seasons Macao Operation, Maintenance and Management Agreement pursuant to which Four Seasons Hotels and Resorts, Inc. operates, maintains and manages the Four Seasons Macao Overall Project (other than the associated gaming areas located therein which are operated, maintained and managed by the Company pursuant to the Gaming Concession Contract);

WHEREAS, VOL intends to design, develop, construct and own the VOL Casino Hotel Resort Project (other than the associated casino and gaming space which is to be operated, maintained and managed by the Company pursuant to the Gaming Concession Contract) on land leased from Macau SAR pursuant to the VOL Land Concession Contract;
WHEREAS, the Borrower and the Company desire to enter into this Agreement in order to provide the Borrower with the Facilities such that the proceeds thereof can be utilized in accordance with and subject to the conditions set forth herein to (a) consummate the Refinancing and Investments described in clause (i) of the definition of “VOL Investment” on the Closing Date, (b) pay on the Closing Date fees and expenses incurred in connection with the establishment of this Agreement and the other transactions related hereto, and (c) provide funds for working capital and general corporate purposes of the Loan Parties, including to make Investments described in clause (ii) of the definition of “VOL Investment”;
WHEREAS, the Borrower desires that the Lenders and the Issuing Lenders extend the senior secured credit facilities described herein on the terms and conditions set forth herein for the purposes set forth herein; and
WHEREAS, the Lenders and the Issuing Lenders are willing, on the terms and subject to the conditions hereinafter set forth, to extend the Commitments and make Loans to the Borrower and issue (or participate in) Letters of Credit.
NOW, THEREFORE, the parties hereto agree as follows:
Section 1. Definitions.
1.1 Certain Defined Terms.
The following terms used in this Agreement shall have the following meanings:
“Abandon” means (i) the suspension or interruption of construction of the VOL Casino Hotel Resort Project for more than 90 days unless such suspension or interruption is accepted by the government of Macau SAR pursuant to clause 14.1(3) of the VOL Land Concession Contract or otherwise, (ii) the affirmative announcement by VOL, the Company, SCL or any of their Subsidiaries of its intention to permanently cease all or substantially all site construction activities with respect to the VOL Casino Hotel Resort Project, (iii) the termination by VOL, the Company, SCL or any of their Subsidiaries of any contracts or other agreements material to the development or construction of the VOL Hotel Casino Resort Project without replacement of such contract or agreement within 90 days of such termination, which termination (taking into account any potential replacement of such contracts) makes it impracticable to complete the development and construction of the VOL Hotel Casino Resort Project within the time period set forth in the VOL Land Concession Contract (after taking into account Clauses 5 and 14.1(3) of the VOL Land Concession Contract) or (iv) VOL, the Company, SCL or any of their Subsidiaries sells, disposes or otherwise transfers any assets material to the development, construction, operation or maintenance of the VOL Hotel Casino Resort Project without replacement of such asset within 90 days of such sale, disposition or other transfer, which sale, disposition or other transfer (taking into account any potential replacement of such asset) makes it impracticable to complete the development and construction of the VOL Hotel Casino Resort Project within the time period set forth in the VOL Land Concession Contract (after taking into account Clause 5 of the VOL Land Concession Contract); provided that (1) the foregoing clause (i) shall be deemed appropriately amended to reflect any amendment to clause 14.1(3) of the VOL Land Concession Contract, and (2) in the case of the foregoing clauses (iii) and (iv), the Company may provide a certificate certifying that the replacement of such contract, agreement or asset, as applicable, is not necessary to the completion of the VOL Hotel Casino Resort Project in which case (x) such contract, agreement or asset shall not need to be replaced and (y) no Event of Default shall result from the termination, sale, disposition or other transfer, as applicable, thereof.
“Additional Development Excluded Subsidiaries” means Excluded Subsidiaries of the Company that, directly or indirectly, own or are intended to own the Additional Developments, including the Net Casino Cash Flow generated at the Excluded Casino located therein.
“Additional Developments” means any casino hotel resorts, retail complexes, or stand-alone casinos developed on properties not located within any Site, which developments will be owned, operated and maintained (other than any portion thereof (which may be the entirety of the development in the case of a stand-alone casino) comprising a casino or gaming area, which shall be operated by the Company) by Additional Development Excluded Subsidiaries and/or other Persons that are not Loan Parties (with all costs and liabilities related to such sites (other than the specific liabilities permitted to be incurred by the Company in connection with its operation of the associated Excluded Casino as set forth in subsection 6.14) to be borne exclusively by the Additional Development Excluded Subsidiaries and/or such other Persons with no recourse to the Loan Parties except as otherwise permitted by subsection 7.3).
“Adjusted Eurodollar Rate” means, for any Interest Period, an interest rate per annum equal to the rate per annum obtained by dividing (and rounding upwards, if necessary, to the nearest 1/100 of 1%) (a) (i) the rate per annum as published by Reuters as the British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. (London time) two London Business Days before the first day of such Interest Period, (ii) if for any reason such rate does not appear on such service or such service shall not be available, the term “Adjusted Eurodollar Rate” shall mean the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays the British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. (London time) two London Business Days prior to the first day of such Interest Period or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the arithmetic mean of the rates per annum (rounded to the nearest 1/100 of 1%) (as supplied to the Administrative Agent at its request) quoted by the Reference Banks to leading banks in the London interbank market for deposits in Dollars (for delivery on the first day of the relevant period) with maturities comparable to such period as of approximately 11:00 A.M. (London time) two London Business Days before the first day of such Interest Period (provided that if any Reference Bank does not notify such a rate to the Administrative Agent for any relevant period, the Adjusted Eurodollar Rate for such period shall be determined on the basis of the rates notified by the other Reference Banks so long as there is at least one Reference Bank providing such a rate), by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. At the Borrower’s request, the Administrative Agent will provide the Borrower with identifying information with respect to the page, service or quotations so employed.

“Administrative Agent” is defined in the preamble and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5.
“Affected Lender” is defined in subsection 2.6C.
“Affected Loans” is defined in subsection 2.6C.
“Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, that Person (excluding, however, any trustee under, or any committee with responsibility for administering, any Pension Plan). With respect to any Lender, Approved Fund, or Issuing Lender, a Person shall be deemed to be “controlled by” another Person if such other Person possesses, directly or indirectly, power to vote 51% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors, managing general partners or managers, as the case may be. With respect to all other Persons, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any such other Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise; provided, however, that so long as no other Person or group of Persons beneficially owns a majority of voting securities of such Person, the beneficial owner of 20% or more of the voting Securities of a Person shall be deemed to have control.
“Agent” means, individually, each of the Administrative Agent, each Co-Syndication Agent, the Collateral Agent and each Arranger, and “Agents” means the Administrative Agent, the Co-Syndication Agents, the Collateral Agent and the Arrangers, collectively.
“Agent’s Fee Letter” means the fee letter, dated on or prior to the Closing Date, among the Administrative Agent, the Collateral Agent and the Borrower.
“Aggregate Amounts Due” is defined in subsection 10.5.
“Agreement” means, on any date, this Credit Agreement dated as of the date referred to in the preamble and as it may thereafter be amended, supplemented, amended and restated or otherwise modified from time to time and in effect on such date.
“AH Transfer” is defined in subsection 7.10(xxiii).
“Alternate HK Dollar Rate” means, with respect to any period, the displayed HK Dollar Interest Settlement Rates appearing under the heading “HONG KONG INTERBANK OFFERED RATES (HK DOLLAR)” on the Reuters Screen RDF HKABHIBOR Page with respect to overnight HK Dollar transactions, as published by Reuters as the Hong Kong Association of Banks Interest Settlement Rate for overnight deposits in HK Dollars, for each day (or, if such day is not a Business Day, for the next preceding Business Day) during such period.

“Anti-Bribery and Conflict of Interest Laws” means any applicable anti-bribery law, anti-corruption law, conflict of interest law, or any other law, rule or regulation of similar purpose and scope.
“Applicable Margin” means:
(1) With respect to Initial Term Loans (a) at all times until the date that is 180 days after the Closing Date, 2.25% for Eurodollar/HIBOR Rate Loans and 1.25% for Base Rate Loans, and (b) thereafter the applicable percentage set forth below corresponding to the relevant Consolidated Leverage Ratio:

		Applicable Margin For
Consolidated	Applicable Margin For Base Rate	Eurodollar Rate/HIBOR
Leverage Ratio	Term Loans	Rate Term Loans

Greater than 3.0:1.0	1.25%	2.25%

Greater than 2.5:1.0 but less than or equal to 3.0:1.0	1.00%	2.00%

Greater than 2.0:1.0 but less than or equal to 2.5:1.0	0.75%	1.75%

less than or equal to 2.0:1.0	0.50%	1.50%
Notwithstanding the foregoing, the Applicable Margin in respect of any Other Loans that are term loans shall be the applicable percentages per annum provided pursuant to the relevant Refinancing Amendment and the other documents governing such Other Loans.
(2) With respect to Revolving Loans (including Swing Line Loans) (a) at all times until the date that is 180 days after the Closing Date, 2.25% for Eurodollar/HIBOR Rate Loans and 1.25% for Base Rate Loans, and (b) thereafter the applicable percentage set forth below corresponding to the relevant Consolidated Leverage Ratio:

		Applicable Margin For
Consolidated	Applicable Margin For Base Rate	Eurodollar Rate/HIBOR Rate
Leverage Ratio	Revolving Loans	Revolving Loans

Greater than 3.0:1.0	1.25%	2.25%

Greater than 2.5:1.0 but less than or equal to 3.0:1.0	1.00%	2.00%

Greater than 2.0:1.0 but less than or equal to 2.5:1.0	0.75%	1.75%

less than or equal to 2.0:1.0	0.50%	1.50%

The Consolidated Leverage Ratio used to compute the Applicable Margins as set forth in clause 1(b) and 2(b) above shall be the Consolidated Leverage Ratio set forth in the Compliance Certificate most recently delivered by the Borrower to the Administrative Agent. Changes in the Applicable Margins as set forth in such clauses resulting from a change in the Consolidated Leverage Ratio shall become effective upon delivery by the Borrower to the Administrative Agent of a new Compliance Certificate pursuant to subsection 6.1(iv). If the Borrower fails to deliver a Compliance Certificate within the time period for such delivery set forth in subsection 6.1(iv) (the last day of such period, the “Delivery Date”), the Applicable Margin from and including each day subsequent to the Delivery Date but not including the date the Borrower delivers to the Administrative Agent such Compliance Certificate shall equal the highest Applicable Margin set forth above and from the date the Borrower delivers such Compliance Certificate to and including the next Delivery Date, the Applicable Margin shall be based on the Consolidated Leverage Ratio set forth in such Compliance Certificate.
“Applicable Threshold Price” means with respect to any Offer, the lowest calculated purchase price (as calculated by the Auction Manager in consultation with the Eligible Affiliate Purchaser) for the Term Loans, for such Offer that will allow an Eligible Affiliate Purchaser to purchase the relevant Maximum Offer Amount at prices not greater than the applicable Maximum Purchase Price nor less than the applicable Minimum Purchase Price (as such terms are defined in the applicable Offer Documents in respect of such Offer) per $1,000 stated principal amount for such Term Loans.
“Applied Amount” is defined in subsection 2.4B(iv)(b).
“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to Arrangers, Agents, Lenders or Issuing Lenders by means of electronic communications pursuant to subsection 10.9B.
“Approved Fund” means (i) a fund, trust or other entity that invests in bank loans or (ii) relative to any Lender, any other fund, trust or other entity that invests in bank loans in the ordinary course of business and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Arrangers” is defined in the preamble.
“Asset Sale” means the sale by any Loan Party to any Person of (a) any of the stock of any of such Person’s direct Subsidiaries, (b) substantially all of the assets of any division or line of business of any Loan Party, or (c) any other assets (whether tangible or intangible) of any Loan Party (other than (i) inventory or goods sold in the ordinary course of business; (ii) sales, transfers or other dispositions permitted by subsections 7.7 (ii), (iii), (iv), (v), (vi), (vii), (ix), (x), (xi), (xii), (xiii), (xiv), (xvii), (xxi), (xxii) or (xxv); or (iii) any other assets to the extent that the aggregate fair market value of such assets sold by all Loan Parties during any Fiscal Year is less than or equal to $5,000,000).
“Assignment Agreement” means an Assignment Agreement in substantially the form of Exhibit D-1 annexed hereto, and solely for the purposes of assignments to any Eligible Affiliate Purchaser pursuant to and in accordance with subsection 10.1I, an Auction Assignment Agreement.
“Assignment Effective Date” is defined in subsection 10.1B(ii).
“Assignment of Insurances” means each Assignment of Insurances, substantially in the form of Exhibit E-8, executed by any Loan Party in favor of the Collateral Agent.
“Assignment of Reinsurances” means each Assignment of Reinsurances, substantially in the form of Exhibit E-9, executed by each applicable insurer in favor of the Collateral Agent.
“Assignment of Rights” means each Assignment of Rights, substantially in the form of Exhibit E-10-I or E-10-II, as the case may be, executed by any Loan Party in favor of the Collateral Agent.
“Auction Assignment Agreement” means, with respect to any assignment by a Lender to an Eligible Affiliate Purchaser pursuant to subsection 10.1I, an Auction Assignment Agreement in the form reasonably acceptable to Borrower supplied by the Auction Manager to the Lenders at the time the applicable Offer Document is posted to the Lenders on IntraLinks/IntraAgency or another substantially equivalent website.
“Auction Certificate” is defined in subsection 10.1I(i).
“Auction Loan Purchase” means any purchase of any Term Loans by an Eligible Affiliate Purchaser, together with the simultaneous cancellation of such Term Loans, in each case pursuant to and in accordance with the terms of subsection 10.1I.
“Auction Manager” means, with respect to any Auction Loan Purchase pursuant to and in accordance with the terms and conditions of Section 10.1I, any of the Arrangers or Agents (as selected by the Company) in its capacity as sub-agent and auction manager for Administrative Agent pursuant to subsection 9.2F.

“Auction Purchase Effective Date” is defined in subsection 10.1I(vi).
“Audit Committee” means the audit committee of the board of directors of the Parent.
“Authorized Officer” means, relative to any Loan Party, those of its officers, directors, attorneys, general partners or managing members (as applicable) or those of the officers of the general partners or managing members (as applicable) whose signatures and incumbency shall have been certified to the Administrative Agent, the Lenders and the Issuing Lenders pursuant to subsection 4.1A.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
“Barclays Capital” is defined in the preamble.
“Base Capital Expenditures Amount” shall mean an amount determined according to the following chart:

		Base Capital Expenditures
Level	Consolidated Leverage Ratio	Amount
I	3.5:1.0 or greater	$75,000,000
II	Less than 3.5:1.0 but greater than or equal to 2.0:1.0	$100,000,000
III	Less than 2.0:1.0	Unlimited
where the Consolidated Leverage Ratio is tested as of the last day of the preceding Fiscal Year and on the last day of each of the first, second, and third Fiscal Quarters of such current Fiscal Year (each such test date, a “Base Capex Determination Date” for such Fiscal Year). If in any Fiscal Year, (a) a Level above Level I is applicable, and (b) a lower Level becomes applicable on a subsequent Base Capex Determination Date in such Fiscal Year, and (c) the Consolidated Capital Expenditures already made in such Fiscal Year exceed the Base Capital Expenditures Amount permitted by the Level achieved on such subsequent Base Capex Determination Date (or would be exceeded by a Consolidated Capital Expenditure to be made after such subsequent Base Capex Determination Date), the Base Capital Expenditures Amount shall not be deemed to have been exceeded and no Potential Event of Default or Event of Default under subsection 7.14 shall be deemed to have occurred based on such expenditures (provided such expenditures would be permitted assuming such Level was maintained throughout the applicable Fiscal Year); provided that the no further Consolidated Capital Expenditures may be incurred as a Base Capital Expenditures Amount (unless incurred pursuant to an existing contractual obligation) until a higher Level applies as determined on a subsequent Base Capex Determination Date.
“Basel II” means the “International Convergence of Capital Measurements and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004, in the form existing on the date of this Agreement.
“Basel III” means the bank capital and liquidity standards released by the Basel Committee in December 2010, any subsequent standards or guidelines that supplement, clarify, or are ancillary or related thereto and any successor thereof set forth by the Basel Committee, or as implemented by a Lender’s prudential supervisory authority.

“Basel Committee” means The Basel Committee on Banking Regulations and Supervisory Practices.
“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate and (c) the rate which is 1% in excess of the Adjusted Eurodollar Rate for a one-month Interest Period.
“Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.
“BNPP” is defined in the preamble.
“BNS” is defined in the preamble.
“BNU” is defined in the preamble.
“BOC” is defined in the preamble.
“BofAML” is defined in the preamble.
“Borrower” is defined in the preamble.
“Borrowing Notice” means a notice substantially in the form of Exhibit B-1 annexed hereto delivered by the Borrower to the Administrative Agent pursuant to subsection 2.1B with respect to a proposed borrowing.
“Building Department” means the Land Public Works and Transportation Bureau of Macau SAR.
“Business Day” means (a) for all purposes other than as covered by clause (b) below, any day (it being understood that where the context is unclear, such day shall be determined based on Eastern time) excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, Singapore, Macau SAR or Hong Kong, or is a day on which banking institutions located in any such state, such country or such special administrative region are authorized or required by law or other governmental action to close, (b) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, any day that is a Business Day described in clause (a) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market, and (c) with respect to all notices, determinations, fundings and payments in connection with the HIBOR Rate or any HIBOR Rate Loans, any day that is a Business Day described in clause (a) above and that is also a day for trading by and between banks in HK Dollar deposits in the Hong Kong interbank market.
“CA-CIB” is defined in the preamble.

“Capital Lease” as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person. For purposes of this Agreement and each other Loan Document, the amount of a Person’s obligation under a Capital Lease shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty; provided that any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP as in effect on the date hereof shall not be treated as Capital Lease as a result of (x) the adoption of changes in GAAP after such date or (y) changes in the application of GAAP after such date.
“Cash” means money, currency or a credit balance (in each case denominated in Dollars) in a Deposit Account.
“Cash Equivalents” means (a) Dollars, HK Dollars and Patacas, (b) (i) direct obligations of the United States (including obligations issued or held in book-entry form on the books of the Department of the Treasury of the United States) or obligations fully guaranteed by the United States, (ii) obligations, debentures, notes or other evidence of indebtedness issued or guaranteed by any other agency or instrumentality of the United States, (iii) interest-bearing demand or time deposits (which may be represented by certificates of deposit) issued by banks having general obligations rated (on the date of acquisition thereof) at least “A” or the equivalent with a “stable” outlook by S&P, Moody’s or Fitch (together with their respective successors and with any other nationally recognized credit rating agency if neither of such corporations is then currently rating the pertinent obligations, a “Rating Agency”) or, if not so rated, secured at all times, in the manner and to the extent provided by law, by collateral security in clause (i) or (ii) of this definition, of a market value of no less than the amount of monies so invested, (iv) commercial paper rated (on the date of acquisition thereof) at least “A-1” or “P-1” or the equivalent with a “stable” outlook by any Rating Agency issued by any Person, (v) repurchase obligations for underlying securities of the types described in clause (i) or (ii) above, entered into with any commercial bank or any other financial institution having long-term unsecured debt securities rated (on the date of acquisition thereof) at least “A” or “A2” or the equivalent with a “stable” outlook by any Rating Agency in connection with which such underlying securities are held in trust or by a third-party custodian, (vi) guaranteed investment contracts of any financial institution which has a long-term debt rated (on the date of acquisition thereof) at least “A” or “A2” or the equivalent with a “stable” outlook by any Rating Agency, (vii) obligations (including both taxable and non-taxable municipal securities) issued or guaranteed by, and any other obligations the interest on which is excluded from income for Federal income tax purposes issued by, any state of the United States or District of Columbia or the Commonwealth of Puerto Rico or any political subdivision, agency, authority or instrumentality thereof, which issuer or guarantor has (A) a short-term debt rated (on the date of acquisition thereof) at least “A-1” or “P-1” or the equivalent with a “stable” outlook by any Rating Agency and (B) a long-term debt rated (on the date of acquisition thereof) at least “A” or “A2” or the equivalent with a “stable” outlook by any Rating Agency, (viii) investment contracts of any financial institution either (A) fully secured by (1) direct obligations of the United States, (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States or (3) securities or receipts evidencing ownership interest in obligations or special portions thereof described in clause (1) or (2), in each case guaranteed as full faith and credit obligations of the United States, having a market value at least equal to 102% of the amount deposited thereunder, or (B) with long-term debt rated (on the date of acquisition thereof) at least “A” or “A2” or the equivalent with, as of the January 31 or June 30 next preceding any date of determination, a “stable” outlook by any Rating Agency and short-term debt rated (on the date of acquisition thereof) at least “A-1” or “P-1” or the equivalent with a “stable” outlook by any Rating Agency, (ix) a contract or investment agreement with a provider or guarantor (A) which provider or guarantor is rated (on the date of acquisition thereof) at least “A” or “A2” or the equivalent with a “stable” outlook by any Rating Agency (provided that if a guarantor is a party to the rating, the guaranty must be unconditional and must be confirmed in writing prior to any assignment by the provider to any subsidiary of such guarantor), (B) providing that monies invested shall be payable to the Administrative Agent without condition (other than notice) and without brokerage fee or other penalty, upon not more than two Business Days’ notice for application when and as required or permitted under the Collateral Documents, and (C) stating that such contract or agreement is unconditional, expressly disclaiming any right of setoff and providing for immediate termination in the event of insolvency of the provider and termination upon demand of the Administrative Agent (which demand shall only be made at the direction of the Borrower) after any payment or other covenant default by the provider, or (x) any debt instruments of any Person which instruments are rated (on the date of acquisition thereof) at least “A,” “A2,” “A-1” or “P-1” or the equivalent with a “stable” outlook by any Rating Agency, provided that in each case of clauses (i) through (x), such investments are denominated in Dollars, HK Dollars or Patacas, as applicable, and maturing not more than 13 months from the date of acquisition thereof; (c) investments in any money market fund which is rated (on the date of acquisition thereof) at least “A” or “A2” or the equivalent with a “stable” outlook by any Rating Agency; (d) investments in mutual funds sponsored by any securities broker-dealer of recognized national standing having an investment policy that requires substantially all the invested assets of such fund to be invested in investments described in any one or more of the foregoing clauses and having a rating (on the date of acquisition thereof) of at least “A” or “A2” or the equivalent with a “stable” outlook by any Rating Agency; (e) demand or time deposits or money market mutual funds issued by any bank or other institution listed on Schedule 1A; (f) instruments equivalent to those referred to in clauses (b), (c) and (d) above denominated in HK Dollars and Patacas comparable in credit quality and customarily used by multinational companies with operations in Macau and Hong Kong for cash management purposes; (g) short-term investments denominated in HK Dollars or Patacas approved by the Administrative Agent in its reasonable discretion; or (h) demand or time deposits or money market mutual funds issued by any bank or other institution that is reasonably acceptable to the Administrative Agent.
“Casinos” means the Four Seasons Macao Casino, the Sands Macao Casino, the Venetian Macao Casino and the VOL Casino.
“Casino Operation Land Concession Contract” means, for any Casino Operation Project, the land concession contract covering the Site on which the related Other Resort Project is located (or is planned to be located).
“Casino Operation Project” means the acquisition (and subsequent ownership by the Company via a condominium or “air parcel” structure or through ownership of the entire casino building and related infrastructure) of the gaming and/or showroom and/or retail space “shell”, the fit out of such shell and operation of games of chance, showrooms and retail space in such “shell” which is located in (or contiguous to) any Other Resort Project.

“CGMAL” is defined in the preamble.
“Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the date of this Agreement by any Governmental Instrumentality, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation, administration or application thereof by any Governmental Instrumentality after the date of this Agreement or (c) compliance by a Lender (or any of its Affiliates) with any guideline, request or directive issued or made after the date hereof by any Governmental Instrumentality (whether or not having the force of law). It is understood and agreed that (i) the Dodd—Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173), all guidelines and directives in connection therewith and any compliance by a Lender with any request or directive relating thereto, shall, for the purposes of this Agreement, be deemed to be adopted subsequent to the date hereof and (ii) for the purposes of subsection 2.7C, all requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), or the United States financial regulatory authorities, in each case pursuant to Basel III, shall be, in each case, deemed to be a “Change in Law” regardless of the date adopted, issued, promulgated or implemented; provided that, the implementation of, application of or compliance with Basel II or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates, but, for the avoidance of doubt, excluding the implementation, application or compliance with any standards or guidelines set forth in Basel III that may be an update of Basel II) shall not be deemed a “Change in Law”.
“Change of Control” means (i) any sale, pledge or other transfer of Securities whereby (a) SCL ceases to own (either directly or indirectly) at least 50.1% of the common equity interests of the Company; provided that if SCL ceases to be listed on the Hong Kong Stock Exchange or otherwise ceases to be a publicly listed company, “Change of Control” shall also mean any sale, pledge or other transfer of Securities whereby the Parent and/or its Affiliates cease to own, directly or indirectly, in the aggregate at least 35% of the voting Securities of SCL; or (b) except as with respect to mergers or consolidations into the Company permitted by Section 7.7(vii), the Company ceases to own directly or indirectly 100% of the equity Securities of the Borrower and each Restricted Subsidiary (subject to applicable usufruct agreements and mandatory minority shareholder requirements in accordance with Legal Requirements of Macau SAR) that is not an Immaterial Subsidiary; or (ii) a “Change of Control” (or similar term), as defined in any other instrument evidencing Indebtedness of any Loan Party or any of their respective Restricted Subsidiaries in excess of $100,000,000, shall occur.
“Citi” is defined in the preamble.
“Citi N.A.” is defined in the preamble.

“Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Initial Term Loan Exposure, (b) Lenders having Initial Revolving Exposure (including the Swing Line Lender), and (c) Lenders having New Revolving Exposure, (d) Lenders having New Term Loan Exposure of each applicable Series and (e) Lenders having Other Loans Exposure, (ii) with respect to Loans, each of the following classes of Loans: (a) Initial Term Loans, (b) Initial Revolving Loans (including Swing Line Loans), (c) each Series of New Term Loans, (d) each Series of New Revolving Loans and (e) Other Loans.
“Closing Certificate” means a certificate delivered by an authorized officer of the Company on the Closing Date, substantially in the form of Exhibit C-1.
“Closing Date” means the date on which all conditions set forth in subsection 4.1 have been satisfied or waived.
“Closing FX Rates” means the Exchange Rates for Dollars, HK Dollars and Patacas set forth on Schedule 1B utilized to determine the initial Revolving Loan Commitment and Term Loan Commitment of the Revolving Loan HK Dollar Lenders, the Revolving Loan Pataca Lenders, the Term Loan HK Dollar Lenders and the Term Loan Pataca Lenders.
“Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.
“Collateral” means all real and personal property which is subject or is intended to become subject to the security interests or Liens granted by any of the Collateral Documents as security for the Obligations.
“Collateral Account Agreements” means the US Collateral Account Agreement, the Macau Collateral Account Agreements, the Hong Kong Collateral Account Agreements, and any other collateral account agreement or charge over accounts granting any one or more of the Secured Parties a security interest in any account.
“Collateral Agency Agreement” means the Collateral Agency Agreement among the Administrative Agent, the Collateral Agent and the Concession Guarantor, attached hereto as Exhibit N.
“Collateral Agent” means BOC, in its capacity as Collateral Agent under the Collateral Agency Agreement, and any successor Collateral Agent appointed pursuant to the terms of the Collateral Agency Agreement.
“Collateral Documents” means the Security Agreement, the Foreign Security Agreements, the Consents, any account control agreements entered into with the relevant Financial Institution pursuant to Section 5.14 of the Security Agreement or otherwise, and all other instruments or documents delivered by a Loan Party pursuant to any of the Loan Documents in order to grant to the Collateral Agent, on behalf of the Secured Parties, a Lien (or to perfect such Lien) on any Collateral as security for the Obligations.
“Commercial Letter of Credit” means any letter of credit, bank guaranty or similar instrument issued for the purpose of providing the financing payment mechanism in connection with the purchase of any materials, goods or services by the Company or any other Loan Party in the ordinary course of business of the Company or any other Loan Party.

“Commerzbank AG” is defined in the preamble.
“Commitment” means the commitment of a Lender to make Loans as set forth in subsection 2.1A or subsection 2.9, and “Commitments” means such commitments of all Lenders in the aggregate.
“Commitment Termination Event” means (a) the occurrence of any Event of Default with regard to any Loan Party described in subsection 8.6 or 8.7 or (b) the occurrence and continuance of any other Event of Default and either (i) the declaration of all or any portion of the Loans to be due and payable, or (ii) the giving of notice by the Administrative Agent, acting at the direction of the Requisite Lenders, to the Borrower that the Commitments have been terminated.
“Company” is defined in the preamble.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C-2 annexed hereto delivered to the Administrative Agent and the Lenders by the Borrower pursuant to subsection 6.1(iv).
“Concession Guarantor” means BNU, in its capacity as guarantor pursuant to the Land Concession Guaranty regarding the Land Concession Contracts and the Gaming Concession Guaranty.
“Confidential Information Memorandum” means the Confidential Information Memorandum dated May 27, 2011, provided to the “Coordinating Arrangers”.
“Conforming Parent L/C” means an unconditional, direct pay letter of credit which (a) is obtained by Parent or one of its Affiliates (but not a Loan Party), (b) either (i) has an expiration date of not less than twenty-four months or (ii) has an expiration date of not less than twelve months with an automatic extension of one twelve month period unless the issuer of such letter of credit gives the Administrative Agent not less than sixty days prior written notice that it will not renew the letter of credit for such successive term, (c) either (i) is irrevocable or (ii) provides that the issuer will deliver not less than sixty days prior written notice to the Administrative Agent of its intention to revoke such letter of credit, (d) is issued by a financial institution acceptable to the Administrative Agent in its reasonable judgment and (e) is otherwise in form and substance acceptable to the Administrative Agent in its reasonable judgment, provided that any such letter of credit shall only qualify as a Conforming Parent L/C if it states that it may be drawn upon by the Administrative Agent and applied in accordance with the terms of this Agreement upon the occurrence of any Conforming Parent L/C Draw Event, and provided further that neither the Company nor any other Loan Party shall have any obligations (contingent or otherwise) in respect of any such letter of credit or any reimbursement agreement applicable thereto.

“Conforming Parent L/C Draw Event” shall mean, during the time that the Conforming Parent L/C remains in full force and effect, the occurrence of any of the following (a) an Event of Default (which is continuing as of the date of drawing under such Conforming Parent L/C and has not been waived) set forth in subsection 8.1, 8.2, 8.6, 8.7 or 8.13 or resulting from a breach of any of the covenants set forth in subsection 7.6; (b) if such Conforming Parent L/C has a maturity of less than twenty-four months, either (x) the Administrative Agent’s receipt of notice from the issuer of the Conforming Parent L/C that such issuer will not renew the Conforming Parent L/C or (y) the date that is five days prior to the expiration of the Conforming Parent L/C if the Administrative Agent has not received evidence of the renewal thereof, provided that the Administrative Agent may not draw down on the Conforming Parent L/C under such circumstances if and only if Parent or its Affiliates substitute cash equity in the Company in an amount equal to the face amount of the Conforming Parent L/C in lieu of the Conforming Parent L/C on or before the date that is five days prior to the expiration thereof (such equity to be substituted for the withdrawn Conforming Parent L/C in the calculation of Consolidated Adjusted EBITDA); or (c) the Administrative Agent’s receipt of notice from the issuer of the Conforming Parent L/C that such issuer intends to revoke, terminate or cancel the Conforming Parent L/C, provided that the Administrative Agent may not draw down on the Conforming Parent L/C under such circumstances if and only if Parent or its Affiliates substitute cash equity in the Company in an amount equal to the face amount of the Conforming Parent L/C in lieu of the Conforming Parent L/C on or before the date that is five days prior to the revocation, termination or cancellation thereof (such equity to be substituted for the withdrawn Conforming Parent L/C in the calculation of Consolidated Adjusted EBITDA).
“Consents” means the Contract Consents, the Gaming Concession Consent and the Land Concessions Consent.
“Consolidated Adjusted EBITDA” means, for any period, the sum of the amounts (without duplication) for such period of (a) Consolidated Net Income, (b) Consolidated Interest Expense, (c) capitalized interest and non-cash interest to the extent deducted in calculating Consolidated Net Income, (d) provision for federal, state, local and foreign income or complementary tax, franchise tax and state and similar taxes imposed in lieu of income taxes, in each case, to the extent deducted in calculating Consolidated Net Income, (e) total depreciation expense, to the extent deducted in calculating Consolidated Net Income, (f) total amortization expense (including amortization of the land premium paid pursuant to the Land Concession Contract), to the extent deducted in calculating Consolidated Net Income, (g) non-recurring charges and expenses taken in such period, of up to $15,000,000 in the aggregate in any Fiscal Year, with unused amounts within such cap being usable in succeeding periods, (h) corporate expense incurred in such period of up to $10,000,000 in the aggregate in any Fiscal Year, (i) non-recurring expenses of up to $10,000,000 in the aggregate in any Fiscal Year in connection with the financing transactions contemplated herein, (j) total pre-opening and development expenses, to the extent deducted in calculating Consolidated Net Income consistent with the reported line item on the Company’s financial statements, (k) royalty payments to the Company’s Affiliates under certain intercompany intellectual property agreements to the extent that such payments are made as a Restricted Payment pursuant to subsection 7.5 and deducted in calculating Consolidated Net Income, (l) other non-cash items (including non-cash corporate expenses) reducing Consolidated Net Income and (m) the amount of any impairment loss (gain) on property and equipment, less other non-cash items increasing Consolidated Net Income, all of the foregoing as determined on a consolidated basis for the Loan Parties in conformity with GAAP; provided that, any Consolidated Adjusted EBITDA attributable to the operation of the VOL Casino Hotel Resort Project prior to the first anniversary of the first Quarterly Date following the VOL Casino Hotel Resort Project Opening Date, shall be calculated on the basis of one, two or three full Fiscal Quarters following such date, multiplied by 4, 2, or 4/3, respectively. Any equity contributions made by the Parent or any of its Affiliates (other than the Company or any other Loan Party) to the Borrower and/or proceeds of Shareholder Subordinated Indebtedness incurred by the Borrower and/or the face amount of any Conforming Parent L/C delivered to the Administrative Agent for the benefit of the Lenders during any quarter and during a period of fifteen days following such quarter, in an aggregate amount for such cash equity contributions, proceeds and face amounts of Conforming Parent L/Cs not to exceed $25,000,000 per quarter, may at the written election of the Borrower be included in Consolidated Adjusted EBITDA for such quarter solely for purposes of calculations under subsection 7.6; provided that the Borrower may not include such cash equity contributions, proceeds or the face amount of the Conforming Parent L/C, or any combination thereof, in Consolidated Adjusted EBITDA (a) if any Conforming Parent L/C Draw Event or any Event of Default or Potential Event of Default has occurred and is continuing at the time such cash contribution is made or such Conforming Parent L/C is provided to the Administrative Agent (other than, during the 15-day period following the end of the relevant Fiscal Quarter, an Event of Default or Potential Event of Default caused by a breach of subsection 7.6) or (b) in any event, after two consecutive Fiscal Quarters, unless, following any exercise of such election to include any such common equity contributions, proceeds and/or face amount of any Conforming Parent L/C in Consolidated Adjusted EBITDA, the Borrower has thereafter been in compliance with subsection 7.6 on a rolling four quarter basis occurring after such election (without giving effect to any previous cash contributions, proceeds or Conforming Parent L/C) for at least one Fiscal Quarter (any such cash equity contribution so included in the calculation of Consolidated Adjusted EBITDA, a “Specified Equity Contribution”). Any loans repaid with the proceeds of a Specified Equity Contribution in the same Fiscal Quarter or four-Fiscal-Quarter period, as the case may be, in which such cash contribution or proceeds is counted as Consolidated Adjusted EBITDA (or cash contributed to replace the face amount of any Conforming Parent L/C) shall not be deemed to have been repaid for purposes of determining compliance with subsections 7.6A or 7.6B. To the extent an Excluded Subsidiary is converted to a Restricted Subsidiary during any relevant period, Consolidated Adjusted EBITDA shall include the Consolidated Adjusted EBITDA of such Restricted Subsidiary on a pro forma basis since the beginning of such relevant period.
“Consolidated Capital Expenditures” means, for any period, the sum of (a) the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of the Company) by the Company and each other Loan Party during that period that, in conformity with GAAP, are included in additions to “property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of the Company and each other Loan Party plus (b) to the extent not covered by clause (a) of this definition, any expenditures by the Company or any other Loan Party during that period to acquire (by purchase or otherwise) the business, property or fixed assets of any Person, or the stock or other evidence of beneficial ownership of any Person that, as a result of such acquisition, becomes a Restricted Subsidiary; provided, that expenditures made with Net Loss Proceeds not required to be applied to prepay Loans pursuant to Section 2.4 or, so long as no Potential Event of Default or Event of Default shall have occurred and be continuing at the time of such expenditure or shall otherwise result therefrom, made with the proceeds of equity contributions to the Company from the Parent or SCL shall not be included in Consolidated Capital Expenditures.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding any amount not payable in cash.
“Consolidated Current Assets” means, as at any date of determination, the total assets of the Company and each other Loan Party on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.
“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Company and each other Loan Party on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.
“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to: (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Adjusted EBITDA (excluding any Specified Equity Contribution received by the Borrower), plus (b) the Consolidated Working Capital Adjustment, minus (ii) the sum, without duplication, of the amounts for such period of (a) Consolidated Capital Expenditures (net of any proceeds of (y) any related financings (other than the Loans) with respect to such expenditures and (z) any sales of assets used to finance such expenditures), (b) Consolidated Interest Expense, (c) provisions for federal, state, local and foreign income or complementary tax, franchise tax and state and similar taxes imposed in lieu of income taxes, in each case of the Company and each other Loan Party and payable in cash with respect to such period, (d) cash Investments made in reliance on and in accordance with subsection 7.3, (e) any fees, expenses and charges incurred in connection with a financing (including any refinancing and amendment costs) to the extent excluded from the calculation of Consolidated Net Income or added back to Consolidated Net Income during such period in order to arrive at Consolidated Adjusted EBITDA, (f) cash Restricted Payments made in reliance on subsection 7.5(iv), (g) cancellation of Indebtedness income to the extent included in Consolidated Net Income for such period, (h) non-recurring charges and expenses to the extent added back to Consolidated Net Income in the calculation of Consolidated Adjusted EBITDA during such period pursuant to clauses (g) and (i) of the definition thereof; (i) any amounts included in the determination of Consolidated Adjusted EBITDA during such period pursuant to the proviso in the first sentence of the definition of Consolidated Adjusted EBITDA; (j) corporate expense to the extent added back to Consolidated Net Income in the calculation of Consolidated Adjusted EBITDA during such period pursuant to clause (h) of the definition thereof, and (k) total pre-opening and development expense to the extent added back to Consolidated Net Income in the calculation of Consolidated Adjusted EBITDA; provided that no costs, expenses or other charges related to the Excluded Casinos not permitted by this Agreement shall be deductible from Consolidated Excess Cash Flow, (l) any non-cash items (including non-cash corporate expenses) to the extent added back to Consolidated Net Income in the calculation of Consolidated Adjusted EBITDA during such period pursuant to clause (l) of the definition of Consolidated Adjusted EBITDA, (m) royalty payments to the extent added back to Consolidated Net Income in the calculation of Consolidated Adjusted EBITDA during such period pursuant to clause (k) of the definition of Consolidated Adjusted EBITDA and (n) additional amounts payable pursuant to subsection 2.7C to the extent excluded from the calculation of Consolidated Net Income.

“Consolidated Interest Coverage Ratio” means, as of any Quarterly Date, the ratio computed for the period consisting of the Fiscal Quarter as to which such Quarterly Date relates and each of the three immediately preceding full Fiscal Quarters of (a) Consolidated Adjusted EBITDA (for all such Fiscal Quarters) to (b) the sum (for all such Fiscal Quarters or annualized as set forth in the next sentence) of, without duplication, (i) Consolidated Net Interest Expense and (ii) capitalized interest to the extent paid in cash during such period. For all periods prior to the Fiscal Quarter ending December 31, 2012, Consolidated Net Interest Expense shall be annualized and calculated on the basis of one, two or three full Fiscal Quarters, as applicable, multiplied by 4, 2 or 4/3 respectively.
“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP but excluding (x) capitalized interest, (y) payment-in-kind interest and (z) additional amounts payable by the Borrower pursuant to subsection 2.7C of this Agreement) of the Company and each other Loan Party on a consolidated basis with respect to all outstanding Indebtedness of the Company and each other Loan Party (other than non-cash interest on Permitted Subordinated Indebtedness), including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedging Agreements, but excluding, however, amortization of debt issuance costs and deferred financing fees including any amounts referred to in subsection 2.3 payable to the Agents or Lenders, and any fees and expenses payable to the Agents or Lenders in connection with this Agreement, in each case, on or prior to the Closing Date. To the extent an Excluded Subsidiary is converted to a Restricted Subsidiary during any relevant period, Consolidated Interest Expense shall include the Consolidated Interest Expense of such Restricted Subsidiary on a pro forma basis since the beginning of such relevant period. For purposes of the foregoing, interest expense of the Company and the other Loan Parties shall be determined after giving effect to any net payments made (including any financing costs calculated in accordance with GAAP) or received by such Persons with respect to Hedging Agreements, including the effect of any interest rate cap obtained by such Person.
“Consolidated Interest Income” means, in any period, total interest income of the Company and the Loan Parties on a consolidated basis on any Cash, Cash Equivalents or other investments. To the extent an Excluded Subsidiary is converted to a Restricted Subsidiary during any relevant period, Consolidated Interest Income shall include the Consolidated Interest Income of such Restricted Subsidiary on a pro forma basis since the beginning of such relevant period.
“Consolidated Leverage Ratio” means, as of any date, the ratio of (a) Consolidated Total Debt outstanding on such date to (b) Consolidated Adjusted EBITDA computed for the period consisting of, if such date is a Quarterly Date, the Fiscal Quarter ending on such date and each of the three immediately preceding Fiscal Quarters, or if such date is not a Quarterly Date, the four full Fiscal Quarters most recently ended.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Company and each other Loan Party on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP and before any reduction in respect of preferred stock dividends; provided that there shall be excluded, without duplication, (a) the income (or loss) of any Person (other than a Restricted Subsidiary), except to the extent of the amount of dividends or other distributions actually paid to the Company or any other Loan Party by such Person during such period (but net of any applicable taxes payable in connection therewith), (b) the income (or loss) of any Person accrued prior to the date it is merged into or consolidated with the Company or any other Loan Party or that Person’s assets are acquired by the Company or any other Loan Party, (c) the income (or loss) of VOL until the first full fiscal quarter after the VOL Casino Hotel Resort Opening Date, (d) any after-tax gains or losses attributable to (i) Asset Sales, (ii) returned surplus assets of any Pension Plan or (iii) the disposition of any Securities or the extinguishment of any Indebtedness of any Loan Party, (e) all income (or loss) generated by an Excluded Casino, (f) the effect of non-cash accounting adjustments resulting from a change in the tax status of a flow-through tax entity to a “C-corporation” or other entity taxed similarly, (g) any net extraordinary gains or net extraordinary losses, and (h) amortization or charges associated with any refinancing (including the Refinancing and Investments described in clause (i) of the definition of “VOL Investment”), (i) any premiums, costs, amortization and charges associated with (x) the incurrence of the Facilities and (y) any amendments, modifications or supplements to any agreement relating to Indebtedness (including the Loan Documents) and (j) additional amounts payable by the Borrower pursuant to subsection 2.7C of this Agreement; provided, further, that no effect shall be given to any non-cash minority interest in any Loan Party permitted hereunder for purposes of computing Consolidated Net Income.
“Consolidated Net Interest Expense” means, for any period, Consolidated Interest Expense after deducting any Consolidated Interest Income for such period.
“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of the Company and each other Loan Party (other than any Shareholder Subordinated Indebtedness and Indebtedness and the guarantees thereof incurred pursuant to subsection 7.1(xiii)), determined on a consolidated basis in accordance with GAAP.
“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.
“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Contingent Obligation”, as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (a) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (c) under Hedging Agreements. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited. Notwithstanding the foregoing, Contingent Obligations shall not include any surety bonds for claims underlying mechanics liens and any reimbursement obligations with respect thereto so long as such reimbursement obligations are not then due or are promptly paid when due.
“Contract Consents” means the consents, executed by the applicable Loan Party and third party, to the collateral assignment by the Loan Parties of the Material Contracts (other than the Gaming Concession Contract, any Land Concession Contract, or any Site 3 Agreement), as required by the terms of the Loan Documents, substantially in the form of Schedule B to the Assignment of Rights or otherwise in form and substance reasonably satisfactory to the Administrative Agent, provided that with respect to each hotel management agreement and franchise agreement (that is a Material Contract) with a Person that is not an Affiliate of the Borrower, SCL or the Parent, the Contract Consent shall also be executed by the Administrative Agent and shall contain “non-disturbance” provisions for the benefit of the manager that are reasonably satisfactory to the Administrative Agent.
“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
“Conversion/Continuation Notice” means a notice substantially in the form of Exhibit B-3 annexed hereto delivered to the Administrative Agent pursuant to subsection 2.2D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.
“Co-Syndication Agents” is defined in the preamble.
“Cotai” means the area of reclaimed land between the islands of Taipa and Coloane in Macau SAR.

“Cotai Plan” means the plan for the development of the Cotai Strip submitted to Macau SAR, the current form of which as of the date hereof is set forth in the diagram attached as Exhibit P showing the approximate placement of the land parcels along the Cotai Strip as designated by Macau SAR, as such Plan may be modified in a non-material manner from time to time upon notice of any such modification to the Administrative Agent.
“Cotai Strip” means the land located at Cotai in Macau SAR.
“Cotai Strip Infrastructure Project” means the construction (at the Cotai Subsidiary’s cost) (but not ownership, as Macau SAR will own such infrastructure) by the Company or the Cotai Subsidiary of certain public infrastructure (and related reclamation) at or adjacent to the Cotai Strip to support the development of the Cotai Strip.
“Cotai Subsidiary” means Venetian Cotai Limited, a Macau corporation.
“Credit Agreement Refinancing Indebtedness” means any (a) Permitted Pari Passu Secured Refinancing Debt, (b) Permitted Junior Secured Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Indebtedness incurred or Other Commitments obtained pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Loans or Commitments (including any successive Credit Agreement Refinancing Indebtedness, any Other Loans and Other Commitments, any New Term Loan Commitments, New Term Loans, New Revolving Loan Commitments and New Revolving Loans) (“Refinanced Debt”); provided that (i) such exchanging, extending, renewing, replacing or refinancing Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt except by an amount equal to (x) interest (including interest paid-in-kind or otherwise compounding the principal amount of such Indebtedness) and premium (including tender premium) plus (y) upfront fees and original issue discount, if any, plus (z) other fees and expenses or other amounts paid, in each case with respect to or in connection with such exchanging, extending, renewing, replacing or refinancing Indebtedness, (ii) such Indebtedness has a maturity equal to or later than, and, except in the case of revolving loans, a weighted average life to maturity equal to or greater than, the Refinanced Debt at the time of such refinancing, and (iii) unless such Credit Agreement Refinancing Indebtedness is incurred solely by means of extending or renewing the existing Refinanced Debt without resulting in any net proceeds, such Refinanced Debt (other than any contingent obligations not then due and owing) shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.
“Credit Extension” means, as the context may require, (a) the making of a Loan by a Lender or (b) the issuance of any Letter of Credit, or the extension of any expiration date of any existing Letter of Credit, by the Issuing Lender of such Letter of Credit.
“CS” is defined in the preamble.
“CS Securities” is defined in the preamble.

“CS Singapore” is defined in the preamble.
“DBS” is defined in the preamble.
“Default Excess” means, with respect to any Funds Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Funds Defaulting Lenders (including such Funds Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Funds Defaulting Lender.
“Default Period” means, (x) with respect to any Funds Defaulting Lender, the period commencing on the date that such Lender became a Funds Defaulting Lender and ending on the earliest of: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application (in accordance with subsection 2.12) of any voluntary or mandatory prepayments of the Loans in accordance with the terms of subsection 2.4B(i) or subsection 2.4B(iv) or by a combination thereof) or such Defaulting Lender shall have paid all amounts due from it under subsection 9.4, as the case may be, and (b) such Defaulting Lender shall have delivered to Borrower and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which Borrower, Administrative Agent and Requisite Lenders waive all failures of such Defaulting Lender to fund or make payments required hereunder in writing; and (y) with respect to any Insolvency Defaulting Lender, the period commencing on the date such Lender became an Insolvency Defaulting Lender and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable and (ii) the date that such Defaulting Lender ceases to hold any portion of the Loans or Commitments.
“Defaulted Loan” means any Revolving Loan or Term Loan or portion of any unreimbursed payment under subsection 2.10D or 3.3C not made by any Lender when required thereunder.
“Defaulting Lender” means any Funds Defaulting Lender or Insolvency Defaulting Lender.
“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
“Dollar Equivalent” shall mean, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any other currency, the equivalent in Dollars of such amount, determined by the Administrative Agent either (i) pursuant to Section 1.4 using the Exchange Rate at the time in effect under the provisions of such Section 1.4 or, (ii) if explicitly specified herein, using the applicable Closing FX Rate.

“Dollars”, “USD” and the sign “$” mean the lawful money of the United States.
“Easement” means any easement appurtenant, easement in gross, license agreement or other right running for the benefit of any Loan Party, any Project, or appurtenant to any Site which benefits or burdens a Project.
“Eligible Affiliate Purchaser” means the Borrower or any of its Affiliates.
“Eligible Assignee” means (a) (i) a commercial bank organized under the laws of the United States or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a finance company, insurance company, bank or other financial institution or fund that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business; and (iv) any other Person which is an “accredited investor” (as defined in Regulation D under the Securities Act) which (other than an Eligible Affiliate Purchaser) extends credit or buys loans in the ordinary course including insurance companies, mutual funds and lease financing companies; (b) any Approved Fund; (c) any Lender and any Affiliate of any Lender; and (d) an Eligible Affiliate Purchaser; provided that, except as contemplated by subsection 10.1I and the immediately following parenthetical, no Loan Party shall be an Eligible Assignee (it being understood that (i) any Affiliate of the Company (but not the Company or any of its Subsidiaries) may acquire up to 10% of the Term Loans by assignment or otherwise (exclusive of any Term Loans acquired by the Borrower or its Affiliates pursuant to subsection 10.1I) and (ii) any such purchases by Affiliates of the Company, together with purchases of the Term Loans by Eligible Affiliate Purchasers pursuant to subsection 10.1I shall not exceed an aggregate amount equal to 20% of the Term Loans); provided further that (in the case of clauses (i), (ii) and (iii) below) so long as no Event of Default shall have occurred and be continuing, no (i) Person that owns or operates a casino or other gaming operation located in Singapore, Macau SAR, the United Kingdom or the States of Nevada, New Jersey, Pennsylvania or Michigan or any other jurisdiction in which Parent or any of its Subsidiaries has obtained or applied for a gaming license (or is an Affiliate of such a Person) (provided that a passive investment constituting less than 10% of the common stock of any such casino or other gaming operation shall not constitute ownership thereof for the purposes of this definition), (ii) Person that owns or operates a trade show, convention, exhibition or conference center in Singapore, Macau SAR, the United Kingdom or Las Vegas or Clark County, Nevada, or the States of New Jersey, Pennsylvania or Michigan, or any other jurisdiction in which the Parent or any of its Subsidiaries owns, operates or is developing a convention, trade show, conference center or exhibition facility (or an Affiliate of such a Person) (provided that a passive investment constituting less than 10% of the common stock of any such casino or trade show, convention, exhibition and conference center facility shall not constitute ownership for the purpose of this definition), (iii) union pension fund (provided that any intermingled fund or managed account which has as part of its assets under management the assets of a union pension fund shall not be disqualified from being an Eligible Assignee hereunder so long as the manager of such fund is not controlled by a union or a union does not own 10% or more of the assets of such fund), or (iv) Defaulting Lender shall be an Eligible Assignee (but, for the avoidance of doubt, any Affiliates of such Defaulting Lender that are not themselves Defaulting Lenders shall be Eligible Assignees), and provided further that no Person denied an approval or a license, or found unsuitable under the Nevada Gaming Laws or any other applicable gaming laws applicable to Lenders shall be an Eligible Assignee. Notwithstanding the foregoing, clauses (i) and (ii) of the second proviso of the immediately preceding sentence shall not apply to the Arrangers; provided, however, that in the event that the Borrower determines that any such Lender and its Affiliates have investments of not less than, in the aggregate, 25% of (a) the voting Securities (or any Securities that are convertible into voting Securities) of any single casino or gaming operation in the case of clause (i), (b) the voting Securities (or any Securities that are convertible into voting Securities) of any single casino or trade show, convention, exhibition or conference center in the case of clause (ii) or (c) the assets of any single union pension fund in the case of clause (iii), then the Borrower may notify such Lender in writing of such determination (together with reasonable evidence supporting such determination) and thereafter, so long as the same remains the case, such Lender and its Affiliates shall cease to be Eligible Assignees for the purpose of any future assignments of any Loans or Commitments; provided that (x) such Lender and its Affiliates may continue to maintain their Loans and Commitments as of the date of receipt of such notice from the Borrower and (y) such Lender and its Affiliates may continue to assign such Loans and Commitments to each other. Notwithstanding the foregoing, the Borrower may in its sole and absolute discretion waive the restrictions set forth in clauses (i), (ii) and (iii) of the second proviso of the sentence preceding the immediately preceding sentence, and/or the restrictions set forth in the immediately preceding sentence, as to any Person that would otherwise be an Eligible Assignee by notifying the Administrative Agent in writing of such waiver.
“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates.
“Enforcement Notice” is defined in Section 8.
“Environmental Assessment” means, collectively (i) the Environmental Assessment (VML), (ii) the Environmental Assessment (VOL), and (iii) any future Environmental Assessments or Equator Principles Review Reports prepared pursuant to the terms of this Agreement.
“Environmental Assessment (VML)” means (i) that certain Environmental Assessment dated as of December 2005 and (ii) that certain Equator Principles Review Report dated as of December 2005, each prepared by ERM in respect of the Projects other than the VOL Casino Hotel Resort Project, the Cotai Strip Infrastructure Project and Other Resort Projects.
“Environmental Assessment (VOL)” means that certain Environmental Audit Report dated as of December 4, 2009 prepared by ERM in respect of the VOL Casino Hotel Resort Project.
“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Instrumentality or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (b) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (c) in connection with any actual or alleged damage, injury, threat or harm to natural resources or the environment.

“Environmental Laws” means any and all applicable current or future statutes, ordinances, orders, rules, regulations, binding guidance documents, judgments, Permits, international and transnational treaties or legislation (including without limitation, the Equator Principles (as the same exist as of the date of this Agreement (subject to subsection 6.7A(ii)) and any other such treaties or legislation identified as applicable in the Environmental Assessment), or any other applicable requirements of any Government Instrumentalities relating to (a) environmental matters, including those relating to any Hazardous Environmental Activity, (b) the generation, use, storage, transportation or disposal of Hazardous Materials, or (c) occupational safety and health or industrial hygiene, in any manner applicable to the Company or any of its Subsidiaries or any of their Properties, including without limitation Macau Environmental Law (Law No. 2/91/M), Law on Aquatic Property (Law No. 6/86M), the Regulation on Noise Pollution Control (Decree Law No. 54/94/M), Regulation on Control of and Reduction on Use of Chemicals that would affect the Ozone Layer (Decree Law No. 62/95), Regulations on Approval for List of Ozone-Depletion Chemical Materials (Dispatch No. 78/GM/95), Regulation on Water Supply and Discharge in Macau (Decree Law No. 46/96/M), Regulation on Marine Pollution (Decree Law No. 35/97/M), General Regulation regarding Public Areas (Administrative Regulation No. 28/2004), Regulation on Solid Waste and Hygiene in Macau City, Designation of an Environmental Protection Zone on Coloane Island (Decree Law No. 33/81/M), Regulation on Protection of Building, Landscape and Cultural Property (Decree Law No. 56/84/M), Regulation on Prevention of Pollution Criminal (Macau Criminal Code approved by Decree Law No. 58/95/M), Regime of Tobacco Prevention and Control (Law No. 5/2011), each as amended or supplemented, any analogous present or future state or local statutes, laws, and any regulations promulgated pursuant to any of the foregoing.
“Environmental Mitigation Plan” means (i) that certain Environmental Mitigation Plan prepared by ERM, dated as of December 2005, and a part of the Environmental Assessment (VML), and (ii) that certain Environmental Management Plan prepared by ERM, dated as of November 11, 2009 and a part of the Environmental Assessment (VOL).
“Equator Principles” means those certain principles and standards (including the preamble, materials incorporated by reference and exhibits thereto) voluntarily adopted by certain banks and other financial institutions, all as set forth more fully at
www.equator-principles.com/principles.shtml, as the same exist on the date of this Agreement, including without limitation, the following IFC guidelines, policies and handbooks: Environmental, Health, and Safety General Guidelines (April 30, 2007) and Environmental, Health, and Safety Guidelines for Tourism and Hospitality Development (April 30, 2007), to the extent properly determined to be applicable to the Project by an Environmental Assessment.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of the Company or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of the Company or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Company or such Subsidiary and with respect to liabilities arising after such period for which Company or such Subsidiary could be liable under the Code or ERISA.
“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on the Company or any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of the Company or any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which could give rise to the imposition on the Company or any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Company or any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (j) receipt from the PBGC of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (k) the conditions for imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA with respect to any Pension Plan.
“ERM” means Environmental Resources Management.

“Eurodollar Rate Loans” means Loans bearing interest at rates determined by reference to the Adjusted Eurodollar Rate as provided in subsection 2.2A.
“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Loans comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including eurocurrency liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate is determined) having a term equal to such Interest Period.
“Event of Default” is defined in Section 8.
“Event of Loss” means, with respect to any Collateral (whether a tangible or intangible asset, or real or personal property), any of the following: (a) any loss, destruction or damage of such property or asset; (b) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or (c) any settlement in lieu of clause (b) above.
“Excess Asset Sale Proceeds” is defined in subsection 2.4B(iii)(a).
“Excess Loss Proceeds” is defined in subsection 2.4B(iii)(b).
“Excess Termination Proceeds” is defined in subsection 2.4B(iii)(c).
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
“Exchange Rate” shall mean the best spot rate of exchange available to the Administrative Agent using commercially reasonable efforts as between any two currencies on a particular date, which determination shall be conclusive absent manifest error; provided that upon the request of the Company, the Administrative Agent will provide the Company with appropriate documentation demonstrating the exchange rates received by the Administrative Agent with respect to the applicable transaction; and provided, further, however, that with respect to the calculation of outstanding amounts (including with respect to funding or repayment) under Swingline Loans and Letters of Credit denominated in HK Dollars or Patacas, the reference Exchange Rate shall be determined as follows: (a) with respect to HK Dollars, the appropriate forward HKD/USD spot rate determined by the Administrative Agent (acting reasonably), which determination shall be conclusive absent manifest error, and (b) with respect to Patacas, the appropriate forward MOP/HKD spot rate determined by the Administrative Agent (acting reasonably), which determination shall be conclusive absent manifest error. For example, assume that on a determination date the two-day HKD/USD forward spot rate determined by the Administrative Agent is 7.7823, and the two-day MOP/HKD forward spot rate determined by the Administrative Agent for that date shows MOP/HKD at 1.030. Thus the applicable reference rate for MOP/USD would be calculated to be 7.7823 x 1.0300 = 8.0158.

“Excluded Bank Accounts” means segregated bank accounts of the Company into which only revenue associated with the operation of the Excluded Casinos by the Company on behalf of the Additional Development Excluded Subsidiaries is deposited.
“Excluded Casino” means the casino or gaming space in, or to be developed in any Additional Development, which casino or gaming space, subject to the terms and conditions set forth herein, will be owned and operated by the Company.
“Excluded Casino Interest” means, prior to the time any Additional Development becomes an asset of a Loan Party in accordance with the terms hereof, the interest of any Loan Party in the Excluded Casino, the gaming assets located therein and, to the extent deposited in Excluded Bank Accounts, the Net Casino Cash Flow therefrom.
“Excluded Subsidiary” means (i) Cotai Strip Lot 7 & 8 Development Limited, Cotai Ferry Company Limited, Venetian Travel Limited, Venetian Retail Limited, Cotai Retail Concepts Limited, Venetian Cotai Hotel Management Limited, Sands Venetian Security Limited, and Cotai Strip Lot 2 Apart Hotel (Macau) Limited, each a Macau corporation, (ii) Zhuhai Cotai Logistics Hotel Services Co., Ltd. and Zhuhai Cotai Information Services Outsourcing Co., Ltd., each a wholly foreign owned enterprise company organized under the laws of the People’s Republic of China, (iii) Venetian Macao Finance Company, a Cayman Islands company, (iv) the Additional Development Excluded Subsidiaries, if any, for so long as such Subsidiaries have not been designated as Restricted Subsidiaries pursuant to the terms hereof, (v) any Subsidiary that is designated as an Excluded Subsidiary by the Company as provided in the next sentence, and (vi) any Subsidiary of an Excluded Subsidiary. So long as such designation would not result in a Potential Event of Default or Event of Default occurring and continuing, the Company may designate any Subsidiary (including any Subsidiary acquired or formed after the date hereof) to be an Excluded Subsidiary by providing written notice of such designation to the Administrative Agent; provided that neither such Subsidiary nor any of its Subsidiaries may (i) own any capital stock or Indebtedness of, or own or hold any Lien on any property or assets of any kind of, the Company or any Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated, (ii) be liable with respect to any Contingent Obligations for, or create, incur, assume or otherwise permit any Lien on or with respect to any of its properties or assets of any kind to secure, any Indebtedness of any other Person (other than another Excluded Subsidiary) or (iii) except as contemplated by subsection 7.10(xxiii), participate, or be expected to participate, in any material respect, in the development, construction, operation or maintenance of any Project (other than the initial development of a Casino Operation Project to be located within an Other Resort Project being developed by such a Subsidiary).

“Excluded Taxes” means (A) net income taxes and franchise taxes imposed in lieu of net income taxes, in each case imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Instrumentality imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising from the Administrative Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (B) any taxes that would not have been imposed but for such Lender’s failure to comply with the requirements of subsection 2.7B(iii), (C) any withholding taxes imposed on amounts payable to a Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Included Taxes pursuant to subsection 2.7B(i) of this Agreement or (D) any taxes imposed under FATCA.
“Existing Credit Agreement” means that certain Credit Agreement dated as of May 25, 2006 among VML US Finance LLC, as borrower, Venetian Macau Limited, as the company, each other loan party, the Bank of Nova Scotia, as administrative agent, Banco Nacional Ultramarino, S.A. and Sumitomo Mitsui Banking Corporation as co-documentation agents, Goldman Sachs Credit Partners L.P., Lehman Brothers Inc. and Citigroup Global Markets, Inc. or their respective affiliates, collectively, as co-syndication agents, joint lead arrangers and joint bookrunners, and each of the other agents and arrangers from time to time party thereto and the financial institutions from time to time party thereto, as the same has been and may be amended, amended and restated, supplemented, or otherwise modified from time to time.
“Expiration Time” with respect to any Offer, as defined in the applicable Offer Documents.
“Facilities” means the Term Loan Facility, the Revolving Credit Facility, any New Term Loan Facility and any New Revolving Loan Facility.
“FATCA” means sections 1471 through 1474 of the Code and any regulations (whether temporary or proposed) that are issued thereunder or official governmental interpretations thereof.
“FDIC” means the Federal Deposit Insurance Corporation.
“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.
“Fee Letters” means (i) the Fee Letter dated July 25, 2011, among the Company and the Arrangers, (ii) the Administrative Agent’s Fee Letter, and (iii) the Collateral Agent’s Fee Letter.
“FF&E Deposit Loans” means any Loans the proceeds of which are applied to fund advances or deposits with respect to assets that later become Specified FF&E.
“FF&E Documents” means the credit agreement or other similar document governing any FF&E Facility, and any intercreditor agreement related to any FF&E Facility.

“FF&E Facility” means any credit facility, vendor financing, mortgage financing, purchase money obligation, capital lease or similar arrangement incurred to finance or refinance Specified FF&E pursuant to subsection 7.1(xi), (xvi) or 7.1(xviii)(c).
“Financial Institution” means, collectively (i) any financial institution listed on Schedule 1A, in its capacity as “Financial Institution” under a US Collateral Account Agreement, any Hong Kong Collateral Account Agreement and any Macau Collateral Account Agreement and (ii) any other financial institution from time to time party to a Collateral Account Agreement.
“Financial Plan” is defined in subsection 6.1(xiii).
“First Lien Intercreditor Agreement” means the First Lien Intercreditor Agreement substantially in the form of Exhibit V among the Administrative Agent, the Collateral Agent and one or more Senior Representatives for holders of Permitted Pari Passu Secured Refinancing Debt, with such modifications thereto as the Administrative Agent may reasonably agree.
“First Priority” means, with respect to any Lien created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien (other than Permitted Liens, which Liens are not senior to, or pari passu with the Liens in favor of the Secured Parties unless specifically permitted to have a higher or same priority in the definition of Permitted Liens or which are given such priority by operation of law) to which such Collateral is subject.
“First Sale” is defined in subsection 7.10(xxiii).
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means the fiscal year of the Borrower ending on December 31 of each calendar year.
“Fitch” means Fitch, Inc., or any successor thereto, and if such Person shall for any reason no longer perform the function of a securities rating agency, Fitch shall be deemed to refer to any other rating agency designated by the Borrower with the written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed).
“Floating Charge” means each Floating Charge, substantially in the form of Exhibit E-1-I, Exhibit E-1-II or Exhibit E-1-III, as applicable, executed by the applicable Loan Party in favor of the Collateral Agent.
“Foreign Corrupt Practices Act” means the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.), as amended.
“Foreign Security Agreements” means each Mortgage, each Land Security Assignment, each Assignment of Rights, the Pledge Over Gaming Equipment and Utensils, each Macau Collateral Account Agreement, each Assignment of Insurances, each Pledge over Intellectual Property Rights, each Power of Attorney, the Livranças, the Livranças Side Letter, each Floating Charge, each Hong Kong Collateral Account Agreement and all other instruments or documents governed by the laws of a jurisdiction other than the United States or any subdivision thereof, delivered by a Loan Party pursuant to any of the Loan Documents in order to grant to the Collateral Agent, on behalf of the Secured Parties, a Lien (or to perfect such Lien) on any Collateral as security for the Obligations.

“Four Seasons Macao Casino” means the operation and maintenance by the Company of gaming areas located within the Four Seasons Macao Resort Project and the purchase of associated gaming machines, utensils and equipment.
“Four Seasons Macao Mall” means the ownership, operation and maintenance by the Cotai Subsidiary of a retail complex as part of the Four Seasons Macao Resort Project.
“Four Seasons Macao Operation, Maintenance and Management Agreement” means the operation, maintenance and management agreements (together with all related and associated agreements), entered into between the Cotai Subsidiary and Four Seasons Hotels and Resorts, Inc. or another hotel management company reasonably satisfactory to the Administrative Agent, which provides for the operation, maintenance and management of the Four Seasons Macao Resort Project (excluding the Four Seasons Macao Casino, the Four Seasons Macao Mall and the Four Seasons cabaret) by Four Seasons Hotels and Resorts, Inc. or an Affiliate thereof, or such other hotel management company.
“Four Seasons Macao Overall Project” means the Four Seasons Macao Casino, the Four Seasons Macao Resort Project, and the Four Seasons Macao Mall; other than any such component that has been sold in a Permitted Asset Disposition pursuant to the terms hereof.
“Four Seasons Macao Resort Project” means the ownership, operation and maintenance by the Cotai Subsidiary of a luxury hotel complex (which may include “complementary accommodations” or “apart hotels”) operated and maintained by Four Seasons Hotels and Resorts, Inc. (or another comparable hotel management company reasonably satisfactory to the Administrative Agent) located on Site 2 together with the associated park being developed in connection therewith, which Site 2 is leased to the Cotai Subsidiary pursuant to the Venetian Macao Land Concession Contract.
“Funding Date” means the date of the funding of a Loan or the issuance of a Letter of Credit.
“Funds Defaulting Lender” means any Lender who (i) defaults in its obligation to fund any Loan or its portion of any unreimbursed payment under subsection 2.10D, subsection 3.1C or subsection 3.3C, (ii) has notified the Borrower or the Administrative Agent in writing, or has made a public statement, that it does not intend to comply with its obligation to fund any Loan or its portion of any unreimbursed payment under subsection 2.10D, subsection 3.1C or subsection 3.3C or its Pro Rata Share of any payment under subsection 9.4, (iii) has failed to confirm that it will comply with its obligation to fund any Loan or its portion of any unreimbursed payment under subsection 2.10D, subsection 3.1C or subsection 3.3C or its Pro Rata Share of any payment under subsection 9.4 within three Business Days after written request for such confirmation from Administrative Agent (which request may only be made after all conditions to funding have been satisfied); provided that such Lender shall cease to be a Funds Defaulting

Lender pursuant to this clause (iii) upon receipt of such confirmation by Administrative Agent, or (iv) has failed to pay to Administrative Agent or any other Lender any amount (other than its portion of any Revolving Loan or amounts required to be paid under subsection 2.10D, subsection 3.1C, subsection 3.3C or subsection 9.4 or any other amount that is de minimis) due under any Loan Document within three Business Days of the date due, unless, in the case of clauses (i), (ii), (iii) and (iv) above, (A) failure to pay is caused by (x) administrative or technical error; or (y) a material disruption to those payment or communication systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with such Loan, which disruption is not caused by and is beyond the control of such Lender and, in case of each of the foregoing clauses (x) and (y), such failure to pay is not remedied within five (5) Business Days; or (B) such amount is the subject of a good faith dispute.
“GAAP” means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles in the United States set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States.
“Galaxy” means Galaxy Casino Company Limited.
“Gaming Concession Consent” means the consent, substantially in the form of Exhibit K-1, among Macau SAR, the Company and the Collateral Agent in respect of the Gaming Sub-Concession Contract, as amended, supplemented or otherwise modified from time to time.
“Gaming Concession Contract” means the collective reference to (i) the Gaming Sub-Concession Contract; (ii) the Supplements to Gaming Sub-Concession Contract; and (iii) any other amendments or supplements to the Gaming Sub-Concession Contract and/or the Supplements to Gaming Sub-Concession Contract.
“Gaming Concession Guaranty” means that certain Guaranty, dated as of December 18, 2002, by BNU in favor of the Company regarding its payment obligations under the Gaming Sub-Concession Contract.
“Gaming License” means every license, franchise or other authorization of the Company to own, lease, operate or otherwise conduct gaming activities (including the operation of “casinos”, “gaming areas” and “gaming spaces”) in Macau, including all such licenses and authorizations granted pursuant to the Gaming Concession Contract, and other applicable US, Macanese, or other federal, state, foreign or local laws.
“Gaming Sub-Concession Contract” means that certain sub-concession contract, dated December 19, 2002 (together with all amendments, supplements, modifications and all other ancillary agreements and documents related thereto), between Galaxy and the Company.
“Global Coordinators” is defined in the preamble.
“Goldman” is defined in the preamble.

“Governmental Acts” is defined in subsection 3.5A.
“Governmental Instrumentality” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, regulatory, public or statutory instrumentality, authority, body, agency, bureau or entity, (including any Macau governmental official acting under authority of the Macau SAR, any zoning authority, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority, the Macau Gaming Authority or any other applicable gaming authorities) or any arbitrator with authority to bind a party at law.
“Government Officials” include (i) an employee, officer or representative of, or any person otherwise acting in an official capacity for or on behalf of (a) a national government, political subdivision thereof, or local jurisdiction therein; (b) an instrumentality, board, commission, court, or agency, whether civilian or military, of any of the above, however constituted; (c) a government-owned/government-controlled association, organization, business or enterprise; or (d) a political party; (ii) a legislative, administrative, or judicial official, regardless of whether elected or appointed; (iii) an officer of, or individual who holds a position in, a political party; (iv) a candidate for political office; (v) an individual who holds any other official, ceremonial, or other appointed or inherited position with a government or any of its agencies; or (vi) an officer or employee of a supra-national organization (e.g., the World Bank, the United Nations, the International Monetary Fund, the Organization for Economic Co-operation and Development).
“GSA” is defined in the preamble.
“GSLP” is defined in the preamble.
“Guarantor” means the Company and each other Loan Party other than the Borrower.
“Guaranty” means the Guaranty executed and delivered by each Guarantor substantially in the form of Exhibit F.
“Hazardous Environmental Activity” means any past, current, proposed or threatened activity, event or occurrence at the Properties (a) involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing, or (b) that has or would reasonably be expected to have a significant adverse effect on natural resources or the environment.

“Hazardous Materials” means (a) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, acutely hazardous waste”, “radioactive waste”, “biohazardous waste”, “pollutant”, “toxic pollutant”, “contaminant”, “restricted hazardous waste”, “infectious waste”, “toxic substances”, or any other term or expression intended to define, list or classify substances by reason of properties harmful to human health or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws); (b) any oil, petroleum, petroleum fraction or petroleum derived substance; (c) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (d) any flammable substances or explosives; (e) any radioactive materials; (f) any asbestos-containing materials; (g) urea formaldehyde foam insulation; (h) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (i) pesticides; and (j) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Instrumentality or which may or could pose a hazard to the health of the owners, occupants or any Persons in the vicinity of any Property or to the indoor or outdoor environment.
“Hedging Agreements” means (a) currency exchange or interest rate swap agreements, currency exchange or interest rate cap agreements and currency exchange or interest rate collar agreements and (b) other agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates.
“HIBOR Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a HIBOR Rate Loan, (a) the applicable rate “displayed at or about 11:00 a.m. on the first day of each such Interest Period on page HKABHIBOR of the Thomson Reuters Services (or such other successor page as determined by the Administrative Agent for the purpose of displaying the averaged Hong Kong inter-bank Hong Kong Dollar deposits offered rates of leading banks) (the “Screen Rate”) for the same duration as the relevant Interest Period (or, if the periods are not the same, such period, if any, as the Administrative Agent determines to be substantially the same);” or (b) (if no such rate is available for HK Dollars or for the Interest Period for that HIBOR Rate Loan) the arithmetic mean of the rates per annum (rounded to the nearest 1/100 of 1%) as supplied to the Administrative Agent at its request quoted by the Reference Banks to leading banks in the Hong Kong interbank market, at or about 11:00 a.m. (Hong Kong time) on such Interest Rate Determination Date for the offering of deposits in HK Dollars for a period comparable to the Interest Period for that HIBOR Rate Loan; provided that if any Reference Bank does not notify such a rate to the Administrative Agent for any relevant period, the HIBOR Rate for such period shall be determined on the basis of the rates notified by the other Reference Banks so long as there is at least one Reference Bank providing such a rate.
“HIBOR Rate Loans” means Loans bearing interest at rates determined by reference to the HIBOR Rate as provided in subsection 2.2A.
“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
“HK Dollars” means the lawful currency of the Hong Kong Special Administrative Region of the People’s Republic of China.

HKD Livrança” means that certain promissory note substantially in the form of Exhibit E-12, regarding the HK Dollar Loans executed by the Borrower, and endorsed by each Guarantor, in favor of the Collateral Agent.
“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.
“Hong Kong Collateral Account Agreements” means that certain Collateral Account Agreement, to be entered into among each of the Borrower, the Loan Parties and the Administrative Agent, in substantially the form of Exhibit E-15-I.
“Hong Kong Stock Exchange” means the Stock Exchange of Hong Kong Limited.
“ICBC” is defined in the preamble.
“IFC” means the World Bank and International Finance Corporation.
“Immaterial Subsidiaries” means V-HK.
“Included Taxes” is defined in subsection 2.7B(i).
“Increased Amount Date” is defined in subsection 2.9A.
“Indebtedness”, as applied to any Person, means (a) all indebtedness for borrowed money, (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA and trade payables and accruals incurred in the ordinary course of business), and (e) all indebtedness secured by any Lien on any property or asset owned or held and under contracts by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. Obligations under Hedging Agreements constitute Contingent Obligations and not Indebtedness. Additionally, Indebtedness shall not include (i) any amount of the liability in respect of an operating lease that at such time would not be required to be capitalized and reflected as a liability on the balance sheet in accordance with GAAP, or (ii) any surety bonds for claims underlying mechanics liens and any reimbursement obligations with respect thereto so long as such reimbursement obligations are not then due, or are promptly paid when due, or (iii) any indebtedness that has been either satisfied or discharged or defeased through covenant defeasance or legal defeasance, or (iv) for purposes of determining compliance with the covenants set forth in subsection 7.6 and for purposes of determining the Applicable Margin pursuant to clauses (1)(b) and (2)(b) of the definition thereof only, Indebtedness permitted by subsection 7.1(xiii) and subsection 7.1(xvii), or (v) Indebtedness which would otherwise arise from the capitalization of “payment-in-kind” interest that is capitalized (excluding any portion paid in cash (including by way of contemporaneous borrowings or set-off or netting against any such contemporaneous borrowings)) in accordance with the terms of the applicable debt instrument (and for the avoidance of doubt, the principal amount of any Indebtedness incurred (including by way of contemporaneous borrowings or set-off or netting against any such contemporaneous borrowings) to pay any such interest shall not be excluded from Indebtedness pursuant to this clause (v)), or (vi) any completion guaranties, keepwell agreements or any similar arrangements that are customary or “market standard” in project or construction financing, including fraud and environmental indemnities.

“Indemnified Liabilities” is defined in subsection 10.3A.
“Indemnitees” is defined in subsection 10.3A.
“ING” is defined in the preamble.
“Initial Amount” means $1,000,000,000.
“Initial Revolving Loan” is defined in subsection 2.1A(ii).
“Initial Revolving Loan Commitment” means the commitment of a Lender to make Initial Revolving Loans to the Borrower pursuant to subsection 2.1A(ii).
“Initial Revolving Loan Exposure” means, with respect to any Lender as of any date of determination (a) prior to the Revolving Loan Commitment Termination Date, that Lender’s Initial Revolving Loan Commitment and the aggregate outstanding principal amount of the Initial Revolving Loans made by that Lender, and (b) after the Revolving Loan Commitment Termination Date, the aggregate outstanding principal amount of the Initial Revolving Loans of that Lender; provided that for purposes of the foregoing clauses (a) and (b), the Initial Revolving Loan Commitment and Initial Revolving Loans of each Revolving Loan HK Dollar Lender and each Revolving Loan Pataca Lender shall be expressed in Dollars using the applicable Closing FX Rate.
“Initial Term Loan” is defined in subsection 2.1(A)(i).
“Initial Term Loan Commitment” means the commitment of a Lender to make Initial Term Loans to the Borrower pursuant to subsection 2.1A(i).
“Initial Term Loan Exposure” means, with respect to any Lender as of any date of determination, (a) prior to the Term Loan Commitment Termination Date, the sum of that Lender’s Initial Term Loan Commitment and the aggregate outstanding principal amount of the Initial Term Loans made by that Lender and (b) after the Term Loan Commitment Termination Date, the outstanding principal amount of the Initial Term Loans made by that Lender; provided that, for purposes of the foregoing clauses (a) and (b), the Initial Term Loan Commitment and Initial Term Loans of each Term Loan HK Dollar Lender and each Term Loan Pataca Lender shall be expressed in Dollars using the applicable Closing FX Rate.
“Insolvency Defaulting Lender” means any Lender which (i) has been (or any direct or indirect parent of such Lender becomes) adjudicated as, or determined by any Governmental Instrumentality having regulatory authority over such Person or its assets to be, insolvent, (ii) becomes (or any direct or indirect parent of such Lender becomes) the subject of an insolvency, bankruptcy, dissolution, liquidation or reorganization proceeding, or (iii) becomes (or any direct or indirect parent of such Lender becomes) the subject of an appointment of a receiver, intervenor, conservator, trustee, custodian, administrator, assignee for the benefit of creditors generally or similar reason under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; provided that (A) in the case of (i), (ii) and (iii), all other than by way of an Undisclosed Administration; and (B) a Lender shall not be an Insolvency Defaulting Lender solely by virtue of the ownership or acquisition by a Governmental Instrumentality of any equity Securities in such Lender or a parent company thereof.

“Insurance Advisor” means Kornreich NIA or any other Person designated from time to time by the Administrative Agent in its sole discretion (but, so long as no (x) payment Potential Event of Default or (y) Event of Default has occurred and is continuing, subject to the reasonable approval of the Company) to serve as the Insurance Advisor.
“Insurance Advisor’s Certificate” means a certificate in the form of Exhibit G.
“Insurance Requirements” means all material terms of any insurance policy required pursuant hereto.
“Intercompany Contribution Agreement” means an agreement, substantially in the form of Exhibit S, entered into by each of the Loan Parties other than the Immaterial Subsidiaries as of the date hereof, as it may be amended from time to time to include additional Restricted Subsidiaries of the Company.
“Interest Payment Date” means (a) with respect to any Loan that is a Base Rate Loan, each Quarterly Date, and (b) with respect to any Loan that is a Eurodollar Rate Loan or a HIBOR Rate Loan, the last day of each Interest Period applicable to such Loan; provided, however, that (i) “Interest Payment Date” for any six-month Interest Period shall be both (x) the date three months after the first day of such Interest Period and (y) the last day of such Interest Period, and (ii) in the case of any Interest Period that extends beyond a Quarterly Date, “Interest Payment Date” shall also include such Quarterly Date.
“Interest Period” is defined in subsection 2.2B.
“Interest Rate Determination Date” means, with respect to any Interest Period (a) for Eurodollar Rate Loans, two London Business Days prior to the first day of such Interest Period, and (b) with respect to HIBOR Rate Loans, the first day of such Interest Period.
“Investment” means, relative to any Person, (a) any direct or indirect purchase or other acquisition by such Person of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary), (b) any direct or indirect purchase or other acquisition for value, by such Person from any Person, of any equity Securities of any Person, or (c) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by such Person to any other Person, including all Indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business other than Hedging Agreements required or permitted hereunder to hedge against fluctuations of interest rates or currency exchange risk. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment less all returns of principal or equity thereon.

“IP License” means the Intellectual Property License Agreement, dated as of the Closing Date, among SCL IP Holdings, LLC, a limited liability company organized and existing under the laws of the State of Nevada, VOL, the Cotai Subsidiary, the Company, and V-HK, attached hereto as Exhibit J.
“Issuance Notice” means a notice substantially in the form of Exhibit B-2 annexed hereto delivered by the Borrower to the Administrative Agent pursuant to subsection 3.1B(i) with respect to the proposed issuance of a Letter of Credit.
“Issuing Lender” means BOC, in its capacity as Issuing Lender or any other Lender which agrees or is otherwise obligated to issue a Letter of Credit, determined as provided in subsection 3.1B(ii).
“Joinder Agreement” means a Joinder Agreement, substantially in the form of Exhibit D-2, delivered pursuant to the terms of subsection 2.9.
“Joint Venture” means a joint venture, partnership or other similar arrangement entered into on terms reasonably satisfactory to the Administrative Agent, whether in corporate, partnership, limited liability company or other legal form; provided that in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.
“Judgment Currency” is defined in subsection 10.25.
“Judgment Currency Conversion Date” is defined in subsection 10.25.
“Land Concessions Consent” means the consents of Macau SAR (substantially in the form, with regard to each of the Sands Macao Land Concession Contract and the Venetian Macao Land Concession Contract, of Exhibit K-2), in respect of any Land Concession Contract, each of which (other than Exhibit K-2) shall be on terms reasonably satisfactory to the Administrative Agent.
“Land Concession Contract” means the Sands Macao Land Concession Contract, the Venetian Macao Land Concession Contract, the VOL Land Concession Contract and any other land concession contract held by any Loan Party (including, for so long as a Loan Party is obligated thereunder, each Casino Operation Land Concession Contract).
“Land Concession Guaranty” means any guaranty by a third party required by the government of Macau SAR pursuant to the terms of any Land Concession Contract.
“Land Security Assignment” means each Land Security Assignment, substantially in the form of Exhibit E-11, executed by any Loan Party in favor of the Collateral Agent.
“Lead Arrangers” is defined in the preamble.

“Legal Requirements” means all laws, statutes, orders, decrees, injunctions, licenses, permits, approvals, agreements and regulations of any Governmental Instrumentality having jurisdiction over the matter in question, including the Macau Gaming Law and the requirements of the Gaming Concession Contract and each Land Concession Contract.
“Lender” and “Lenders” is defined in the preamble, together with their successors and permitted assigns pursuant to subsection 10.1; provided that the term “Lenders”, when used in the context of a particular Commitment, shall mean Lenders having that Commitment; provided, further that in no event shall any Affiliate of the Company that has acquired Term Loans by assignment or otherwise be a Lender for the purposes of voting on, or giving consent in respect of, any amendments, waivers, or other modifications to this Agreement (including pursuant to subsection 10.6) or any other Loan Document or for giving any direction or instruction to the Administrative Agent or Collateral Agent pursuant to this Agreement or any other Loan Document and all Term Loans and Commitments held thereby shall be disregarded for purposes of calculating whether the Requisite Lender consent, direction or otherwise has been received; provided further that any such Affiliate of the Company shall retain the right to vote, and give or withhold its consent, in respect of any amendments, waivers or other modifications referred to in subsections 10.6A(i), 10.6A(iii) and 10.6A(iv) solely to the extent that any such amendment, waiver or other modification would treat the Loans and Commitments held by such Affiliate of the Company in a manner that is less favorable in any non de-minimis respect to such Affiliate of the Company than the proposed treatment of similar Loans and Commitments held by Lenders that are not Affiliates of the Company.
“Letter of Credit” or “Letters of Credit” means Commercial Letters of Credit and Standby Letters of Credit issued or to be issued by the Issuing Lenders for the account of the Company or any other Loan Party pursuant to subsection 3.1.
“Letter of Credit Usage” means, as at any date of determination, the sum of (a) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (b) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lenders and not yet reimbursed by the Borrower (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B).
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or any lease in the nature thereof).
“Livranças Side Letter” means that certain side letter substantially in the form of Exhibit E-13, executed by the Borrower, and endorsed by each Guarantor, in favor of the Collateral Agent.
“Livranças” means the USD Livrança, HKD Livrança and the MOP Livrança.

“Loan” or “Loans” means one or more of the Initial Term Loans, any New Term Loans, the Initial Revolving Loans, any New Revolving Loans, any Other Loans or the Swing Line Loans or any combination thereof.
“Loan Documents” means this Agreement, the Notes, any applications for, or reimbursement agreements or other documents or certificates executed by the Borrower in favor of an Issuing Lender relating to the Letters of Credit, the Guaranty, each Rate/FX Protection Agreement, the Collateral Documents, the Fee Letters and each other agreement that expressly states by its terms that it is a Loan Document; provided, however for the purposes of Section 5, subsections 8.1, 8.4, 8.5 and subsection 10.6, Rate/FX Protection Agreements shall not be considered to be a Loan Document.
“Loan Party” means the Company, the Borrower, and each Restricted Subsidiary other than the Borrower which is a party to the Guaranty and each Restricted Subsidiary (other than the Borrower) which hereafter executes and delivers a supplement to the Guaranty and the Security Agreement in accordance with subsection 6.11A, and “Loan Parties” means all such Persons, collectively.
“London Business Day” means any day, excluding Saturday, Sunday and any day which is a legal holiday under the laws of England, or is a day on which banking institutions located in England are authorized or required by law or other governmental action to close, that is also a day for trading by and between banks in Dollar deposits in the London interbank market.
“Macau Collateral Account Agreements” means each Pledge Over Onshore Accounts, substantially in the form of Exhibit E-3-I or E-3-II hereto, as the case may be, executed by any Loan Party in favor of the Collateral Agent.
“Macau Gaming Authority” means the Gambling Inspection and Coordination Bureau (or Direcção de Inspecção e Coordenação de Jogos).
“Macau Gaming Law” means the Law No. 16-/2001, as amended from time to time, and Administrative Regulation No 26/2001, as amended from time to time, and other laws promulgated by any Governmental Instrumentality of the Macau SAR and applying to gaming operations in the Macau SAR.
“Macau SAR” means the Macau Special Administrative Region of the People’s Republic of China.
“MAI Appraisal” means an appraisal conducted by a member of the Appraisal Institute in accordance with the standards of the Appraisal Institute.
“Margin Stock” is defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
“Market Disruption Event” is defined in subsection 2.6F.
“Market Disruption Lenders” is defined in subsection 2.6F.

“Material Adverse Effect” means (a) a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of the Loan Parties, taken as a whole, (b) the material impairment of the ability of any Loan Party (other than an Immaterial Subsidiary) to observe or perform the Obligations, or of the Administrative Agent or the Lenders to enforce the Obligations or any of their respective rights or remedies under the Loan Documents (other than the loss (other than for criteria set forth in the definition of “Abandon”) of the VOL Land Concession Contract prior to the VOL Resort Hotel Casino Substantial Operations Date so long as the Borrower shall have prepaid the Loans (or notified the Administrative Agent that it intends to prepay the Loans) in accordance with subsection 2.4B(iii)(k) as if such event triggered the mandatory prepayment required by subsection 2.4B(iii)(k)) or (c) the material impairment of the ability of the Company to observe and perform its obligations under the Gaming Concession Contract. For the avoidance of doubt, any material adverse effect related solely to Site 3 (including the loss of the land concession in respect of Site 3) shall not be a Material Adverse Effect for purposes of this Agreement or any other Loan Document unless such material adverse effect also results in a material adverse effect of the type described in the foregoing clause (a) (assuming for this purpose that Site 3 and any assets and operations thereon are not properties, assets or operations of the Loan Parties) or otherwise causes a material adverse effect described in the foregoing clauses (b) and (c).
“Material Contract” means (a) the Land Concession Contracts, the Gaming Concession Contract and the IP License, (b) the Four Seasons Macao Operation, Maintenance and Management Agreement, the St. Regis Hotel Management Agreement, and the Sheraton Management Agreement and any replacements of or successors thereto and (c) any other Project Document (other than the Project Documents referenced in clauses (a) and (b) above) to which the Company or any of its Restricted Subsidiaries are a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew would reasonably be expected to have a Material Adverse Effect.
“Maturity Date” means the fifth anniversary of the Closing Date.
“Maximum Offer Amount” means with respect to any Offer Document, the aggregate stated principal amount of Term Loans that an Eligible Affiliate Purchaser is willing to purchase, as specified in such Offer Document.
“MNPI” is defined in subsection 10.1I(iii).
“Moody’s” means Moody’s Investor Services, Inc., or any successor thereto, and if such Person shall for any reason no longer perform the function of a securities rating agency, Moody’s shall be deemed to refer to any other rating agency designated by the Borrower with the written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed).
“MOP Livrança” means that certain promissory note substantially in the form of Exhibit E-12, regarding the MOP-denominated Loans to be executed by the Borrower, and endorsed by each Guarantor, in favor of the Collateral Agent.

“Mortgage” means each Mortgage, substantially in the form of Exhibit E-6-I, Exhibit E-6-II or Exhibit E-6-III, as applicable, executed by the applicable Loan Party in favor of the Collateral Agent.
“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.
“Net Asset Sale Proceeds” means the aggregate cash proceeds received by the Company or any other Loan Party in respect of any Asset Sale, net of (a) the direct costs relating to such Asset Sale (including legal, accounting and investment banking fees and expenses, employee severance and termination costs, any trade payables or similar liabilities related to the assets sold and required to be paid by the seller as a result thereof and sales, finders’ or broker’s commission), and any relocation expenses incurred as a result thereof and taxes paid or payable as result thereof (including any such taxes paid or payable by any Loan Party), (b) amounts required to be applied to the repayment of Indebtedness secured by a Lien (or amounts permitted by the terms of such Indebtedness to be otherwise reinvested in other assets of such Loan Party to the extent so reinvested) which is prior to the Liens, if any, of Lenders under the Collateral Documents on the asset or assets (including Specified FF&E) that are the subject of such Asset Sale, (c) any reserve for adjustment in respect of the sale price of such asset or assets or any liabilities associated with the asset disposed of in such Asset Sale and the deduction of appropriate amounts provided by the seller as a reserve in accordance with GAAP against any liabilities associated with the assets disposed of in the Asset Sale and retained by the Company or any other Loan Party, and (d) in the case of Asset Sales permitted pursuant to subsection 7.7 (xxiii) only, any amounts required to be paid as purchase consideration to a party providing a substantially simultaneous financing for the purchase of such assets intended to be sold.
“Net Casino Cash Flow” means, with respect to any Additional Development, the total cash flow from the operation of the associated Excluded Casinos, net of (i) all costs and other expenses associated with the ownership, operation or maintenance and (ii) applicable taxes, premiums and other liabilities of the Loan Parties, in each case, in respect of the associated Excluded Casino.
“Net Loss Proceeds” means the aggregate cash proceeds received by the Company or any other Loan Party in respect of any Event of Loss, including insurance proceeds from condemnation awards or damages awarded by any judgment, net of the direct costs in recovery of such Net Loss Proceeds (including legal, accounting, appraisal and insurance adjuster fees and expenses) and any taxes paid or payable as a result thereof (including any such taxes paid or payable by an owner of the Company or any other Loan Party) and amounts required to be applied to the repayment of any Indebtedness secured by a Lien (or amounts permitted or required by the terms of such Indebtedness to be otherwise reinvested in other assets of the Company or such Restricted Subsidiary to the extent so reinvested) which is prior to the Liens, if any, of Lenders under the Collateral Documents on the asset or assets (including Specified FF&E) that are the subject of the Event of Loss. Notwithstanding the foregoing, (i) all proceeds of so-called “liquidated damages” and “business interruption” insurance policies, and (ii) proceeds of up to $5,000,000 per Fiscal Year, shall not be Net Loss Proceeds.
“Net Proceeds” is defined in subsection 2.4B(iii)(d).

“Net Proceeds Amount” is defined in subsection 2.4B(iii)(e).
“Net Termination Proceeds” means the aggregate cash proceeds received by the Company or any other Loan Party in respect of any termination payment pursuant to the Gaming Concession Contract, or any Land Concession Contract, net of the direct costs in recovery of such Net Termination Proceeds and any taxes paid or payable as a result thereof (including any such taxes paid or payable by an owner of the Company or any other Loan Party) and any reserves required in accordance with GAAP or by Macau SAR or any Governmental Instrumentality of Macau SAR against liabilities associated with such termination.
“New Mortgage” is defined in subsection 7.18B.
“New Revolving Exposure” means with respect to any Lender, as of any date of determination, the outstanding principal amount of the New Revolving Loans of such Lender.
“New Revolving Loan Commitments” as defined in subsection 2.9A.
“New Revolving Loan Lender” as defined in subsection 2.9A.
“New Revolving Loans” as defined in subsection 2.9C.
“New Term Loan Commitments” is defined in subsection 2.9A.
“New Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the New Term Loans of such Lender.
“New Term Loan Facility” is defined in subsection 2.9B.
“New Term Loan Lender” is defined in subsection 2.9A.
“New Term Loan Maturity Date” means the date that New Term Loans of a Series shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement, including by acceleration or otherwise.
“New Term Loans” is defined in subsection 2.9D.
“Non-Recourse Financing” means Indebtedness (a) for which none of the Loan Parties provides credit support (other than credit comprising the Excluded Casino Interest in accordance with the terms of subsection 7.17B(ii)) pursuant to any undertaking, agreement or instrument that would constitute Indebtedness, or is directly or indirectly liable (in each case, other than as permitted pursuant to subsections 7.3 and 7.17B(ii)), (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Excluded Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than Indebtedness hereunder) of any Loan Party to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, and (c) in connection with which the agent or other representative of the lenders under such Non-Recourse Financing has entered into an intercreditor, standstill, or similar agreement, reasonably satisfactory in form and substance to the Administrative Agent.

“Notes” means one or more of the Term Loan Notes, Revolving Notes, Swing Line Notes, notes evidencing New Term Loans, notes evidencing New Revolving Loans or any combination thereof.
“Obligation Currency” is defined in Section 10.25.
“Obligations” means (a) all loans, advances, debts, liabilities and obligations owed by the Borrower and any other Loan Party under this Agreement or any other Loan Document to any Secured Party (or in the case of a Rate/FX Protection Agreement, an Affiliate of a Secured Party) of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all interest (including post-petition interest in any proceeding under Title 11, U.S. Code or any similar federal or state law for the relief of debtors, or any similar law for the relief of debtors applicable under the laws of China, Macau SAR, Hong Kong or the Cayman Islands), fees, expenses, principal, premium, if any, indemnification or otherwise; (b) any and all sums advanced or payable by the Collateral Agent in order to preserve the Collateral or preserve any Secured Party’s security interest in the Collateral in connection with exercising any right under the Collateral Documents or the Assignment of Reinsurances; and (c) in the event of any proceeding for the collection or enforcement of the Obligations after an Event of Default shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by any Agent of its rights under the Collateral Documents or the Assignment of Reinsurances, together with reasonable attorneys’ fees and court costs.
“OCBC” is defined in the preamble.
“Occupation Certificate” means the Licenças de Ocupação — Utilização issued by Macau SAR pursuant to applicable Legal Requirements for any Project.
“Offer” is defined in subsection 10.1I(ii).
“Offer Document” means the offer document setting forth one or more Offers, with accompanying annexes setting forth the outline of auction mechanics (on terms substantially the same as those set forth in Exhibit T, with such changes as may be approved by the Auction Manager), and the form of sale offer for Lenders to submit their bids, posted on IntraLinks/IntraAgency or another substantially equivalent website by the Administrative Agent to the Lenders, as such Offer Document may be amended or modified from time to time pursuant to and in accordance with the terms and conditions of subsection 10.1I.
“Officers’ Certificate” means, as applied to any corporation or other legal entity, a certificate executed on behalf of such Person by its chairman of the board (if an officer), director or its president or one of its vice presidents or by its general counsel or secretary or by its chief financial officer, Senior Vice President-Finance, Vice President-Finance, or its treasurer (in their capacity as such officer) or by an authorized attorney or other authorized signatory.
“Official Bulletin” means the Official Bulletin of the Government of Macao SAR.

“On-Site Cash” means amounts held in cash at the Site for each Project or amounts held in cash at the Casinos in connection with and necessary for the ordinary course operations of the Casinos related to such Project, in each case, as reasonably certified by the Company, which amounts shall not exceed in the aggregate, for all such Projects and Casinos, $200,000,000; provided that the foregoing limit may be increased with the consent of the Administrative Agent (such consent not to be unreasonably withheld) either (x) concurrently with any increase in the size of gaming areas or number of tables within a Project or (y) whenever the Company believes such an increase is advisable (including as a result of any legal requirements).
“Operating Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.
“Operative Documents” means the Loan Documents, the FF&E Documents, if any, and the Project Documents.
“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation and its bylaws or articles of association, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles or certificate of organization and its operating agreement and (e) with respect to any other entity, its equivalent organizational, governing documents including, in the case of any Macau entity, its Usufruct Agreements.
“Other Commitments” means one or more Classes of Loan commitments hereunder that result from a Refinancing Amendment.
“Other Loans” means one or more Classes of Loans that result from a Refinancing Amendment.
“Other Loans Exposure” means with respect to any Lender, as of any date of determination, the outstanding principal amount of the Other Loans of such Lender.
“Other Resort Projects” means the design, development, construction, ownership, start-up and operation and maintenance of casino hotel resorts (excluding the casino and showroom and/or retail components thereof) by a Person that is not a Loan Party (and that may be an Excluded Subsidiary) on Sites 3, 7 and/or 8, without any credit support from the Loan Parties other than as permitted by subsection 6.14 or 7.3 or in respect of the purchase price for the casino and showroom and/or retail components thereof to be acquired by the Company in accordance with the terms hereof, any temporary land acquisition and related premium payments and other obligations permitted pursuant to the terms hereof, and the operation and maintenance costs associated with such casino and showroom and/or retail space.
“Parent” means Las Vegas Sands Corp., a Nevada corporation.
“Pari Passu Indebtedness” is defined in subsection 2.4B(iii)(a).
“Patacas” or “MOP” means the lawful currency of Macau SAR.

“Patriot Act” is defined in subsection 5.9.
“Payment and Funding Office” means (a) the office of the Administrative Agent located at Bank of China Building, Avenida Doutor Mario Soares, Macau, or (b) such other office of the Administrative Agent or of a third party or sub-agent, as appropriate, as may from time to time hereafter be designated as such in a written notice delivered by the Administrative Agent to the Borrower and each Lender.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Code or Section 302 of ERISA.
“Percentage” means, as the context may require, any Lender’s RL Percentage or TL Percentage.
“Permits” means all material authorizations, consents, decrees, permits, waivers, privileges, approvals from and filings with all Governmental Instrumentalities necessary for the operation of the Projects (other than the Cotai Strip Infrastructure Project and Other Resort Projects) in accordance with the Project Documents and any other material building, construction, land use, environmental or other material permit, license, franchise, approval, consent and authorization (including approvals required under the Gaming Concession Contract, the Land Concession Contracts or Environmental Laws) required for or in connection with the ownership, use, occupation and operation of any Project (other than the Cotai Strip Infrastructure Project and Other Resort Projects) and the transactions provided for in this Agreement and the other Operative Documents.
“Permitted Asset Dispositions” means the sale of the assets comprising, or the equity interests in any entity whose sole asset (other than assets which are not reasonably necessary for the ownership or operation of the casino or gaming area portion or, except in the case of any Casino Operation Project, hotel portion of any Project) consists of, the Venetian Macao Mall, the Venetian Macao Convention Center, the Four Seasons Macao Mall, the Four Seasons Macao Resort Project, (after the VOL Casino Hotel Resort Substantial Operations Date) the St. Regis Hotel and/or any other Project (or interest in any Site or any improvements or other assets related thereto) or portion thereof (including the complementary accommodations at the Four Seasons Macao Resort Project, the St. Regis Hotel or any similar complementary accommodations at any other Project to the extent permitted by the government of Macau SAR), other than the casino and gaming area portion of any Project and the hotel portion of any Project.
“Permitted Bond Issuance” is defined in subsection 7.1(xx).
“Permitted Bond Ratable Share” means, at any date, the percentage equivalent of a fraction (i) the numerator of which is the then outstanding principal amount of Permitted Bonds, Permitted Pari Passu Secured Refinancing Debt, and other secured loans or notes incurred pursuant to subsections 7.1(xx) and 7.1 (xxi) and (ii) the denominator of which is the sum of the numerator plus the then outstanding principal amount of the Term Loans.
“Permitted Bonds” is defined in subsection 7.1(xx).

“Permitted Equity Sale” means any sale or transfer of equity interests (including equity interests that are issued upon conversion or exchange of securities which are convertible into or exchangeable for such equity interests) in SCL.
“Permitted Junior Secured Refinancing Debt” means any secured Indebtedness incurred by the Loan Parties in the form of one or more series of secured notes or secured loans, in each case, secured by liens having priority junior to the Liens granted by the Loan Parties pursuant to the Loan Documents; provided that (i) such Indebtedness is secured by the Collateral on a junior priority basis with the Obligations and, unless otherwise agreed to by the Administrative Agent in its reasonable discretion, is not secured by any property or assets of any Loan Party other than the Collateral, (ii) such Indebtedness complies with the proviso in the definition of Credit Agreement Refinancing Indebtedness, and (iii) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of the Second Lien Intercreditor Agreement or another intercreditor agreement in customary form, under then current market conditions and reasonably satisfactory to the Administrative Agent and amendments to the Collateral Documents as may be reasonably requested by the Company in order to facilitate such an issuance of second priority secured notes or loans shall have been made, execution and delivery of which shall be conditioned upon receipt of the Collateral Agent of such certifications, opinions of counsel and other confirmations as the Collateral Agent may reasonably request. Permitted Junior Secured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
“Permitted Liens” means the following types of Liens (excluding any such Lien imposed pursuant to Section 430(k) of the Code or by Section 303(k) of ERISA):
(i) Liens granted in favor of the Secured Parties and the holders of Indebtedness (and their representatives) incurred pursuant to a Permitted Bond Issuance pursuant to the Collateral Documents and the Assignment of Reinsurances;
(ii) Liens existing on the Closing Date and described in, and with the priority set forth in, Schedule 7.2 annexed hereto;
(iii) Liens for Taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3 and which may be prior to the Liens granted in favor of the Secured Parties;
(iv) statutory Liens of landlords, statutory Liens of banks and rights of set-off, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business or in connection with the development, construction or operation of a Project (a) for amounts not yet overdue, (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 5 days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP, shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien or (c) with respect to Liens of mechanics, repairmen, workmen and materialmen, if such Lien arises in the ordinary course of business or in the development, construction or operation of a Project, the Company has bonded such Lien within a reasonable time after becoming aware of the existence thereof and which may be prior to the Liens granted in favor of the Secured Parties;

(v) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), incurred in the ordinary course of business or in connection with the development, construction or operation of a Project (a) for amounts not yet overdue, (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as may be required by GAAP, shall have been made for any such contested amounts and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien or (c) with respect to Liens of mechanics, repairmen, workmen and materialmen, if such Lien arises in the ordinary course of business or in the development, construction or operation of a Project, the Company has bonded such Lien within a reasonable time after becoming aware of the existence thereof (or with respect to which the Company has obtained a title insurance endorsement insuring against losses arising therewith) and which may be prior to the Liens granted in favor of the Secured Parties;
(vi) any attachment or judgment not constituting an Event of Default under subsection 8.8 and which may be prior to the Liens granted in favor of the Secured Parties;
(vii) easements, rights-of-way, avigational servitudes, restrictions, encroachments, and other defects or irregularities in title and other similar charges or encumbrances, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Company or any other Loan Party or result in a material diminution in the value of any Collateral as security for the Obligations and which may be prior to the Liens granted in favor of the Secured Parties;
(viii) leases permitted under subsection 7.7(vi) and (ix) and any leasehold mortgage in favor of any party financing the lessee under any lease permitted under subsection 7.7(vi), provided that none of the Loan Parties is liable for the payment of any principal of, or interest, premiums or fees on, such financing and which may be prior to the Liens granted in favor of the Secured Parties;
(ix) Liens on Excluded Casino Interests and/or the associated Net Casino Cash Flow granted by any Loan Party at the request of the applicable Additional Development Excluded Subsidiary in connection with a Non-Recourse Financing and which may be prior to, or free and clear of, the Liens granted in favor of the Secured Parties;

(x) Liens arising from filing UCC financing statements or the Macanese equivalent relating solely to leases permitted by this Agreement;
(xi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and which may be prior to the Liens granted in favor of the Secured Parties;
(xii) licenses of patents, trademarks, copyrights and other intellectual property rights granted by the Company or any other Loan Party in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Company or such Restricted Subsidiary and which may be prior to the Liens granted in favor of the Secured Parties;
(xiii) Liens incurred in connection with Hedging Agreements in respect of any Indebtedness;
(xiv) Liens on Specified FF&E securing obligations in respect of a FF&E Facility permitted to be incurred hereunder (including any mortgage, deed of trust, or similar encumbrance, granted pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, on real property as may be necessary under applicable law to create a Lien on Specified FF&E that may constitute a “fixture” appended to such real property) and which may be prior to, or free and clear of, the Liens granted in favor of the Secured Parties;
(xv) Liens securing Indebtedness permitted pursuant to subsections 7.1(ix), 7.1(xi), 7.1(xvi), 7.1(xvii) and clauses (b) and (c) of subsection 7.1(xviii) and which may be prior to, or free and clear of, the Liens granted in favor of the Secured Parties;
(xvi) Liens on property of a Person existing at the time such Person became a Restricted Subsidiary, is merged into or consolidated with or into, or wound up into, the Company or any other Loan Party; provided that such Liens were in existence prior to the consummation of, and were not entered into in contemplation of, such acquisition, merger or consolidation or winding up and do not extend to any other assets other than those of the Person acquired by, merged into or consolidated with one of the Company or such Restricted Subsidiary;
(xvii) Liens to secure a stay of process in proceedings to enforce a contested liability, or required in connection with the institution of legal proceedings or in connection with any other order or decree in any such proceeding or in connection with any contest of any tax or other governmental charge, or deposits with a governmental agency entitling a Loan Party to maintain self-insurance or to participate in other specified insurance arrangements or any attachment or judgment Lien not constituting an Event of Default under subsection 8.8 and which may be prior to the Liens granted in favor of the Secured Parties;
(xviii) leases or subleases, licenses or sublicenses or other types of occupancy agreements granted to third parties in accordance with any applicable terms of this Agreement and the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of a Borrower or any of its Restricted Subsidiaries and which may be prior to the Liens granted in favor of the Secured Parties;

(xix) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property and which may be prior to the Liens granted in favor of the Secured Parties;
(xx) Liens on property existing at the time of acquisition thereof by the Company or any other Loan Party; provided that such Liens were in existence prior to the consummation of, and were not entered into in contemplation of, such acquisition and do not extend to any other assets other than those so acquired;
(xxi) Liens on the interests of any Loan Party in any Land Concession Contract and the Property interest granted thereunder (and any balances, accounts or deposits with BNU), granted in favor of the Concession Guarantor and/or other guarantors of payments under the Land Concession Contracts or the Gaming Concession Contract (or to the Collateral Agent on behalf of the Concession Guarantor and/or such other guarantors) securing obligations in an aggregate amount of no more than $200,000,000 at any one time pursuant to the Collateral Documents or pursuant to other documentation reasonably satisfactory in form and substance to the Collateral Agent;
(xxii) Liens on the Collateral junior in priority to the Liens created by the Collateral Documents pursuant to an intercreditor agreement entered into as contemplated by subsection 7.1(xix);
(xxiii) Liens on the Collateral that are pari passu with the Liens created by the Collateral Documents pursuant to an intercreditor agreement entered into as contemplated by subsection 7.1(xx);
(xxiv) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;
(xxv) Liens solely on any cash earnest money deposits made by any Loan Party in connection with any letter of intent or purchase agreement permitted hereunder;
(xxvi) Liens in favor of Financial Institutions under (and as provided in) the Collateral Account Agreements;
(xxvii) Liens securing Permitted Junior Secured Refinancing Debt, Permitted Pari Passu Secured Refinancing Debt and Other Loans;
(xxviii) Liens required pursuant to clause (b) of the proviso of subsection 7.7(viii);
(xxix) Liens incurred in connection with the exchange of property with a governmental agency or adjoining property owner, or any other similar transaction with respect to any Site in accordance with the terms of subsection 7.7(xviii);

(xxx) Liens created by or contemplated under the documents governing the use, management and operation of “apart-hotels”;
(xxxi) other Liens securing Indebtedness in an aggregate amount not to exceed $5,000,000 at any one time outstanding; and
(xxxii) Liens created in the ordinary course of business in favor of any bank or other financial institution over the credit balance of any bank account of any Loan Party held at such bank or financial institution, as the case may be, to secure or to satisfy, and only to secure or to satisfy, payment (x) for such bank’s or financial institution’s customary fees and expenses for the routine maintenance and operation of such bank account and (y) for the face amount of any items that have been credited to such bank account but are subsequently returned unpaid because of uncollected or insufficient funds.
“Permitted Pari Passu Secured Refinancing Debt” means any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and, unless otherwise agreed to by the Administrative Agent in its reasonable discretion, is not secured by any property or assets of the Loan Parties other than the Collateral, (ii) such Indebtedness complies with the proviso in the definition of Credit Agreement Refinancing Indebtedness and (iii) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or acceded to the First Lien Intercreditor Agreement; provided that, the parties to the First Lien Intercreditor Agreement may agree to amendments to the First Lien Intercreditor Agreement to accommodate any such holder of Indebtedness; provided further that in the event that any such holder of Indebtedness does not so agree to become a party or accede to the First Lien Intercreditor Agreement, the Collateral Agent may enter into an amendment to the First Lien Intercreditor Agreement or enter into another intercreditor agreement in customary form under then current market conditions, in each case in form and substance reasonably satisfactory to the Administrative Agent. Permitted Pari Passu Secured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
“Permitted Subordinated Indebtedness” means any unsecured Indebtedness of the Company or any Loan Party (a) for which no installment of principal matures earlier than twelve months after the Maturity Date of the Term Loans, (b) except in the case of Shareholder Subordinated Indebtedness (which shall be evidenced by a promissory note substantially in the form of Exhibit L-2), pursuant to documentation containing redemption and other prepayment events, interest rates, maturities, amortization schedules, covenants, events of default, remedies, acceleration rights and other material terms that are on market terms (as determined by the Company in good faith) or otherwise reasonably satisfactory (i) if the amount of such Indebtedness is less than $400,000,000, to the Administrative Agent (which shall have the option, but not the requirement, to seek the opinion of the Lenders) and (ii) if the amount of such Indebtedness is equal to or greater than $400,000,000, to the Requisite Lenders and (c) that has been subordinated (including, without limitation, with respect to payments of principal and interest) by the lender thereof pursuant to a subordination agreement in substantially the form of Exhibit L-1, as such subordination agreement may be modified or replaced at the request of such lender and the Company; provided that, if either the Administrative Agent or Collateral Agent determines, acting reasonably, that the proposed terms of such modified or replaced subordination agreement are different in any material respect to the terms set forth in Exhibit L-1, then the Administrative Agent shall have approved such materially different terms in the subordination agreement.

“Permitted Unsecured Indebtedness” means any unsecured Indebtedness of the Company or any Guarantor (a) for which no installment of principal matures earlier than twelve months after the Maturity Date of the Term Loans, (b) in support of which no Liens are granted, whether on any Collateral or any other assets of any Loan Party, and (c) for which the payment of principal and interest is pari passu in right of payment to the Obligations pursuant to documentation containing redemption and other prepayment events, maturities, amortization schedules, covenants, events of default, remedies, acceleration rights and other material terms reasonably satisfactory to the Administrative Agent.
“Permitted Unsecured Refinancing Debt” means any unsecured Indebtedness incurred by the Borrower in the form of one or more series of unsecured notes or loans; provided that (i) such Indebtedness is not secured by any property or assets of the Loan Parties and (ii) such Indebtedness complies with the proviso to the definition of Credit Agreement Refinancing Indebtedness. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
“Person” means natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.
“Pledge Over Gaming Equipment and Utensils” means that certain Pledge Over Gaming Equipment and Utensils substantially in the form of Exhibit E-7, executed by the Company in favor of the Collateral Agent.
“Pledge Over Intellectual Property Rights” means each Pledge Over Intellectual Property Rights, substantially in the form of Exhibit E-5, executed by any Loan Party in favor of the Collateral Agent.
“Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
“Power of Attorney” means each power of attorney substantially in the form of Exhibit E-14-I, Exhibit E-14-II, Exhibit E-14-III or Exhibit E-14-IV, as applicable, executed by the applicable Loan Party in favor of the Collateral Agent.
“Prepayment Account” means a deposit account established and maintained by the Administrative Agent at the Payment and Funding Office in the name of the Borrower, and under the control of the Administrative Agent, into which certain amounts required to be used to prepay Loans pursuant to the terms hereof may be temporarily deposited, together with any potential breakage costs associated with such prepayments.

“Primary Gaming Concession Contract” means the concession contract for the operation of games of chance and other games in casinos in Macau SAR, dated June 26, 2002, between Macau SAR and Galaxy.
“Prime Rate” means (i) with respect to Loans denominated in U.S. Dollars, the rate that the Administrative Agent announces from its New York office from time to time as its Dollar prime lending rate and (ii) with respect to Loans denominated in HK Dollars or Patacas, the rate that the Administrative Agent announces from its Hong Kong office from time to time as its HK Dollar generally applicable prime lending rate, in each case as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
“Proceedings” is defined in subsection 6.1(x).
“Process Agent” is defined in subsection 10.18B.
“Project Documents” means, collectively, the Gaming Concession Contract, the Land Concession Contracts and the contracts and other arrangements entered into from time to time between a Loan Party and any third party (other than the Loan Documents and any FF&E Documents) for performance of services or sale of goods in connection with the management, operation or maintenance of any Project (other than the VOL Casino Hotel Resort Project prior to the VOL Casino Hotel Resort Substantial Operations Date), as the same may be amended, from time to time subject to the terms and conditions of subsection 7.13 of this Agreement.
“Projects” means the Four Seasons Macao Overall Project, the Venetian Macao Overall Project, the Sands Macao Podium Expansion Project, the Cotai Strip Infrastructure Project, the Casino Operation Projects and the VOL Casino Hotel Resort Project.
“Properties” means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by any Loan Party relating to the Projects (other than the Cotai Strip Infrastructure Project).
“Pro Rata Share” means (a) with respect to all payments, computations and other matters relating to the Term Loan Commitment or the Term Loans of any Lender, the percentage obtained by dividing (i) the Term Loan Exposure of that Lender by (ii) the aggregate Term Loan Exposure of all Lenders, (b) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein purchased by any Lender, the percentage obtained by dividing (i) the Revolving Loan Exposure of that Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders, (c) with respect to all payments, computations, and other matters relating to New Term Loan Commitments or New Term Loans of a particular Series, the percentage obtained by dividing (i) the New Term Loan Exposure of that Lender with respect to that Series by (ii) the aggregate New Term Loan Exposure of all Lenders with respect to that Series, (d) with respect to all payments, computations, and other matters relating to New Revolving Loan Commitments or New Revolving Loans of a particular Series, the percentage obtained by dividing (i) the New Revolving Loan Exposure of that Lender with respect to that Series by (ii) the aggregate New Revolving Loan Exposure of all Lenders with respect to that Series, and (e) for all other purposes with respect to each Lender, the percentage obtained by dividing (i) the sum of the Initial Term Loan Exposure of that Lender plus the Initial Revolving Loan Exposure of that Lender plus the sum of the New Term Loan Exposure plus the New Revolving Loan Exposure of that Lender by (ii) the sum of the aggregate Initial Term Loan Exposure of all Lenders plus the aggregate Initial Revolving Loan Exposure of all Lenders plus the aggregate New Term Loan Exposure of all Lenders plus the aggregate New Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1. The Pro Rata Share of each Lender as of the Closing Date for purposes of each of clauses (a), (b) and (e) of the preceding sentence is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.
“Quarterly Date” means March 31, June 30, September 30 and December 31.
“Rate/FX Protection Agreement” means, collectively, (i) any Hedging Agreement entered into by the Company or any other Loan Party under which the counterparty of such Hedging Agreement is (or at the time such Hedging Agreement was entered into, was) a Lender, an Agent, or an Affiliate of an Agent or a Lender or (ii) any unsecured Hedging Agreement entered into by the Company or any other Loan Party; provided that, in the case of each of the foregoing clauses (i) and (ii), such Hedging Agreement relates to (a) interest rate risk with respect to Indebtedness or (b) any currency exchange risk.
“Rating Agencies” is defined in the definition of “Cash Equivalents”.
“Recalculation Date” means each of the following: (a) the first Business Day of each calendar month; (b) each date of issuance of a Letter of Credit denominated in HK Dollars or Patacas; (c) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof; (d) each date of any payment by the Issuing Bank under any such Letter of Credit; (e) the date of any payment or conversion of any Loan denominated in HK Dollars or Patacas; and (f) the date any Revolving Loans are made to repay Refunded Swing Line Loans.
“Reference Banks” means, in relation to (i) the Adjusted Eurodollar Rate, the principal London offices of Barclays Bank PLC, BNPP, Citi and UBS or such other Lender(s) that are Lenders as of the date hereof and the date of its appointment hereunder that may be appointed by the Administrative Agent in consultation with the Borrower; provided that any such other Lender(s) so appointed provides quotes in the London interbank market for Dollar deposits in the ordinary course of business for the offering of Dollar deposits as of the date of such appointment, and (ii) the HIBOR Rate, the principal office in Hong Kong of BNPP, Citi and UBS or such other Lender(s) that are Lenders as of the date hereof and the date of its appointment hereunder that may be appointed by the Administrative Agent in consultation with the Borrower; provided that any such other Lender(s) so appointed provide quotes for HK Dollar deposits in its ordinary course of business for the offering of HK Dollar deposits as of the date of such appointment.

“Refinanced Debt” has the meaning set forth in the definition of “Credit Agreement Refinancing Indebtedness”.
“Refinancing” means the repayment of the loans and commitments outstanding under the Existing Credit Agreement, together with accrued interest thereon, and fees and expenses relating thereto, on the Closing Date from proceeds of the Term Loans.
“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Company, (c) the Administrative Agent and (d) each lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with subsection 2.11.
“Refinancing Fees” means with respect to any extension, refinancing, defeasance, renewal, replacement, substitution, refunding, repurchase, repayment or redemption of Indebtedness, or any tender for or call of Indebtedness, any reasonable fees, expenses, premiums, make-whole payments, and accrued and unpaid interest refinanced or paid or incurred in connection therewith.
“Refunded Swing Line Loans” is defined in subsection 2.10D.
“Register” is defined in subsection 2.1D(i).
“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, notes issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Reimbursement Date” is defined in subsection 3.3B.
“Related Parties” means: (a) Family Members (defined below); (b) directors of the Parent and employees of the Parent who are senior managers or officers of the Parent or any of its Affiliates; (c) any Person who receives an interest in the Parent from any individual referenced in clauses (a)-(b) in a gratuitous transfer, whether by gift, bequest or otherwise, to the extent of such interest; (d) the estate of any individual referenced in clauses (a)-(c); (e) a trust for the benefit of one or more of the individuals referenced in clauses (a)-(c); and/or (f) an entity owned or controlled, directly or indirectly, by one or more of the individuals, estates or trusts referenced in clauses (a)-(e). For the purpose of this paragraph, a “Family Member” shall include: (a) Sheldon G. Adelson; (b) Dr. Miriam Adelson; (c) any sibling of either of the foregoing; (d) any issue of any one or more of the individuals referenced in the preceding clauses (a)-(c); and (e) the spouse or issue of the spouse of one or more of the individuals referenced in the preceding clauses (a)-(d).
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

“Requisite Class Lenders” means, at any time of determination, (i) for the Term Loan Lenders, Lenders holding more than 50% of the aggregate Term Loan Exposure of all Lenders; (ii) for the Class of Lenders having Revolving Loan Exposure, Lenders holding more than 50% of the aggregate Revolving Loan Exposure of all Lenders, (iii) for the New Term Loan Lenders, Lenders holding more than 50% of the aggregate New Term Loan Exposure of all Lenders and (iv) for the Lenders having New Revolving Loan Exposure with respect to any Series of New Revolving Loans, Lenders holding more than 50% of the aggregate New Revolving Loan Exposure of that Series.
“Requisite Lenders” means Lenders having or holding more than 50% of the sum of the aggregate outstanding principal amount of all Loans and unused amount of the Commitments of all Lenders; provided that (i) the unused Revolving Loan Commitment of, and the portion of the Revolving Loan Exposure and Term Loan Exposure held or deemed held by any Defaulting Lender and (ii) the portion of the Term Loan Exposure held or deemed held by any Affiliate of the Company shall be excluded for all purposes of making a determination of Requisite Lenders.
“Restricted Party” is defined in subsection 2.5E.
“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of equity Securities of the Company now or hereafter outstanding, except a dividend or distribution payable solely in shares of that class of equity Securities to the holders of that class (or the accretion of such dividends or distribution), (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of equity Securities of the Company now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of equity Securities of the Company now or hereafter outstanding, and (d) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to Permitted Subordinated Indebtedness.
“Restricted Subsidiary” means VOL, V-HK, the Cotai Subsidiary, and each other Subsidiary of the Company (other than the Borrower) that is not an Excluded Subsidiary, whether existing on the Closing Date or subsequently formed or acquired.
“Revolving Credit Facility” is defined in subsection 2.1A(ii).
“Revolving Loan Commitment” means the Initial Revolving Loan Commitments and any New Revolving Loan Commitments, and “Revolving Loan Commitments” means such commitments of all the Lenders in the aggregate.
“Revolving Loan Commitment Amount” means, with respect to the Initial Revolving Loans, $500,000,000, as such amount may be reduced pursuant to the terms of this Agreement.

“Revolving Loan Commitment Termination Date” means the earlier of (a) the occurrence of a Commitment Termination Event or (b) the date that is one month prior to the fifth anniversary of the Closing Date.
“Revolving Loan Exposure” means, with respect to any Lender as of any date of determination (a) prior to the Revolving Loan Commitment Termination Date, that Lender’s Revolving Loan Commitment and the aggregate outstanding principal amount of the Revolving Loans made by that Lender, (b) after the Revolving Loan Commitment Termination Date, the aggregate outstanding principal amount of the Revolving Loans of that Lender, and (c) in the case of the Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any repayments thereof with Revolving Loans by other Lenders); provided that for purposes of the foregoing clauses (a), (b) and (c), the Revolving Loan Commitment and Revolving Loans of each Revolving Loan HK Dollar Lender and each Revolving Loan Pataca Lender shall be expressed in Dollars using the applicable Closing FX Rate.
“Revolving Loan Dollar Lender” means a Lender that has a Revolving Loan Commitment denominated in Dollars, as set forth on Schedule 2.1 (as may be modified pursuant to any transaction in accordance with subsection 2.9). Notwithstanding anything to the contrary in this Agreement, no Revolving Loan Dollar Lender shall be obligated to fund Revolving Loans (i) in an aggregate amount exceeding the amount set forth for such Revolving Loan Dollar Lender on Schedule 2.1 and (ii) in any currency other than Dollars.
“Revolving Loan HK Dollar Lender” means a Lender that has a Revolving Loan Commitment denominated in HK Dollars, as set forth on Schedule 2.1 (as may be modified pursuant to any transaction in accordance with subsection 2.9). Notwithstanding anything to the contrary in this Agreement, no Revolving Loan HK Dollar Lender shall be obligated to fund Revolving Loans (i) in an aggregate amount exceeding the amount set forth for such Revolving Loan HK Dollar Lender on Schedule 2.1 and (ii) in any currency other than HK Dollars.
“Revolving Loan Lender” means each Revolving Loan Dollar Lender, Revolving Loan HK Dollar Lender and Revolving Loan Pataca Lender.
“Revolving Loan Pataca Lender” means a Lender that has a Revolving Loan Commitment denominated in Patacas, as set forth on Schedule 2.1 (as may be modified pursuant to any transaction in accordance with subsection 2.9). Notwithstanding anything to the contrary in this Agreement, no Revolving Loan Pataca Lender shall be obligated to fund Revolving Loans (i) in an aggregate amount exceeding the amount set forth for such Revolving Loan Pataca Lender on Schedule 2.1 and (ii) in any currency other than Patacas.
“Revolving Loans” means the Initial Revolving Loans and any New Revolving Loans.
“Revolving Note” means a promissory note of the Borrower payable to any Revolving Loan Lender, substantially in the form of Exhibit A-2 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Revolving Loan Lender resulting from outstanding Revolving Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“RL Percentage” means, relative to any Lender, the applicable percentage (based on the aggregate Revolving Loan Commitment of such Lender expressed in Dollars using the Closing FX Rates) relating to Revolving Loans set forth opposite its name on Schedule 2.1 hereto (as may be modified pursuant to any transaction in accordance with subsection 2.9) under the Revolving Loan Commitment column or set forth in an Assignment Agreement under the Revolving Loan Commitment column, as such percentage may be adjusted from time to time pursuant to Assignment Agreements executed by such Lender and its assignee Lender and delivered pursuant to subsection 10.1B or by cancellations and terminations of Revolving Loan Commitments in accordance with this Agreement. A Lender shall not have any Revolving Loan Commitment if its percentage under the Revolving Loan Commitment column is zero.
“Sands Macao Casino” means the Company’s existing casino hotel and entertainment complex located on the Sands Macao Site.
“Sands Macao Land Concession Contract” means the land concession contract, as published in the Official Bulletin on December 10, 2003, between Macau SAR and the Company and as amended as published in the Official Bulletin on April 23, 2008 (as amended, supplemented or otherwise modified) pursuant to which Macau SAR has leased certain land in Macau SAR to the Company, and on which the Sands Macao Casino and Sands Macao Podium Expansion Project are located.
“Sands Macao Podium Expansion Project” means the ownership, operation and maintenance by the Company of the recent expansion of the Sands Macao Casino, including the expansion of the “podium” (together with certain related project and maintenance capital expenditures) on the Sands Macao Site and the hotel rooms and/or restaurants; other than any portion of such Project that has been sold in a Permitted Asset Disposition pursuant to the terms hereof.
“Sands Macao Site” means the land near the Macau Hong Kong Ferry Terminal which is leased to the Company pursuant to the Sands Macao Land Concession Contract.
“SCL” means Sands China Ltd., a Cayman Islands corporation.
“SEC” means the Securities and Exchange Commission, or any Governmental Instrumentality succeeding to any of its principal functions.
“Second Lien Intercreditor Agreement” means the Second Lien Intercreditor Agreement substantially in the form of Exhibit W among the Administrative Agent, the Collateral Agent and one or more Senior Representatives for holders of Permitted Junior Secured Refinancing Debt, with such modifications thereto as the Administrative Agent and Collateral Agent may reasonably agree.
“Section 951(a) Income” means income includable in the gross income of the Parent (or any member of the consolidated group of which the Parent is the common parent) for U.S. federal income tax purposes pursuant to Section 951(a) of the Code, as a result of the operations of the Company and its Subsidiaries after December 31, 2010; provided that any such income includable in the gross income of the Parent (or any member of the consolidated group of which the Parent is the common parent) that is attributable to the operations of any Excluded Subsidiaries (unless cash distributions in an amount equal to such income are received by the Company or any other Loan Party from such Excluded Subsidiary solely for purposes of making Tax Distributions) shall not constitute Section 951(a) Income.

“Secured Parties” means, collectively, the Lenders, each Issuing Lender, the Agents, each counterparty to a Rate/FX Protection Agreement that is (or at the time such Rate/FX Protection Agreement was entered into, was) a Lender or an Agent or an Affiliate thereof entered into by any Loan Party.
“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Security Agreement” means the Security Agreement executed and delivered by the Borrower and each Guarantor substantially in the form of Exhibit E-2 annexed hereto.
“Senior Representative” means, with respect to any Series of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, insured or otherwise obtained, as the case may be, and each of their successors in such capacities.
“Series” is defined in Section 2.9B.
“Settlement Confirmation” is defined in subsection 10.1B(i).
“Settlement Service” is defined in subsection 10.1C.
“Shared Services Agreement” means that certain Shared Services Agreement dated as of November 8, 2009 among the Parent and SCL, as amended on November 9, 2010, and any replacements thereof.
“Shareholder Subordinated Indebtedness” means Permitted Subordinated Indebtedness held by Parent or any of its Affiliates or Related Parties (other than a Loan Party) that has a maturity date after the Maturity Date of the Term Loans, that does not pay any cash interest, that does not bind the obligor(s) thereon by the provisions of any covenants other than customary affirmative covenants, and that does not contain any cross-default provisions to any other Indebtedness of such obligor(s).
“Sheraton Hotel” means the hotel and mixed use towers (designated as towers “6A&B”) on Site 5 & 6 that is currently contemplated to be Sheraton branded.

“Sheraton Hotel Management Agreement” means the operation, maintenance and management agreements (together with all related and associated agreements), entered into between VOL and Starwood Asian Pacific Hotels & Resorts Pte. Ltd. or another hotel management company reasonably satisfactory to the Administrative Agent, which provides for the operation, maintenance and management of the Sheraton Hotel by Starwood Asian Pacific Hotels & Resorts Pte. Ltd. or an Affiliate thereof, or such other hotel management company.
“Site” means any of Site 1, Site 2, Site 3, Site 5 & 6, Site 7, Site 8, or the Sands Macao Site, as any such Site may be modified in a non-material manner in accordance with the Cotai Plan.
“Site 1” means the real property designated as such on the Cotai Plan, on which the Venetian Macao Overall Project has been developed.
“Site 2” means the real property designated as such on the Cotai Plan, on which the Four Seasons Overall Project has been developed.
“Site 3” means the real property designated as such on the Cotai Plan.
“Site 3 Agreement” means all agreements regarding the development of a casino resort on Site 3 which, on the date hereof, are expected to include an investment agreement, an undertaking to sell agreement effective as a right in rem, a purchase and sale deed, a finance multiparty agreement, condominium bylaws, and an infrastructure agreement, but shall not be limited to such agreements.
“Site 5 & 6” means the real property designated as such on the Cotai Plan, on which the VOL Casino Hotel Resort Project is being developed.
“Site 7” means the real property designated as such on the Cotai Plan, on which a Casino Operation Project is intended to be developed.
“Site 8” means the real property designated as such on the Cotai Plan, on which a Casino Operation Project is intended to be developed.
“SMBC” is defined in the preamble.
“Solvent” means, with respect to any Person, that as of the date of determination both (a) (i) the then fair saleable value of the property of such Person is (A) greater than the total amount of liabilities (including contingent liabilities) of such Person and (B) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Equity Contribution” has the meaning set forth in the definition of Consolidated Adjusted EBITDA.
“Specified FF&E” means any furniture, fixtures, equipment and other personal property that is financed or refinanced with the proceeds from an FF&E Facility, including each and every item or unit of equipment acquired with the proceeds thereof, each and every item or unit of equipment acquired by substitution or replacement thereof; all parts, components, attachments, accessions, accessories, manuals, installation kits and other items pertaining to such property; all documents (including all warehouse receipts, dock receipts, bills of lading and the like); all licenses (other than Gaming Licenses and the IP License), manufacturers’ and other warranties, guarantees, service contracts and related rights and interests covering all or any portion of such property (including any rights in any third-party developed software or firmware (it being understood that if the Company or any of its Affiliates makes any addition, improvement or modification to any such third-party developed software or firmware, such third-party developed software or firmware shall not be disqualified from being “Specified FF&E”, but such addition, improvement, or modification shall not be considered “Specified FF&E” to the extent that either (i) the Company of such Affiliate retains ownership of such improvement or modification or (ii) the applicable software license otherwise permits the Company or any Affiliate to retain such ownership), any trademark licenses and any other intellectual property solely related to any such property or other items of Specified FF&E); and to the extent not otherwise included, all proceeds (including insurance and condemnation proceeds) of any of the foregoing and all accessions to, substitutions and replacements for, and the rents, profits and products of, each of the foregoing (including cash collateral and collateral accounts) and such other collateral reasonably determined by the Administrative Agent in its reasonable discretion. Specified FF&E may not be financed with the proceeds of any borrowings made under this Agreement (other than temporary funding with the proceeds of FF&E Deposit Loans, provided such Loans are reimbursed with proceeds of loans under the relevant FF&E Facility, and other than costs related to transportation, installation and sales taxes).
“Specified Proceedings” means (a) the litigation between the Parent and Steven Jacobs, an individual, outstanding as of the Closing Date, (b) the litigation between the Parent and Richard Suen, an individual, outstanding as of the Closing Date, (c) the ongoing or potential investigations, in each case as of the Closing Date, of the Parent or any of its Subsidiaries by regulatory and enforcement authorities worldwide, including, without limitation, the Audit Committee, the United States Securities and Exchange Commission, the United States Department of Justice, the Nevada Gaming Commission, the Nevada Gaming Control Board, the Pennsylvania Gaming Authority, the Hong Kong Stock Exchange, the Securities and Futures Commission of Hong Kong, the Casino Regulatory Authority of Singapore, and the Macau Gaming Authority; (d) any investigations having similar subject matter initiated after the Closing Date; and (e) any civil securities class actions or derivative lawsuits asserting that the Parent or the Parent’s directors inadequately disclosed corruption risks or breached their fiduciary duties by establishing inadequate anti-corruption practices or controls at the Parent or any of its Subsidiaries.

“Standby Letter of Credit” means any standby letter of credit or similar instrument issued for the purpose of supporting (a) Indebtedness of the Company or any other Loan Party in respect of industrial revenue or development bonds or financings, (b) workers’ compensation liabilities of the Company or any other Loan Party, (c) the obligations of third party insurers of the Company or any other Loan Party arising by virtue of the laws of any jurisdiction requiring the third party insurers, (d) obligations with respect to Capital Leases or Operating Leases of the Company or any other Loan Party, (e) performance, payment, deposit or surety obligations of the Company or any other Loan Party, in any case if required by Legal Requirement (including if required by any Governmental Instrumentality or otherwise necessary in order to obtain any Permit related to any Project) or in accordance with custom and practice in the industry, (f) Legal Requirements in connection with the development of any Project and (g) for general corporate purposes of the Company or any other Loan Party.
“St. Regis Hotel” means the hotel and mixed use tower (designated as tower “5B”) on Site 5 & 6 that is currently contemplated to be St. Regis branded.
“St. Regis Hotel Management Agreement” means the operation, maintenance and management agreements (together with all related and associated agreements), entered into between VOL and Starwood Asian Pacific Hotels & Resorts Pte Ltd. or another hotel management company reasonably satisfactory to the Administrative Agent, which provides for the operation, maintenance and management of the St. Regis Hotel by Starwood Asian Pacific Hotels & Resorts Pte Ltd. or an Affiliate thereof, or such other hotel management company.
“Subsidiary” means, with respect to any Person, (a) any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof and (b) any partnership or limited liability company of which more than 50% of such entities’ capital accounts, distribution rights, general or limited partnership interests or membership interests are owned or controlled directly or indirectly by such Person or one of more other Subsidiaries of that Person or a combination thereof.
“Substitute Borrower” is defined in subsection 2.7B(iv).
“Supplements to Gaming Sub-Concession Contract” means (i) the Memorandum from Macau SAR (executed by The Secretary for Economy and Finance), dated December 23, 2002, pursuant to which the Gaming Sub-Concession Contract was deemed no longer dependent on the Primary Gaming Concession Contract, (ii) the letter dated December 19, 2002, executed by the government of Macau SAR, authorizing the transfer of rights under the concession agreement to the Company pursuant to the terms of the Gaming Sub-Concession Contract, and (iii) the letter dated December 19, 2002, executed by the government of Macau SAR, confirming its rights and obligations with respect to the Gaming Sub-Concession Contract.

“Supplier Joint Venture” means any Person that supplies or provides materials or services to any Loan Party or any contractor in relation to any Project and in which a Loan Party or one of its Restricted Subsidiaries have Investments.
“Swing Line Lender” means BOC, in its capacity as Swing Line Lender.
“Swing Line Loans” is defined in subsection 2.1A(iii).
“Swing Line Note” means a promissory note of the Borrower payable to the Swing Line Lender, substantially in the form of Exhibit A-3 annexed hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to the Swing Line Lender resulting from outstanding Swing Line Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.
“Swing Line Sublimit” means $25,000,000.
“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation, or any successor thereto, and if such Person shall for any reason no longer perform the function of a securities rating agency, S&P shall be deemed to refer to any other rating agency designated by the Borrower with the written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed).
“Tax” or “Taxes” means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed and any penalty or interest payable in connection with any failure to pay or any delay in paying any of the foregoing; provided that “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by (x) the jurisdiction in which that Person is organized or in which that Person’s principal office (and/or, in the case of a Lender, its lending office) is located, (y) any jurisdiction in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business, or (z) any other jurisdiction as a result of a present or former connection between that Person and such jurisdiction (other than any connection arising solely from that Person having executed, delivered or performed its obligations or received a payment under this Agreement or any other Loan Document), in each case on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its lending office).
“Tax Distributions” is defined in subsection 7.5(iv).
“Tax Credit” means a credit against, relief or remission for, or repayment of any, Included Taxes.
“Term Loan” means the Initial Term Loans and any New Term Loans.

“Term Loan Commitment” means the Initial Term Loan Commitment and any New Term Loan Commitments, and “Term Loan Commitments” means such commitments of all Lenders in the aggregate.
“Term Loan Commitment Amount” means, with respect to the Initial Term Loans, $3,200,000,000.
“Term Loan Commitment Termination Date” means, with respect to the Initial Term Loans, the earliest of (a) the occurrence of a Commitment Termination Event, (b) the date on which the full amount of the Term Loans available to be borrowed has been borrowed and (c) the date that is 60 days after September 30, 2011 or if such day is not a Business Day, the next succeeding Business Day.
“Term Loan Dollar Lender” means a Lender that has a Term Loan Commitment denominated in Dollars, as set forth on Schedule 2.1 (as may be modified pursuant to any transaction in accordance with subsection 2.9). Notwithstanding anything to the contrary in this Agreement, no Term Loan Dollar Lender shall be obligated to fund (i) in an amount exceeding the amount set forth for such Term Loan Dollar Lender on Schedule 2.1 and (ii) in any currency other than Dollars.
“Term Loan Exposure” means, with respect to any Lender as of any date of determination, (a) prior to the Term Loan Commitment Termination Date, the sum of that Lender’s Term Loan Commitment and the aggregate outstanding principal amount of the Term Loans made by that Lender and (b) after the Term Loan Commitment Termination Date, the outstanding principal amount of the Term Loans made by that Lender; provided that, for purposes of the foregoing clauses (a) and (b), the Term Loan Commitment and Term Loans of each Term Loan HK Dollar Lender and each Term Loan Pataca Lender shall be expressed in Dollars using the applicable Closing FX Rate.
“Term Loan Facility” is defined in subsection 2.1A(i).
“Term Loan HK Dollar Lender” means a Lender that has a Term Loan Commitment denominated in HK Dollars, as set forth on Schedule 2.1 (as may be modified pursuant to any transaction in accordance with subsection 2.9). Notwithstanding anything to the contrary in this Agreement, no Term Loan HK Dollar Lender shall be obligated to fund (i) in an amount exceeding the amount set forth for such Term Loan HK Dollar Lender on Schedule 2.1 and (ii) in any currency other than HK Dollars.
“Term Loan Lender” means each Term Loan Dollar Lender, Term Loan HK Dollar Lender and Term Loan Pataca Lender.
“Term Loan Note” means a promissory note of the Borrower payable to any Lender, substantially in the form of Exhibit A-1 annexed hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Term Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Term Loan Pataca Lender” means a Lender that has a Term Loan Commitment denominated in Patacas, as set forth on Schedule 2.1 (as may be modified pursuant to any transaction in accordance with subsection 2.9). Notwithstanding anything to the contrary in this Agreement, no Term Loan Pataca Lender shall be obligated to fund (i) in an amount exceeding the amount set forth for such Term Loan Pataca Lender on Schedule 2.1 and (ii) in any currency other than Patacas.
“Termination Date” means the date on which all payment Obligations then due and payable have been repaid in full in cash, all Letters of Credit have been terminated or expired (or been cash collateralized or otherwise secured on terms and conditions satisfactory to the Issuing Lender of such Letter of Credit) and all Commitments shall have terminated.
“TL Percentage” means, relative to any Lender, the applicable percentage (based on the aggregate Term Loan Commitment of such Lender expressed in Dollars using the Closing FX Rates) relating to Term Loans set forth opposite its name on Schedule 2.1 hereto (as may be modified pursuant to any transaction in accordance with subsection 2.9) under the Term Loan Commitment column or set forth in a Assignment Agreement under the Term Loan Commitment column, as such percentage may be adjusted from time to time pursuant to Assignment Agreements executed by such Lender and its assignee Lender and delivered pursuant to subsection 10.1B or by cancellations and terminations of Term Loan Commitments in accordance with subsection 10.1I. A Lender shall not have any Term Loan Commitment if its percentage under the Term Loan Commitment column is zero.
“Total Utilization of Revolving Loan Commitments” means, as at any date of determination, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing Issuing Lender for any amount drawn under any Letter of Credit, but not yet so applied), plus (b) the aggregate principal amount of all outstanding Swing Line Loans, plus (c) the Letter of Credit Usage.
“Transaction Costs” means the fees, costs and expenses payable by the Borrower on or before the Closing Date in connection with this Agreement, the other Loan Documents, and the initial Credit Extension hereunder.
“UBS” is defined in the preamble.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that if, with respect to any UCC financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Collateral Agent pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any UCC financing statement relating to such perfection or effect of perfection or non-perfection.

“Undisclosed Administration” means in relation to a Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar officer by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.
“United States” or “U.S.” means the United States, its fifty states and the District of Columbia.
“UOB” is defined in the preamble.
“US Collateral Account Agreement” means the Deposit Account Control Agreement(s), to be entered into among the Borrower and the Administrative Agent, in substantially the form of Exhibit E-4 hereto.
“USD Livrança” means that certain promissory note substantially in the form of Exhibit E-12, regarding the Loans executed by the Borrower, and endorsed by each Guarantor, in favor of the Collateral Agent.
“Usufruct Agreements” means the usufruct agreements related to the minority shareholders of the Company and the Company’s Subsidiaries, which minority equity interest is required by Legal Requirements of Macau SAR.
“Venetian Macao Casino” means the ownership of the casino and the operation and maintenance by the Company of the casino and gaming space, located within the Venetian Macao Resort Project, and the purchase of associated gaming machines, utensils and equipment.
“Venetian Macao Convention Center” means the ownership, operation and maintenance by the Cotai Subsidiary of a convention center located on land leased under the Venetian Macao Land Concession Contract and adjacent to the Venetian Macao Resort Project.
“Venetian Macao Land Concession Contract” means the land concession contract, as published in the Official Bulletin on April 18, 2007, as amended as published in the Official Bulletin on October 29, 2008, entered into between Macau SAR, the Cotai Subsidiary and the Company pursuant to which Macau SAR has leased Sites 1, 2 and 3 to the Cotai Subsidiary and the Cotai Subsidiary has transferred, by way of a deed, the Casino unit as defined therein to the Company, and on which the Venetian Macao Overall Project and the Four Seasons Macao Overall Project have been substantially built and on which a Casino Operation Project on Site 3 is intended to be built.
“Venetian Macao Mall” means the ownership, operation and maintenance of a retail complex as part of the Venetian Macao Resort Project by the Cotai Subsidiary.
“Venetian Macao Overall Project” means the Venetian Macao Casino, the Venetian Macao Resort Project, the Venetian Macao Convention Center and the Venetian Macao Mall and related parts of the Venetian Macao complex, including the energy center and the area generally referred to as the arena; other than any such component that has been sold in a Permitted Asset Disposition pursuant to the terms hereof.

“Venetian Macao Resort Project” means the ownership, operation and maintenance by the Cotai Subsidiary of an approximately 3,000 suite luxury hotel resort located on Site 1, which is leased to the Cotai Subsidiary pursuant to the Venetian Macao Land Concession Contract.
“V-HK” means V-HK Services Limited, a Hong Kong corporation.
“VOL” means Venetian Orient Limited, a Macau corporation.
“VOL Casino” means the casino or gaming space in, or to be developed in the VOL Casino Hotel Resort Project, which casino or gaming space, subject to the terms and conditions set forth herein, will be owned by VOL and operated by the Company, and the purchase of associated gaming machines, utensils and equipment.
“VOL Casino Hotel Resort Project” means the VOL Casino, casino hotel resorts and retail complexes developed on Site 5 & 6, which casino hotel resorts will be owned, operated and maintained (other than any casino and gaming areas therein which shall be operated by the Company) by VOL.
“VOL Casino Hotel Resort Opening Date” means, with respect to the VOL Casino Hotel Resort Project, the date on which (x) the mall common areas, (y) 1,500 hotel rooms and (z) 3,000 gaming “positions” in the casino (with positions being calculated as one for each position at an electronic gaming machine, one position for each slot machine and seven positions for each live gaming table) shall be open to the general public, as certified by the Company to the Administrative Agent.
“VOL Casino Hotel Resort Substantial Operations Date” means, with respect to the VOL Casino Hotel Resort Project, a date following the VOL Casino Hotel Resort Opening Date on which (x) 3,500 hotel rooms and (y) 5,500 gaming “positions” in the casino (with positions being calculated as one for each position at an electronic gaming machine, one position for each slot machine and seven positions for each live gaming table) shall be open to the general public, as certified by the Company to the Administrative Agent.
“VOL Credit Agreement” means that certain Credit Agreement dated as of May 17, 2010 among Venetian Orient Limited, as borrower, each other loan party, the Bank of Nova Scotia, as administrative agent, Goldman Sachs Lending Partners LLC, BNP Paribas, Hong Kong Branch, Citibank, N.A., Citigroup Global Markets Asia Limited, Citicorp Financial Services Limited, Citibank, N.A., Hong Kong Branch, UBS AG Hong Kong Branch and Barclays Capital (the investment banking division of Barclays Bank PLC) as global coordinators, co-syndication agents and bookrunners, Bank of China Limited, Macau Branch and Industrial and Commercial Bank of China (Macau) Limited, as global coordinators and bookrunners, Banco Nacional Ultramarino, S.A., DBS Bank Ltd. and Oversea-Chinese Banking Corporation Limited, as mandated lead arrangers and bookrunners, and each of the other agents and arrangers from time to time party thereto and the financial institutions from time to time party thereto, as the same has been and may be amended, amended and restated, supplemented, or otherwise modified from time to time.
“VOL Investment” means an Investment in VOL, the proceeds of which are to be used by VOL in connection with (i) its current Indebtedness (including accrued interest thereon, and fees and expenses relating thereto), and (ii) the development, construction and completion of the VOL Casino Hotel Resort Project.

“VOL Land Concession Contract” means the land concession contract, as published in the Official Bulletin on May 12, 2010, entered into between Macau SAR, VOL and the Company pursuant to which Macau SAR has leased Site 5 & 6 and Tropical Garden to VOL and the Company has been commissioned with the operation of the VOL Casino.
“Wing Lung” is defined in the preamble.
1.2 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.
Except as otherwise expressly provided in this Agreement (including the last sentence of this subsection 1.2), all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to Lenders pursuant to clauses (ii), (iii), (iv) and (xiii) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(v)) except for those exceptions from GAAP that are called for by the requirements of those sections. Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with those used to prepare the financial statements referred to in the first sentence of subsection 5.3. For the purposes of this Agreement, “consolidated” with respect to any Person shall mean, unless expressly stated to be otherwise, such Person consolidated with its Restricted Subsidiaries and shall not include any Excluded Subsidiary; provided that the parties acknowledge that such definition of “consolidated” is not in accordance with GAAP. For the avoidance of doubt, any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) required to be classified and accounted for as a Capital Lease on a balance sheet of such Person under GAAP as in effect on the date hereof shall not be treated as Capital Lease as a result of (x) the adoption of changes in GAAP after such date or (y) changes in the application of GAAP after such date.
1.3 Other Definitional Provisions and Rules of Construction.
A. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.
B. References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.
C. The use in any of the Loan Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

D. References to a Potential Event of Default or Event of Default as “continuing” shall mean that such Potential Event of Default or Event of Default has not been either (i) remedied or (ii) waived in writing.
Any reference to any agreement or instrument shall be deemed to include a reference to such agreement or instrument as assigned, amended, supplemented or otherwise modified from time to time, unless such assignment, amendment, supplement or modification is prohibited by subsection 7.13 (to the extent applicable).
1.4 Exchange Rates.
Not later than 1:00p.m. (Macau SAR time) on each Recalculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Recalculation Date with respect to Patacas and HK Dollars to be used for calculating the Dollar Equivalent and (ii) give notice thereof to the Lenders and the Borrower. The Exchange Rate so determined shall become effective on the relevant Recalculation Date, shall remain effective until the next succeeding Recalculation Date, and shall for all purposes of this Agreement (other than any provision expressly requiring the use of a Closing FX Rate or a current Exchange Rate) be the Exchange Rate employed in converting any amounts between Dollars and Patacas or HK Dollars, as the case may be.
For purposes of determining compliance under Section 7 with respect to any amount in Patacas or HK Dollars, as the case may be, such amount shall be deemed to equal the Dollar Equivalent thereof at the Exchange Rate in effect at the time of such incurrence. Notwithstanding anything else in this Agreement, the maximum amount of Indebtedness, Liens, Investments and other basket amounts that the Company, the Borrower and the Restricted Subsidiaries may incur under Section 7 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, Liens, Investments and other basket amounts, solely as a result of fluctuations in the exchange rate of currencies. When calculating capacity for the incurrence of additional Indebtedness, Liens, Investments and other basket amounts by the Company, the Borrower and the Restricted Subsidiaries under Section 7 the exchange rate of currencies shall be measured as of the date of calculation.
Section 2. Amounts and Terms of Commitments and Loans.
2.1 Commitments; Making of Loans; the Register; Notes.
A. Commitments. Subject to the terms and conditions of this Agreement, each Lender hereby severally agrees to make the Loans described in this subsection 2.1.A.
(i) Initial Term Loans. On and after the Closing Date but on or prior to the Term Loan Commitment Termination Date each Term Loan Lender agrees that it will severally make loans (relative to such Lender, its “Initial Term Loans” ) as follows:
(a) in the case of each Term Loan Dollar Lender, in an amount equal to such Lender’s TL Percentage of the aggregate amount of the borrowing of the Initial Term Loans requested by the Borrower to be made on such day;

(b) in the case of each Term Loan HK Dollar Lender, in an amount equal to such Lender’s TL Percentage of the aggregate amount of the borrowing of the Initial Term Loans requested by the Borrower to be made on such day, in HK Dollars based on the Closing FX Rates for the conversion of Dollars into HK Dollars; and
(c) in the case of each Term Loan Pataca Lender, in an amount equal to such Lender’s TL Percentage of the aggregate amount of the borrowing of the Initial Term Loans requested by the Borrower to be made on such day, in Patacas based on the Closing FX Rates for the conversion of Dollars into Patacas.
No amounts paid or prepaid with respect to Term Loans may be reborrowed. No Term Loan Lender shall be permitted or required to make any Term Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Term Loans of such Term Loan Lender would exceed such Lender’s TL Percentage of the then existing Term Loan Commitment Amount. Each Lender’s Term Loan Commitment to make Initial Term Loans pursuant to this subsection 2.1A(i) shall expire on the Term Loan Commitment Termination Date. All Loans made or committed to be made under this subsection, collectively, the “Term Loan Facility”.
(ii) Revolving Loans. From time to time on any Business Day occurring on or after the Closing Date but prior to the Revolving Loan Commitment Termination Date, each Revolving Loan Lender agrees that it will severally make loans (relative to such Lender, its “Initial Revolving Loans” ) as follows:
(a) in the case of each Revolving Loan Dollar Lender, in an amount equal to such Lender’s RL Percentage of the aggregate amount of the borrowing of the Initial Revolving Loans requested by the Borrower to be made on such day;
(b) in the case of each Revolving Loan HK Dollar Lender, in an amount equal to such Lender’s RL Percentage of the aggregate amount of the borrowing of the Initial Revolving Loans requested by the Borrower to be made on such day, in HK Dollars based on the Closing FX Rates for the conversion of Dollars into HK Dollars; and
(c) in the case of each Revolving Loan Pataca Lender, in an amount equal to such Lender’s RL Percentage of the aggregate amount of the borrowing of the Initial Revolving Loans requested by the Borrower to be made on such day, in Patacas based on the Closing FX Rates for the conversion of Dollars into Patacas.
On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and reborrow Revolving Loans. No Revolving Loan Lender shall be permitted or required to make any Revolving Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Revolving Loans of such Revolving Loan Lender, together with such Lender’s RL Percentage of the Letter of Credit Usage, would exceed such Lender’s RL Percentage of the then existing Revolving Loan Commitment Amount and in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect. Each Lender’s Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be repaid in full no later than that date. All Loans made or committed to be made under this subsection, collectively, the “Revolving Credit Facility”.

(iii) Swing Line Loans. At any time prior to the Revolving Loan Commitment Termination Date, subject to the terms and conditions hereof, Swing Line Lender hereby agrees to make loans (the “Swing Line Loans”) to the Borrower, in Dollars, HK Dollars or Patacas as requested by the Borrower, in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided, that after giving effect to the making of any Swing Line Loan, in no event shall the Total Utilization of Revolving Loan Commitments exceed the Revolving Loan Commitments then in effect. Amounts borrowed pursuant to this subsection 2.1A(iii) may be repaid and reborrowed during the Revolving Commitment Period. The Swing Line Lender’s Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than such date.
B. Borrowing Mechanics. Loans made on any Funding Date (other than Revolving Loans made pursuant to subsection 3.3B for the purpose of reimbursing any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, and Swing Line Loans which shall be governed by the provisions of subsection 2.10), shall be in an aggregate minimum amount of (x) $15,000,000 and integral multiples of $5,000,000 in excess of that amount in the case of Term Loans and (y) $1,000,000 and integral multiples of $500,000 in the case of Revolving Loans; it being understood that each amount set forth in the foregoing clauses (x) and (y) shall apply to the requested aggregate amount of all Term Loans or Revolving Loans, as applicable, to be made on such Funding Date (calculated using the Dollar Equivalent (based on the applicable Closing FX Rates) in the case of Loans denominated in HK Dollars and Patacas).
Whenever the Borrower desires that Lenders make Term Loans (other than any initial Credit Extensions on the Closing Date, in which case the Borrower shall deliver a Borrowing Notice in accordance with subsection 4.1A(v)), the Borrower shall deliver to the Administrative Agent a Borrowing Notice with respect to such Term Loans. Each such Borrowing Notice must be received by the Administrative Agent prior to 11:00a.m., Macau SAR time, at least five Business Days prior to the requested Funding Date (or such shorter period acceptable to the Administrative Agent) and must specify (i) the amount of Term Loans to be borrowed, (ii) the requested Funding Date and (iii) in the case of Eurodollar Rate Loans and HIBOR Rate Loans, the length of the initial Interest Period therefor. Each relevant Lender will make the amount of its share of each borrowing as is required hereunder available to the Administrative Agent in immediately available Dollars, Patacas or HK Dollars, as applicable.

Whenever the Borrower desires that Lenders make Revolving Loans (other than Revolving Loans made pursuant to subsection 3.3B for the purpose of reimbursing any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, and Swing Line Loans which shall be governed by the provisions of subsection 2.10), it shall deliver to the Administrative Agent a Borrowing Notice no later than 11:00a.m. Macau SAR time) at least five Business Days in advance of the proposed Funding Date. The Borrowing Notice shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount of Revolving Loans requested, (iii) whether such Revolving Loans that are denominated in Dollars shall be Base Rate Loans or Eurodollar Rate Loans, and (iv) in the case of any Loans requested to be made as Eurodollar Rate Loans and in the case of the HIBOR Rate Loans, the initial Interest Period requested therefor. Each relevant Lender will make the amount of its share of each borrowing as is required pursuant to and subject to the applicable requirements of this Section 2 available to the Administrative Agent in immediately available Dollars, Patacas or HK Dollars, as applicable. The Borrower shall notify the Administrative Agent prior to the funding of any such Revolving Loans in the event that any of the matters to which the Borrower is required to certify in the applicable Borrowing Notice is no longer true and correct as of the applicable Funding Date, and the acceptance by the Borrower of the proceeds of any such Revolving Loans shall constitute a recertification by the Borrower, as of the applicable Funding Date, as to the matters to which the Borrower is required to certify in the applicable Borrowing Notice.
Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Borrowing Notice for a Eurodollar Rate Loan or a HIBOR Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to make a borrowing in accordance therewith; provided that in the case of the initial Borrowing on the Closing Date, the Borrower may revoke such notice if any condition set forth in subsection 4.1 will not, in the Borrower’s judgment, be satisfied or waived on or prior to the date on which the Lenders would fund such Borrowing, and the Borrower shall pay any breakage and other costs incurred in connection with any such revocation in accordance with subsection 2.6D.
C. Lending of Funds. All Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder. Promptly after receipt by the Administrative Agent of a Borrowing Notice pursuant to subsection 2.1B, the Administrative Agent shall notify each Lender of the proposed borrowing. Each applicable Lender shall make the amount of its Loan available to the Administrative Agent not later than 11:00a.m. (Macau SAR time) on the applicable Funding Date (or, for purposes of the initial funding on the Closing Date only, such other time agreed to by the Administrative Agent and the Borrower and notified in writing to the Term Loan Lenders), in same day funds in Dollars, Patacas or HK Dollars, as applicable, by wire transfer (together with the applicable SWIFT confirmation) at the applicable Payment and Funding Office, and the Administrative Agent shall make such funds in the case of Term Loans (other than proceeds of Term Loans made on the initial Funding Date that are applied to the Refinancing, Investments described in clause (i) of the definition of “VOL Investment” and to pay Transaction Costs) and Revolving Loans, available no later than 1:00p.m. (Macau SAR time) on the applicable Funding Date (or, for purposes of the initial funding on the Closing Date only, such other time agreed to by the Administrative Agent and the Borrower and notified in writing to the Revolving Loan Lenders) by depositing such Term Loans (other than proceeds of Term Loans made on the initial Funding Date that are applied to the Refinancing, Investments described in clause (i) of the definition of “VOL Investment” and to pay Transaction Costs) and Revolving Loans, to the account or accounts as directed by the Borrower.

Unless the Administrative Agent shall have been notified by any Lender prior to the Funding Date for any Loans that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on such Funding Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Funding Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to the Administrative Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.
D. The Register.
(i) The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain, as agent for the Borrower, at its address referred to in subsection 10.9, a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of each Lender from time to time (the “Register”). The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(ii) The Administrative Agent shall record, or shall cause to be recorded, in the Register the Commitment and the Loans (in accordance with the provisions of subsection 10.1, and, for any Loans or Commitments denominated in HK Dollars or Patacas, including the Dollar Equivalent amount of such Loans and Commitments calculated using the Closing FX Rate) from time to time of each Lender, and each repayment or prepayment in respect of the principal amount of the Loans of each Lender (and any cancellations of Term Loans pursuant to and in accordance with the terms and conditions of subsection 10.1I). Any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or the Obligations of any Loan Party in respect of any applicable Loans.
(iii) Each Lender shall record on its internal records (including the Notes held by such Lender) the amount of each Loan made by it and each payment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or the Obligations of any Loan Party in respect of any applicable Loans; and provided, further that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(iv) The Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by the Administrative Agent and recorded in the Register as provided in subsections 10.1B(ii) or 10.1I(vi), as applicable. Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.
E. Notes. The Borrower agrees that, upon request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a Note evidencing the Loans made by, and payable to the order of, such Lender in a maximum principal amount equal to such Lender’s Percentage of the original applicable Commitment. The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with notations made by the Administrative Agent in the Register, be conclusive and binding on each obligor absent manifest error; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of any Loan Party.
2.2 Interest on the Loans.
A. Rate of Interest. Subject to the provisions of subsections 2.6 and 2.7, each Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to (i) in the case of Revolving Loans (but not including Swing Line Loans) or Term Loans denominated in Dollars, the Adjusted Eurodollar Rate or the Base Rate, or (ii) in the case of Revolving Loans (but not including Swing Line Loans) or Term Loans denominated in Patacas or HK Dollars, the HIBOR Rate. The applicable basis for determining the rate of interest with respect to any Loan shall be selected by the Borrower initially at the time a Borrowing Notice is given with respect to such Loan pursuant to subsection 2.1B, and the basis for determining the interest rate with respect to any Loan may be changed from time to time pursuant to subsection 2.2D. If on any day a Loan is outstanding with respect to which notice has not been delivered to the Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate. Subject to the provisions of subsections 2.2E, 2.6G and 2.7, the Loans shall bear interest at a rate per annum as follows:
(a) if a Base Rate Loan, then from the date of funding of such Loan at the sum of the Base Rate plus the Applicable Margin for such Loans; or
(b) if a Eurodollar Rate Loan, then from the date of funding of such Loan at the sum of the Adjusted Eurodollar Rate plus the Applicable Margin for such Loans; or

(c) if a HIBOR Rate Loan, then from the date of funding of such Loan at the sum of the HIBOR Rate plus the Applicable Margin for such Loans; or
(d) if a Swing Line Loan, then from the date of funding of such Loan at the sum of either (i) in the case of Swing Line Loans denominated in Dollars, the Adjusted Eurodollar Rate for an Interest Period of one month or (ii) in the case of Swing Line Loans denominated in HK Dollars or Patacas, the HIBOR Rate for an Interest Period of one month, in each case plus the Applicable Margin for Revolving Loans.
All Eurodollar Rate Loans and HIBOR Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Rate Loan or HIBOR Rate Loan.
B. Interest Periods. In connection with each Eurodollar Rate Loan or HIBOR Rate Loan, the Borrower may, pursuant to the applicable Borrowing Notice or Conversion/Continuation Notice, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Loan, which Interest Period shall be, at the Borrower’s option, either a one, two, three or six month period (or, with the consent of all relevant Lenders, nine or twelve months, or a period of less than one month if all relevant Lenders consent to such period); provided that:
(i) the initial Interest Period for any Eurodollar Rate Loan or HIBOR Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan or HIBOR Rate Loan, or on the Business Day specified in the applicable Conversion/Continuation Notice, in the case of a Loan converted to a Eurodollar Rate Loan or HIBOR Rate Loan;
(ii) in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan or HIBOR Rate Loan continued as such pursuant to a Conversion/Continuation Notice, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;
(iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;
(iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to subsection 2.2B(v), end on the last Business Day of a calendar month;

(v) no Interest Period with respect to any portion of the Loans shall extend beyond the Maturity Date for such Loans;
(vi) no Interest Period shall extend beyond a date on which the Borrower is required to make a scheduled payment of principal of the Loans unless the sum of (a) the aggregate principal amount of Loans that are Base Rate Loans plus (b) the aggregate principal amount of Loans that are Eurodollar Rate Loans or HIBOR Rate Loans with Interest Periods expiring on or before such date plus (c) the excess of the Commitments then in effect over the aggregate principal amount of the Loans then outstanding, equals or exceeds the principal amount required to be paid on the Loans or the permanent reduction of the Commitments that is scheduled to occur on such date;
(vii) there shall be no more than 12 Interest Periods outstanding at any time; and
(viii) in the event the Borrower fails to specify an Interest Period for any Eurodollar Rate Loan or HIBOR Rate Loan in the applicable Borrowing Notice or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one month.
C. Interest Payments. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears (in the same currency as such Loan made to the Borrower) on each Interest Payment Date with respect to such Loan, shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid, and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans.
D. Conversion or Continuation. Subject to the provisions of subsection 2.6, the Borrower shall have the option (i) to convert at any time all or any part of its outstanding Loans equal to $5,000,000 (or $1,000,000 in the case of Revolving Loans) and integral multiples of $1,000,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan or HIBOR Rate Loan, to continue all or any portion of such Loan equal to $3,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan or HIBOR Rate Loan, it being understood that each amount set forth in the foregoing clauses (i) and (ii) shall apply to the requested aggregate amount of such conversion or continuation, as applicable, to be so converted or continued (calculated using the Dollar Equivalent (based on the applicable Closing FX Rates) in the case of Loans denominated in HK Dollars and Patacas); and that in connection with a conversion or continuation of a Loan denominated in HK Dollars or Patacas which originally met the requirements of clause (i) or (ii) but no longer does solely due to fluctuation in exchange rates, such Loan shall be deemed to satisfy the requirements of clause (i) or (ii) as applicable. For the avoidance of doubt, a Eurodollar Rate Loan may be converted into a Base Rate Loan prior to the expiration date of an Interest Period applicable thereto; provided that the Borrower shall pay any breakage and other costs incurred in connection with any such conversion in accordance with subsection 2.6D.

The Borrower shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than 11:00a.m. (Macau SAR time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least five Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to a Eurodollar Rate Loan, or a continuation of a Eurodollar Rate Loan or HIBOR Rate Loan). A Conversion/Continuation Notice shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount and type of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to a Eurodollar Rate Loan, or a continuation of a Eurodollar Rate Loan or HIBOR Rate Loan, the requested Interest Period and (v) in the case of a conversion to a Eurodollar Rate Loan, or a continuation of a Eurodollar Rate Loan or a HIBOR Rate Loan, that no Potential Event of Default or Event of Default has occurred and is continuing or, if a Potential Event of Default or Event of Default has occurred and is continuing, the Borrower has not been notified in writing by the Administrative Agent that it may not continue such Eurodollar Rate Loan or HIBOR Rate Loan. In lieu of delivering the above-described Conversion/Continuation Notice, the Borrower may give the Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a Conversion/Continuation Notice to the Administrative Agent on or before the proposed conversion/continuation date. Upon receipt of written or telephonic notice of any proposed conversion/continuation under this subsection 2.2D, the Administrative Agent shall promptly transmit such notice by telefacsimile or telephone to each Lender.
Neither the Administrative Agent nor any Lender shall incur any liability to the Borrower in acting upon any telephonic notice referred to above that the Administrative Agent believes in good faith to have been given by a duly authorized officer or other Person authorized to act on behalf of the Borrower or for otherwise acting in good faith under this subsection 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice the Borrower shall have effected a conversion or continuation, as the case may be, hereunder.
Except as otherwise provided in subsections 2.6B, 2.6C, 2.6F and 2.6G, a Conversion/Continuation Notice for conversion to, or continuation of, a Eurodollar Rate Loan or a HIBOR Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.
E. Default Rate. Upon the occurrence and during the continuation of any Event of Default, all overdue amounts other than fees then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (and, in the case of any fees, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); provided that, in the case of Eurodollar Rate Loans and HIBOR Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in the interest rate is effective such Eurodollar Rate Loans and HIBOR Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

F. Computation of Interest and Commitment Fees. Interest on the Loans and commitment fees shall be computed on the basis of (i) a 360-day year, in the case of Eurodollar Rate Loans, and (ii) a 365-day year, in respect of Base Rate Loans, HIBOR Rate Loans and commitment fees, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, (i) the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Term Loan during any period when such Term Loans may be assigned through a Settlement Service, the last Interest Payment Date with respect to such Term Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan or a HIBOR Rate Loan, the date of conversion of such Eurodollar Rate Loan or HIBOR Rate Loan to such Base Rate Loan, as the case may be, shall be included, and (ii) the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan or a HIBOR Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan or HIBOR Rate Loan, or, with respect to a Term Loan during any period when such Term Loans may be assigned through a Settlement Service, the current Interest Payment Date with respect to such Term Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
2.3 Fees.
A. Commitment Fees. Each of the Company and, on and after the Closing Date, the Borrower agrees to pay to the Administrative Agent, for distribution to each (i) Revolving Loan Lender in proportion to that Lender’s Pro Rata Share, commitment fees for the period from and including September 30, 2011 to and excluding the Revolving Loan Commitment Termination Date equal to (x) the average of the daily excess of the Revolving Loan Commitments over the sum of (A) the aggregate principal amount of outstanding Revolving Loans but not the Letter of Credit Usage plus (B) the Letter of Credit Usage multiplied by (y) 0.50% per annum and (ii) each Term Loan Lender in proportion to that Lender’s Pro Rata Share, commitment fees for the period from and including the date that is 30 days after September 30, 2011 to and excluding the Term Loan Commitment Termination Date equal to the average of the daily unused Term Loan Commitments multiplied by 0.50% per annum, in each case such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed, to be paid to each Revolving Loan Lender and Term Loan Lender in the same currency as its Revolving Loan Commitment and Term Loan Commitment, as the case may be, and to be payable quarterly in arrears on each Quarterly Date, commencing on the first such date to occur after September 30, 2011, and on the Revolving Loan Commitment Termination Date or the Term Loan Commitment Termination Date, as applicable.

B. Annual Administrative Fee. The Borrower agrees to pay to the Administrative Agent an annual administrative fee in the amount and at the times set forth in the Agent’s Fee Letter.
C. Collateral Agent’s Annual Fee. The Borrower agrees to pay to the Collateral Agent an annual fee in the amount and at the times set forth in the Agent’s Fee Letter.
D. Other Fees. The Borrower agrees to pay to the Agents and Arrangers such other fees in the amounts and at the times as may be mutually agreed by them in writing.
2.4 Repayments, Prepayments and Reductions in Commitments; General Provisions Regarding Payments.
The Borrower shall repay, in full, the unpaid principal amount of each Loan (in the same currencies as the Loans made to the Borrower) upon the applicable Maturity Date therefor. Prior thereto, payments and prepayments of the Loans shall or may be made as set forth below.
A. Scheduled Payments of Term Loans.
The Borrower shall make principal payments on the Initial Term Loans in the relevant currency in installments on each Quarterly Date for Term Loans commencing with the Quarterly Date on December 31, 2014 and shall pay (i) 6.25% of the initial aggregate principal amount of the Term Loans outstanding as of the Term Loan Commitment Termination Date on the Quarterly Dates of December 31, 2014, March 31, 2015, June 30, 2015 and September 30, 2015, (ii) 10.0% of the initial aggregate principal amount of the Term Loans outstanding as of the Term Loan Commitment Termination Date on the Quarterly Dates of December 31, 2015, March 31, 2016 and June 30, 2016 and (iii) the remainder of such principal amount on the Maturity Date for the Term Loan Facility; provided, that the scheduled installments of principal of the Term Loans above shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with subsection 2.4B(iv) or any cancellations in accordance with subsection 10.1I, and the final installment payable by the Borrower in respect of the Term Loans shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by the Borrower under this Agreement with respect to the Term Loans. Notwithstanding the foregoing, with respect to any Term Loans which are cancelled pursuant to and in accordance with subsection 10.1I, each of the installments of principal payments of the Term Loans due after the date of such cancellation (including the final principal payment on the Maturity Date) shall be cancelled on a pro rata basis.
B. Prepayments and Unscheduled Reductions in Commitments.
(i) Voluntary Prepayments. The Borrower may, upon not less than one Business Day’s prior written or telephonic notice given to the Administrative Agent by 11:00a.m. (Macau SAR time), in the case of Base Rate Loans (other than Swing Line Loans denominated in Patacas or HK Dollars), five Business Days’ prior written or telephonic notice given to the Administrative Agent by 11:00a.m. (Macau SAR time), in the case of Eurodollar Rate Loans and HIBOR Rate Loans, and upon written or telephonic notice given to the Administrative Agent by 11:00a.m. (Macau SAR time) on the date of such prepayment with respect to Swing Line Loans denominated in HK Dollars, and in each case, if given by telephone, promptly confirmed in writing to the Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time prepay any Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount (or in the case of Swing Line Loans, in an aggregate minimum amount of $500,000, and in integral multiples of $100,000 in excess of that amount); provided, however, that with respect to any Eurodollar Rate Loan or a HIBOR Rate Loan not prepaid on the expiration of the Interest Period applicable thereto the Borrower shall pay any amount payable pursuant to subsection 2.6D. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein in the currency in which such loans were made to the Borrower unless such notice is in connection with a refinancing of the Loans in which case such notice may be conditioned upon consummation of such refinancing. Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv).
(ii) Voluntary Reductions of Commitments. The Borrower may, upon not less than five Business Days’ prior written or telephonic notice confirmed in writing to the Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitments in an amount up to the amount by which the Revolving Loan Commitments exceed the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of such Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount. The Borrower’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of such Commitments shall be effective on the date specified in the Borrower’s notice and shall reduce such Commitment of each Lender proportionately to its Pro Rata Share; provided, that if such cancellation is in connection with a refinancing of all or a part of Commitments then outstanding, such date shall be the date on which such refinancing is consummated if such date is different than the date specified in the Borrower’s notice. Any such voluntary reduction of the Commitments shall be applied as specified in subsection 2.4B(iv).
(iii) Mandatory Prepayments. The Loans shall be prepaid in the amounts and under the circumstances set forth below, all such prepayments to be applied as set forth below or as more specifically provided in subsection 2.4B(iv):
(a) Prepayments From Net Asset Sale Proceeds. If any Asset Sale is consummated (in respect of the VOL Casino Hotel Resort Project (or any portion thereof), on or after the VOL Casino Hotel Resort Project Substantial Operations Date), then no later than the fifth Business Day following the date of receipt by any Loan Party of any Net Asset Sale Proceeds in respect of such Asset Sale (other than Net Asset Sale Proceeds from any Asset Sale (other than the sale of the Venetian Macao Mall, Four Seasons Macao Mall or Four Seasons Macao Resort Project (including any complementary suites comprising a portion thereof)) to the extent such Net Asset Sale Proceeds are reinvested in the business of the Loan Parties within 12 months of receipt, the Borrower shall prepay the Loans in an aggregate amount equal to such Net Asset Sale Proceeds (except that, in the case of Net

Asset Sale Proceeds received from Permitted Asset Dispositions constituting the sale of the Venetian Macao Mall, Four Seasons Mall or Four Seasons Macao Resort Project (including any complementary suites comprising a portion thereof), if the Company makes a dividend with the proceeds thereof in accordance with subsection 7.5(ii), such prepayments shall only be required in an amount not less than 75% of the Net Asset Sale Proceeds received in respect of such Permitted Asset Disposition); provided that no such prepayment or reinvestment shall be required with respect to any Asset Sales if at the time such prepayment would otherwise be due (A) no Event of Default or Potential Event of Default has occurred and is continuing or will result from such Asset Sale, and (B) the Consolidated Leverage Ratio is, prior to giving effect to such prepayment, less than 4.0:1.0; provided further that the amount of any prepayment otherwise required pursuant to the foregoing provisions of this subsection 2.4B(iii)(a) shall be reduced by an amount equal to the lesser of (x) the Permitted Bond Ratable Share of such amount and (y) the amount of the related Net Asset Sale Proceeds which are required by the provisions of the Permitted Bonds, Permitted Pari Passu Secured Refinancing Debt, Other Loans or any other Indebtedness permitted to be incurred pursuant to subsections 7.1(xx) and 7.1(xxi) (collectively, the “Pari Passu Indebtedness”) to be applied or offered to be applied to the redemption or retirement of Pari Passu Indebtedness; provided that to the extent such Net Asset Sale Proceeds are not so applied to retire or redeem Pari Passu Indebtedness after an offer to do so has been made (“Excess Asset Sale Proceeds”), such Excess Asset Sale Proceeds shall be applied to repay Loans in accordance with this subsection 2.4B(iii)(a). For purposes of this subsection 2.4B(iii)(a), (a) no Net Asset Sale Proceeds shall be deemed to have been received by a Loan Party as a result of any Asset Sale of a complementary accommodation, apartment or condominium units at any Project (including any sale of equity in connection with the sale or disposition of such apartments, accommodations or units) until such time as the final payment for such Asset Sale is received (and is not contractually subject to return or refund) by a Loan Party, and (b) no prepayment shall be required with respect to Net Asset Sale Proceeds received as a result of Asset Sales of complementary accommodations, apartment or condominium units at any Project (including any sale of equity in connection with the sale or disposition of such apartments, accommodations or units) until the aggregate amount of such Net Asset Sale Proceeds with respect to the applicable Project is in excess of $10,000,000 since the prior prepayment made with respect to Net Asset Sale Proceeds received as a result of Asset Sales of complementary accommodations, apartment or condominium units at such Project (including the above-described equity sales), and in no event shall any prepayments with respect to Net Asset Sale Proceeds received as a result of Asset Sales of complementary accommodations, apartment or condominium units at any Project (including the above-described equity sales) be required to be made more frequently than once per calendar month.

(b) Prepayments from Net Loss Proceeds. Subject to subsection 6.4C, the terms of the Gaming Concession Contract and applicable law, no later than the date on which Net Loss Proceeds are required to be applied to prepayment of Loans pursuant to the last sentence of this subsection 2.4B(iii)(b), the Borrower shall prepay the Loans in an amount equal to such Net Loss Proceeds; provided, however, so long as no Event of Default has occurred and is continuing, the Borrower or another Loan Party may use such Net Loss Proceeds to repair, restore and replace the property or asset with respect to which such Net Loss Proceeds were paid in order to compensate the Borrower or such other Loan Party for the Event of Loss which occurred thereto so long as such Net Loss Proceeds are used for such purposes within 12 months of the Borrower’s receipt of such Net Loss Proceeds (or, if committed for such use by the Borrower, actually used for such purposes within 15 months of the Borrower’s receipt of such Net Loss Proceeds); provided further that the amount of any prepayment otherwise required pursuant to the foregoing provisions of this subsection 2.4B(iii)(b) shall be reduced by an amount equal to the lesser of (x) the Permitted Bond Ratable Share of such amount and (y) the amount of the related Net Loss Proceeds which are required by the provisions of the Pari Passu Indebtedness to be applied or offered to be applied to the prepayment, redemption or retirement, as applicable, of Pari Passu Indebtedness; provided that to the extent such Net Loss Proceeds are not so applied to retire or redeem Permitted Bonds after an offer to do so has been made (“Excess Loss Proceeds”), such Excess Loss Proceeds shall be applied to repay Loans in accordance with this Section 2.4B(iii)(b). To the extent such Net Loss Proceeds are not so reinvested, the Borrower will make a prepayment of the Loans within five Business Days of the end of such 12-or-15 month period, as the case may be; provided further, that no prepayment shall be required with any Net Loss Proceeds from any Event of Loss that, taken together with all other Events of Loss from and after the Closing Date as to which the Net Loss Proceeds were not used to prepay loans hereunder do not exceed $10,000,000 in the aggregate, so long as such Net Loss Proceeds are reinvested in assets of the Loan Parties used or useful in the business of the Loan Parties (which assets shall be pledged as Collateral to support the Obligations) within 12 months of the Borrower’s receipt of such Net Loss Proceeds.
(c) Prepayments from Net Termination Proceeds. No later than the fifth Business Day following the date of receipt by the Company or any other Loan Party of any Net Termination Proceeds (in respect of the VOL Casino Hotel Resort Project, on or after the VOL Casino Hotel Resort Project Substantial Operations Date), the Borrower shall prepay the Loans in an aggregate amount equal to 100% of such Net Termination Proceeds; provided that the amount of any prepayment otherwise required pursuant to the foregoing provisions of this subsection 2.4B(iii)(c) shall be reduced by an amount equal to the lesser of (x) the Permitted Bond Ratable Share of such amount and (y) the amount of the related Net Termination Proceeds which are required by the provisions of the Pari Passu Indebtedness to be applied or offered to be applied to the prepayment, redemption or retirement, as applicable, of Pari Passu Indebtedness; provided further that to the extent such Net Termination Proceeds are not so applied to retire or redeem Permitted Bonds after an offer to do so has been made (“Excess Termination Proceeds”), such Excess Termination Proceeds shall be applied to repay Loans in accordance with this subsection 2.4B(iii)(c).

(d) Prepayments Due to Incurrence of Debt. On the fifth Business Day following the date of receipt by the Company or any other Loan Party of the Cash proceeds (any such proceeds, net of underwriting discounts and commissions and other reasonable fees, costs and expenses associated therewith, including reasonable legal fees and expenses, being “Net Proceeds”) from the incurrence of any debt of the Company or any other Loan Party (other than any debt expressly permitted under subsection 7.1), the Borrower shall prepay the Loans in an aggregate amount equal to 100% of such Net Proceeds.
(e) Calculations of Net Proceeds Amounts; Additional Prepayments Based on Subsequent Calculations. Concurrently with any prepayment of the Loans pursuant to subsections 2.4B(iii)(a)-(d), the Borrower shall deliver to the Administrative Agent an Officers’ Certificate demonstrating the calculation of the amount (the “Net Proceeds Amount”) of the applicable Net Asset Sale Proceeds, Net Loss Proceeds, Net Termination Proceeds or Net Proceeds, as the case may be, that gave rise to such prepayment. In the event that the Borrower shall subsequently determine that the actual Net Proceeds Amount was greater than the amount set forth in such Officers’ Certificate, the Borrower shall promptly make an additional prepayment of the Loans in an amount equal to the amount of such excess, and the Borrower shall concurrently therewith deliver to the Administrative Agent an Officers’ Certificate demonstrating the derivation of the additional Net Proceeds Amount resulting in such excess.
(f) [Reserved].
(g) Prepayments Due to Reductions or Restrictions of Revolving Loan Commitments. The Borrower shall from time to time prepay Swing Line Loans and/or Revolving Loans to the extent necessary so that the Total Utilization of Revolving Loan Commitments shall not at any time exceed the Revolving Loan Commitments then in effect; provided that no prepayments shall be required pursuant to this clause (g) due to fluctuations in the exchange rate of currencies.
(h) Drawings on Conforming Parent L/Cs. In the event that any Conforming Parent L/C Draw Event shall have occurred, the Administrative Agent may draw down on each outstanding Conforming Parent L/C in its entirety. For the avoidance of doubt, a Conforming Parent L/C Draw Event shall be in addition to an Event of Default described in Section 8 and (i) the Administrative Agent shall not be required to exercise any rights or remedy under Section 8 in order to draw on the Conforming Parent L/Cs and (ii) any drawing on a Conforming Parent L/C shall not be deemed to be a waiver of any Event of Default. Notwithstanding the foregoing, at the request of the Borrower, the Administrative Agent shall release any Conforming Parent L/C or a portion thereof in its possession to the Borrower, provided that each of the following conditions shall have been satisfied: (i) no Conforming Parent L/C Draw Event shall have occurred and be continuing, (ii) the Borrower shall at such time be in compliance with subsection 7.6 and shall have been in compliance therewith for the preceding four consecutive quarters (without giving effect to any such Conforming Parent L/C or a portion thereof or any substitute equity contribution by Parent or its Affiliates), (iii) no Event of Default or Potential Event of Default shall have occurred and be continuing and (iv) since the last day of the preceding calendar year, no event or change shall have occurred that caused, in any case or in the aggregate, a Material Adverse Effect.

(i) Prepayments Due to Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year, the Borrower shall, no later than 105 days after the end of such Fiscal Year, prepay the Loans in an aggregate amount equal to (i) 50% of such Consolidated Excess Cash Flow, minus (ii) voluntary and scheduled repayments of Consolidated Total Debt made during such Fiscal Year (excluding repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Loan Commitments are permanently reduced in connection with such repayments) minus (iii) the aggregate principal amount of any Term Loans cancelled in accordance with subsection 10.1I; provided that for any Fiscal Year in which the Consolidated Leverage Ratio (determined for any such period by reference to the Compliance Certificate delivered pursuant to subsection 6.1(iv) calculating the Consolidated Leverage Ratio as of the last day of such Fiscal Year) shall be less than 4.0:1.0 but greater than or equal to 3.5:1.0, the Borrower shall only be required to make the prepayments and/or reductions otherwise required hereby in an amount equal to (i) 25% of such Consolidated Excess Cash Flow, minus (ii) voluntary and scheduled repayments of Consolidated Total Debt made during such Fiscal Year (excluding repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Loan Commitments are permanently reduced in connection with such repayments) minus (iii) the aggregate principal amount of any Term Loans cancelled in accordance with subsection 10.1I; and provided, further that for any Fiscal Year in which the Consolidated Leverage Ratio (determined for any such period by reference to the Compliance Certificate delivered pursuant to subsection 6.1(iv) calculating the Consolidated Leverage Ratio as of the last day of such four Fiscal Quarter period) shall be less than 3.5:1.0, the Borrower shall not be required to make the prepayments and/or reductions otherwise required hereby.
(j) [Reserved].
(k) Site 5 & 6 Prepayment. Prior to the VOL Casino Hotel Resort Substantial Operations Date, in the event that (i) Macau SAR has terminated or rescinded the VOL Land Concession Contract for any reason other than an event set forth in the definition of “Abandon”, (ii) VOL, the Company, SCL or any of their Subsidiaries sells, disposes or otherwise transfers all or any portion of Site 5 & 6 (other than any transfer covered by clause (xviii) of Section 7.7) or (iii) an event or condition of the type described in subsection 8.4, 8.5, 8.12(ii), 8.12(iv), 8.14, 8.17, 8.18(v), 8.19 or 8.20 has occurred and is continuing solely with respect to VOL, Site 5 & 6 and/or the VOL Casino Hotel Resort Project (and such event or condition does not meet the criteria set forth in the definition of “Abandon”), then (1) in the case of the foregoing clauses (i) and (iii), no later than 120 days after the occurrence of an event set forth in the foregoing clause (i) or (iii) the Borrower shall prepay the Initial Term Loans and Initial Revolving Loans in an aggregate amount equal to $500,000,000 less any amounts applied to the prepayment of the Initial Term Loans and Initial Revolving Loans pursuant to subsection 2.4B(i) and (2) no later than the fifth Business Day following the date of receipt by the Company or any other Loan Party of any proceeds set forth in the foregoing clause (ii), the Borrower shall prepay the Initial Term Loans and Initial Revolving Loans in an aggregate amount equal to 100% of the applicable Net Asset Sale Proceeds; provided that, in the case of the foregoing clause (2), in the event that the amount of proceeds received from such sale, transfer or other disposition is less than $500,000,000, then the Borrower shall cause the amount of the prepayment of the Initial Term Loans and Initial Revolving Loans to be $500,000,000 less any amounts applied to the prepayment of the Initial Term Loans and Initial Revolving Loans pursuant to subsection 2.4B(i).

(iv) Application of Prepayments.
(a) Application of Voluntary Prepayments by Type of Loan and Order of Maturity. Any voluntary prepayments pursuant to subsection 2.4B(i) shall be applied (1) as specified by the Borrower with respect to Revolving Loans or Swing Line Loans in the applicable notice of prepayment and (2) on a pro rata basis (in accordance with subsection 2.4B(iv)(c)) with respect to Term Loans; provided that in the event the Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first to repay outstanding Swing Line Loans and Revolving Loans to the full extent thereof on a pro rata basis and second to repay outstanding Term Loans on a pro rata basis (in accordance with subsection 2.4B(iv)(c)).
(b) Application of Mandatory Prepayments by Type of Loans. Any amount (the “Applied Amount”) required to be applied as a mandatory prepayment of the Term Loans pursuant to subsections 2.4B(iii)(a)-(e), (h), (i) or (k) shall be applied to first prepay the Term Loans on a pro rata basis to the full extent thereof and second, to the extent of any remaining portion of the Applied Amount, to prepay the Revolving Loans pro rata to the full extent thereof (without any reduction of Revolving Loan Commitments); provided that any prepayment pursuant to subsection 2.4B(iii)(k) shall not be applied towards the prepayment of any New Term Loans or New Revolving Loans.
(c) Application of Prepayments of Term Loans to the Scheduled Installments of Principal Thereof. Any prepayments of the Term Loans pursuant to subsection 2.4B(i) or 2.4B(iii)(a)-(e), (h), (i) or (k) shall be applied to the scheduled installments thereof (including the final principal payment on the Maturity Date) on a pro rata basis.
(d) [Reserved].
(e) Application of Prepayments to Base Rate Loans, Eurodollar Rate Loans and HIBOR Rate Loans. Considering Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans or HIBOR Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to subsection 2.6D.

C. General Provisions Regarding Payments.
(i) Manner and Time of Payment. All payments by the Borrower of principal, interest, fees and other Obligations hereunder and under the Notes shall be made in Dollars, Patacas or HK Dollars, based on each Lender’s Percentage of outstanding Term Loans and Revolving Loans in each such currency (or, with respect to commitment fees under subsection 2.3A, each Lender’s Percentage of the Commitments under the applicable Facility in the currency of such Commitments), in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 11:00a.m. (Macau SAR time) on the date due (or, if necessary, on the next preceding Business Day) at the applicable Payment and Funding Office for the account of Lenders; for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day. The Borrower hereby authorizes the Administrative Agent to charge its accounts with Administrative Agent in order to cause timely payment to be made to the Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).
(ii) Application of Payments to Principal and Interest. All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.
(iii) Apportionment of Payments. Aggregate principal and interest payments in respect of Loans shall be apportioned among all outstanding Loans proportionately to the Lenders’ respective Pro Rata Shares (subject to subsection 2.12). The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender, at its primary address set forth on Schedule 2.1 or at such other address as such Lender may request in writing, its Pro Rata Share of all such payments received by the Administrative Agent, and the commitment fees of such Lender and all other amounts due to such Lender, when received by the Administrative Agent pursuant to subsection 2.3 (subject to subsection 2.12). Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Conversion/Continuation Notice is withdrawn as to any Affected Lender or Market Disruption Lender or if any Affected Lender or Market Disruption Lender makes Base Rate Loans or Alternate HK Dollar Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans or HIBOR Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.
(iv) Payments on Business Days. Subject to the provisos set forth in the definition of “Interest Period” as they may apply to Revolving Loans, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, with respect to Revolving Loans only, such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.
(v) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of the Borrower hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

2.5 Use of Proceeds.
A. Revolving Loans. The proceeds of the Initial Revolving Loans, including any Swing Line Loans, shall be applied by the Borrower for working capital and general corporate purposes of the Loan Parties, including to make VOL Investments or any other investment or payment not specifically prohibited by the terms of the Loan Documents.
B. Term Loans. The proceeds of the Initial Term Loans shall be applied by the Borrower first to consummate the Refinancing, Investments described in clause (i) of the definition of “VOL Investment” and pay Transaction Costs, and second for working capital and general corporate purposes of the Loan Parties, including to make Investments described in clause (ii) of the definition of “VOL Investment” or any other investment or payment not otherwise specifically prohibited by the terms of the Loan Documents.
C. New Term Loans and New Revolving Loans. The proceeds of the New Term Loans and New Revolving Loans, if any, shall be applied by the Borrower for working capital and general corporate purposes of the Loan Parties including to make VOL Investments and any investment or payment not otherwise specifically prohibited by the terms of the Loan Documents.
D. Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by the Company or any of its Subsidiaries or any of their Affiliates in any manner that would cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.
E. Sanctions. No portion of the proceeds of any borrowing under this Agreement shall be used by the Company or any of its Subsidiaries (or, to the actual knowledge of the Company or any of its Subsidiaries, any of their Affiliates) for business activities relating to Cuba, Sudan, Iran, Myanmar (Burma), Syria, North Korea or Libya. No portion of the proceeds of any borrowing under this Agreement shall be used by the Company or any of its Subsidiaries (or, to the actual knowledge of the Company or any of its Subsidiaries, any of their Affiliates) for business activities that are prohibited by sanctions, restrictions or embargoes imposed by the United Nations, the European Union, the United States Treasury Department’s Office of Foreign Assets Control, HM Treasury of the United Kingdom, the Hong Kong Monetary Authority, the Monetary Authority of Singapore, the Ministry of Economy, Trade and Industry of Japan, the Department of Foreign Affairs and Trade of Australia and/or the Reserve Bank of Australia. This includes, in particular (but without limitation) business activities involving Persons or entities named on any sanctions lists issued by any of the aforementioned bodies (each such Person or entity being a “Restricted Party”). Furthermore, notwithstanding any provision herein to the contrary, no Issuing Lender shall have any obligation to issue a Letter of Credit where the beneficiary thereof is a Restricted Party or has direct or indirect activities with a Restricted Party.

2.6 Special Provisions Governing Eurodollar Rate Loans and HIBOR Rate Loans.
Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans or HIBOR Rate Loans as to the matters covered:
A. Determination of Applicable Interest Rate. As soon as practicable after 1:00p.m. (Macau SAR time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans or HIBOR Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.
B. Inability to Determine Applicable Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans or HIBOR Rate Loans, that by reason of circumstances affecting the interbank Eurodollar or HK Dollar market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate or HIBOR Rate, as the case may be, the Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans or HIBOR Rate Loans, as the case may be, until such time as Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Borrowing Notice or Conversion/Continuation Notice given by the Borrower with respect to the Loans denominated in Dollars in respect of which such determination was made shall be deemed to be made with respect to Base Rate Loans.
C. Illegality or Impracticability of Eurodollar Rate Loans or HIBOR Rate Loans. In the event that it becomes unlawful for a Lender to make, maintain or continue its Commitments or Loans, as contemplated by this Agreement, as a result of compliance by such Lender in good faith with any Change in Law (or would conflict with any treaty, order, policy, rule or regulation (including any regulation set forth by the Nevada Gaming Authority or any other gaming authority with jurisdiction over the gaming business of the Company) having the force of law), then, and in any such event, such Lender shall be an “Affected Lender” and it shall promptly give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (i) if the same is unlawful for such Affected Lender, the obligation of such Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans, HIBOR Rate Loans and Base Rate Loans, as the case may be, shall be suspended until such notice shall be withdrawn by the Affected Lender (which such Affected Lender shall do at the earliest practicable date), (ii) if it becomes unlawful for such Affected Lender to maintain its outstanding Loans, such Affected Lender’s obligation to maintain its outstanding Loans (the “Affected Loans”) shall, subject to subsection 2.8, be terminated, its Commitments shall be terminated and its RL Percentage and/or TL Percentage, as applicable, shall be reduced to zero, in each case, at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law (being no earlier than the last day of any applicable grace period permitted by law), whereupon such Affected Lender shall receive a prepayment in the amount of its outstanding Loans and cease to be a Lender under this Agreement, and (iii) the Borrower shall promptly pay to the Administrative Agent such additional amounts of cash as reasonably requested by any Issuing Lender or the Swing Line Lender to be held as security for the Borrower’s reimbursement Obligations in respect of Letters of Credit and Swing Line Loans then outstanding (such amount not to exceed such Affected Lender’s obligations under subsection 2.10D, subsection 3.1C or subsection 3.3C). Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans or HIBOR Rate Loans in accordance with the terms of this Agreement.
D. Compensation For Breakage or Non-Commencement of Interest Periods. The Borrower shall compensate each Lender, upon written request by that Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans or HIBOR Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan or HIBOR Rate Loan does not occur on a date specified therefor in a Borrowing Notice or a telephonic request for borrowing, as applicable, or a borrowing of any Eurodollar Rate Loan or HIBOR Rate Loan does not occur as a result of the revocation by the Borrower of the related Borrowing Notice pursuant to subsection 2.6F, or a conversion to or continuation of any Eurodollar Rate Loan or HIBOR Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation, (ii) if any prepayment (including any prepayment pursuant to subsection 2.4B(i) and subsection 2.4B(iii)) or other principal payment (including pursuant to an assignment of Revolving Loans on any Increased Amount Date pursuant to Section 2.12) or any conversion of any of its Eurodollar Rate Loans or HIBOR Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans or HIBOR Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower, or (iv) as a consequence of any other default by the Borrower in the repayment of its Eurodollar Rate Loans or HIBOR Rate Loans when required by the terms of this Agreement. If at any time any prepayment is required that would give rise to any compensation pursuant to this subsection 2.6D under clause (ii) of the preceding sentence, and no Potential Event of Default or Event of Default has occurred and is continuing, then at the Borrower’s option upon five Business Days’ notice to the Administrative Agent, the applicable prepayment amount may be deposited irrevocably into the Prepayment Account in lieu of payment to the applicable Lenders. Such funds shall be held in the Prepayment Account until the last day of the applicable Interest Period, at which time the amount deposited in the Prepayment Account shall be further disbursed to the applicable Lenders. The deposit of amounts into the Prepayment Account shall not constitute a prepayment of principal and all principal to be prepaid using the proceeds from such account shall continue to accrue interest at the then applicable interest rate until actually prepaid.

E. Booking of Eurodollar Rate Loans or HIBOR Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans or HIBOR Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender, provided that as of the date of any such change in any Lender’s booking office for its Commitments or Loans hereunder or the effective date of any such assignment to an Affiliate of such Lender, such Lender or Affiliate is not entitled to claim an amount in excess of that which would have been payable to or for the account of original branch of such Lender or such Lender, as the case may be, in respect of Included Taxes pursuant to subsection 2.7B (but without prejudice to any obligation of the Borrower under this Agreement with respect to such Included Taxes occurring after the date of such change or assignment).
F. Market Disruption. If within one Business Day after the Interest Rate Determination Date for any Interest Period with respect to any Eurodollar Rate Loans or HIBOR Rate Loans the Administrative Agent receives notifications from any Lender, or Lenders, holding more than 50% of the aggregate principal amount of Loans (any such Lender or Lenders, “Market Disruption Lenders”) that the cost to it or them of obtaining matching deposits in the London interbank market or the Hong Kong interbank market, respectively, would be in excess of the Adjusted Eurodollar Rate or the HIBOR Rate, as the case may be (a “Market Disruption Event”), then, the rate of interest for such Loans for such Interest Period shall be calculated in the manner set forth in clauses (1) and (2) of the next sentence. Upon receipt of notification from the Market Disruption Lenders, the Administrative Agent shall notify the Borrower in writing (which notice shall identify the Market Disruption Lenders) of the occurrence of such Market Disruption Event, and thereafter the Borrower may by telephonic notice to the Administrative Agent, at any time prior to the Business Day next preceding the date of such Borrowing or the first day of such Interest Period, as the case may be, revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or HIBOR Rate Loans, as applicable, or, failing that, will be deemed to have converted such request into a request for a Borrowing of (1) in the case of Loans denominated in Dollars, Base Rate Loans and (2) in the case of Loans denominated in HK Dollars or Patacas, Loans at the HIBOR Rate determined as the arithmetic mean of the rates quoted by Reference Banks in accordance with clause (b) in the definition of HIBOR Rate (or if the HIBOR Rate which gave rise to the Market Disruption Event was already determined in such manner, at the Alternate HK Dollar Rate) in the amount specified therein. If a Market Disruption Event occurs and the Administrative Agent or the Borrower so requires, the Administrative Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing as substitute basis for determining the rate of interest for Eurodollar Rate Loans or HIBOR Rate Loans, as the case may be). Any alternative basis so agreed between the Administrative Agent and the Borrower shall, with the prior consent of all Lenders and the Borrower, be binding on all parties hereto.
G. Eurodollar Rate Loans and HIBOR Rate Loans After Default. After the occurrence of and during the continuation of a Potential Event of Default or an Event of Default, (i) if so notified by the Administrative Agent, the Borrower may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan or a HIBOR Rate Loan (provided that, if such notice has been given by the Administrative Agent, such HIBOR Rate Loan shall bear interest at the Alternate HK Dollar Rate), after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Borrowing Notice or Conversion/Continuation Notice given by the Borrower with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed made with respect to Base Rate Loans.

2.7 Increased Costs; Taxes; Capital Adequacy.
A. Compensation for Increased Costs and Taxes. Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law:
(i) subjects such Lender (or its applicable lending office or (as the case may be) any of its direct or indirect parents) to any additional Tax (other than any Tax on the overall net income of such Lender or (as the case may be) any of its direct or indirect parents) or an Included Tax with respect to this Agreement or any of its obligations hereunder or any payments to such Lender (or its applicable lending office or (as the case may be) any of its direct and indirect parents) of principal, interest, fees or any other amount payable hereunder;
(ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender or (as the case may be) any of its direct or indirect parents (other than any such reserve or other requirements with respect to Eurodollar Rate Loans or HIBOR Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate or HIBOR Rate, respectively); or
(iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the interbank Eurodollar or HK Dollar market;
and the result of any of the foregoing is to increase the cost to such Lender or (as the case may be) any of its direct or indirect parents of agreeing to make, making or maintaining Eurodollar Rate Loans or HIBOR Rate Loans hereunder, or to reduce any amount received or receivable by such Lender (or its applicable lending office or (as the case may be) any of its direct or indirect parents) with respect thereto; then, in any such case, the Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this subsection 2.7A, which statement shall be prima facie evidence of the matters set forth therein. Notwithstanding anything to the contrary herein, the Borrower shall not be required to compensate any Lender pursuant to this subsection 2.7A for any Taxes, costs or reduced amounts incurred more than twelve (12) months prior to the date that such Lender notifies the Borrower of the circumstances giving rise to such Taxes or increased costs or reduction in amounts received or receivable by such Lender and of such Lender’s intention to claim compensation therefor (except that, if the circumstances giving rise to such Taxes, increased costs or reductions are retroactive in effect, then the twelve-month period referred to above shall (if the period of retroactive effect includes any period prior to the first day of such twelve month period) be extended to include the period of retroactive effect thereof).

B. Withholding of Taxes.
(i) Payments to Be Free and Clear. All sums payable by the Borrower or any other Loan Party under this Agreement and the other Loan Documents to any Agent or any Lender shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than an Excluded Tax) imposed, levied, collected, withheld or assessed by or within (a) the United States or any political subdivision in or of the United States or (b) Macau SAR or any political subdivision in or of Macau SAR or (c) any other jurisdiction from or to which a payment is made or deemed made by or on behalf of the Borrower or by any federation or organization of which the United States or any such jurisdiction is a member at the time of payment, all such non-excluded Taxes being hereinafter collectively referred to as “Included Taxes”.
(ii) Grossing-up of Payments. If the Borrower or any other Person is required by law to make any deduction or withholding on account of any such Included Tax from any sum paid or payable by the Borrower to the Administrative Agent or any Lender under any of the Loan Documents:
(a) the Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it;
(b) the Borrower shall pay any such Included Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on the Borrower) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of the Administrative Agent or such Lender;
(c) the sum payable by the Borrower or any other Loan Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (including any deduction, withholding or payment on amounts paid pursuant to this subsection 2.7B), the Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no deduction, withholding or payment been required or made; and
(d) within 10 days after receiving documentation from a Governmental Instrumentality evidencing payment of any Included Tax, but in any event within 60 days after (i) paying any sum from which it is required by law to make any deduction or withholding or (ii) the due date of any payment of Included Taxes, which it is required by clause (b) above to pay, the Borrower shall deliver to the Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.

(iii) Evidence of Reduction of or Exemption from Withholding Tax. (a) A Lender that is entitled to an exemption from or reduction of any Included Taxes imposed on payments made by the Borrower or any Guarantor pursuant to the Loan Documents shall deliver to the Administrative Agent for transmission to the Borrower, promptly upon request to such Lender by the Borrower, such properly completed and executed documentation provided by the Borrower and prescribed by applicable law and such other information reasonably requested that is necessary to reduce or eliminate such Tax. Notwithstanding the foregoing, no Lender shall be obligated to provide any documentation pursuant to this subsection 2.7B(iii)(a) if such Lender is not legally able to do so.
(b) Each Lender required to deliver any documentation or other information pursuant to subsection 2.7B(iii)(a) hereby agrees, from time to time after the initial delivery by such Lender of such documentation or other information, that (i) whenever a lapse in time or change in circumstances renders documentation or other information about such Lender obsolete or inaccurate in any material respect, then such Lender shall inform the Borrower and shall at the request of the Borrower, or (ii) if the Borrower otherwise requests, promptly (1) deliver to the Administrative Agent for transmission to the Borrower replacement documentation as provided by the Borrower which is properly completed and duly executed by such Lender, together with any other information reasonably required and that the Borrower informs such Lender of which is necessary in order to confirm or establish that such Lender is entitled to an exemption from or reduction of any Included Taxes imposed on payments to such Lender under the Loan Documents or (2) notify Administrative Agent and the Borrower of its inability to deliver any such documentation or other information. Notwithstanding the foregoing, no Lender shall be obligated to provide any documentation pursuant to this subsection 2.7B(iii)(b) if such Lender is not legally able to do so.
(c) The Borrower or any Guarantor shall not be required to pay any additional amount to any Lender under subsection 2.7B(ii) if such Lender shall have failed to satisfy the requirements of clause (a) or (b)(1) of this subsection 2.7B(iii).
(iv) FATCA. Notwithstanding anything to the contrary contained in this Agreement, in the event that the Administrative Agent receives notifications from any Lender, or Lenders, holding more than 50% of the aggregate principal amount of the Loans and Commitments that the payments received by such Lender in respect of its Loans and Commitments are subject to withholding under FATCA, then the Administrative Agent shall (a) direct the Borrower, and the Borrower shall, assign all of the Loans and Commitments outstanding under this Agreement to the Company or any Subsidiary of the Company approved by the Administrative Agent, such approval not to be withheld so long as such Subsidiary becoming the “Borrower” under this Agreement would not subject the Lenders to withholding under FATCA and such Subsidiary shall have provided the

Administrative Agent and the Lenders all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act (the “Substitute Borrower”) and (b) direct the Substitute Borrower, and the Substitute Borrower shall, assume all of the Loans and Commitments outstanding under this Agreement and, thereafter, the Substitute Borrower shall be the “Borrower” for all purposes of this Agreement and the other Loan Documents. In connection with such assignment pursuant to this subsection 2.7B(iv), the Administrative Agent and the Borrower may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this subsection 2.7B(iv) and the Lenders hereby expressly (i) authorize the Administrative Agent to enter into any such amendments and (ii) consent to the assignment by the Borrower to a Substitute Borrower of its rights and obligations with respect to the Loans and Commitments pursuant to this Agreement and the other Loan Documents and the assumption thereof by such Substitute Borrower. Each of the parties to this Agreement hereby agrees to undertake any further action necessary to effect the assignment and assumption contemplated by this subsection 2.7B(iv).
C. Capital Adequacy Adjustment. If any Lender (which term shall include the Issuing Lender for purposes of this subsection 2.7C) shall have determined that any Change in Law has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments or participations in Letters of Credit or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender, or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by the Borrower from such Lender of the statement referred to in the next sentence, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or (as the case may be) or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be conclusive and binding upon all parties hereto absent manifest error.
D. Replacement of Lenders due to Withholding Tax. Notwithstanding the foregoing, if any Lender becomes (x) an Affected Lender, (y) a Market Disruption Lender or (z) entitled to receive any additional amounts pursuant to subsection 2.7A, 2.7B(ii) or 2.7C, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in subsection 10.1, including as a condition precedent to such assignment, (i) Administrative Agent’s consent to the assignee unless not otherwise required by subsection 10.1 and (ii) payment by the Borrower of the registration fee set forth in subsection 10.1B(i), if applicable), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment, or an Affiliate of the Company to the extent such Affiliate is permitted as an Eligible Assignee);

provided that (i) such Lender shall have received irrevocable payment in full in cash of an amount equal to the outstanding principal of its Loans, accrued interest thereon, and accrued fees and all other Obligations and other amounts payable to it hereunder (including amounts payable pursuant to Section 2.6D) from the assignee or the Borrower (or such lesser amount agreed to by the parties) and (ii) such assignee would, immediately after such assignment, not be entitled to receive any additional amounts pursuant to subsection 2.7B(ii) hereof (or, alternatively, would be entitled to receive reduced additional amounts pursuant to subsection 2.7B(ii) hereof than such assignor would have received but for such assignment).
E. Tax Credits. If a Lender or the Administrative Agent determines, in its sole discretion, that it has finally and irrevocably received, utilized and retained a Tax Credit from a Governmental Instrumentality in respect of Included Taxes as to which the Borrower has paid additional amounts pursuant to this subsection 2.7, it shall within 60 days from the date of such determination, pay over the amount of such Tax Credit to the Borrower (but only to the extent of such indemnity payments or additional payments made by the Borrower under this subsection 2.7 with respect to such Included Taxes giving rise to such Tax Credit and to the extent the Administrative Agent or such Lender, as the case may be, determines in its sole discretion that it can do so without prejudice to the retention of the amount of such Tax Credit), net of all reasonable out of pocket expenses of such Lender or the Administrative Agent and without interest (other than interest paid by the relevant taxation authority with respect to such Tax Credit); provided, that the Borrower, upon request of such Lender or the Administrative Agent, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other reasonable charges) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such Tax Credit to such Governmental Instrumentality. Notwithstanding anything in this Agreement to the contrary, this subsection 2.7 shall not be construed to require any Lender or the Administrative Agent to (i) make available its tax returns (or any other information which it deems to be confidential) to the Borrower or any other person, (ii) require the Administrative Agent or any Lender to claim any refund of any Included Taxes or (iii) interfere with the right of the Administrative Agent or any Lender to arrange its tax affairs in whatever manner it thinks fit.
2.8 Obligation of Lenders to Mitigate.
Each Lender and Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender or Issuing Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under subsection 2.7 or subsection 3.6 it will, to the extent not inconsistent with the internal policies of such Lender or Issuing Lender and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Commitments of such Lender or Issuing Lender or the affected Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letters of credit office of such Lender or Issuing Lender or (ii) take such other measures as such Lender or Issuing Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender or Issuing Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.7 would be materially reduced and if, as determined by such Lender or Issuing Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans or Letters of Credit through such other lending or Letters of Credit office or in accordance with such other measures, as the case may be, would not otherwise adversely affect, in any material respect, such Commitments or Loans or Letters of Credit or the interests of such Lender or Issuing Lender; provided that such Lender or Issuing Lender will not be obligated to utilize such other lending or Letters of Credit office pursuant to this subsection 2.8 if such Lender or Issuing Lender would incur incremental expenses as a result of utilizing such other lending office as described in clause (i) above unless the Loan Parties agree in writing to pay all such incidental costs on or prior to the date such costs would be incurred by such Lender. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this subsection 2.8 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender or Issuing Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error. Each Lender and Issuing Lender agrees that it will not request compensation under subsection 2.7 unless such request would be consistent with such Lender’s or Issuing Lender’s general practice in such regard at such time.
2.9 Incremental Facilities.
A. The Borrower may by written notice to the Co-Syndication Agents and the Administrative Agent elect to request from time to time (i) prior to the Revolving Loan Commitment Termination Date, an increase to the existing Revolving Loan Commitments (any such increase, the “New Revolving Loan Commitments”) and/or (ii) the establishment of one or more new term loan commitments (the “New Term Loan Commitments”), denominated in Dollars, HK Dollars and/or Patacas pursuant to the terms of this Agreement, in an amount, together with the aggregate principal amount of all Permitted Bonds outstanding pursuant to subsection 7.1(xx), not in excess of $1,000,000,000 in the aggregate and not less than $25,000,000 individually (and/or the equivalent thereof in HK Dollars and/or Patacas) (or such lesser amount which shall be approved by the Administrative Agent), which amount set forth in such notice may be a proposed range of new commitments that otherwise comply with the foregoing requirements. Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Revolving Loan Commitments or New Term Loan Commitments, as the case may be, shall be effective, which shall be a date not less than 10 Business Days (or such shorter time as is agreed upon by the Administrative Agent) after the date on which such notice is delivered to each Co-Syndication Agent and the Administrative Agent. When available, the Administrative Agent will deliver a notice to the Borrower and each Lender setting forth the identity of each Lender or other Person that is an Eligible Assignee or any other Person (other than a natural Person) approved by the Borrower (each, a “New Term Loan Lender” or a “New Revolving Loan Lender”, as applicable) to which the Administrative Agent has allocated any portion of such New Revolving Loan Commitments or New Term Loan Commitments and the amounts of such allocations, and in the case of each notice to any Revolving Loan Lender, the respective interests in such Revolving Loan Lender’s Revolving Loans, in each case subject to the assignments contemplated by this Section; provided that any Lender approached to provide all or a portion of the New Revolving Loan Commitments or New Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Revolving Loan Commitment or New Term Loan Commitment.

B. Such New Revolving Loan Commitments or New Term Loan Commitments shall become effective as of such Increased Amount Date; provided that (1) no Potential Event of Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Revolving Loan Commitments or New Term Loan Commitments and the related Credit Extensions; (2) both before and after giving effect to the effectiveness of any Series of New Term Loan Commitments or New Revolving Loan Commitments, the Consolidated Leverage Ratio shall not be greater than 3.5:1.0; (3) both before and after giving effect to the making of any Series of New Term Loans, each of the conditions set forth in Section 4.2 shall be satisfied; (4) the Borrower shall be in pro forma compliance with each of the covenants set forth in Section 7.6 as of the last day of the most recently ended Fiscal Quarter after giving effect to such New Revolving Loan Commitments or New Term Loan Commitments; (5) the New Revolving Loan Commitments or New Term Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower and the Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in subsection 2.7B(iii); (6) the Borrower shall make any payments required pursuant to subsection 2.6D in connection with the New Revolving Loan Commitments or New Term Loan Commitments; and (7) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction. Any New Term Loans made on an Increased Amount Date shall be designated a separate series (a “Series”) of New Term Loans for all purposes of this Agreement (all New Term Loans or New Term Loan Commitments of any Series, a “New Term Loan Facility”).
C. On any Increased Amount Date on which New Revolving Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Revolving Loan Lenders shall assign to each of the New Revolving Loan Lenders, and each of the New Revolving Loan Lenders shall purchase from each of the Revolving Loan Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Loan Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Loan Commitments after giving effect to the addition of such New Revolving Loan Commitments to the Revolving Loan Commitments, (b) each New Revolving Loan Commitment shall be deemed for all purposes a Revolving Loan Commitment and each Loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and (c) each New Revolving Loan Lender shall become a Lender with respect to the New Revolving Loan Commitment and all matters relating thereto.
D. On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender of such Series shall make a Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of such Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto. Proceeds of any Series of New Term Loans shall be deposited in an account designated by the Borrower.

E. The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be, except as otherwise set forth herein or in the Joinder Agreement, identical to the Term Loans. The terms and provisions of the New Revolving Loans and New Revolving Loan Commitments shall be identical to the Revolving Credit Facility (except (i) as contemplated by subsection 2.4B(iii)(k) and (ii) that customary arrangement or commitment fees payable to one or more arrangers (or their affiliates) of the New Revolving Loan Commitments may be different than those paid with respect to the Revolving Credit Facility). In any event (i) the weighted average life to maturity of all New Term Loans of any Series shall be no shorter than the remaining weighted average life to maturity of the Term Loans, (ii) the applicable New Term Loan Maturity Date of each Series shall be no earlier than the final maturity of the Term Loans, (iii) the rate of interest and any applicable original issue discount applicable to the New Term Loans of each Series shall be determined by the Borrower and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Co-Syndication Agents and the Administrative Agent, to effect the provision of this subsection 2.9.
2.10 Swing Line Loans.
A. Swing Line Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.
B. Whenever the Borrower desires that the Swing Line Lender make a Swing Line Loan, the Borrower shall deliver to the Administrative Agent a Borrowing Notice no later than 11:00 a.m. (Macau SAR time) one Business Day prior to the proposed Funding Date.
C. The Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 3:00p.m. (Macau SAR time) on the applicable Funding Date by wire transfer (together with the applicable SWIFT confirmation) of same day funds in Dollars, Patacas or HK Dollars, as the case may be, where and as directed by the Borrower. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified in subsection 4.2, the Administrative Agent shall make the proceeds of such Swing Line Loans available to the Borrower on the applicable Funding Date by causing an amount of same day funds in Dollars, Patacas or HK Dollars, as the case may be, equal to the proceeds of all such Swing Line Loans received by the Administrative Agent from the Swing Line Lender to be credited to the account of the Borrower at the Payment and Funding Office, or such other office of the Administrative Agent as may be designated in writing to the Borrower in the case of Swing Line Loans denominated in Patacas or HK Dollars.

D. With respect to any outstanding Swing Line Loans, if (i) such Swing Line Loans shall be outstanding for more than four Business Days, (ii) any Event of Default or Potential Event of Default shall occur and be continuing on a date such Swing Line Loans are outstanding, or (iii) the Swing Line Lender delivers to the Administrative Agent (with a copy to the Borrower), no later than 11:00a.m. (Macau SAR time) at least one Business Day in advance of the proposed Funding Date, a notice (which shall be deemed to be a Borrowing Notice given by Borrower) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to the Borrower on such Funding Date in an amount equal to the Dollar Equivalent of the amount of such outstanding Swing Line Loans (in each case, the “Refunded Swing Line Loans”), then (x) in the case of the foregoing clauses (i) and (ii), the Swing Line Lender shall be deemed to have delivered a Borrowing Notice in accordance with clause (iii) and (y) the Administrative Agent shall notify the Borrower and each Revolving Loan Lender of the amount requested, each Revolving Loan Lender shall deposit in an account specified by the Swing Line Lender its Pro Rata Share of the amount so requested in same day funds and such funds shall be applied by the Swing Line Lender to repay the Refunded Swing Line Loans. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than the Swing Line Lender shall be immediately delivered by the Administrative Agent to the Swing Line Lender (and not to the Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, the Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender to the Borrower in the amount of the Dollar Equivalent of such Pro Rata Share, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of the Swing Line Lender but shall instead constitute part of the Swing Line Lender’s outstanding Revolving Loans to the Borrower and shall be due under the Revolving Loan Note issued by the Borrower to the Swing Line Lender. The Borrower hereby authorizes the Administrative Agent and the Swing Line Lender to charge the Borrower’s accounts with the Administrative Agent and the Swing Line Lender (up to the amount available in each such account) in order to immediately pay the Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Lenders holding Revolving Commitments, including the Revolving Loans deemed to be made by the Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to the Swing Line Lender should be recovered by or on behalf of the Borrower from the Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders.
Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Loan Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Potential Event of Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party; (D) any breach of this Agreement or any other Loan Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; and (2) the Swing Line Lender shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Potential Event of Default or Event of Default or (B) at a time when any Lender is a Defaulting Lender unless the Swing Line Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Line Loan, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans.

2.11 Refinancing Amendments
. At any time after the Closing Date, the Borrower may obtain, from any Lender or any Affiliates thereof or any other Person (other than a natural Person), Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Loans or Commitments then outstanding under this Agreement (which for purposes of this subsection 2.11 will be deemed to include any then outstanding New Term Loans, New Term Loan Commitments, New Revolving Loans, New Revolving Loan Commitments, Other Loans or Other Commitments), in the form of Other Loans or Other Commitments in each case pursuant to a Refinancing Amendment. Any Other Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Refinancing Amendment, and such Credit Agreement Refinancing Indebtedness may have such pricing and optional prepayment terms as may be agreed by the Borrower and the lenders thereof. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction or waiver on the date thereof of each of the conditions set forth in subsection 4.2 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of customary legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements generally consistent with those delivered on the Closing Date under subsection 4.1 (which in the case of legal opinions, take into account changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent). Each Credit Agreement Refinancing Indebtedness incurred under this subsection 2.11 shall (i) be in an aggregate principal amount that is not less than $50,000,000 (or $10,000,000, in the case of revolving loans) and (ii) (x) with respect to any Other Loans or Other Commitments in the case of any Revolving Loans or Revolving Loan Commitments being refinanced, will have a maturity date that is not prior to the Maturity Date of the Revolving Credit Facility and (y) with respect to any Other Loans or Other Commitments in the case of any Term Loans being refinanced, will have a maturity date that is not prior to the Maturity Date of, and will have a weighted average life to maturity that is not shorter than, the Term Loans being refinanced; provided that the terms and conditions applicable to such Credit Agreement Refinancing Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower and the lenders thereof and applicable only during periods after the Maturity Date that is in effect on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained. Any Refinancing Amendment may provide for the issuance of letters of credit for the account of the Borrower or other Loan Parties or the provision to the Borrower of swing line loans pursuant to any Other Commitments established thereby, in each case, on terms substantially equivalent to the terms applicable to Letters of Credit and Swing Line Loans with the existing Revolving Credit Facility. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment without the consent of any other Lenders to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Loans and/or Other Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this subsection 2.11 and the Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment. This subsection 2.11 shall supersede any other provisions in this Agreement (including subsections 2.7 and subsection 10.6) to the contrary.

2.12 Defaulting Lender. Notwithstanding anything to the contrary contained herein, if any Lender becomes a Defaulting Lender, then during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including, but not limited to, any amendment, waiver or consent, provided that such Defaulting Lender’s consent shall be required in connection with any amendment, waiver, consent or other modification of this Agreement that would to the extent that such modification would increase the amount of or extend the maturity of such Defaulting Lender’s Commitments hereunder) with respect to any provision of the Loan Documents that requires the approval of Requisite Lenders or all affected lenders. During any Default Period with respect to a Defaulting Lender (a) fees shall cease to accrue on the unfunded portion of the commitment of such Defaulting Lender pursuant to subsection 2.3; (b) to the extent permitted by applicable law, any amounts that would otherwise be payable to such Defaulting Lender with respect to its Loans and Commitments under the Loan Documents (including, without limitation, voluntary and mandatory prepayments, interest and fees) may, in lieu of being distributed to such Defaulting Lender, at the written direction of the Borrower to the Administrative Agent, be retained by the Administrative Agent and applied in the following order of priority: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent and to collateralize indemnification and reimbursement obligations of such Defaulting Lender in an amount reasonably determined by the Administrative Agent, second, to the payment of any amounts owing by such Defaulting Lender to the Swing Line Lender, third, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender, fourth, to the funding of any Loan in respect of which the Defaulting Lender has failed to fund its portion thereof as required by this Agreement, fifth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against the Defaulting Lender as a result of the Defaulting Lender’s breach of its obligations under this Agreement, and sixth, to the payment of the Term Loans and Revolving Loans of other Lenders (but not to the Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender; (c) (i) such Defaulting Lender’s Revolving Loan Commitment and outstanding Revolving Loans and such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage shall be excluded for purposes of calculating the Revolving Loan commitment fee payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Revolving Loan commitment fee pursuant to subsection 2.3 with respect to such Defaulting Lender’s Revolving Loan Commitment in respect of any Default Period with respect to such Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (ii) such Defaulting Lender’s Term Loan Commitments and outstanding Term Loans shall be excluded for purposes of calculating the Term Loan commitment fee payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Term Loan commitment fee pursuant to subsection 2.3 with respect to such Defaulting Lender’s Term Loan Commitment in respect of any Default Period with respect to such Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); and (d) the Total Utilization of Revolving Loan Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto. No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this subsection 2.12, performance by Borrower of its obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of any Lender becoming a Defaulting Lender or the operation of this subsection 2.12. The rights and remedies against a Defaulting Lender under this subsection 2.12 are in addition to other rights and remedies which Borrower may have against such Defaulting Lender as a result of it becoming a Defaulting Lender and which Administrative Agent or any Lender may have against such Defaulting Lender with respect thereto. Notwithstanding the foregoing, nothing contained in this subsection 2.12 shall alter in any way the Borrower’s obligations to repay any Defaulting Lender for Loans that it has actually funded. The Administrative Agent shall not be required to ascertain or inquire as to the existence of any Funds Defaulting Lender or Insolvency Defaulting Lender.
2.13 Removal of Defaulting Lender. Anything contained herein to the contrary notwithstanding, in the event that (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after Borrower’s request that it cure such default; then, with respect to each such Defaulting Lender (the “Terminated Lender”), the Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of subsection 10.1 and the Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Insolvency Defaulting Lender, and the Funds Defaulting Lender (if not also an Insolvency Defaulting Lender) shall pay the fees, if any, payable thereunder in connection with any such assignment from such Defaulting Lender; provided, (x) on the date of such assignment, the Replacement Lender shall, unless otherwise agreed by such Terminated Lender, pay to such Terminated Lender an amount equal to the sum of (1) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (2) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (3) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to subsection 2.3; (y) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to subsection 2.6D and subsection 2.7 or otherwise then due and payable to such Terminated Lender under any Loan Document as if it were a prepayment; provided, Borrower may not make such election with respect to any Terminated Lender that is also an Issuing Lender unless, prior to the effectiveness of such election, Borrower shall have caused each outstanding Letter of Credit issued thereby to be cancelled or issued by a new Issuing Lender. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Commitments, if any, such Terminated Lender shall no longer constitute a

“Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with subsection 10.1. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with subsection 10.1 on behalf of a Terminated Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to subsection 10.1. For the avoidance of doubt, any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
Section 3. Letters of Credit.
3.1 Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein.
A. Letters of Credit. The Borrower may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date, that an Issuing Lender issue Letters of Credit for the account of the Borrower or another Loan Party for the purposes specified in the definitions of Commercial Letters of Credit and Standby Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower herein set forth, the Issuing Lenders shall issue such Letters of Credit in accordance with the provisions of this subsection 3.1; provided that the Borrower shall not request that any Issuing Lender issue (and no Issuing Lender shall issue):
(i) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitments then in effect;
(ii) any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $200,000,000;
(iii) any Standby Letter of Credit having an expiration date later than the earlier of (a) the Revolving Loan Commitment Termination Date and (b) the date which is one year from the date of issuance of such Standby Letter of Credit (unless the Issuing Lender agrees to issue a Letter of Credit with an expiration date which is more than one year from the date of its issuance); provided that the immediately preceding clause (b) shall not prevent any Issuing Lender from agreeing that a Standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless such Issuing Lender elects not to extend for any such additional period; and provided, further that such Issuing Lender shall elect not to extend such Standby Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing at the time such Issuing Lender must elect whether or not to allow such extension;

(iv) any Commercial Letter of Credit having an expiration date (a) later than the earlier of (X) the date which is 30 days prior to the Revolving Loan Commitment Termination Date and (Y) the date which is 180 days from the date of issuance of such Commercial Letter of Credit or (b) that is otherwise unacceptable to the applicable Issuing Lender in its reasonable discretion; or
(v) any Letter of Credit denominated in a currency other than Dollars, HK Dollars or Patacas;
provided further, that if any Revolving Lender is a Defaulting Lender, no Issuing Lender shall be required to issue any Letter of Credit unless such Issuing Lender has entered into arrangements reasonably satisfactory to it and the Borrower to eliminate the Issuing Lender’s risk with respect to the participation in Letters of Credit of the Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage.
B. Mechanics of Issuance.
(i) Notice of Issuance. Whenever the Borrower desires the issuance of a Letter of Credit, it shall deliver to the Administrative Agent an Issuance Notice no later than 11:00a.m. (Macau SAR time) at least three Business Days (in the case of Standby Letters of Credit) or five Business Days (in the case of Commercial Letters of Credit), or in each case such shorter period as may be agreed to by the Issuing Lender in any particular instance, in advance of the proposed date of issuance. The Issuance Notice shall specify (a) the proposed date of issuance (which shall be a Business Day), (b) whether the Letter of Credit is to be a Standby Letter of Credit or a Commercial Letter of Credit, (c) the currency and face amount of the Letter of Credit, (d) the expiration date of the Letter of Credit, (e) the name and address of the beneficiary, (f) either the verbatim text of the proposed Letter of Credit or the proposed terms and conditions thereof, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require the Issuing Lender to make payment under the Letter of Credit and (g) the applicable Issuing Lender; provided that the Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any such documents; and provided, further, that no Letter of Credit shall require payment against a conforming draft to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of the Issuing Lender to which such draft is required to be presented is located) that such draft is presented if such presentation is made after 10:00 a.m. (in the time zone of such office of the Issuing Lender) on such business day.
The Borrower shall notify the applicable Issuing Lender (and the Administrative Agent, if Administrative Agent is not such Issuing Lender) prior to the issuance of any Letter of Credit in the event that any of the matters to which the Borrower is required to certify in the applicable Issuance Notice is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit the Borrower shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which the Borrower is required to certify in the applicable Issuance Notice.

(ii) Determination of Issuing Lender. Upon receipt by the Administrative Agent of an Issuance Notice pursuant to subsection 3.1B(i) requesting the issuance of a Letter of Credit, the Administrative Agent shall deliver a copy of such Issuance Notice to all Issuing Lenders, requesting that the applicable Issuing Lender issue such Letter of Credit. Subject to satisfaction or waiver of the conditions contained in subsection 4.3, the Lender so requested to issue such Letter of Credit shall promptly issue such Letter of Credit, and shall be the Issuing Lender with respect thereto.
(iii) Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with subsection 10.6) of the conditions set forth in subsection 4.3, the applicable Issuing Lender shall issue the requested Letter of Credit in accordance with the Issuing Lender’s standard operating procedures.
(iv) Notification to Lenders. Upon the issuance of any Letter of Credit the applicable Issuing Lender shall promptly notify the Administrative Agent and each other Revolving Loan Lender of such issuance, which notice shall be accompanied by a copy of such Letter of Credit. Promptly after receipt of such notice (or, if Administrative Agent is the Issuing Lender, together with such notice), the Administrative Agent shall notify each Lender of the amount of such Lender’s respective participation in such Letter of Credit, determined in accordance with subsection 3.1C.
(v) Reports to Lenders. Within 15 days after the end of each calendar quarter ending after the Closing Date, so long as any Letter of Credit shall have been outstanding during such calendar quarter, each Issuing Lender shall deliver to the Administrative Agent a report setting forth for such calendar quarter the daily aggregate amount available to be drawn under the Letters of Credit issued by such Issuing Lender that were outstanding during such calendar quarter.
C. Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Revolving Loan Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Revolving Loan Lender’s Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder.

3.2 Letter of Credit Fees.
The Borrower agrees to pay the following amounts with respect to Letters of Credit issued hereunder:
(i) with respect to each Standby Letter of Credit, (a) without duplication of any amounts payable to the Issuing Lender pursuant to the Administrative Agent’s Fee Letter, a fronting fee, payable directly to the applicable Issuing Lender for its own account, equal to 0.25% per annum of the daily amount available to be drawn under such Standby Letter of Credit (or such lesser amount agreed by the Issuing Lender) and (b) a letter of credit fee, payable to the Administrative Agent for the account of Lenders, equal to the product of (y) the Applicable Margin then in effect for Eurodollar Loans that are Revolving Loans and (z) the daily maximum amount available to be drawn under such Standby Letter of Credit, each such fronting fee or letter of credit fee to be payable in arrears on and to (but excluding) each Quarterly Date and, if applicable, on the date of any termination or expiration of such Standby Letter of Credit and computed on the basis of a 360-day year for the actual number of days elapsed;
(ii) with respect to each Commercial Letter of Credit, (a) without duplication of any amounts payable to the Issuing Lender pursuant to the Administrative Agent’s Fee Letter, a fronting fee, payable directly to the applicable Issuing Lender for its own account, equal to 0.25% per annum of the daily amount available to be drawn under such Commercial Letter of Credit (or such lesser amount agreed by the Issuing Lender) and (b) a letter of credit fee, payable to the Administrative Agent for the account of Lenders, equal to the product of (y) the Applicable Margin then in effect for Eurodollar Loans that are Revolving Loans, and (z) the daily maximum amount available to be drawn under such Commercial Letter of Credit, each such fronting fee or letter of credit fee to be payable in arrears on and to (but excluding) each Quarterly Date and, if applicable, on the date of any termination or expiration of such Commercial Letter of Credit and computed on the basis of a 360-day year for the actual number of days elapsed; and
(iii) with respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clauses (i) and (ii) above), documentary and processing charges payable directly to the applicable Issuing Lender for its own account in accordance with such Issuing Lender’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.
For purposes of calculating any fees payable under clauses (i) and (ii) of this subsection 3.2, the daily amount available to be drawn under any Letter of Credit shall be determined in Dollars (with the amount available to be drawn under each Letter of Credit denominated in HK Dollars or Patacas to be converted into Dollars for purposes of this subsection 3.2 at the Closing FX Rate) as of the close of business on any date of determination. Promptly upon receipt by the Administrative Agent of any amount described in clause (i)(b) or (ii)(b) of this subsection 3.2, the Administrative Agent shall distribute to each Lender its Pro Rata Share of such amount.
3.3 Drawings and Reimbursement of Amounts Paid Under Letters of Credit.
A. Responsibility of Issuing Lender With Respect to Drawings. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.

B. Reimbursement by the Borrower of Amounts Paid Under Letters of Credit. In the event an Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, such Issuing Lender shall immediately notify the Borrower and the Administrative Agent, and the Borrower shall reimburse such Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the Dollar Equivalent of the amount of such honored drawing. In the case of any such payment in Dollars of a Letter of Credit denominated in another currency, the Issuing Lender shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Anything contained in this Agreement to the contrary notwithstanding, unless the Borrower shall have notified Administrative Agent and such Issuing Lender prior to 3:00p.m. (Macau SAR time) on the date such drawing is honored that the Borrower intends to reimburse such Issuing Lender for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, the Borrower shall be deemed to have given a timely Borrowing Notice to the Administrative Agent requesting the Revolving Loan Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the Dollar Equivalent of the amount of such honored drawing and the Revolving Loan Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in an amount equal to the Dollar Equivalent of the amount of such honored drawing, the proceeds of which shall be applied directly by Agent to reimburse such Issuing Lender for the amount of such honored drawing; and provided, further, that if for any reason proceeds of Revolving Loans are not received by such Issuing Lender on the Reimbursement Date in an amount equal to the Dollar Equivalent of the amount of such honored drawing, the Borrower shall reimburse such Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this subsection 3.3B shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and the Borrower shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this subsection 3.3B.
C. Payment by Lenders of Unreimbursed Amounts Paid Under Letters of Credit.
(i) Payment by Lenders. In the event that the Borrower shall fail for any reason to reimburse any Issuing Lender as provided in subsection 3.3B in an amount equal to the Dollar Equivalent of the amount of any drawing honored by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall promptly notify each other Revolving Loan Lender of the unreimbursed amount of such honored drawing and of such other Revolving Loan Lender’s respective participation therein based on such Revolving Loan Lender’s Pro Rata Share. Each Revolving Loan Lender shall make available to such Issuing Lender an amount equal to its respective participation, in Dollars and in same day funds, at the office of such Issuing Lender specified in such notice, not later than 1:00p.m. (Macau SAR time) on the first business day (under the laws of the jurisdiction in which such office of such Issuing Lender is located) after the date notified by such Issuing Lender. In the event that any Revolving Loan Lender fails to make available to such Issuing Lender on such business day the amount of such Lender’s participation in such Letter of Credit as provided in this subsection 3.3C, such Issuing Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate customarily used by such Issuing Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. Nothing in this subsection 3.3C shall be deemed to prejudice the right of any Lender to recover from any Issuing Lender any amounts made available by such Lender to such Issuing Lender pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by such Issuing Lender in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of such Issuing Lender.

(ii) Distribution to Lenders of Reimbursements Received From the Borrower. In the event any Issuing Lender shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of any drawing honored by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall distribute to each other Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such honored drawing such other Lender’s Pro Rata Share of all payments subsequently received by such Issuing Lender from the Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.
D. Interest on Amounts Paid Under Letters of Credit.
(i) Payment of Interest by the Borrower. The Borrower agrees to pay to each Issuing Lender, with respect to drawings honored under any Letters of Credit issued by it, interest on the amount paid by such Issuing Lender in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by the Borrower (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving Loans that are Base Rate Loans and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans. Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 365-day year for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.
(ii) Distribution of Interest Payments by Issuing Lender. Promptly upon receipt by any Issuing Lender of any payment of interest pursuant to subsection 3.3D(i) with respect to a drawing honored under a Letter of Credit issued by it, (a) such Issuing Lender shall distribute to each other Lender, out of the interest received by such Issuing Lender in respect of the period from the date such drawing is honored to but excluding the date on which such Issuing Lender is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B), the amount that such other Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been honored under such Letter of Credit, and (b) in the event such Issuing Lender shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of such honored drawing, such Issuing Lender shall distribute to each other Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such honored drawing such other Lender’s Pro Rata Share of any interest received by such Issuing Lender in respect of that portion of such honored drawing so reimbursed by other Lenders for the period from the date on which such Issuing Lender was so reimbursed by other Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the Borrower. Any such distribution shall be made to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.
3.4 Obligations Absolute.
The obligation of the Borrower to reimburse each Issuing Lender for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to subsection 3.3B and the obligations of Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:
(i) any lack of validity or enforceability of any Letter of Credit;
(ii) the existence of any claim, set-off, defense or other right which the Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Lender or other Lender or any other Person or, in the case of a Lender, against the Borrower, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or one of its Affiliates and the beneficiary for which any Letter of Credit was procured);
(iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(iv) payment by the applicable Issuing Lender under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;
(v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Company or the Borrower;
(vi) any breach of this Agreement or any other Loan Document by any party thereto;
(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or
(viii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

provided, in each case, that payment by the applicable Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).
3.5 Indemnification; Nature of Issuing Lenders’ Duties.
A. Indemnification. In addition to amounts payable as provided in subsection 3.6, the Borrower hereby agrees to protect, indemnify, pay and save harmless each Issuing Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel) which such Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by such Issuing Lender, other than as a result of (a) the gross negligence or willful misconduct of such Issuing Lender as determined by a final judgment of a court of competent jurisdiction or (b) subject to the following clause (ii), the wrongful dishonor by such Issuing Lender of a proper demand for payment made under any Letter of Credit issued by it or (ii) the failure of such Issuing Lender to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called “Governmental Acts”).
B. Nature of Issuing Lenders’ Duties. As between the Borrower and any Issuing Lender, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, such Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Lender, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Lender’s rights or powers hereunder.
In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5B, any action taken or omitted by any Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to the Borrower.

Notwithstanding anything to the contrary contained in this subsection 3.5, the Borrower shall retain any and all rights it may have against any Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of such Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.
3.6 Increased Costs and Taxes Relating to Letters of Credit.
Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Issuing Lender or Lender or (as the case may be) any of their direct or indirect parents shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law, or any determination of a court or governmental authority, in each case that becomes effective after the date hereof:
(i) subjects such Issuing Lender or Lender (or its applicable lending or letter of credit office or (as the case may be) any of its direct or indirect parents) to any additional Tax (other than any Tax on the overall net income of such Issuing Lender or Lender or (as the case may be) any of its direct and indirect parents or an Included Tax which is indemnified under subsection 2.7B) with respect to the issuing or maintaining of any Letters of Credit or the purchasing or maintaining of any participations therein or any other obligations under this Section 3, whether directly or by such being imposed on or suffered by any particular Issuing Lender;
(ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement in respect of any Letters of Credit issued by any Issuing Lender or participations therein purchased by any Lender or (as the case may be) any of its direct or indirect parents; or
(iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Issuing Lender or Lender (or its applicable lending or letter of credit office or (as the case may be) its direct and indirect parents) regarding this Section 3 or any Letter of Credit or any participation therein;
and the result of any of the foregoing is to increase the cost to such Issuing Lender or Lender or (as the case may be) any of its direct or indirect parents of agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Issuing Lender or Lender (or its applicable lending or letter of credit office or (as the case may be) any of its direct or indirect parents) with respect thereto; then, in any case, the Borrower shall promptly pay to such Issuing Lender or Lender or (as the case may be) any of its direct or indirect parents, upon receipt of the statement referred to in the next sentence, such additional amount or amounts as may be necessary to compensate such Issuing Lender or Lender or (as the case may be) any of its direct and indirect parents for any such increased cost or reduction in amounts received or receivable hereunder. Such Issuing Lender or Lender or (as the case may be) any of its direct and indirect parents shall deliver to the Borrower a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Issuing Lender or Lender or (as the case may be) any of its direct and indirect parents under this subsection 3.6, which statement shall be prima facie evidence of the matters set forth therein.

Section 4. Conditions to Credit Extensions.
The obligations of Lenders and Issuing Lenders to make Credit Extensions hereunder are subject to the satisfaction (or waiver) of the following conditions.
4.1 Conditions to the Occurrence of the Closing Date.
The conditions to the occurrence of the Closing Date are:
A. Loan Parties’ Documents. The Company shall have delivered to the Administrative Agent the following, each, unless otherwise noted, dated the Closing Date and with respect to each Loan Party:
(i) copies of the Organizational Documents of such Person, certified by the Secretary of State or functional equivalent of its jurisdiction of organization if such certification is generally available dated a recent date prior to the Closing Date and in each other case, by such Person’s secretary or assistant secretary, including the Usufruct Agreements in respect of each Loan Party organized under the laws of Macau SAR;
(ii) to the extent available, a good standing certificate from its jurisdiction of organization and a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such jurisdiction, or, in the case of each Macau corporation, certificates issued by each of the Macau Companies Registry, the Courts of Macau SAR and the Tax Department of Macau SAR (together with an English translation) confirming that such Person exists and that no bankruptcy or other proceedings customarily covered by such certificates have been filed against such Person and such Person is in good standing as to payment of any taxes levied by the Tax Department of Macau SAR, each dated a recent date prior to the Closing Date;
(iii) resolutions of the Shareholders General Meeting and/or the Board of Directors and/or Declarations from the Director(s), as applicable, of such Person approving and authorizing the execution, delivery and performance of the Loan Documents being executed on or prior to the Closing Date (including the granting of the liens on the Collateral) to which it is a party, certified as of the Closing Date by the secretary or an assistant secretary of such Person as being in full force and effect without modification or amendment;
(iv) signature and incumbency certificates of the officers of such Person executing the Loan Documents being executed on the Closing Date to which it is a party;
(v) no less than three days prior to the Closing Date (unless waived by the Administrative Agent), a Borrowing Notice setting forth whether such Loans shall be Base Rate Loans, Eurodollar Rate Loans or HIBOR Rate Loans (and, if applicable, the initial Interest Period requested therefor);

(vi) a true and correct copy of the Intercompany Contribution Agreement, together with an original counterpart duly executed and delivered by an Authorized Officer of each Loan Party party thereto;
(vii) a Closing Certificate executed on behalf of the Company certifying as to the accuracy of the matters set forth therein; and
(viii) such other documents as Administrative Agent may reasonably request, all of which shall be reasonably satisfactory to the Arrangers.
B. Notes. The Administrative Agent shall have received all Notes requested by Lenders prior to the Closing Date executed by the Borrower.
C. No Material Adverse Change. Except as disclosed in writing to the Administrative Agent prior to the date of this Agreement, since December 31, 2010, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.
D. Real Property; Mortgages. The Administrative Agent shall have received from the Company:
(i) Land Concession Contracts. A true and correct copy of each Land Concession Contract, which shall be certified by an Authorized Officer of the Company as being in full force and effect and evidencing that the Company, the Cotai Subsidiary and VOL have been granted exclusive leases over the land on which the Projects (other than the Cotai Strip Infrastructure Project and the Casino Operation Projects on Site 7 and Site 8) are located by Macau SAR for a term of 25 years.
(ii) Mortgage. A true and correct copy of the Mortgages covering the rights resulting from the Sands Macao Land Concession Contract and the Venetian Macao Land Concession Contract, excluding with respect to Site 3, and the Mortgage covering the VOL Land Concession Contract, each including the ownership of all present and future constructions built on the respective lands and features and accessions thereto, executed and delivered by an Authorized Officer of the Company in favor of the Collateral Agent, which shall have been notarized, recorded and stamped and shall become valid, first priority Liens on such Properties once registered, free and clear of all liens, encumbrances and exceptions to title whatsoever (other than Permitted Liens and Liens in favor of the “Lenders” (as defined in each of the Existing Credit Agreement and the VOL Credit Agreement) (the “Existing Lenders”), which will be released concurrently with the Closing Date).
(iii) Public Properties Register Bureau Certificate. Certificates issued by the Macau Real Estate Registry (together with an English translation) showing that (i) the Company holds an exclusive lease over the Sands Macao Site, (ii) the Cotai Subsidiary holds an exclusive lease over Site 1 (other than the Venetian Macau Casino) and Site 2 and (iii) VOL holds an exclusive lease over Site 5 & 6, in each case pursuant to the applicable Land Concession Contract and confirming no Liens have been recorded with respect to such Properties or such Land Concession Contracts (other than Permitted Liens and Liens in favor of the Existing Lenders which will be released concurrently with the Closing Date).

(iv) Land Security Assignments. A true and correct copy of (a) a Land Security Assignment covering the Sands Macao Land Concession Contract, executed and delivered by an Authorized Officer of the Company in favor of the Collateral Agent, which shall have been notarized, stamped and in appropriate form for filing with the government of Macau SAR and shall evidence a valid, first priority Lien on such Land Concession Contract, free and clear of all liens, encumbrances and exceptions to title whatsoever (other than Permitted Liens and Liens in favor of the Existing Lenders which will be released concurrently with the Closing Date), (b) a Land Security Assignment covering the Venetian Macao Land Concession Contract, executed and delivered by an Authorized Officer of the Cotai Subsidiary in favor of the Collateral Agent, which shall have been notarized, stamped and in appropriate form for filing with the government of Macau SAR and shall evidence a valid, first priority Lien on such Land Concession Contract, free and clear of all liens, encumbrances and exceptions to title whatsoever (other than Permitted Liens and Liens in favor of the Existing Lenders which will be released concurrently with the Closing Date) and (c) a Land Security Assignment covering the VOL Land Concession Contract, executed and delivered by an Authorized Officer of VOL in favor of the Collateral Agent, which shall have been notarized, stamped and in appropriate form for filing with the government of Macau SAR and shall evidence a valid, first priority Lien on such Land Concession Contract, free and clear of all liens, encumbrances and exceptions to title whatsoever (other than Permitted Liens and Liens in favor of the Existing Lenders which will be released concurrently with the Closing Date).
(v) Registration. Evidence that the Land Concession Contracts are registered with the Macau Real Estate Registry and have been published in the Official Bulletin.
E. Guaranty. The Administrative Agent shall have received the Guaranty, duly executed and delivered by an Authorized Officer of each Guarantor, which shall have been stamped and in appropriate form for filing with the government of Macau SAR in accordance with the requirements of the Gaming Concession Contract.
F. Security Agreement. The Collateral Agent shall have received, with counterparts for each Lender, the Security Agreement, duly executed and delivered by an Authorized Officer of each Loan Party, which shall have been stamped and in appropriate form for filing with the government of Macau SAR in accordance with the requirements of the Gaming Concession Contract.
G. Exhibits and Schedules. Each “Exhibit” and “Schedule” to this Agreement shall have been agreed between all of the Arrangers and the Borrower, as evidenced by an instrument executed by the Administrative Agent and the Borrower and attaching the agreed form of each such Exhibit and Schedule.

H. Macau SAR Approval. The government of Macau SAR shall have approved the entry by the Company into this Agreement or, if such approval has not been granted, the Arrangers and the Borrower shall have reasonably agreed to any amendments necessary to receive such approval and, after giving effect to any such amendments, this Agreement shall be in form and substance reasonably satisfactory to the Arrangers and the Borrower.
I. Security Interests in Personal and Mixed Property. The Administrative Agent shall have received evidence reasonably satisfactory to it and the Arrangers that the Borrower shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of certain items described in clauses (iv), (v) and (vi)(h) below) that may be necessary or, in the reasonable opinion of the Administrative Agent, Collateral Agent or the Arrangers, desirable in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and (upon such filing and recording) perfected First Priority security interest in the Collateral relating to (i) the Casinos, and (ii) such other Collateral in which a security interest may be granted or perfected on the Closing Date. Such actions shall include the following:
(i) [Reserved];
(ii) Instruments. Delivery to the Collateral Agent of all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to the Administrative Agent and the Collateral Agent) evidencing any Collateral;
(iii) Collateral Account Agreements. Delivery to the Collateral Agent of (a) an executed US Collateral Account Agreement, dated on or before the Closing Date, duly executed and delivered by an Authorized Officer of each Loan Party, which shall be stamped and in appropriate form for filing with the government of Macau SAR to the extent required by the Gaming Concession Contract, (b) executed Macao Collateral Account Agreements, dated on or before the Closing Date, duly executed and delivered by an Authorized Officer of each Loan Party, which shall have been notarized, stamped and in appropriate form for filing with the government of Macau SAR, and an executed Hong Kong Collateral Account Agreement, dated on or before the Closing Date, duly executed and delivered by an Authorized Officer of each Loan Party, which shall be stamped and in appropriate form for filing with the government of Macau SAR to the extent required by the Gaming Concession Contract, in each case in full force and effect granting the Collateral Agent a first priority security interest in the accounts described thereunder and the amounts from time to time on deposit therein. All actions necessary or desirable, including all filings, in the reasonable opinion of the Administrative Agent to create and, to the extent relevant under the applicable law governing each Collateral Account Agreement, perfect the security interests granted therein as a valid security interest over the accounts described thereunder having the priority contemplated therefor by this Agreement, and the Collateral Account Agreements shall have been completed;

(iv) Lien Searches and UCC Termination Statements. Delivery to the Collateral Agent of (a) the results of a recent search, by a Person reasonably satisfactory to the Collateral Agent and the Arrangers, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Loan Party, together with copies of all such filings disclosed by such search, (b) UCC termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement), and (c) the results of a recent search, by a Person reasonably satisfactory to the Collateral Agent and the Arrangers, of all Commercial and Moveable Property Registry filings which may have been made with respect to any personal or mixed property of any Loan Party, together with copies of all such filings disclosed by such search;
(v) UCC Financing Statements. Delivery to the Collateral Agent of UCC financing statements and, where appropriate, fixture filings and Patent and Trademark Office and/or Copyright Office filings (and equivalent filings with the intellectual property offices or registries in Macau SAR or any other foreign jurisdiction), duly executed by each applicable Loan Party with respect to all personal and mixed property Collateral of such Loan Party, for filing in all jurisdictions as may be necessary or, in the reasonable opinion of any Arranger, the Administrative Agent or the Collateral Agent, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents, including those listed on Exhibit Q;
(vi) Foreign Security Agreements. Delivery to the Collateral Agent, with copies for each Lender, (a) the Pledge Over Gaming Equipment and Utensils (which document and the associated pledge list shall have been filed for registration with the Macau Companies Registry), dated on or before the Closing Date, duly executed and delivered by an Authorized Officer of the Company, (b) the Livranças and the Livranças Side Letter, each dated on or before the Closing Date, duly executed and delivered by an Authorized Officer of the Borrower and endorsed by an Authorized Officer of each Guarantor, (c) Powers of Attorney, dated on or before the Closing Date, duly executed and delivered by an Authorized Officer of each Loan Party, (d) an Assignment of Rights, dated as on or before the Closing Date, duly executed and delivered by an Authorized Officer of each Loan Party, (e) Assignments of Insurances, dated on or before the Closing Date, duly executed and delivered by an Authorized Officer of each Loan Party, (f) to the extent applicable, Assignments of Reinsurances, dated on or before the Closing Date, duly executed and delivered by an authorized Officer of each insurer of the Loan Parties, (g) Pledges Over Intellectual Property Rights, dated on or before the Closing Date, duly executed and delivered by an Authorized Officer of each Loan Party organized under the laws of Macau SAR, and (h) Floating Charges, dated on or before the Closing Date, duly executed and delivered by an Authorized Officer of the Company, the Cotai Subsidiary and VOL and filed for registration with the Macau Companies Registry with regard to each corporate enterprise of each Loan Party; each of which items in clauses (a) through (h) shall have been notarized, stamped (to the extent required) and in appropriate form for filing with the government of Macau SAR;

(vii) Notices of Security. Delivery to the Collateral Agent of copies of notices sent by “Certified Mail” to, and (in the case of clauses (a), (b), and (d), to the extent obtainable after using commercially reasonable efforts) on or prior to the Closing Date, acknowledgments of such notices executed by, (a) each insurer providing an insurance policy assigned pursuant to an Assignment of Insurances, (b) to the extent applicable, each reinsurer providing a reinsurance policy assigned pursuant to an Assignment of Reinsurances, (c) each Financial Institution holding any account of a Loan Party in which account an interest has been assigned pursuant to a Macao Collateral Account Agreement, and (d) each Financial Institution holding any account of a Loan Party in which account an interest has been assigned pursuant to a Hong Kong Collateral Account Agreement in the form of Exhibit E-15-I;
(viii) Intellectual Property License Agreement. Delivery to the Collateral Agent of the IP License, duly executed and delivered by an Authorized Officer of VOL, the Cotai Subsidiary, the Company, and V-HK; and
(ix) Account Control Agreements. Delivery to the Collateral Agent of all account control agreements, duly executed and delivered by an Authorized Officer of the Borrower and the relevant Financial Institution, required pursuant to Section 5.14 of the Security Agreement on the Closing Date.
J. Solvency Assurances. On the Closing Date, the Lenders shall have received a Financial Condition Certificate from the Company dated the Closing Date, substantially in the form of Exhibit C-3 hereto and with appropriate attachments and otherwise reasonably satisfactory to the Arrangers and the Administrative Agent, demonstrating that, after giving effect to the transactions contemplated by this Agreement including the borrowing of the full amount of Commitments as and when contemplated hereunder, and the other Loan Documents, the Loan Parties taken as a whole will be Solvent.
K. Opinions of Counsel. The Administrative Agent shall have received (i) originally executed copies of one or more written opinions of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel for the Loan Parties, (ii) originally executed copies of one or more written opinions of Sá Carneiro & Pinheiro Torres, Macau counsel for the Loan Parties, (iii) originally executed copies of one or more written opinions of Allen & Overy, Hong Kong counsel for the Loan Parties, and (iv) originally executed copies of one or more written opinions of Walkers, Cayman Islands counsel for the Loan Parties, each in form and substance reasonably satisfactory to the Administrative Agent, the Arrangers and their respective counsel, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibits H-1 through H-4 hereto, respectively, and as to such other matters as the Administrative Agent or any Arranger may reasonably request (including, without limitation, an opinion satisfactory to the Administrative Agent that the Gaming Concession Contract is an autonomous document and that any failure by Galaxy to perform its obligations under its concession agreement with Macau SAR would not affect the duties, rights, liabilities or obligations of the Company under the Gaming Concession Contract). The Company hereby acknowledges and confirms that it has requested such counsel to deliver such opinions to the Lenders.

L. [Reserved].
M. Collateral Agency Agreement. The Collateral Agent shall have executed the Collateral Agency Agreement on behalf of the Secured Parties and received executed counterparts of the Collateral Agency Agreement from each other party thereto and a copy of such agreement which shall have been stamped and notarized and in appropriate form for filing with the government of Macau SAR.
N. [Reserved.]
O. Fees. The Borrower shall have paid to the Arrangers and the Administrative Agent, for distribution (as appropriate) to the Lenders, the fees payable on the Closing Date referred to in subsection 2.3 and all other costs, expenses and fees owing to any Arranger or any Agent.
P. Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found reasonably acceptable by the Arrangers and the Administrative Agent, acting on behalf of Lenders, and their respective counsel shall be reasonably satisfactory in form and substance to the Arrangers and the Administrative Agent and such counsel, and the Administrative Agent and its counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.
Q. Service of Process. The Administrative Agent shall have received a letter from Corporate Services Company or any other Person reasonably satisfactory to the Arrangers consenting to its appointment by each Loan Party in each case in form and substance acceptable to the Arrangers, as each such Person’s agent to receive service of process in New York, New York.
R. Litigation. Without prejudice to subsections 4.1AA and 5.21, there shall be no actions, suits, proceedings, arbitrations, litigations or investigations (whether or not purportedly on behalf of the Company or any of its Subsidiaries) at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including any Environmental Claims) that are pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries that, in the reasonable opinion of the Arrangers and the Administrative Agent, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
S. Real Estate Appraisal. The Administrative Agent shall have received a FIRREA-compliant MAI Appraisal of all real property Collateral associated with each Project subject to a mortgage and the Casinos prepared by HVS International.

T. Consents. The Administrative Agent and the Arrangers shall have received (i) a Contract Consent from each party to any Material Contract solely relating to the Casinos in effect at the Closing Date, (ii) the Land Concessions Consent with respect to the Sands Macao Land Concession Contract and the Venetian Macao Land Concession Contract, (iii) the Gaming Concession Consent and (iv) a copy of the letter from Macau SAR to the Company dated as of December 19, 2002 confirming the Company’s autonomous rights and obligations with respect to the Gaming Concession Contract, each of which consents shall be in form and substance reasonably satisfactory to the Administrative Agent and the Arrangers; provided that no Contract Consent shall be required in respect of any hotel management agreement until the property subject to such hotel management agreement has been opened to the general public; and provided further, that no Contract Consent shall be required in respect of the Four Seasons Macao Overall Project until 90 days after the Closing Date.
U. Environmental. The Administrative Agent shall have received copies of all material environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of the Company or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons (including the Environmental Assessment), with respect to significant environmental matters at any Property or with respect to any Environmental Claims.
V. [Reserved].
W. Gaming Concession Contract. The Administrative Agent shall have received certification by the Company as to the following matters:
(i) Capital Requirements. (A) The share capital of the Company is not less than 200,000,000 Patacas, as contemplated by Article 15(1) of the Gaming Sub-Concession Contract (or such other amount as may be required pursuant to Article 15(2)), (B) SCL has signed and submitted (on behalf of itself and, if applicable, its Subsidiaries) to Macau SAR the statement contemplated by Article 34(4) of the Gaming Sub-Concession Contract, and (C) the Company has obtained Macau SAR’s approval for the loans and the security being provided by the Loan Documents that is subject to regulatory approval and has provided (or will, within two Business Days after the Closing Date, provide) copies of such documents to Macau SAR pursuant to Articles 34(2) and (3) of the Gaming Sub-Concession Contract.
(ii) Document Submissions. (a) Copies of documents have been submitted to Macau SAR as required under Article 21(1) of the Gaming Sub-Concession Contract; (b) Macau SAR has approved the granting of the liens pursuant to the Loan Documents as contemplated by Article 42(1) of the Gaming Sub-Concession Contract; and (c) approval by Macau SAR of the Company’s delegation of management authority, including the appointment of the managing director, the scope of power of the managing director and the term of authorization (and the Arrangers and the Administrative Agent shall be reasonably satisfied with such delegation, appointment, scope and term).
(iii) Required Approvals. (a) All general transitional provisions of the Gaming Sub-Concession Contract have been satisfied, including the initial deposit of capital and commencement of business of the Sands Macao casino facilities as required by Article 96 thereof, the designation and approval of the managing director of the Company as required by Article 97 thereof, the execution of declarations by each shareholder, director and major employee to cooperate with the Government of Macau SAR as required by Article 99 thereof, the approval by the Government of Macau SAR of the Organizational Documents of the Company as required by Article 101 thereof, the existence of and approval by the Government of Macau SAR of applicable powers of attorney as required by Article 102 thereof, notification of other shareholder gaming operations as required by Article 103 thereof, notification of board composition as required by Article 104 thereof and notification of ownership structure as required by Article 105 thereof; (b) the Organizational Documents of the Company have not been amended without approval of the government of Macau SAR as required by Article 22 of the Gaming Sub-Concession Contract; and (c) the government of Macau SAR has made no request that any industrial property rights or intellectual property rights of the Company be assigned pursuant to Article 85 of the Gaming Sub-Concession Contract.

X. Performance Bonds and Guarantees. Delivery to the Administrative Agent of evidence that all performance bonds, guarantees or similar items required by the Gaming Concession Contract or any Land Concession Contract then in effect have been provided to Macau SAR, and the Arrangers and the Administrative Agent shall be reasonably satisfied with such performance bonds, guarantees or similar items, the terms and providers thereof and the status of the recourse to the Loan Parties in respect thereof.
Y. Financial Statements. Delivery to the Administrative Agent of the following financial statements and information: (i) the audited consolidated balance sheets of the Loan Parties as at each of December 31, 2010, December 31, 2009, and December 31, 2008, and the related consolidated statements of income, changes in equity and cash flows of the Loan Parties for the Fiscal Year then ended, (ii) the unaudited consolidated information regarding assets and liabilities of the Loan Parties as at June 30, 2011 and the related unaudited consolidated information regarding income, changes in equity and cash flows of the Loan Parties for such three-month period then ended, and (iii) the unaudited consolidated balance sheets and statements of income for the Loan Parties for each monthly period after June 30, 2011 for which financial statements are available.
Z. Insurance. The Company shall have insurance complying with the requirements of Section 6.4B in place and in full force and effect, and the Administrative Agent and the Arrangers shall have received (i) the Insurance Advisor’s Certificate substantially in the form of Exhibit G, and (ii) certified copies of all policies evidencing such insurance (or a binder, commitment or certificates signed by the insurer or a broker authorized to bind the insurer along with a commitment to issue the policies within 45 days after the Closing Date) naming the Collateral Agent on behalf of the Lenders as an additional insured or loss payee, as its interests may appear, and otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Arrangers.
AA. Specified Proceedings. The Parent and the Parent’s Subsidiaries shall have taken or be in the process of taking reasonable and prudent steps to review past compliance by the Parent and the Parent’s subsidiaries with the Foreign Corrupt Practices Act and ensure future compliance by the Parent and the Parent’s subsidiaries with the Foreign Corrupt Practices Act and any other relevant Anti-Bribery and Conflict of Interest Laws, including the following with respect to the Foreign Corrupt Practices Act: (i) the Audit Committee of the Parent shall have retained a reputable, qualified, independent counsel to conduct this review; (ii) the Company shall have retained reputable, qualified, independent counsel to conduct this review; (iii) as part of the review, counsel to the Parent and the Company are reviewing relevant documents in the possession of the Parent and the Parent’s Subsidiaries (in their respective jurisdictions, which include the United States, Hong Kong and Macau SAR); (iv) as further part of the review, such counsel intend to conduct witness interviews of current or former relevant personnel of the Parent and the Parent’s Subsidiaries (in their respective jurisdictions, which include the United States, Hong Kong and Macau SAR); (v) as further part of the review, such counsel intend to cause to be conducted a preliminary accounting review and analysis of relevant books and records of the Parent and the Parent’s Subsidiaries (in their respective jurisdictions, which include the United States, Hong Kong and Macau SAR); and (vi) outside counsel to the Parent, the Company and the Parent’s Subsidiaries with expertise in anti-corruption compliance are advising the Parent, the Company and the Parent’s Subsidiaries regarding anti-corruption matters, and (a) the Administrative Agent shall have received a certificate from the Parent and the Company as to each of the matters described in the foregoing clauses (i)-(vi); and (b) based on a reasonable assessment of the merits and the allegations raised in the Specified Proceedings in light of such diligence, the representations and warranties contained in subsection 5.21 are true and correct in all material respects as of the Closing Date.
BB. KYC Requirements. The Administrative Agent and the Arrangers shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.
CC. Shared Services Agreement. The Administrative Agent and the Arrangers shall have received a true and correct copy of the Shared Services Agreement, duly executed and delivered by an Authorized Officer of each of the Parent and SCL.
4.2 Additional Conditions to Loans on or after the Closing Date.
The obligations of Lenders to make Term Loans and Revolving Loans, and the obligation of the Swing Line Lender to make Swing Line Loans, on or after the Closing Date on any Funding Date are subject to the satisfaction (or waiver) of the following further conditions precedent:
A. Borrowing Request. Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, an originally executed Borrowing Notice signed by the chief executive officer, the chief financial officer, Senior Vice President-Finance, Vice President-Finance, or the treasurer of the Borrower or by any executive officer of the Borrower designated by any of the above-described officers on behalf of the Borrower in a writing delivered to the Administrative Agent.
B. Fees. Solely with respect to the initial Funding Date, the Borrower shall have paid to the Arrangers and the Administrative Agent, for distribution (as appropriate) to the Lenders, the fees payable on the initial Funding Date referred to in subsection 2.3 and all other reasonable and documented costs, expenses and fees owing to any Arranger or any Agent.

C. Refinancing. Solely with respect to the initial Funding Date, the Refinancing and Investments described in clause (i) of the definition of “VOL Investment” shall have been completed substantially simultaneously with the making of Loans on the initial Funding Date, and any Liens granted pursuant to the Existing Credit Agreement or the VOL Credit Agreement shall be substantially simultaneously released or terminated or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent.
D. Representations and Warranties; Other Conditions. As of such Funding Date:
(i) The representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, other than in the case of the Closing Date, prior to the VOL Casino Hotel Resort Substantial Operations Date, any failure of any representation or warranty to be true and correct in all material respects with respect to either VOL or Site 5 & 6 shall not prevent the Borrower from making a borrowing on any Funding Date so long as, to the extent required by subsection 8.4, the Borrower shall have prepaid the Loans (or notified the Administrative Agent that it intends to prepay the Loans) in accordance with subsection 2.4B(iii)(k) as if such loss triggered the mandatory prepayment required by subsection 2.4B(iii)(k);
(ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Borrowing Notice that would constitute an Event of Default or a Potential Event of Default;
(iii) [Reserved];
(iv) No order, judgment or decree of any court, arbitrator or Governmental Instrumentality shall purport to enjoin or restrain any Lender from making the Loans to be made by it on that Funding Date; and
(v) The making of the Loans requested on such Funding Date shall not violate any law applicable to the Loan Parties or Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.
E. Maximum Cash Amount. In the case of any Revolving Loans, after giving effect to such Credit Extension, the aggregate Cash and Cash Equivalents of the Loan Parties (as certified by the Loan Parties) will not exceed the sum of (x) $200,000,000 and (y) On-Site Cash; provided that this subsection 4.2E shall not apply at any time when the Consolidated Leverage Ratio of the Company is less than or equal to 3.0:1.0.

4.3 Conditions to Letters of Credit.
The issuance of any Letter of Credit hereunder (whether or not the applicable Issuing Lender is obligated to issue such Letter of Credit) on or after the Closing Date is subject to the following conditions precedent:
A. Issuance Notice. On or before the date of issuance of such Letter of Credit, the Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed Issuance Notice, in each case signed by the chief executive officer, the chief financial officer, the Senior Vice President-Finance, the Vice President-Finance or the treasurer of the Borrower or by any executive officer of the Borrower designated by any of the above-described officers on behalf of the Borrower in a writing delivered to the Administrative Agent, together with all other information specified in subsection 3.1B(i) and such other documents or information as the applicable Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.
B. Other Conditions Precedent. On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.2 shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan.
C. Issuing Bank Policy. The issuance of such Letter of Credit shall not violate the applicable Issuing Lender’s internal policies regarding the issuance of letters of credit (including such Issuing Lender’s internal policies regarding issuing Letters of Credit used in connection with financing costs and expenses relating to Casinos).
Section 5. Representations and Warranties.
In order to induce the Lenders and Issuing Lenders to enter into this Agreement and to make Credit Extensions, each of the Company and the Borrower represent and warrant to each Lender that, on the Closing Date and on each Funding Date, each of the following statements are true and correct.
5.1 Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.
A. Organization and Powers. Each of the Loan Parties is a corporation, limited liability company or other entity duly organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of organization as specified in Schedule 5.1A annexed hereto. Each of the Loan Parties has all requisite corporate, limited liability company or other entity power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents and the other Operative Documents to which it is a party and to carry out the transactions contemplated thereby.
B. Qualification and Good Standing. Each of the Loan Parties is qualified to do business and in good standing in every jurisdiction (to the extent such concept exists in the relevant jurisdiction) where its assets are located and wherever necessary to carry out its business and operations, including registration of each Loan Party that is a Macau company with the Macau Companies Registry, except in jurisdictions where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect.

C. Ownership of the Company. The equity interests in the Company are duly authorized, validly issued and (if applicable) fully paid and nonassessable and, as of the Closing Date, none of such equity interests constitute Margin Stock. As of the Closing Date, Schedule 5.1C correctly sets forth the ownership of the Company.
D. Subsidiaries. As of the Closing Date, all of the Subsidiaries of the Company are identified in Schedule 5.1D annexed hereto. Schedule 5.1D may be supplemented from time to time pursuant to the provisions of subsection 6.1(xvi). The equity interests of each of the Subsidiaries of the Company identified in Schedule 5.1D annexed hereto (as so supplemented) are duly authorized, validly issued and (if applicable), fully paid and nonassessable and none of such equity interests constitutes Margin Stock. Each of the Restricted Subsidiaries of the Company identified in Schedule 5.1D annexed hereto (as so supplemented) is a corporation, limited liability company or other entity duly organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its respective jurisdiction of organization set forth therein, has all requisite corporate, limited liability company or other power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such corporate power and authority has not had and would not reasonably be expected to have a Material Adverse Effect. Schedule 5.1D annexed hereto (as so supplemented) correctly sets forth the ownership of the Company and each of its Subsidiaries as of the date hereof.
E. Rights to Acquire Equity. As of the date hereof, there are no options, warrants, convertible securities or other rights to acquire any equity interests in the Company or any other Loan Party.
F. Conduct of Business. The Loan Parties are engaged only in the businesses permitted to be engaged in pursuant to subsection 7.12.
5.2 Authorization of Borrowing, etc.
A. Authorization of Documents. The execution, delivery and performance of the Loan Documents and the Material Contracts have been duly authorized by all necessary corporate or other entity action on the part of each Loan Party that is a party thereto.
B. No Conflict. The execution, delivery and performance by the Loan Parties of the Loan Documents and the Material Contracts to which they are parties and the consummation of the transactions contemplated by the Loan Documents and the Material Contracts do not and will not (i) violate any provision of (a) any Legal Requirement applicable to the Company or any of its Subsidiaries, (b) the Organizational Documents of the Company or any of its Subsidiaries or (c) any order, judgment or decree of any Governmental Instrumentality binding on the Company or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Company or any of its Subsidiaries (including such obligations pursuant to the Gaming Concession Contract and each Land Concession Contract), (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of the Collateral Agent on behalf of Lenders and any Liens granted on the Land Concession Contract and the real property covered by such contract in favor of the Concession Guarantor), or (iv) require any approval of any Person under any Contractual Obligation of the Company or any of its Subsidiaries except for such approvals or consents which will be obtained on or before the Closing Date, or are not yet required to be obtained pursuant to such Contractual Obligation and which the Company has no reason to believe cannot be obtained when required, and disclosed in writing to Lenders, and except in the cases of clauses (i), (ii), (iii) and (iv) for such violations, conflicts, approvals and consents the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.
C. Governmental Consents. Other than as set forth on Schedule 5.2, the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body.
D. Binding Obligation. Each of the Loan Documents and the Material Contracts has been duly executed and delivered by the Loan Parties that are parties thereto and is the legally valid and binding obligation of the Loan Parties, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, whether brought in a proceeding in equity or at law.
5.3 Financial Condition and Financial Plan.
All financial statements delivered to the Lenders on the Closing Date pursuant to Section 4.1Y (other than pro forma statements) were prepared in conformity with GAAP (except as described in Section 1.2) and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, except for obligations under the Operative Documents, the Loan Parties do not (and will not following the funding of the initial Loans) have any Contingent Obligation, contingent liability or liability for taxes, long-term lease or forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets or financial condition of the Loan Parties taken as a whole. Each Financial Plan provided to the Arrangers was prepared by the Company on the basis of good faith estimates and assumptions believed by the Company to be reasonable at the time made.

5.4 No Material Adverse Change; No Default.
A. No Material Adverse Change. Except as disclosed in writing to the Administrative Agent prior to the date of this Agreement, since December 31, 2010, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.
B. No Default. No default or event of default (x) by a Loan Party under any Indebtedness of any Loan Party in an aggregate principal amount in excess of $100,000,000 (other than the Obligations) or (y) by a Loan Party (other than, prior to the VOL Casino Hotel Resort Substantial Operations Date, VOL) under any Material Contract (in the case of Material Contracts and other than the Gaming Concession Contract and any Land Concession Contract only, except for defaults and events of default which would not reasonably be expected to have a Material Adverse Effect) has occurred and is continuing, or will be caused by the Borrowings to be made on the Funding Date to which this representation refers.
C. Existing Defaults. No Potential Event of Default or Event of Default has occurred and is continuing.
D. Other Breaches, Defaults, etc. No breach or default has occurred by the Macau SAR, the Borrower, the Company or a Loan Party of any material obligation under the Gaming Concession Contract or the Land Concession Contract. To the Company’s knowledge, no breach or default has occurred by any party other than the Borrower, the Company, the Macau SAR or a Loan Party under any Material Contract (other than the Gaming Concession Contract and the Land Concession Contract, which are covered by the preceding sentence and not this sentence), in each case unless the same could not reasonably be expected to have a Material Adverse Effect.
5.5 Title to Properties; Liens; Real Property.
A. Title to Properties; Liens. Except with respect to Site 7 and Site 8, the Company and its Subsidiaries have (i) good marketable fee simple title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property) and (iii) good title to (in the case of all other personal property), all of their respective material properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 7.7. Except as permitted by this Agreement, all such properties and assets are held free and clear of Liens.

B. Real Property. As of the Closing Date, Schedule 5.5 annexed hereto contains a true, accurate and complete list of (i) each Property of the Company or any other Loan Party and (ii) all material leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting real estate or real properties owned, leased, used or operated by the Company or any other Loan Party (exclusive of any retail and restaurant leases) regardless of whether the Company or such Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. As of the Closing Date, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and the Company and the Borrower do not have knowledge of any material default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of the applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles except to the extent that the failure of such agreement to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. Each Property, the material Easements thereto and the current use thereof comply in all material respects with all applicable Legal Requirements and with all Insurance Requirements. No taking or voluntary conveyance of all or part of any Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Instrumentality affecting any Project has been commenced or, to the Company’s or Borrower’s knowledge, is contemplated with respect to all or any portion of any Property or Easement or for the relocation of roadways providing access thereto except, in each case, as could not, individually or collectively, reasonably be expected to have a Material Adverse Effect. Except as disclosed in writing by the Company and the Borrower to the Administrative Agent from time to time, there are no current, pending or, to the knowledge of the Company or the Borrower, proposed special or other assessments for public improvements or otherwise affecting any Property or Easement, nor are there any contemplated improvements thereto that may result in such special or other assessments, in any case that could reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, there are no outstanding options to purchase or rights of first refusal or restrictions on transferability affecting any material portion of the Property or the material Easements (other than those set forth in the Four Seasons Macao Operation, Maintenance and Management Agreement, the St. Regis Hotel Management Agreement and the Sheraton Hotel Management Agreement or any replacement thereof, or any relevant Land Concession Contract or arising by mandatory operation of law). Except as could not, individually or collectively, reasonably be expected to have a Material Adverse Effect, no building or structure relating to or comprising a portion of any Project or any appurtenance thereto or equipment thereon, or the use, operation or maintenance thereof, violates any restrictive covenant or encroaches on any easement or on any property owned by others.
5.6 Litigation; Adverse Facts.
Without prejudice to subsection 5.21, except as set forth on Schedule 5.6, as of the Closing Date there are no actions, suits, proceedings, arbitrations or governmental investigations (whether or not purportedly on behalf of the Company or any of its Subsidiaries) at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including any Environmental Claims) that are pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries (it being understood that as of the Closing Date, no such actions, suits or proceedings set forth on Schedule 5.6, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect). Without prejudice to subsection 5.21, there are no actions, suits, proceedings, arbitrations or governmental investigations (whether or not purportedly on behalf of the Company or any of its Subsidiaries) at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including any Environmental Claims) that are pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.7 Payment of Taxes.
Except to the extent permitted by subsection 6.3 or as set forth on Schedule 5.7, all Tax returns and reports of the Company or any other Loan Party required to be filed by such Person have been timely filed, all taxes shown on such Tax returns to be due and payable and all material assessments, fees and other governmental charges upon the Company or any other Loan Party and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. The Company and the Borrower know of no material Tax assessment against the Company or any other Loan Party except for those for which reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
5.8 Performance of Agreements; Materially Adverse Agreements; Material Contracts.
A. None of the Company or any other Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences of such default or defaults, if any, would not reasonably be expected to have a Material Adverse Effect.
B. Schedule 5.8 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date. As of the Closing Date, except as set forth on Schedule 5.8, all such Material Contracts are, to the knowledge of the Borrower and the Company, in full force and effect and no material defaults currently exist thereunder.
5.9 Governmental Regulation.
None of the Company or any other Loan Party is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act, or registration under the Investment Company Act of 1940 or under any other U.S. federal or state, or Macau SAR statute or regulation which may limit its ability to incur Indebtedness other than as is addressed by the Gaming Concession Contract, the Land Concession Contracts and Macau Gaming Law, or which may otherwise render all or any portion of the Obligations unenforceable. Incurrence of the Obligations under the Loan Documents complies with all applicable provisions of Gaming Concession Contract and the Land Concession Contracts. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”). No part of the proceeds of the Loans will be used, directly or indirectly, by any Loan Party for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Foreign Corrupt Practices Act.

5.10 Securities Activities.
A. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.
B. Following the application of the proceeds of each Credit Extension, not more than 25% of the value of the assets (either of the Borrower only or of the Company and its Subsidiaries on a consolidated basis) subject to the provisions of subsection 7.2 or 7.7 or subject to any restriction contained in any agreement or instrument, between any Loan Party and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 8.2, will be Margin Stock.
5.11 Employee Benefit Plans.
A. Except as could not reasonably be expected to cause a Material Adverse Effect, the Company, each of its Subsidiaries and each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the regulations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code is so qualified.
B. No ERISA Event has occurred or is reasonably expected to occur which has resulted or would be reasonably likely to result in a liability in the aggregate amount of $50,000,000 or more.
C. Except to the extent required under Section 4980B of the Code or as set forth on Schedule 5.11, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates that could reasonably be expected to result in liability to the foregoing entities in excess of $50,000,000 in the aggregate.
D. As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $50,000,000.

E. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed $50,000,000.
5.12 No Fees or Commissions.
No broker’s or finder’s fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby (other than fees payable to Agents and Lenders under subsection 2.3), and each of the Company and the Borrower hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability. Except as set forth on Schedule 5.12, no Loan Party has entered into any agreement or arrangement to pay any portion of its revenues from any Project or from any Casino to any other Person, and to the Company’s and the Borrower’s knowledge no other Person has entered into any such agreement or arrangement on its behalf.
5.13 Environmental Protection.
Except as set forth in Schedule 5.13 annexed hereto or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(i) neither the Company nor any of its Subsidiaries nor any of their respective Properties or operations relating to any Project are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Environmental Activity;
(ii) there are, and to the Borrower’s and the Company’s knowledge, have been, no conditions, occurrences, or Hazardous Environmental Activities on any of the Properties which could reasonably be expected to form the basis of an Environmental Claim against the Company or any of its Subsidiaries;
(iii) neither the Company nor any of its Subsidiaries nor, to the Borrower’s knowledge, any predecessor of the Borrower or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Property, and none of the Company’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of Hazardous Materials (or wastes derived therefrom) in a manner which would result in liability to the Company or any of its Subsidiaries;
(iv) the Projects are (other than the Cotai Strip Infrastructure Project and Other Resort Projects) in compliance in all material respects with Environmental Laws, including without limitation the Environmental Mitigation Plan;

(v) to the Borrower’s and the Company’s knowledge, all factual information provided by the Company and its Subsidiaries to ERM in connection with the Environmental Assessment are true and correct in all material respects; and
(vi) compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.
Notwithstanding anything in this subsection 5.13 to the contrary, no event or condition has occurred or is occurring with respect to the Company or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Environmental Activity, including any matter disclosed on Schedule 5.13, which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.
5.14 Employee Matters; Acts of God.
Except as disclosed in writing by the Company and the Borrower to the Administrative Agent from time to time, neither the business nor the Properties of the Company or its Subsidiaries, is affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty or other event of force majeure, that could reasonably be expected to have a Material Adverse Effect. Except as disclosed in writing by the Company and the Borrower to the Administrative Agent from time to time, there are no strikes, lockouts, stoppages, slowdowns or other labor disputes against the Company or its Subsidiaries pending or, to the knowledge of the Company, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Company and its Subsidiaries have not been in violation of any applicable Legal Requirement, except for violations that would not reasonably be expected to have a Material Adverse Effect, and all payments due from the Company and its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Company.
5.15 Solvency.
The Loan Parties, taken as a whole, are and, upon the incurrence of any Obligations by such Loan Party on any date on which this representation is made, will be, Solvent.
5.16 Matters Relating to Collateral.
A. Creation, Perfection and Priority of Liens. The execution and delivery of the Collateral Documents by the Loan Parties, together with the actions taken on or prior to the Closing Date pursuant to subsection 4.1 are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, as security for the Obligations, subject to exceptions contained herein, in the Security Agreement and the other Collateral Documents, a valid and perfected First Priority Lien on all of the Collateral, and all filings and other actions necessary to perfect and maintain the perfection and priority status of such Liens have been duly made or taken and remain in full force and effect, other than the filing of any UCC financing statements delivered to the Collateral Agent for filing (but not yet filed), the recording of each Mortgage with the Macau Real Estate Registry, the registration of each Floating Charge with the Macau Companies Registry in respect of each business ‘establishment’ maintained by any Loan Party from time to time, the filing of the Pledge Over Intellectual Property and the Pledge over Gaming Equipment and Utensils with the Macau Companies Registry, the delivery of certain notices, receipt of certain acknowledgements and receipt of certain Contract Consents as contemplated by the Assignment of Rights and as permitted hereunder not to be obtained, and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of the Collateral Agent. As of the Closing Date, no filing, recordation, re-filing or re-recording other than those listed on Exhibit Q is necessary to perfect and maintain the perfection of the interest, title or Liens of the Collateral Documents or the Assignment of Reinsurances.

B. Filings and Recordations. No authorization, approval or other action by, and no notice to or filing with, any Governmental Instrumentality is required for either (i) the pledge or grant by the Loan Parties of the Liens purported to be created in favor of the Collateral Agent pursuant to any of the Collateral Documents or (ii) the exercise by the Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or the Assignment of Reinsurances or created or provided for by applicable law), except for filings or recordings contemplated by subsection 5.16A or as set forth in Schedule 5.16B.
C. Absence of Third-Party Filings. Except such as may have been filed in favor of the Administrative Agent or the Collateral Agent as contemplated by subsection 5.16A or filed to perfect a Permitted Lien, no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office.
D. Information Regarding Collateral. All information supplied to the Administrative Agent or the Collateral Agent by or on behalf of any Loan Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.
5.17 Sufficiency of Interests, Project Documents and Permits.
A. Sufficiency. Other than those services to be performed and materials to be supplied that can be reasonably expected to be commercially available when and as required, the Company owns (or holds under lease) all of the materials, has obtained or contracted to obtain all services and has entered into all documents and agreements necessary as of the date this representation is made or deemed made to develop, construct, complete, own and operate the Projects (other than the Cotai Strip Infrastructure Project and Other Resort Projects), each in accordance with all Legal Requirements. All conditions precedent to the obligations of the respective parties (other than any Loan Party) under the Material Contracts have been satisfied, except for such conditions precedent the failure of which to be satisfied as of the date this representation is made or deemed made could not reasonably be expected to have a Material Adverse Effect.

B. Permits. Except as to VOL and the VOL Land Concession Contract prior to the VOL Hotel Casino Resort Substantial Operations Date, all material Permits in connection with the transactions contemplated hereby and the initial Credit Extensions hereunder and in respect of the ownership, operation and maintenance of the Casinos and the approvals and consents required under the Gaming Concession Contract and the Land Concession Contracts required to have been obtained by the Closing Date are listed on Schedule 4.1V(viii).
5.18 Excluded Subsidiaries.
Other than as set forth on Schedule 5.18, as of the date hereof, none of the Excluded Subsidiaries owns or leases any assets (real or personal, tangible or intangible (including intellectual property rights)) that are material to the business and operation of the Company.
5.19 Accuracy of Information.
None of the factual information (other than appraisals, projections and pro forma financial information as to which no representation is made under this subsection), taken as a whole, furnished by or on behalf of any Loan Party in writing to any Arranger, the Administrative Agent, the Issuing Lender or any Lender for inclusion in the Confidential Information Memorandum delivered to the Lenders contains any untrue statement of a material fact or omitted to state any material fact necessary to make such information, taken as a whole, not misleading.
5.20 Leasehold Title to the Sites.
A. (i) The Company has good leasehold title to the Sands Macao Site and the Venetian Macao Casino, subject to the terms of the applicable land concessions, (ii) the Cotai Subsidiary has good leasehold title to Site 1 and Site 2 (excluding the Venetian Macao Casino), subject to the terms of the applicable land concession and (iii) VOL has good leasehold title to Site 5 & 6, subject to the terms of the applicable land concession. The Loan Parties own all of the material property interests and have entered into all documents and agreements necessary to develop, construct, complete, own and operate the Projects (other than the Cotai Strip Infrastructure Project and Other Resort Projects) in accordance with all Legal Requirements and as contemplated in the Loan Documents, other than those services to be performed and materials and equipment to be supplied and/or constructed that can be reasonably expected to be commercially available when and as required. For the avoidance of doubt, this Section is not intended to address Permits, as the representations regarding Permits are addressed under subsection 5.17.
B. As of the Closing Date and as of each Funding Date thereafter, the Land Concession Contracts create a valid and subsisting provisional or definitive, as the case may be, leasehold interest in the Property leased under such contracts by the Company, the Cotai Subsidiary and VOL, as applicable, subject only to Permitted Liens.
5.21 Specified Proceedings.
A. Neither the Parent nor any of its Affiliates is aware of, or has disclosed to any Governmental Instrumentality, the substance of any findings or preliminary views from the reviews by the Parent, the Company, the Parent’s Subsidiaries, the Audit Committee or any regulatory or enforcement authority worldwide with respect to the Foreign Corrupt Practices Act or any other Anti-Bribery and Conflict of Interest Laws that, if true, could reasonably be expected to result in a Material Adverse Effect.

B. The Company, the Parent, SCL and their respective Affiliates have implemented and will maintain an anti-corruption compliance program and system of internal controls reasonably designed to detect and deter corrupt conduct by or on behalf of the Borrower, the Company, the Parent, SCL and their respective Affiliates and that, in all material respects, follows and is substantially consistent with international standards reflected in the Organization for Economic Co-operation and Development Good Practice Guidance on Internal Controls, Ethics, and Compliance. Such program includes and will continue to include, among other elements, comprehensive and periodic training of all personnel responsible for interacting with Government Officials or for engaging third party consultants, vendors, and joint venture and other business partners; due diligence on such third party consultants, vendors, and partners; and clear and auditable procedures relating to political and charitable contributions and the provision of gifts, entertainment, travel, hospitality, or other benefits to Government Officials.
5.22 Gaming Uses.
The Borrower hereby represents and warrants that (i) no portion of the proceeds shall be used in the Refinancing to discharge any portion of the current Indebtedness that was used for the purpose of equipping or fitting out the Casinos or any other casino in the Projects, including, without limitation, the purchase of any gaming equipment and utensils; and (ii) no proceeds of (x) the Initial Term Loans remaining after consummation of the Refinancing and Investments described in clause (i) of the definition of “VOL Investment” and (y) the Revolving Loans will be used for the purpose of equipping or fitting out the Casinos or any other casino in the Projects, including, without limitation, the purchase of any gaming equipment and utensils.
Section 6. Affirmative Covenants.
The Company and the Borrower covenant and agree with each Lender and each Agent that, until the Termination Date, the Company and the Borrower shall (and shall cause each Loan Party to) perform all covenants set forth in this Section 6.
6.1 Financial Statements and Other Reports.
The Company will maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. The Company will deliver to the Administrative Agent (which will promptly deliver to the Lenders):
(i) [Reserved].;

(ii) Quarterly Financials: as soon as available and in any event within 50 days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter):
(a) the consolidated balance sheets of the Loan Parties as at the end of such Fiscal Quarter and the related consolidated statements of income, changes in equity and cash flows of the Loan Parties for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and certified by the Chief Financial Officer or Senior Vice President-Finance of the Company, on behalf of the Company, that they fairly present, in all material respects, the financial condition of the Loan Parties as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments; and
(b) a narrative report describing the operations of the Loan Parties for such Fiscal Quarter, for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter in the form prepared for presentation to senior management;
(iii) Year-End Financials: as soon as available and in any event within 90 days after the end of each Fiscal Year,
(a) the consolidated balance sheets of the Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, changes in equity and cash flows of the Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and certified by the Chief Financial Officer or Senior Vice President-Finance of the Company, on behalf of the Company, that they fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated and which include supplemental consolidating information relating to the Company, its Restricted Subsidiaries and its Excluded Subsidiaries on which the Company’s independent certified public accountants will make the report described in clause (iii)(d) below;
(b) if different than the financial statements referred to in clause (a) above, the consolidated balance sheets of the Loan Parties as at the end of such Fiscal Year and the related consolidated statements of income, changes in equity and cash flows of the Loan Parties for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year covered by such financial statements, all in reasonable detail and certified by the Chief Financial Officer or Senior Vice President-Finance of the Company, on behalf of the Company, that they fairly present, in all material respects, the financial condition of the Loan Parties as at the dates indicated and the results of their operations and their cash flows for the periods indicated;
(c) a narrative report describing the operations of the Company and its Subsidiaries, for such Fiscal Year in the form prepared for presentation to senior management; and

(d) in the case of such consolidated financial statements specified in clause (a) above, a report thereon of PriceWaterhouseCoopers or other independent certified public accountants of recognized international standing selected by the Borrower and reasonably satisfactory to the Administrative Agent, which report shall be unqualified as to scope of audit, shall express no doubts about the ability of the Persons covered thereby to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries, as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards in the United States of America. In addition, with regard to the supplemental consolidating information, such report will state that such information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole;
(iv) Officers’ and Compliance Certificates: together with each delivery of financial statements of the Company and its Subsidiaries (or Restricted Subsidiaries, as the case may be) pursuant to clauses (ii) and (iii) above, (a) an Officers’ Certificate of the Company stating that the signers, on behalf of the Company, have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of the Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officers’ Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower or any other Loan Party has taken, are taking and propose to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 7;
(v) Reconciliation Statements: if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3, the consolidated financial statements delivered pursuant to clauses (ii), (iii) or (xiii) of this subsection 6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such clauses had no such change in accounting principles and policies been made, then (a) together with the first delivery of financial statements pursuant to clauses (ii), (iii) or (xiii) of this subsection 6.1 following such change, consolidated financial statements of the Company and its Subsidiaries (or Restricted Subsidiaries, as the case may be) for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements for the Company and its Subsidiaries (or Restricted Subsidiaries, as the case may be) pursuant to clauses (ii), (iii) or (xiii) of this subsection 6.1 following such change, a written statement of the chief accounting officer or chief financial officer of the Company setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in subsection 7.6) which would have resulted if such financial statements had been prepared without giving effect to such change;

(vi) Accountants’ Certification: together with each delivery of consolidated financial statements pursuant to clause (iii) (a) above, a written statement by the independent certified public accountants giving the report thereon (a) stating, in connection with their audit examination, nothing has come to their attention that would lead them to believe that any condition or event that constitutes an Event of Default or Potential Event of Default in-so-far as they are related to accounting matters exists, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable directly or indirectly by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination, and (b) stating that based on their audit examination nothing has come to their attention that causes them to believe either or both that the information contained in the certificates delivered therewith pursuant to clause (iv) above is not correct or that the matters set forth in the Compliance Certificates delivered therewith pursuant to clause (iv)(b) above for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement insofar as they relate to accounting matters, provided that such accountants shall not be liable directly or indirectly by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination;
(vii) Accountants’ Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all final reports submitted to the Company by independent certified public accountants in connection with each annual, interim or special audit of the consolidated financial statements of the Company and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;
(viii) Filings, Press Releases and Other Financial Reports: promptly upon their becoming available (unless otherwise publicly available on SCL’s, Hong Kong Stock Exchange’s or SEC’s website), copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by the Company or any of its Subsidiaries to their respective security holders, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form in Hong Kong) and prospectuses, if any, filed by the Company or any of its Subsidiaries with any securities exchange or with the United States Securities and Exchange Commission, or any similar Governmental Instrumentality, (c) all press releases and other statements made available generally by the Loan Parties to the public concerning material developments in the business of the Company and its Subsidiaries and (d) to the extent prepared, any financial statements and reports concerning any Subsidiaries of the Company not delivered pursuant to clauses (ii) or (iii) above that are generally made available to the public;

(ix) Events of Default, etc.: promptly upon any officer of any Loan Party obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to the Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to any Loan Party or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, (c) of any condition or event that would be required to be disclosed by the Company with the Hong Kong Stock Exchange if the Company were required to make such disclosures in a current report under applicable Hong Kong securities laws, or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officers’ Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action the Company or any other Loan Party has taken, is taking and proposes to take with respect thereto;
(x) Litigation or Other Proceedings: (a) subject to confidentiality requirements that apply as a matter of law or regulation, promptly upon any officer of any Loan Party obtaining knowledge of (X) the non-frivolous institution of, or threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting the Company or any other Loan Party, or any property of the Company or any other Loan Party (collectively, “Proceedings”) not previously disclosed in writing by the Borrower to Lenders or (Y) any material development in any Proceeding that, in any case:
(1) has a reasonable likelihood of giving rise to a Material Adverse Effect; or
(2) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;
written notice thereof together with such other information as may be reasonably available to the Company and the other Loan Parties to enable the Lenders and their counsel to evaluate such matters; (b) within twenty days after the end of each Fiscal Quarter, a schedule of all Proceedings involving an alleged liability of, or claims against or affecting, the Company or any of its Subsidiaries equal to or greater than $35,000,000, and promptly after request by the Administrative Agent such other information as may be reasonably requested by the Administrative Agent to enable the Administrative Agent and its counsel to evaluate any of such Proceedings; and (c) solely with respect to the Specified Proceedings, the Company shall, subject to confidentiality requirements that apply as a matter of law or regulation, provide notice to the Administrative Agent within three (3) Business Days of the occurrence or receipt, as applicable, of the following:
(1) the filing of any new civil lawsuit or other litigation related to any of the subject matter of the Specified Proceedings;
(2) the receipt by the Parent or any of its Subsidiaries of any subpoena or other service of process from any regulatory or enforcement authority conducting an investigation constituting a Specified Proceeding;

(3) any resolution of any Specified Proceedings, including, without limitation, any agreement as to the settlement, entry of a guilty plea or deferral of charges, regardless of whether or not such resolution has already been publicly announced or reduced to writing; and
(4) any finding of any violation of any criminal or anti-bribery provisions of the Foreign Corrupt Practices Act or any Anti-Bribery and Conflict of Interest Laws by the Audit Committee or other committee of the Board of Directors of the Parent or any Loan Party, whether or not publicly disclosed.
(xi) ERISA Events: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Borrower or any of its ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;
(xii) ERISA Notices: with reasonable promptness, copies of (a) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (b) all notices received by the Company or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (c) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;
(xiii) Financial Plans: as soon as practicable and in any event no later than 60 days after the end of each Fiscal Year, a consolidated plan and financial forecast for the Loan Parties (other than the Immaterial Subsidiaries) for such Fiscal Year and each subsequent Fiscal Year through the Maturity Date (the “Financial Plan” for such Fiscal Years), including (a) forecasted consolidated balance sheets and forecasted consolidated statements of income and cash flows of the Company and its Restricted Subsidiaries (other than the Immaterial Subsidiaries) for such Fiscal Years attributable to all Projects (other than the Cotai Strip Infrastructure Project and Other Resort Projects), but excluding the results of the Excluded Casinos (this exclusion includes all of the assets, liabilities, income, changes in equity and cash flow associated with the Excluded Casinos), together with a pro forma Compliance Certificate as of December 31st of the next ensuing Fiscal Year and an explanation of the assumptions on which such forecasts are based, and (b) such other information and projections for such Fiscal Years as any Lender may reasonably request;
(xiv) Insurance: as soon as practicable and in any event within 30 days after the end of each Fiscal Year, a report in form and substance reasonably satisfactory to the Administrative Agent outlining all material insurance coverage maintained as of the date of such report by the Loan Parties and all material insurance coverage planned to be maintained by the Loan Parties in the immediately succeeding Fiscal Year, and a certification from the Company that all premiums due and owing in respect of any material insurance policies that are due and owing have been fully paid;

(xv) Board of Directors: with reasonable promptness, written notice of any change in the members of the Board of Directors of SCL or the Company;
(xvi) New Subsidiaries: promptly upon any Person becoming a Subsidiary of the Company (other than a Subsidiary of an Excluded Subsidiary), a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of the Company and (b) all of the data required to be set forth in Schedule 5.1D with respect to all Subsidiaries of the Company (it being understood that such written notice shall be deemed to supplement Schedule 5.1D for all purposes of this Agreement);
(xvii) Material Contracts: promptly, and in any event within ten Business Days after any Material Contract described in clauses (a) and (b) of the definition thereof of the Company or any other Loan Party is terminated or amended in a manner that is materially adverse to the Company or any other Loan Party or any new Material Contract described in clauses (a) and (b) of the definition thereof is entered into, or upon becoming aware of any material default by any party under such Material Contract, a written statement describing such event with copies of such material amendments or new contracts, and an explanation of any actions being taken with respect thereto;
(xviii) Search Reports: As promptly as practicable after the date of delivery to the Administrative Agent of any UCC financing statement or similar instrument delivered by any Loan Party pursuant to subsection 6.11, copies of completed UCC searches, Real Estate Registry Collateral searches, and/or Commercial and Moveable Property Registry Collateral searches, as applicable, evidencing the proper filing, recording and indexing of all such UCC financing statements and other instruments and listing all other effective financing statements and similar instruments that name such Loan Party as debtor, together with copies of all such filings not previously delivered to the Administrative Agent by or on behalf of such Loan Party;
(xix) Notices under Operative Documents: (1) promptly upon receipt, copies of all notices provided to the Company or its Subsidiaries (a) pursuant to any Material Contracts relating to material defaults and (b) pursuant to the Gaming Concession Contract or any Land Concession Contract other than in the ordinary course and (2) promptly upon execution and delivery thereof, copies of all amendments to any FF&E Documents (other than in the ordinary course;)

(xx) Concession Proceedings and Notices: to the extent not required by another clause of this subsection 6.1, promptly upon receipt, copies of all of the following received by the Company or any of its Subsidiaries: (a) notice of any default or consultations with Macau SAR as contemplated by paragraph A2 of the Gaming Concession Consent in relation to any termination, rescission, potential termination or potential rescission of the Gaming Concession Contract, (b) notice of any default or consultations with Macau SAR as contemplated by paragraph C of the Land Concessions Consent regarding the Land Concession Contracts in relation to any termination or rescission thereof, (c) notice of any replacement or reinstatement of the Company or any unilateral discharge of the Gaming Concession Contract under article 79 of the Gaming Concession Contract, (d) notice of any negotiations with Macau SAR pursuant to article 83 of the Gaming Concession Contract, (e) any notice from Macau SAR pursuant to clause 3 of article 80 of the Gaming Concession Contract, (f) any notice from Macau SAR pursuant to clause 4 of article 80 of the Gaming Concession Contract, or (g) notice of any seizure, dissolution, redemption or rescission pursuant to Chapter V of Law No 16/2001; and provide further information to the Administrative Agent regarding any proceedings relating thereto;
(xxi) Material Adverse Effect: promptly, upon obtaining knowledge thereof, provide to the Administrative Agent written notice of any other event or development which could reasonably be expected to have a Material Adverse Effect;
(xxii) Valuations: within 30 days after the end of each Fiscal Year, deliver to the Administrative Agent a “desk top” appraisal of all real property Collateral prepared by HVS International (or other appraisal firm reasonably acceptable to the Administrative Agent) in form, scope and substance reasonably satisfactory to the Administrative Agent;
(xxiii) Other Information: with reasonable promptness, such other information and data with respect to the Company or any of its Subsidiaries as from time to time may be reasonably requested by any Lender; and
(xxiv) Construction Progress Report: together with each delivery of quarterly financial statements pursuant to subsection 6.1(ii) and yearly financial statements pursuant to subsection 6.1(iii), a progress report of the construction of the VOL Casino Hotel Resort Project substantially in the form of Exhibit X;
6.2 Corporate Existence, etc.
The Company will, and will cause each other Loan Party to, at all times preserve and keep in full force and effect (i) their corporate, limited liability company or other existence and (ii) all rights and franchises material to its business; provided, however, that the Company and any other Loan Party may merge, consolidate, liquidate or dissolve as permitted pursuant to subsection 7.7 of this Agreement and provided, further, that neither the Company nor any other Loan Party shall be required to preserve any such right or franchise if the management or Board of Directors of such Loan Party (or the managing member thereof, if applicable) shall determine (and shall so notify the Administrative Agent), that the preservation thereof is no longer desirable in the conduct of the business of such Loan Party and that the loss thereof is not disadvantageous in any material respect to the Company, any other Loan Party or the Lenders.

6.3 Payment of Taxes and Claims; Tax Consolidation.
A. The Company will, and will cause each other Loan Party to, pay all material Taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (1) such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made therefor and (2) in the case of a charge or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.
B. The Company will not, nor will it permit any other Loan Party to, file or consent to the filing of any combined, unitary or consolidated income Tax return with any Person (other than a Loan Party) unless the Company and/or each other Loan Party, as applicable, shall have entered into, a tax sharing agreement with such Person, in form and substance reasonably satisfactory to the Administrative Agent.
C. The Company shall use commercially reasonable efforts to minimize the Section 951(a) Income generated by the operations of the Loan Parties.
D. If and to the extent that the Company or any other Loan Party makes a payment or distribution to any direct or indirect shareholder or member other than the Company or another Loan Party with respect to Taxes that are attributable to an Excluded Subsidiary or any Subsidiary thereof, then the Company will promptly cause such Excluded Subsidiary to reimburse the Company or such other Loan Party for such Taxes; provided, however, that such reimbursement shall not be required to the extent that the amount of such reimbursement is treated as an Investment permitted under subsection 7.3.
6.4 Maintenance of Properties; Insurance; Application of Net Loss Proceeds.
A. Maintenance of Properties. The Company will, and will cause each other Loan Party to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Company and each other Loan Party and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof except to the extent that the Company determines in good faith not to maintain, repair, renew or replace such property if such property is no longer desirable in the conduct of their business and the failure to do so is not disadvantageous in any material respect to the Loan Parties or the Lenders. The Company will operate each Project (in the case of the VOL Casino Hotel Resort Project, from and after the VOL Casino Hotel Resort Substantial Operations Date) at standards of operation at least equivalent to the standards of operation of the Sands Macao Casino on the Closing Date (or, if higher, in accordance with prudent industry practices in Macau SAR and in a manner not inconsistent with any Gaming License), in compliance with the terms of the Gaming Concession Contract, and in compliance with the terms of any applicable Land Concession Contract.

B. Insurance. The Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Company and each other Loan Party as may from time to time customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry. Without limiting the generality of the foregoing, the Company will maintain or cause to be maintained at all times after the Closing Date the insurance coverages set forth on Exhibit O on the Closing Date.
C. Application of Net Loss Proceeds. If Net Loss Proceeds are received by any Loan Party, the Company shall apply any Net Loss Proceeds in accordance with subsection 2.4B(iii)(b) hereof.
6.5 Inspection; Lender Meeting.
A. Inspection Rights. The Company shall, and shall cause each other Loan Party to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of the Loan Parties, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, if requested by the Administrative Agent (provided that any designated representatives of the Company may, if they so choose, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested and the Company shall be responsible for all of the reasonable expenses of the Administrative Agent and the Lenders in connection with such inspections; provided that so long as no Event of Default has occurred and is continuing, such inspections shall be limited to twice in any calendar year.
B. Lender Meeting. The Company will, upon the request of the Administrative Agent or Requisite Lenders, participate in a meeting of the Co-Syndication Agents, the Administrative Agent and the Lenders once during each Fiscal Year to be held at the Parent’s corporate offices, or the Company’s corporate offices if requested by the Lenders (or at such other location as may be agreed to by the Company and the Administrative Agent) at such time as may be agreed to by the Company and the Administrative Agent.
6.6 Compliance with Laws, etc.; Permits.
A. The Company shall and shall cause each other Loan Party, and shall use commercially reasonable efforts to cause all other Persons on or occupying any Properties to, comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Instrumentality (including all Environmental Laws, and any money laundering laws or regulations), noncompliance with which could reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect. The Company shall and shall cause each other Loan Party to only engage in activities permitted by their respective Organizational Documents.
B. The Company shall, and shall cause each other Loan Party to, from time to time obtain, maintain, retain, observe, keep in full force and effect and comply in all material respects with the terms, conditions and provisions of all Permits as shall now or hereafter be necessary under applicable laws except any thereof the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.

6.7 Environmental Covenant.
A. Compliance with Environmental Law.
(i) Except as provided in Section 6.7A(ii), the Projects (other than the Cotai Strip Infrastructure Project and Other Resort Projects) shall at all times (after the commencement of and during construction, and during operation) comply in all material respects with (x) Environmental Laws and (y) the Environmental Mitigation Plan, except for such instances of noncompliance that could not reasonably be expected to have a Material Adverse Effect.
(ii) In the event and to the extent that the Equator Principles applicable to the Projects (other than the Cotai Strip Infrastructure Project and Other Resort Projects) materially change after the date of this Agreement, upon the Administrative Agent’s written notice to the Borrower of such changes, the Borrower and the Company agree that they will use commercially reasonable efforts under the circumstances to cause such Projects to comply in a commercially reasonable time frame with any such material changes to the Equator Principles; provided however, that in the event the Borrower and the Company cannot comply with the changes to the Equator Principles without expending greater than commercially reasonable efforts under the circumstances, then the Borrower and the Company need not attempt to comply with such changes to the Equator Principles, except that in such event the Borrower and the Company shall in their reasonable discretion mitigate any such noncompliance with such changes.
B. Additional Information. The Company and the Borrower agree that the Administrative Agent may, from time to time and in their reasonable discretion, prior to the VOL Casino Hotel Resort Substantial Operations Date, (i) retain, at the Company’s and/or, following the Closing Date, the Borrower’s expense, an independent professional consultant to review any environmental audits, investigations, analyses and reports relating to environmental matters (including, without limitation, the Equator Principles) in respect of the VOL Casino Hotel Resort Project and (ii) request the Company or the Borrower to provide additional environmental information regarding the VOL Casino Hotel Resort Project, in form and substance reasonably acceptable to the Administrative Agent, as the case may be. The Company and the Borrower acknowledge that ERM has been retained for purposes of this subsection 6.7B as of the date hereof.
C. Environmental Disclosure. The Company will deliver to the Administrative Agent and Lenders:
(i) Environmental Audits and Reports. As soon as practicable following receipt thereof (or receipt by any Loan Party), copies of all material environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of the Company or any of its Restricted Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Property or with respect to any Environmental Claims.

(ii) Notice of Certain Releases, Remedial Actions, Etc. Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any material Release or material noncompliance with Environmental Law required to be reported to any Government Instrumentality under any applicable Environmental Laws, (b) any remedial action taken by the Company, any Loan Party or any other Person in response to (1) any Hazardous Environmental Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, or (c) any noncompliance with the Environmental Mitigation Plan; provided, however, that as to immaterial noncompliance, the Company may provide such written notice in the auditing procedures identified in the Environmental Mitigation Plan.
(iii) Written Communications Regarding Environmental Claims, Releases, Etc. As soon as practicable following the sending or receipt thereof by the Company or any of its Restricted Subsidiaries, a copy of any and all written communications with respect to (a) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (b) any material Release required to be reported to any Government Instrumentality, and (c) any request for information from any Governmental Instrumentality that suggests such agency is investigating whether Company or any of its Restricted Subsidiaries may be potentially responsible for costs arising out of any Hazardous Materials Activity.
(iv) Notice of Certain Proposed Actions Having Environmental Impact. Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by the Company or any of its Restricted Subsidiaries that could reasonably be expected to (1) expose the Company or any of its Restricted Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of the Company or any of its Restricted Subsidiaries to maintain full force and effect all material Permits required under any Environmental Laws for their respective operations and (b) any proposed action to be taken by the Company or any of its Restricted Subsidiaries to modify current operations in a manner that could reasonably be expected to subject the Company or any of its Restricted Subsidiaries to any material additional obligations or requirements under any Environmental Laws that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(v) Annual Reports. Within ninety (90) days after the end of each Fiscal Year of the Company, an annual monitoring report assessing compliance with the Environmental Mitigation Plan, the applicable Environmental Laws, and subsection 6.7A or, as the case may be, detailing any non-compliance, and setting out the action being taken to correct such non-compliance.
(vi) Other Information. With reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this subsection 6.7.

D. Company’s Remedial Actions Regarding Environmental Laws and Hazardous Environmental Activities. The Company shall promptly undertake, and shall cause each of its Restricted Subsidiaries promptly to undertake, any and all investigations, studies, sampling, testing, abatement, cleanup, removal, remediation or other response actions reasonably necessary to remove, remediate, clean up or abate any Hazardous Environmental Activity on, under or about any Property to the extent required by Environmental Laws, including without limitation (i) any material violation of any Environmental Laws or that presents a material risk of giving rise to an Environmental Claim or (ii) any violation of the Environmental Mitigation Plan. In the event Company or any of its Restricted Subsidiaries undertake any such action, the Company or such Restricted Subsidiary shall conduct and complete such action in compliance in all material respects with all applicable Environmental Laws except when, and only to the extent that, the Company’s or such Restricted Subsidiary’s liability with respect to such Hazardous Environmental Activity is being contested in good faith by the Company or such Restricted Subsidiary.
E. Actions with Respect to Environmental Claims and Violations of Environmental Laws. The Company shall promptly take, and shall cause each of its Restricted Subsidiaries promptly to take, any and all actions necessary to (a) cure any violation of applicable Environmental Laws by the Company or its Restricted Subsidiaries and (b) make an appropriate response to any Environmental Claim against the Company or any of its Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder.
F. Actions with Respect to Categorization of the Projects. Except where accompanied by material compliance with all applicable Environmental Laws, neither the Borrower, the Company nor any Restricted Subsidiary shall take any action, enter into any transaction, agreement or proposal or otherwise cause or permit any third person to take any action, that could reasonably be expected to result in a change in the categorization (as determined by ERM or other qualified independent consultant reasonably acceptable to the Borrower and Arranger or Administrative Agent) of (1) the Sands Macao Casino or the Sands Macao Podium Expansion Project from a Category “C” project under the Equator Principles to a Category “B” or “A” project thereunder, (2) any other Project (or combination thereof) (other than the Cotai Strip Infrastructure Project and Other Resort Projects) from a Category “B” project under the Equator Principles to a “Category A” project thereunder.
6.8 Material Contracts.
A. Compliance with Obligations. The Company shall, and shall cause each other Loan Party (other than, in the case of clause (ii) below, VOL prior to the VOL Casino Hotel Resort Substantial Operations Date) to, comply, duly and promptly, in all material respects with its respective obligations and enforce all of its respective rights under (i) the Gaming Concession Contract (including, without limitation, compliance with the suitability requirements of Article 26 of the Gaming Concession Contract, obtaining approvals required by Article 30 thereof prior to related party transactions and Article 37 thereof regarding work inspections at the times specified therein, and maintaining all required guarantees pursuant to Articles 61, 62 or 63 thereof or otherwise), each Land Concession Contract and the IP License and (ii) all Material Contracts described in clause (a) and (b) of the definition thereof except in the case of this clause (ii), where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

B. Contract Consents. From and after the Closing Date, the Company (i) shall cause each Person party to a Material Contract listed in clause (b) of the definition thereof, and (ii) shall use commercially reasonable efforts to cause each Person party to any Material Contract described in clause (c) of the definition thereof, to deliver a Contract Consent to the Administrative Agent regarding the collateral assignment of such Material Contract, upon execution of such Material Contract or within a reasonable period of time thereafter; provided that the Company may decline to cause or to use commercially reasonable efforts to cause to be delivered Contract Consents for Material Contracts comprising up to 20% of the value of all Contracts deemed “Material Contracts” solely due to clauses (b) and (c) of the definition thereof; provided further, that no Contract Consent shall be required in respect of any hotel management agreement until the property subject to such hotel management agreement has been opened to the general public; and provided further, that no Contract Consent shall be required in respect of the Four Seasons Macao Overall Project until 90 days after the Closing Date.
6.9 Discharge of Liens.
A. Removal by the Company. From and after the Closing Date, in the event that, notwithstanding the covenants contained in subsection 7.2, a Lien which is not a Permitted Lien may encumber any Collateral or any portion thereof, the Company shall promptly (and shall cause its Subsidiaries to promptly) discharge or cause to be discharged by payment to the lien or Lien claimant or promptly secure removal by bonding, guaranty, deposit or otherwise within 60 days after the date of notice thereof; provided that compliance with the provisions of this subsection 6.9 shall not be deemed to constitute a waiver of the provisions of subsection 7.2. The Company shall exhibit to the Administrative Agent upon request all receipts or other satisfactory evidence of payment, bonding, deposit of taxes, assessments, Liens or any other item which may cause any such Lien to be filed against any Collateral. Each Loan Party shall, from and after the Closing Date, fully preserve the Lien and the priority of each Collateral Document without cost or expense to the Administrative Agent, the Collateral Agent or the Lenders.
B. Removal by the Agent. From and after the Closing Date, if any Loan Party fails to promptly discharge, remove or bond off any such Lien or mechanics’ or materialmen’s claim of Lien as described above, which is not being contested by a Loan Party in good faith by appropriate proceedings promptly instituted and diligently conducted, within 60 days after the receipt of notice thereof, then the Administrative Agent may, but shall not be required to, procure the release and discharge of such Lien, mechanics’ or materialmen’s claim of Lien and any judgment or decree thereon, and in furtherance thereof may, in its sole discretion, effect any settlement or compromise with the lienor or Lien claimant or post any bond or furnish any security or indemnity as the Administrative Agent, in its sole discretion, may elect. In settling, compromising or arranging for the discharge of any Liens under this subsection, the Administrative Agent shall not be required to establish or confirm the validity or amount of the Lien. The Borrower agrees that, from and after the Closing Date, all costs and expenses expended or otherwise incurred pursuant to this subsection 6.9 (including reasonable attorneys’ fees and disbursements) by the Administrative Agent shall be paid by the Borrower in accordance with the terms hereof.

6.10 Further Assurances.
A. Assurances. Without expense or cost to the Administrative Agent, the Collateral Agent, or the Lenders, the Company shall, and shall cause each other Loan Party to, from time to time hereafter, execute, acknowledge, file, record, do and deliver all and any further acts, deeds, conveyances, mortgages, deeds to secure debt, security agreements, hypothecations, pledges, charges, assignments, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent may from time to time reasonably require in order to carry out more effectively the purposes of this Agreement or the other Loan Documents, including to subject any items of Collateral, intended to now or hereafter be covered, to the Liens created by the Collateral Documents, to perfect and maintain such Liens (including the priority thereof), and to assure, convey, assign, transfer and confirm unto the Collateral Agent the property and rights hereby conveyed and assigned or intended to now or hereafter be conveyed or assigned or which any Loan Party may be or may hereafter become bound to convey or to assign to the Administrative Agent or the Collateral Agent or for carrying out the intention of or facilitating the performance of the terms of this Agreement, or any other Loan Documents or for filing, registering or recording this Agreement or any other Loan Documents or to clarify or confirm any documents delivered or required to be delivered hereunder or thereunder. Promptly upon a reasonable request Company shall, and shall cause each other Loan Party to, execute and deliver, and hereby authorizes the Collateral Agent to execute and file in the name of such Loan Party, to the extent the Collateral Agent may lawfully do so, one or more financing statements, chattel mortgages or comparable security instruments to evidence more effectively the Liens of the Collateral Documents upon the Collateral. In addition, promptly upon the creation of any new corporate enterprise of any Loan Party, the applicable Floating Charge shall be registered with the Macau Companies Registry with regard to such new corporate enterprise. Notwithstanding anything to the contrary in this Agreement, the obligations of the Loan Parties with respect to any Collateral or Collateral Documents pursuant to this subsection 6.10A shall only apply on and after the Closing Date.
B. Filing and Recording Obligations. Each of the Company and, from and after the Closing Date, the Borrower shall pay or cause to be paid all filing, registration and recording fees and all expenses incidental to the execution and acknowledgment of or enforcement under any Loan Document, including any instrument of further assurance described in subsection 6.10A, and shall pay or cause to be paid all mortgage recording taxes, transfer taxes, general intangibles taxes and governmental stamp and other taxes, duties, imposts, assessments and charges arising out of or in connection with the execution, delivery, filing, recording or registration of or enforcement under any Collateral Document or any other Loan Document or, to the extent applicable, the Assignment of Reinsurances, or any leases or subleases entered into in connection with any Project (except to the extent already recorded) or memoranda thereof, including any instrument of further assurance described in subsection 6.10A, or by reason of its interest in, or measured by amounts payable under, the Notes, any Collateral Document or any other Loan Document or, to the extent applicable, the

Assignment of Reinsurances, including any instrument of further assurance described in subsection 6.10A, and shall pay all stamp taxes and other taxes required to be paid on the Notes or any other Loan Document or, to the extent applicable, the Assignment of Reinsurances, but excluding in the case of each Lender and the Administrative Agent, Taxes imposed on its income by a jurisdiction under the laws of which it is organized or in which its principal executive office is located or in which its applicable lender office for funding or booking its Loans hereunder is located. If Borrower fails to make or cause to be made any of the payments described in the preceding sentence within 15 days after notice thereof from the Administrative Agent (or such shorter period as is necessary to protect the loss of or diminution in value of any Collateral by reason of tax foreclosure or otherwise, as determined by the Administrative Agent, in its sole discretion) accompanied by documentation verifying the nature and amount of such payments, the Administrative Agent may (but shall not be obligated to) pay the amount due and each of the Company and, from and after the Closing Date, the Borrower shall reimburse all amounts in accordance with the terms hereof. Notwithstanding anything to the contrary in this Agreement, the obligations of the Loan Parties with respect to any Collateral or Collateral Documents pursuant to this subsection 6.10B shall only apply on and after the Closing Date.
C. Further Security Upon Project Progress. In addition to all other requirements of this subsection 6.10, the Company shall, and shall cause the other Loan Parties to, (i) with respect to any space within a Project associated with any casino referred to under Article 42 of the Gaming Concession Contract (if so permitted pursuant to the respective Land Concession Contract), create a horizontal property, register such horizontal property at the Macau Real Estate Registry on a provisional basis first and on a definitive basis subsequently, and cause ownership of the unit designated as a casino of such horizontal property to be transferred to the Company as soon as reasonably practicable and a Mortgage to be created over such unit (except if such Property is already subject to a Mortgage)), pursuant to which, from and after the Closing Date, the Lenders are granted a Lien on such unit subject only to Permitted Liens; (ii) from and after the Closing Date, promptly upon the transfer by the Cotai Subsidiary to the Company of a unit of a horizontal property designated as a gaming area and/or casino associated with the Four Seasons Macao Overall Project, grant to the Collateral Agent, for the benefit of the Secured Parties, a collateral assignment of the Company’s rights in the Venetian Macao Land Concession Contract that were acquired by the Company as the result of the Company’s acquisition of such unit, such collateral assignment to be in form and substance reasonably satisfactory to the Administrative Agent (provided that the obligations referred to in this section shall be deemed satisfied if such collateral assignment is included in the Land Security Assignment executed by the Company on the Closing Date); and (iii) carry out as soon as reasonably practicable definitive registration with the Macau Real Estate Registry in respect of each land grant under any Land Concession Contract and each unit of horizontal property designated as a casino or gaming area by the Macau Gaming Authority on any Project (other than the Cotai Strip Infrastructure Project) in which the Company or any other Loan Party has an interest upon the issuance of an Occupation Certificate for the related Project.
D. Final Registration. The Company shall use its commercially reasonable efforts to (i) obtain and maintain or cause VCL to maintain the Occupation Certificates issued for the Casinos (other than the VOL Casino) and (ii) obtain and maintain or cause VOL to obtain and maintain an Occupation Certificate for the VOL Casino. The Company shall use its commercially reasonable efforts (it being understood that the realization of such efforts may require the cooperation of the developer of any applicable Other Resort Project), at all times after the provisional registration of any property of any Loan Party (or, in the case of any Casino Operation Project, if earlier, upon any Investment being made pursuant to Section 7.3 in an Excluded Subsidiary developing the related Other Resort Project, or any Casino Operation Land Concession Contract being entered into pertaining to the Site to which such Casino Operation Project relates), to cause an Occupation Certificate to be issued regarding such Property, and to cause such registration to become “definitive”, as soon as practicable.

E. Gaming Area Classification. The Company shall use its commercially reasonable efforts to maintain the designation of each area within any Project where gaming activities are conducted as a “gaming area” by the Macau Gaming Authority and use its commercially reasonable efforts to ensure that no space shall be designated as a “casino” at or within any Project (other than the specified gaming area within the Venetian Macao Casino) for purposes of the Macau SAR’s reversion/reclamation rights under the Gaming Concession Contract.
F. Subdivision. As promptly as possible upon obtaining any Land Concession Contract therefor, if the Property comprises or shall comprise any casino or gaming area, the Company shall, and shall cause the other Loan Parties to (if permitted by the relevant Land Concession Contract) create a horizontal property in the Property such that each such unit part of such horizontal property comprising any casino or gaming area may be separately mortgaged, conveyed and otherwise dealt with as a separate legal lot or parcel. Each of the Company and the Borrower acknowledges that this Agreement contemplates the creation of one or more separate legal units for such casinos and gaming areas (if permitted by the relevant Land Concession Contract).
G. Costs of Defending and Upholding the Lien. From and after the Closing Date, the Administrative Agent or the Collateral Agent may, upon at least five days’ prior notice to the Borrower, (i) appear in and defend any action or proceeding, in the name and on behalf of the Administrative Agent, the Collateral Agent or the Lenders in which the Administrative Agent, the Collateral Agent or any Lender is named or which the Administrative Agent in its sole discretion determines is reasonably likely to materially adversely affect any Collateral, any Collateral Document, the Lien thereof or any other Loan Document and (ii) institute any action or proceeding which the Administrative Agent or the Collateral Agent reasonably determines should be instituted to protect the interest or rights of the Collateral Agent and the Lenders in any Collateral or under any Loan Document. The Borrower agrees that all reasonable costs and expenses expended or otherwise incurred pursuant to this subsection (including reasonable attorneys’ fees and disbursements) by the Administrative Agent or the Collateral Agent shall be paid by the Borrower or reimbursed to the Administrative Agent or the Collateral Agent, as the case may be, promptly after demand.
H. Costs of Enforcement. Each of the Company and, from and after the Closing Date, the Borrower agrees to bear and shall pay or reimburse the Administrative Agent, the Collateral Agent and the Lenders in accordance with the terms of subsection 10.2 for all sums, costs and expenses incurred by the Administrative Agent or the Collateral Agent and the Lenders (including reasonable attorneys’ fees and the expenses and fees of any receiver or similar official) of or incidental to the collection of any of the Obligations, any foreclosure (or transfer in lieu of foreclosure) of this Agreement, any Collateral Document or any other Loan Document or, to the extent applicable, the Assignment of Reinsurances or any sale of all or any portion of the Collateral.

I. Acknowledgements of Security. To the extent any acknowledgements referred to in subsection 4.1I(vii) are not obtained on or before the Closing Date the Company shall use commercially reasonable efforts to procure such acknowledgements and deliver same to the Collateral Agent as promptly as reasonably practicable following the Closing Date.
6.11 Future Subsidiaries or Restricted Subsidiaries.
A. Execution of Guaranty and Collateral Documents. In the event that on or after the Closing Date any Person becomes a Subsidiary of the Company (other than a Subsidiary of an Excluded Subsidiary), the Company will promptly notify Administrative Agent of that fact (provided that if such Person is an Excluded Subsidiary, then the Company is required to notify the Administrative Agent of such fact as follows: (a) if such fact occurs during any of the first three calendar quarters of any given year, within 45 days of the close of the calendar quarter during which such fact occurs; or (b) if such fact occurs during the last calendar quarter of any given year, within 90 days of the close of such calendar quarter), and (i) in such event (provided such Subsidiary is not an Excluded Subsidiary) or (ii) in the event that any Excluded Subsidiary becomes a Restricted Subsidiary pursuant to subsection 6.11C, the Company will cause such Restricted Subsidiary, promptly upon such designation (a) to execute and deliver to the Collateral Agent a supplement to the Guaranty, the Security Agreement, the Livranças, and the Livranças Side Letter, (b) to execute and deliver to the Collateral Agent an Assignment of Rights, a Macau Collateral Account Agreement, an Assignment of Insurances, a Pledge Over Intellectual Property Rights (if such Person is organized under the laws of Macau SAR), a Floating Charge, and if such new Restricted Subsidiary has any interests in real property, a Land Security Assignment, a Mortgage and a Power of Attorney, in each case, notarized, stamped and in appropriate form for filing or registering with the government of Macau SAR if applicable, (c) to the extent applicable, to deliver an Assignment of Reinsurances from each insurer of such Person and (d) to take all such further actions and execute all such further documents and instruments as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and perfected First Priority Lien on all of the assets of such Restricted Subsidiary which constitute Collateral.
B. Subsidiary Charter Documents, Legal Opinions, Etc. In the case of any new Restricted Subsidiary being acquired, formed, or designated pursuant to subsection 6.11A, the Company shall deliver to the Administrative Agent, together with such Loan Documents, (i) certified copies of such new Restricted Subsidiary’s Organizational Documents, together with a good standing certificate or foreign law equivalent, if any, from the jurisdiction of its incorporation or formation (as applicable) and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such jurisdiction, or, in the case of each Macau corporation, a certificate issued by each of the Macau Companies Registry, the Courts of Macau SAR and the Tax Department of Macau SAR (together with an English translation) confirming that such Person exists and is operating and that no bankruptcy or other proceedings customarily covered by such certificate have been filed against such Person, each to be dated a recent date prior to their delivery to the Administrative Agent, (ii) a copy of such new Restricted Subsidiary’s Bylaws or limited liability company agreement, as applicable, (or, in the case of a Macau entity, Usufruct Agreement) certified by its corporate secretary or an assistant secretary (or their equivalent) as of a recent date prior to their delivery to the Administrative Agent, (iii) a certificate executed by the secretary or an assistant secretary of such new Restricted Subsidiary as to (a) the fact that the attached resolutions of the Shareholders General Meeting and/or Board of Directors and/or Declaration from the Director(s) or managing member, as applicable, of such new Restricted Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such new Restricted Subsidiary executing such Loan Documents, and (iv) an opinion of counsel to such new Restricted Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, as to (a) the due organization and, to the extent available, good standing of such new Restricted Subsidiary, (b) the due authorization, execution and delivery by such new Restricted Subsidiary of such Loan Documents, (c) the enforceability of such Loan Documents against such new Restricted Subsidiary, (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as the Administrative Agent may reasonably request, all of the foregoing to be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.
C. Designation of Excluded Subsidiaries as Restricted Subsidiaries. The Company may designate (by providing written notice of such designation to the Administrative Agent) any Excluded Subsidiary (including any Additional Development Excluded Subsidiaries) to be a Restricted Subsidiary under this Agreement; provided that (i) no Potential Event of Default or Event of Default has occurred or would occur as a result of such designation, (ii) all requirements of subsections 6.10C, 6.11A and 6.11B are met, (iii) such designation could not reasonably be expected to cause a Material Adverse Effect to occur, (iv) prior to such designation, the Administrative Agent has been afforded a reasonable opportunity to review (a) any shareholder agreements or similar instruments relating to such Excluded Subsidiary (in the event such Excluded Subsidiary is not wholly-owned) and is reasonably satisfied with the rights held by any minority shareholder therein, and (b) any management agreements or similar arrangements relating to such Excluded Subsidiary and related non-disturbance agreements with the hotel management company party thereto, and is reasonably satisfied with the terms of such arrangements (the Administrative Agent hereby agreeing that it will execute and deliver such satisfactory non-disturbance agreements), including that such agreements shall be in full force and effect with no material defaults thereunder, (v) there shall be no Liens on any assets of such Excluded Subsidiary that would not constitute Permitted Liens upon its designation as a Restricted Subsidiary, and (vi) such Excluded Subsidiary shall have no Indebtedness as of the date of such designation other than such Indebtedness as would be permitted pursuant to the terms hereof.
6.12 [Reserved].

6.13 Interest Rate Protection.
From and after the date that is 120 days following the Closing Date through and including the third anniversary of the Closing Date, the Borrower shall enter into and maintain one or more Rate/FX Protection Agreements in form and substance reasonably satisfactory to the Administrative Agent, with respect to an aggregate notional amount such that not less than 50% of the aggregate principal amount of Term Loans outstanding at any time shall be subject to interest rate protection agreements.
6.14 Actions Regarding Additional Development Excluded Subsidiaries.
A. Excluded Bank Accounts. The Company shall promptly deposit all revenue (net of On-Site Cash related to such Excluded Casino) associated with the operation of the Excluded Casinos in the Excluded Bank Accounts and the applicable Additional Development Excluded Subsidiary will not have any access to or rights with respect to such revenue (nor any of the proceeds maintained in the Excluded Bank Accounts) other than pursuant to the next sentence. The Company shall be permitted, within 5 Business Days following the end of any calendar month, to release all amounts on deposit in the Excluded Bank Accounts to the applicable Additional Development Excluded Subsidiary; provided that at such time, the Company shall have received full reimbursement for all operating and other expenses and liabilities (including associated gaming taxes) paid by the Loan Parties prior to the date of such release pursuant to subsection 6.14B and not paid with funds in the Excluded Bank Accounts.
B. Operating Expenses. Except as set forth in the following sentence, all expenses and other costs in respect of the ownership, operation and maintenance of the Excluded Casinos shall be paid, to the extent permitted by applicable law, by the Additional Development Excluded Subsidiary that owns the associated Additional Development (or another Person that is not a Loan Party on their behalf) and, if operating costs and expenses are required by applicable law to be paid by a Loan Party, shall be paid solely from the Excluded Bank Accounts. To the extent that the proceeds in the applicable Excluded Bank Accounts are insufficient to fund such operating costs and expenses then due and payable, the Loan Parties shall (a) cause the applicable Additional Development Excluded Subsidiary (or another Person that is not a Loan Party on their behalf) to promptly make deposits into the Excluded Bank Accounts sufficient to cover all such costs and expenses, and/or (b) be deemed to have utilized capacity to make Investments pursuant to an applicable clause of subsection 7.3 to the extent of such costs and expenses (and the Company shall be permitted to make such Investments), and/or (c) apply funds up to an amount of no more than $5,000,000 at any one time unreimbursed, from other sources to pay such costs and expenses, and in the case of clause (c) promptly deliver a notice of such payment to the applicable Additional Development Excluded Subsidiary requesting immediate reimbursement to the Loan Parties in an amount equal to any such expenses and costs paid, no later than 10 days after the receipt of such notice by such Additional Development Excluded Subsidiary; provided that this reimbursement requirement will be deemed satisfied if an equal amount is deposited, within such 10 day period, into the applicable Excluded Bank Account by any other Excluded Subsidiary, the Parent, or any Affiliate of the Parent other than a Loan Party or any other Person on an Excluded Subsidiary’s behalf.

C. Only Permitted Arrangements. Subject to the next sentence, at any time prior to the designation, pursuant to subsection 6.11C, of an Additional Development Excluded Subsidiary as a Restricted Subsidiary, no Loan Party will (other than as permitted by subsection 7.3 and/or 7.17B(ii)) incur any liabilities or obligations (or enter into any contractual arrangements giving rise thereto) in respect of such Additional Development Excluded Subsidiary and such Additional Development Excluded Subsidiary shall not incur any liabilities or obligations (or enter into any contractual arrangements giving rise thereto) in respect of the Excluded Casino Interests or on behalf of any Loan Party, other than de minimis obligations and duties implied at law; provided that the sharing of services among Loan Parties and Additional Development Excluded Subsidiaries pursuant to agreements permitted pursuant to subsection 7.10(xx) shall be permitted hereunder. Notwithstanding anything in this Agreement to the contrary, the Loan Parties shall assume no liabilities (other than as permitted by the proviso to the preceding sentence, subsection 7.3 and/or subsection 7.17B(ii)) in respect of any Additional Development until the related Additional Development Excluded Subsidiary, as the case may be, becomes a Loan Party, other than in respect of Excluded Casinos and Excluded Casino Interests (i) to the extent required by Legal Requirements of Macau SAR and the Gaming Concession Contract and (ii) following the receipt by the Administrative Agent of reasonably satisfactory documentation evidencing indemnification obligations from the applicable Additional Development Excluded Subsidiary, of the Loan Parties for any and all losses, costs, expenses and liabilities they may incur as a result of such assumption.
6.15 Intercompany Contribution Agreement.
From and after the Closing Date, each Loan Party other than the Immaterial Subsidiaries shall be a party to the Intercompany Contribution Agreement. Each Loan Party that is a party to the Intercompany Contribution Agreement shall make contributions to the equity of the Borrower and any other Loan Party as and when required pursuant to the terms of the Intercompany Contribution Agreement.
Section 7. Borrower’s Negative Covenants.
The Company and the Borrower covenant and agree with each Lender and each Agent that on and after the Closing Date until the Termination Date, the Company and the Borrower shall (and shall cause the other Loan Parties to) perform all of the covenants set forth in this Section 7.
7.1 Indebtedness.
The Company and the Borrower shall not, and shall not permit any other Loan Party to, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except Indebtedness referred to below:
(i) Indebtedness in respect of the Obligations (including any New Revolving Loans and New Term Loans incurred pursuant to subsection 2.9);
(ii) Indebtedness existing on the Closing Date and set forth on Schedule 7.1;

(iii) Permitted Unsecured Indebtedness up to an aggregate principal amount outstanding of $100,000,000; provided that such amount shall be increased to (x) $112,500,000 on and after the VOL Casino Hotel Resort Opening Date and (y) $125,000,000 on and after the VOL Casino Hotel Resort Substantial Operations Date; provided further that if, after giving effect to any increase (pursuant to clauses (x) and (y) of this subsection 7.1(iii)) in the amounts set forth in this subsection 7.1(iii) after the VOL Casino Hotel Resort Opening Date, an event described in subsection 2.4B(iii)(k) occurs and the Borrower is required to make the prepayment required by subsection 2.4B(iii)(k), then (x) such amounts shall revert to the amounts in effect as of the Closing Date, (y) no Potential Event of Default, Event of Default or breach of this Agreement shall be deemed to have occurred based on any Indebtedness outstanding pursuant to this subsection 7.1(iii) in excess of such Closing Date amount and (z) no further Indebtedness may be incurred pursuant to this subsection 7.1(iii) unless, after giving effect thereto, the aggregate amount of all Indebtedness incurred and outstanding pursuant to this subsection 7.1(iii) shall be less than or equal to the Closing Date amount permitted to be incurred and outstanding pursuant to this subsection 7.1(iii); and provided further that if the Consolidated Leverage Ratio is less than 3.5 to 1.0 after giving effect to each such incurrence of Permitted Unsecured Indebtedness, such Permitted Unsecured Indebtedness shall be unlimited in amount;
(iv) the incurrence by any Loan Party of Permitted Unsecured Indebtedness up to an aggregate principal amount outstanding at any time for all Loan Parties of $50,000,000; provided that the Borrower or such Guarantor uses the proceeds of such Indebtedness to finance Investments permitted hereunder in Excluded Subsidiaries;
(v) Contingent Obligations permitted by subsection 7.4 and upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;
(vi) Indebtedness owed to any Loan Party; provided that all such intercompany Indebtedness shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of a promissory note in form and substance reasonably satisfactory to the Administrative Agent and/or an intercompany subordination agreement in form and substance reasonably satisfactory to the Collateral Agent;
(vii) Indebtedness owed by any Loan Party to another Loan Party constituting an Investment permitted under subsection 7.3; provided such Indebtedness is evidenced by a promissory note in form and substance reasonably satisfactory to the Administrative Agent and/or an intercompany subordination agreement in form and substance reasonably satisfactory to the Collateral Agent;
(viii) Shareholder Subordinated Indebtedness (including any such Indebtedness incurred for purposes of contributing to Consolidated Adjusted EBITDA as contemplated by the definition of Consolidated Adjusted EBITDA);

(ix) to the extent that such incurrence does not result in the incurrence by any Loan Party of any obligation for the payment of borrowed money of others, Indebtedness of a Loan Party incurred solely in respect of (x) performance bonds, completion guarantees, standby letters of credit or bankers’ acceptances, letters of credit in order to provide security for workers’ compensation claims, payment obligations in connection with self insurance or similar requirements, surety and similar bonds and statutory claims of lessors, licensees, contractors, franchisees or customers, and (y) bonds securing the performance of judgments or a stay of process in proceedings to enforce a contested liability or in connection with any order or decree in any legal proceeding; provided that such Indebtedness described in clause (x) was incurred in the ordinary course of business of the Loan Parties and all such Indebtedness pursuant to this subsection 7.1(ix) does not exceed in an aggregate principal amount outstanding under this clause at any one time $120,000,000; provided that such amount shall be increased to (x) $125,000,000 on and after the VOL Casino Hotel Resort Opening Date and (y) $130,000,000 on and after the VOL Casino Hotel Resort Substantial Operations Date; provided further that if, after giving effect to any increase in the amounts set forth in this subsection 7.1(ix) after the VOL Casino Hotel Resort Opening Date, an event described in subsection 2.4B(iii)(k) occurs and the Borrower is required to make the prepayment required by subsection 2.4B(iii)(k), then such amounts shall revert to the amounts in effect as of the Closing Date and (x) no Potential Event of Default, Event of Default or breach of this Agreement shall be deemed to have occurred based on any Indebtedness outstanding pursuant to this subsection 7.1(ix) in excess of such Closing Date amount and (y) no further Indebtedness may be incurred pursuant to this subsection 7.1(ix) unless, after giving effect thereto, the aggregate amount of all Indebtedness incurred and outstanding pursuant to this subsection 7.1(ix) shall be less than or equal to the Closing Date amount permitted to be incurred pursuant to this subsection 7.1(ix);
(x) with regard to any Other Resort Project (and provided that the Company shall not have utilized the provisions of subsection 7.3(xix) with respect to the casino “shell” associated with such Other Resort Project), the incurrence by the Borrower or the Company of Permitted Unsecured Indebtedness in connection with the acquisition by SCL, the Company or any of their Affiliates of such casino “shell” and related infrastructure (in lieu of cash reimbursement of costs or other cash payments to the sellers or developers as consideration for such “shell” and related infrastructure) in favor of the seller or developer of such acquired property in an aggregate amount not to exceed $100,000,000 for each such casino “shell” and related infrastructure;
(xi) the incurrence by any Loan Party of Indebtedness (which may include Capital Lease obligations, mortgage financings or purchase money obligations), in each case incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of construction, installation and/or improvement of property, plant or equipment used in the business of the Loan Parties or the construction, installation, purchase or lease of real or personal property or equipment (including Specified FF&E) (including any refinancings thereof), in an aggregate principal amount not to exceed, at any time outstanding, $50,000,000 plus any Refinancing Fees; provided that such amount shall be increased to (x) $75,000,000 plus any Refinancing Fees on and after the VOL Casino Hotel Resort Opening Date and (y) $100,000,000 plus any Refinancing Fees on and after the VOL Casino Hotel Resort Substantial Operations Date; provided further that if, after giving effect to any increase in the amounts set forth in this subsection 7.1(xi) after the VOL Casino Hotel Resort Opening Date, an event described in subsection 2.4B(iii)(k) occurs and the Borrower is required to make the prepayment required by subsection 2.4B(iii)(k), then (x) such amounts shall revert to the amounts in effect as of the Closing Date, (y) no Potential Event of Default, Event of Default or breach of this Agreement shall be deemed to have occurred based on any Indebtedness outstanding pursuant to this subsection 7.1(xi) in excess of such Closing Date amount and (z) no further Indebtedness may be incurred pursuant to this subsection 7.1(xi) unless, after giving effect thereto, the aggregate amount of all Indebtedness incurred and outstanding pursuant to this subsection 7.1(xi) shall be less than or equal to the Closing Date amount permitted to be incurred pursuant to this subsection 7.1(xi);

(xii) Indebtedness arising from any agreement entered into by any Loan Party providing for indemnification, purchase price adjustment or similar obligations, in each case, incurred or assumed in connection with an Asset Sale permitted pursuant to subsection 7.7;
(xiii) to the extent constituting Indebtedness, the contractual payments required to be made from time to time to Macau SAR under the Land Concession Contracts and the Gaming Concession Contract and Indebtedness associated with any guarantees of such payments; provided that the Administrative Agent have approved any such Land Concession Contracts and documents evidencing such guarantees, including the amounts payable thereunder (such approval not to be unreasonably withheld) as contemplated by the provisions hereof;
(xiv) to the extent it constitutes Indebtedness, obligations under Hedging Agreements that are incurred (a) with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding or (b) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges and not for speculative purposes;
(xv) the incurrence by any Loan Party of Permitted Subordinated Indebtedness;
(xvi) Indebtedness represented by FF&E Facilities entered into pursuant to the terms hereof, which may include HVAC-related Indebtedness (and Contingent Obligations in respect thereof) in an aggregate principal amount not to exceed $350,000,000 at any time outstanding (plus any Refinancing Fees), reduced by any permanent repayments of principal made thereon (except in connection with a refinancing thereof); provided that such amount shall be increased to (x) $425,000,000 plus any Refinancing Fees on and after the VOL Casino Hotel Resort Opening Date and (y) $500,000,000 plus any Refinancing Fees on and after the VOL Casino Hotel Resort Substantial Operations Date; provided further that if, after giving effect to any increase in the amounts set forth in this subsection 7.1(xvi) after the VOL Casino Hotel Resort Opening Date, an event described in subsection 2.4B(iii)(k) occurs and the Borrower is required to make the prepayment required by subsection 2.4B(iii)(k), then (x) such amounts shall revert to the amounts in effect as of the Closing Date, (y) no Potential Event of Default, Event of Default or breach of this Agreement shall be deemed to have occurred based on any Indebtedness outstanding pursuant to this subsection 7.1(xvi) in excess of such Closing Date amount and (z) no further Indebtedness may be incurred pursuant to this subsection 7.1(xvi) unless, after giving effect thereto, the aggregate amount of all Indebtedness incurred and outstanding pursuant to this subsection 7.1(xvi) shall be less than or equal to the Closing Date amount permitted to be incurred pursuant to this subsection 7.1(xvi);

(xvii) Indebtedness consisting of obligations permitted pursuant to subsection 7.17B(ii);
(xviii) the incurrence by any Loan Party of other Indebtedness comprising (a) Permitted Unsecured Indebtedness, (b) Indebtedness of a type permitted pursuant to subsection 7.1(xi) (but in addition to the dollar limitations in such subsection), and/or (c) Indebtedness of a type permitted pursuant to clause 7.1(xvi) (but in addition to the dollar limitations in such subsection), up to an aggregate principal amount outstanding at any time for all Loan Parties of $50,000,000;
(xix) the Company or the Borrower may from time to time issue senior unsecured notes or senior notes secured by a second priority Lien on the Collateral, and the Guarantors and the Borrower may issue unsecured guarantees thereof or guarantees thereof secured by a second priority Lien on the Collateral; provided that (i) the aggregate principal amount of notes issued pursuant to this subsection 7.1(xix) does not exceed $1,000,000,000 at any time outstanding, (ii) the maturity date of and the date any scheduled installment of principal is due on such notes issued pursuant to this subsection 7.1(xix), shall not be prior to the latest Maturity Date of any Loan at the time of issuance of such notes and (iii) after giving pro forma effect to any such issuance, the Consolidated Leverage Ratio is not greater than 3.5:1.0. The Collateral Agent is hereby authorized and directed to enter into an intercreditor agreement in customary form, under then current market conditions and reasonably satisfactory to it and amendments to the Collateral Documents as may be reasonably requested by the Company in order to facilitate such an issuance of second priority secured notes, which execution and delivery shall be conditioned upon receipt of the Collateral Agent of such certifications, opinions of counsel and other confirmations as the Collateral Agent may reasonably request;
(xx) the Company or the Borrower may issue from time to time, and the Guarantors and the Borrowers may guarantee, senior secured notes, senior secured loans or any combination thereof (“Permitted Bonds”) that rank pari passu with the Loans (“Permitted Bond Issuance”); provided that: (i) the maturity date of such Permitted Bonds shall not be prior to the latest Maturity Date of any Loan at the time of issuance of such Permitted Bonds, (ii) after giving pro forma effect to any such issuance, the Consolidated Leverage Ratio is not greater than 3.5:1.0, (iii) in the case of any senior secured term loans incurred pursuant to this subsection 7.1(xx), the weighted average life to maturity of such loans shall be equal to or greater than the remaining weighted average life to maturity of the Term Loans at the time of such incurrence and (iv) the aggregate principal amount of Permitted Bonds issued pursuant to all such Permitted Bond Issuances, together with all New Term Loan Commitments and all New Revolving Loan Commitments, does not exceed $1,000,000,000 in the aggregate at any time outstanding. Any holder of Indebtedness incurred pursuant to this subsection 7.1(xx) (or its representative or agent) shall accede to the Collateral Agency Agreement; provided that, the parties to the Collateral Agency Agreement may agree to amendments to the Collateral Agency Agreement to accommodate any such holder of Indebtedness (or its representative or agent); provided further that in the event that any such holder of Indebtedness does not agree to acceding to the Collateral Agency Agreement, the Collateral Agent shall enter into an amendment to the Collateral Agency Agreement or enter into another intercreditor agreement in customary form under then current market conditions, in each case in form and substance reasonably satisfactory to the Administrative Agent. In addition, the Collateral Agent is hereby authorized and directed to enter into any amendments to the Collateral Documents as may be reasonably requested by the Borrower in order to facilitate such an issuance of Permitted Bonds, which execution and delivery shall be conditioned upon receipt by the Collateral Agent of such certifications, opinions of counsel and other confirmations as the Collateral Agent may reasonably request; and
(xxi) Credit Agreement Refinancing Indebtedness.
7.2 Liens and Related Matters.
A. Prohibition on Liens. The Company and the Borrower shall not, and shall not permit any other Loan Party to create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Company, the Borrower or such Loan Party, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any state or under any similar recording or notice statute under any local or foreign law, except Permitted Liens.
B. Equitable Lien in Favor of Lenders. If a Loan Party shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, such Loan Party shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien which is not a Permitted Lien.
C. No Further Negative Pledges. Except with respect to specific property encumbered to secure payment of particular permitted Indebtedness or other obligations or leases or to be sold pursuant to an executed agreement with respect to an Asset Sale, no Loan Party shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired other than (i) as provided herein or in the other Loan Documents, (ii) as provided in an FF&E Facility and the guarantees and collateral documents relating thereto, (iii) as contained in the Gaming Concession Contract, the Gaming Concession Consent, the Land Concessions Consent, or as otherwise required by applicable law or any applicable rule or order of Macau SAR or the Macau Gaming Authority, (iv) in any Non-Recourse Financing regarding an Excluded Casino Interest, (v) by reason of customary non-assignment provisions in leases entered into the ordinary course of business and consistent with past practices and any leases permitted hereunder, (vi) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements relating to the assets or property of such Joint Ventures or covered by such joint venture agreements, (vii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (viii) customary restrictions imposed by asset sale or stock purchase agreements relating to a permitted Asset Sale or other sale of assets by any Loan Party, (ix) as set forth in any agreement relating to Indebtedness or other obligations permitted to be secured by Permitted Liens other than Indebtedness permitted to be incurred pursuant to subsections 7.1 (vi) or (vii) so long as such restrictions only extend to the assets secured by Permitted Liens, (x) as set forth in any agreement relating to Indebtedness permitted pursuant to subsections 7.1(xviii), (xix), 7.1(xx) and 7.1(xxi) hereof, and (xi) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, extensions, refundings, replacements or refinancings in whole or in part of the contracts, instruments or obligations referred to in clauses (i) through (x) above (provided, that, except in the case of clause (i), such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company’s management, no more restrictive with respect to the creation and assumption of Liens than those contained in the restrictions as to the creation or assumption of Liens prior to such amendment, modification, restatement, renewal, increase, supplement, extension, refunding, replacement or refinancing).
D. No Restrictions on Subsidiary Distributions and Investments. The Company and the Borrower will not, and will not permit any other Loan Party to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on any of their Restricted Subsidiaries’ capital stock owned by a Loan Party, (ii) repay or prepay any Indebtedness owed by such Restricted Subsidiary to any other Loan Party, (iii) make loans or advances to, or investments in, any Loan Party, or (iv) transfer any of its property or assets to the Borrower or the Company, other than in each case (a) as provided herein or in the other Loan Documents, (b) as provided in any FF&E Facility and any related collateral documents and guarantees, or in any agreement relating to Permitted Subordinated Indebtedness, or in any intercompany subordination agreement or Indebtedness permitted to be incurred pursuant to subsection 7.1(iii) or (xi), (c) by reason of customary non-assignment provisions in leases entered into the ordinary course of business and consistent with past practices and any leases permitted hereunder, (d) purchase money obligations for property or Capital Lease obligations for property or equipment, including Specified FF&E, acquired or leased in the ordinary course of business that impose restrictions of the nature set forth in clause (iv) above on the property so acquired, (e) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements relating to the assets or property of such Joint Ventures or covered by such joint venture agreements, (f) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (g) customary restrictions imposed by asset sale or stock purchase agreements relating to a permitted Asset Sale or other sale of assets by any Loan Party, (h) with respect to restrictions of the type set forth in clause (iv) above, as set forth in any agreement relating to Indebtedness permitted to be secured by Permitted Liens other than Indebtedness permitted to be incurred pursuant to subsections 7.1 (vi) or (vii) so long as such restrictions only extend to the assets secured by such Permitted Liens, (i) as set forth in any agreement relating to Indebtedness permitted pursuant to subsections 7.1(xviii), 7.1(xix), 7.1(xx) and 7(xxi) hereof, (j) as set forth in any agreement relating to indebtedness permitted to be secured by a Permitted Lien pursuant to clause (xxi) of the definition thereof, (k) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, extensions, refundings, replacements or refinancings in whole or in part of the contracts, instruments or obligations referred to in clauses (a) through (i) above (provided, that, except in the case of clause (a), such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company’s management, no more restrictive with respect to such dividend and other payments restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, extension, refunding, replacement or refinancing), or (l) as contained in the Gaming Concession Contract, Gaming Concession Consent, the Land Concessions Consent or as otherwise required by any Legal Requirement of Macau SAR or the Macau Gaming Authority.
7.3 Investments; Joint Ventures; Formation of Subsidiaries.
The Company and the Borrower shall not, and shall not permit any other Loan Party to make or own any Investment in any Person, including any Joint Venture, or otherwise form or create any Restricted Subsidiary, other than as set forth in this Section 7.3:
(i) the Loan Parties may make and own Investments in Cash Equivalents; provided that proceeds of the Loans may not in any case be invested in Cash Equivalents denominated in any currency other than Dollars, Patacas and/or HK Dollars;
(ii) Investments existing on the Closing Date and described in Schedule 7.3;
(iii) Investments (including the formation or creation of a Subsidiary) by any Loan Party in any other Loan Party;
(iv) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with this Agreement;
(v) receivables owing to the Company or any other Loan Party if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or such Loan Party deems reasonable under the circumstances;
(vi) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business, provided that any such advances in respect of an Excluded Casino shall only be permitted if made from an Excluded Bank Account;
(vii) the Loan Parties may invest in any Excluded Subsidiary, Joint Venture or Supplier Joint Venture any cash or other property contributed to the Loan Parties either (x) in exchange for common equity of the Company issued to the Company’s direct or indirect parent, or (y) in the form of Shareholder Subordinated Indebtedness by the Parent or any of its Affiliates or Related Parties, in each case for such purpose;

(viii) [Reserved];
(ix) the Loan Parties may make Consolidated Capital Expenditures permitted by subsection 7.14;
(x) so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, the Loan Parties may make cash Investments in Excluded Subsidiaries or Joint Ventures consisting of (a) Cash and Cash Equivalents of up to $100,000,000 in the aggregate at any time outstanding (provided that such amount shall be increased to (x) $125,000,000 on and after the VOL Casino Hotel Resort Opening Date and (y) $150,000,000 on and after the VOL Casino Hotel Resort Substantial Operations Date) and (b) guarantees of up to $400,000,000 in the aggregate of Indebtedness of, or performance by, any Excluded Subsidiaries or Joint Ventures, provided that the Consolidated Leverage Ratio is less than 3.5 to 1.0 after giving effect to each such Investment; provided further that notwithstanding the foregoing, the Loan Parties may not make Investments in Joint Ventures pursuant to this clause (x) in excess of $50,000,000 in the aggregate at any time outstanding (provided that such amount shall be increased to (x) $75,000,000 on and after the VOL Casino Hotel Resort Opening Date and (y) $100,000,000 on and after the VOL Casino Hotel Resort Substantial Operations Date); provided that if, after giving effect to any increase in the amounts set forth in this subsection 7.3(x) after the VOL Casino Hotel Resort Opening Date, an event described in subsection 2.4B(iii)(k) occurs and the Borrower is required to make the prepayment required by subsection 2.4B(iii)(k), then (x) such amounts shall revert to the amounts in effect as of the Closing Date, (y) no Potential Event of Default, Event of Default or breach of this Agreement shall be deemed to have occurred based on any Investments outstanding pursuant to this subsection 7.3(x) in excess of such Closing Date amount and (z) no further Investments may be made pursuant to this subsection 7.3(x) unless, after giving effect thereto, the aggregate amount of all Investments outstanding pursuant to this subsection 7.3(x) shall be less than or equal to the Closing Date amount permitted to be made and outstanding pursuant to this subsection 7.3(x);
(xi) the Loan Parties may make Investments in Excluded Subsidiaries or Joint Ventures, not to exceed $50,000,000 in the aggregate at any time outstanding;
(xii) Investments made by the Company in any Additional Development Excluded Subsidiary which result solely from such Additional Development Excluded Subsidiary receiving the Net Casino Cash Flow from an Excluded Bank Account as permitted pursuant to the terms hereof;
(xiii) any payment made by the Company or any other Loan Party related to the operation or maintenance of an Excluded Casino which payment was made by a Loan Party from a source other than an Excluded Bank Account; provided that either (a) such Loan Party shall have been reimbursed for such payment within 10 days of such disbursement from sources other than cash or other assets of a Loan Party or (b) such payment is otherwise permitted under this Section 7.3 (excluding the provisions of clause (xii) and this clause (xiii));

(xiv) so long as no Potential Event of Default shall have occurred or be continuing, and so long as the Consolidated Leverage Ratio is less than 3.5 to 1.0 after giving effect to each such Investment, the Loan Parties may make cash Investments in the Excluded Subsidiaries in an aggregate amount at any time outstanding not to exceed the sum of (1) the Initial Amount, plus 50% of (2) (A) the Consolidated Net Income of the Loan Parties for the period (taken as one accounting period) from the Closing Date to the end of the Company’s most recently ended Fiscal Quarter for which internal financial statements are available (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), less (B) the amount paid or to be paid in respect of such period pursuant to subsection 7.5(iv) to shareholders or members other than the Company, plus (3) without duplication, 100% of the aggregate net cash proceeds received by the Company since the Closing Date from capital contributions or the issue or sale of equity Securities (excluding any such proceeds used for clause (vii) above or clause (xx) below) or debt Securities of the Company that have been converted into or exchanged for such equity Securities of the Company (other than equity Securities or such debt Securities of the Company sold to a Loan Party), plus (4) to the extent not otherwise included in the Loan Parties’ Consolidated Net Income, 100% of the cash dividends or distributions or the amount of cash principal and interest payments (other than dividends or payments received by the Loan Parties to pay obligations of or related to the Additional Development Excluded Subsidiaries (including for the payment of income taxes in respect thereof)) received since the Closing Date by a Loan Party from any Excluded Subsidiary or in respect of any Joint Venture in which an Investment was made pursuant to any clause of this subsection 7.3 other than clause (xii), until the entire amount of the Investment in such Excluded Subsidiary has been received, and 50% of such amounts thereafter; provided in each case that such cash proceeds have not been committed or used for any other purpose; provided, further, however, that in the event that the Loan Parties convert an Excluded Subsidiary to a Restricted Subsidiary, the Loan Parties may add back to this clause the aggregate amount of any Investment in such Subsidiary that was an Investment made pursuant to subsection 7.3 (other than pursuant to clause (xii) above) at the time of such Investment;
(xv) the Loan Parties may hold investments consisting of securities or other obligations received in settlement of debt created in the ordinary course of business and owing to the Loan Parties or in satisfaction of judgments;
(xvi) the Loan Parties may incur any Indebtedness permitted under subsection 7.1 and any Contingent Obligation permitted under subsection 7.4 to the extent such Indebtedness or Contingent Obligation constitutes an Investment;
(xvii) any Loan Party may make loans or advances to employees or directors or former employees or directors of any Loan Party in an amount not to exceed $4,000,000 in the aggregate outstanding at any time;

(xviii) the Loan Parties may make other Investments, not to exceed $50,000,000 in the aggregate at any time outstanding; provided that such amount shall be increased to (x) $75,000,000 on and after the VOL Casino Hotel Resort Opening Date and (y) $100,000,000 on and after the VOL Casino Hotel Resort Substantial Operations Date; provided that if, after giving effect to any increase in the amount set forth in this subsection 7.3(xviii) after the VOL Casino Hotel Resort Opening Date, an event described in subsection 2.4B(iii)(k) occurs and the Borrower is required to make the prepayment required by subsection 2.4B(iii)(k), then (x) such amount shall revert to the amount in effect as of the Closing Date, (y) no Potential Event of Default, Event of Default or breach of this Agreement shall be deemed to have occurred based on any Investments outstanding pursuant to this subsection 7.3(xviii) in excess of such Closing Date amount and (z) no further Investments may be made pursuant to this subsection 7.3(xviii) unless, after giving effect thereto, the aggregate amount of all Investments outstanding pursuant to this subsection 7.3(xviii) shall be less than or equal to the Closing Date amount permitted to be made and outstanding pursuant to this subsection 7.3(xviii);
(xix) so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, with regard to each of Site 3, Site 7, and Site 8, the Loan Parties may make Investments of up to $200,000,000 at any time outstanding per Site constituting a prepayment for the casino and showroom and/or retail “shell” referred to below to an Excluded Subsidiary developing the Other Casino Resort to be located thereon; provided that (a) such Excluded Subsidiary has obtained all permits and approvals necessary, at the time such Investment is made, from Macau SAR to develop a casino resort on the applicable Site consistent with the plans and specifications relevant to the applicable Casino Operation Project to be located within such Other Casino Resort, and (b) at or prior to the time such Investment is made, such Excluded Subsidiary has executed an agreement (and a Contract Consent to the collateral assignment thereof to the Lenders), in form and substance reasonably satisfactory to the Administrative Agent, to deliver to the Company the casino and showroom and/or retail “shell” to be developed within such Other Casino Resort upon its completion, prior to an agreed date certain, for no further consideration and free and clear of all Liens other than Permitted Liens;
(xx) the Loan Parties may make Investments out of the proceeds of the substantially concurrent sale or issuance of equity Securities of the Company;
(xxi) so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, the Loan Parties may make Investments in Excluded Subsidiaries developing Other Resort Projects to be located on one or more of Sites 3, 7, and 8 in the form of loans of up to $200,000,000 in the aggregate at any one time outstanding; provided that the proceeds of such loans are employed by such Excluded Subsidiaries for payment of costs and expenses in connection with the development of such Other Resort Projects;
(xxii) so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, the Loan Parties may make Investments in the form of loans to Affiliates of the Loan Parties that are not Loan Parties, provided that (a) such Indebtedness is incurred by such Affiliates for the purpose of financing or refinancing the acquisition and/or equipping of ferry vessels to provide ferry service to or from Macau, (b) such loans made by the Loan Parties shall be secured on a first-priority basis by the assets so acquired by such Affiliates, (c) the proceeds of any such loans may also be used to repay indebtedness owing to third-parties and (d) the aggregate outstanding principal amount of such loans, together with the maximum aggregate amount of all Contingent Obligations then outstanding to Affiliates pursuant to subsection 7.4(viii), shall at no time exceed $250,000,000;

(xxiii) Investments in lieu of Restricted Payments under subsections 7.5(vii), (viii) or (ix), provided that (i) the Company shall deliver an Officer’s Certificate at the time of making any such Investment designating the Restricted Payment subsection from which availability is being applied to make such Investment, (ii) any such Investment shall reduce Restricted Payment capacity under such subsection on a Dollar-for-Dollar basis by an amount equal to such Investment, (iii) if such Investment is in the form of a Indebtedness, such Indebtedness shall be non-recourse to the Company and the Restricted Subsidiaries and (iv) if such Investment is in the form of equity there shall be no further obligation by the Company or any Restricted Subsidiary to provide funds (whether by way of a loan, equity contribution or otherwise) or otherwise provide any credit support thereafter;
(xxiv) Investments in Site 3, Site 7 and Site 8 and in Additional Developments in an aggregate amount at any time outstanding not to exceed $1,000,000,000; and
(xxv) Investments in restaurant, retail or entertainment venues in an aggregate amount not to exceed $50,000,000 at any time outstanding.
Notwithstanding anything to the contrary in this subsection 7.3, any cash Investments in the form of debt made in any Excluded Subsidiary shall be made in the form of intercompany loans from a Loan Party to such Excluded Subsidiary evidenced by a promissory note, which shall be pledged to the Collateral Agent as Collateral for the Obligations.
7.4 Contingent Obligations.
The Company and the Borrower shall not, and shall not permit any other Loan Party to create or become or remain liable with respect to any Contingent Obligation, except:
(i) any Loan Party may become and remain liable with respect to Contingent Obligations under Rate/FX Protection Agreements or other Hedging Agreements;
(ii) the Loan Parties may become and remain liable with respect to Contingent Obligations (a) for Indebtedness permitted under subsection 7.1 to the extent a Loan Party is permitted to incur such Indebtedness under subsection 7.1 or (b) for other obligations of wholly-owned Restricted Subsidiaries;
(iii) the Loan Parties may become and remain liable for customary indemnities under the Project Documents;
(iv) Investments permitted under subsection 7.3 to the extent they constitute Contingent Obligations;

(v) the Loan Parties may become liable for Contingent Obligations made on behalf of Excluded Subsidiaries and Joint Ventures in an amount, when aggregated (without duplication) with: (a) the amount of Investments made in Cash and Cash Equivalents pursuant to subsection 7.3(x)(a), (b) the amount of Contingent Obligations made on behalf of Affiliates pursuant to subsection 7.4(viii), (c) the amount of Investments made in the form of loans to Affiliates pursuant to subsection 7.3(xxii), and (d) all other Contingent Obligations incurred pursuant to this clause, not to exceed $350,000,000 at any time, so long as both before and after giving effect to the incurrence of such Contingent Obligation, no Potential Event of Default or Event of Default has occurred or is continuing; provided that, notwithstanding the foregoing, the Loan Parties may not become liable for Contingent Obligations made on behalf of Joint Ventures in excess of $75,000,000 in the aggregate;
(vi) the Loan Parties may become and remain liable with respect to other Contingent Obligations, provided that the maximum aggregate liability, contingent or otherwise, of the Loan Parties in respect of all such Contingent Obligations shall at no time exceed $20,000,000;
(vii) Contingent Obligations for reimbursement of the Concession Guarantor or other guarantors of payment under the Land Concession Guaranties and/or Gaming Concession Guaranty; and
(viii) the Loan Parties may become and remain liable with respect to Contingent Obligations made on behalf of Affiliates of the Loan Parties that are not Loan Parties, provided that (a) such Contingent Obligations support Indebtedness incurred for the purpose of financing or refinancing the acquisition and/or equipping of ferry vessels to provide ferry service to or from Macau, (b) such Indebtedness is not owed to Loan Parties or any Affiliate of any Loan Party, and (c) the maximum aggregate liability, contingent or otherwise, of the Loan Parties in respect of all such Contingent Obligations, together with all Investments made pursuant to subsection 7.3(xxii) then outstanding, shall at no time exceed $250,000,000.
7.5 Restricted Payments.
The Company and the Borrower shall not, and shall not permit any other Loan Party to declare, order, pay, make or set apart any sum for any Restricted Payment, except Restricted Payments referred to below:
(i) the Loan Parties may make regularly scheduled or required payments of interest (by capitalizing such interest, or, so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, in cash) in respect of any Permitted Subordinated Indebtedness of the Loan Parties in accordance with the terms of, and only to the extent required by the agreement pursuant to which such Permitted Subordinated Indebtedness was issued;

(ii) so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, the Company shall be permitted to pay dividends with the Net Asset Sale Proceeds received from a Permitted Asset Disposition of the Venetian Macao Mall, the Four Seasons Macao Mall, the Four Seasons Macao Resort Project or (after the VOL Casino Hotel Resort Substantial Operations Date) the St. Regis Hotel (including any complementary suites or “apart-hotels” comprising a portion thereof or any equity interests in the entity owning such complimentary suites or apart-hotels”) following the application of Net Asset Sale Proceeds to prepay Loans and reduce commitments to the extent required by subsection 2.4B(iii)(a);
(iii) the Loan Parties may (i) redeem or repurchase any equity interests in the Loan Parties held by minority shareholders or any Indebtedness of the Company and its Subsidiaries to the extent such ownership by minority shareholders is no longer required by any Legal Requirement imposed by Macau SAR or any applicable Macau Gaming Authority in order to preserve a Gaming License, including as required pursuant to Articles 25 and 26 of the Gaming Concession Contract or (ii) replace a minority shareholder with another minority shareholder;
(iv) if, during any taxable year, the Parent (or any member of the consolidated group of which the Parent is the common parent) has Section 951(a) Income, the Company may make cash distributions to its common shareholders, in an annual aggregate amount not to exceed (A) the amount of U.S. Federal income tax payments made by the Parent (or any member of the consolidated group of which the Parent is the common parent) in respect of Section 951(a) Income for the corresponding taxable year, net of (B) applicable federal income credits and/or deductions available to the Parent and any member of the consolidated group of which the Parent is the common parent attributable to the operations of the Loan Parties (any such distributions referred to herein as a “Tax Distribution”); provided that such Tax Distributions shall be made during the 30-day period preceding the due date for the filing of any Tax return with respect to which the Parent (or any member of the consolidated group of which the Parent is the common parent) is required to make a payment described in this Section 7.5(iv);
(v) the Loan Parties may make Restricted Payments to other Loan Parties;
(vi) to the extent such payments would be restricted payments, the Company may make regularly scheduled or required payments to Macau SAR pursuant to the Gaming Concession Contract and any Land Concession Contract in accordance with the terms thereof as such are in effect on the Closing Date or as amended pursuant to the terms hereof;
(vii) so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, the Company may pay dividends in respect of its common stock (a) in an amount of up to $500,000,000 (less, on a Dollar-for-Dollar basis, any Investments made pursuant to subsection 7.3(xxiii) in lieu of such Restricted Payment) in the aggregate in any Fiscal Year if, after giving effect to such payment, the Consolidated Leverage Ratio is less than 4.0 to 1.0 but greater than or equal to 3.5 to 1.0, and (b) in an unlimited amount if, after giving effect to such payment, the Consolidated Leverage Ratio is less than 3.5 to 1.0;

(viii) the Company may make Restricted Payments to SCL to enable SCL and/or its Subsidiaries to pay amounts due under (a) Investments made in accordance with subsection 7.3(xxii) or (b) loans incurred by SCL and/or its Subsidiaries from third parties for the purpose of financing or refinancing the acquisition and/or equipping of any ferry vessels to provide ferry service to or from Macau;
(ix) so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, the Loan Parties may make other Restricted Payments in an amount not to exceed $5,000,000 (less, on a Dollar-for-Dollar basis, any Investments made pursuant to subsection 7.3(xxiii) in lieu of such Restricted Payment) in the aggregate, in any Fiscal Year; and
(x) in connection with any Specified Equity Contribution, the Company may make a Restricted Payment within five Business Days after delivery of financial statements for any Fiscal Quarter or Fiscal Year pursuant to subsection 6.1 in an amount not to exceed the amount, if any, by which (A) equity contributions made by the Parent or any of its Affiliates (other than any Loan Party) to the Company (other than cash contributions (including, without limitation, by way of subscription, “supplementary payments” or capital contributions (whether or not resulting in additional paid in capital)) and/or proceeds of Shareholder Subordinated Indebtedness incurred by the Company during (or within 15 days after the end of) such Fiscal Quarter or the last Fiscal Quarter of such Fiscal Year, exceeds (B) such Specified Equity Contribution.
7.6 Financial Covenants.
A. Minimum Consolidated Interest Coverage Ratio. The Company and the Borrower will not permit the Consolidated Interest Coverage Ratio as of the last day of any Fiscal Quarter to be less than 2.5:1.0.
B. Maximum Consolidated Leverage Ratio. The Company and the Borrower shall not permit the Consolidated Leverage Ratio as of the last day of any Fiscal Quarter set forth below to be greater than the ratio set forth opposite such date:

Maximum
Consolidated
Full Fiscal Quarter following the Closing Date	Leverage Ratio
First through Sixth	4.50:1.0
Seventh through Twelfth	4.00:1.0
Thirteenth through Sixteenth	3.50:1.0
Seventeenth through Twentieth	3.00:1.0

7.7 Restriction on Fundamental Changes; Asset Sales and Acquisitions.
The Company and the Borrower shall not, and shall not permit any other Loan Party to, alter the corporate, capital or legal structure (except with respect to changes in corporate, capital or legal structure to the extent a Change of Control does not occur as a result thereof) of any Loan Party, or merge or consolidate, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, abandon, lease or sub-lease (as lessor or sublessor), license or sublicense, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets, whether now owned, leased, licensed or hereafter acquired (other than inventory or goods in the ordinary course of business), or acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person, except:
(i) as permitted under the terms of this Agreement or any other Loan Document;
(ii) the Loan Parties may dispose of obsolete, worn out or surplus assets or assets no longer used or useful in the business of the Loan Parties in each case to the extent in the ordinary course of business, provided that either (i) such disposal does not materially adversely affect the value of the Collateral or (ii) prior to or promptly following such disposal any such property shall be replaced with other property of substantially equal utility and a value at least substantially equal to that of the replaced property when first acquired and free from any Liens other than Permitted Liens and by such removal and replacement the Loan Parties shall be deemed to have subjected such replacement property to the Lien of the Collateral Documents in favor of Lenders, as applicable;
(iii) the Loan Parties may incur Liens permitted under subsection 7.2;
(iv) the Loan Parties may have an Event of Loss;
(v) the Restricted Subsidiaries or the Borrower may issue equity Securities to the Company or to any other Restricted Subsidiary or the Borrower, and the Company, so long as such issuance would not trigger a Change of Control, may issue equity Securities to any Person;
(vi) the Loan Parties may (a) enter into leases or licenses to use in the ordinary course of business with respect to any space (including any “complementary accommodations”) on or within a Project or (b) be a party to any lease or license to use in effect on the Closing Date, each of which lease of, or license to use, real property is set forth on Schedule 7.7 hereto (as such lease may be amended, modified or supplemented in accordance with the terms of this Agreement); provided that, in the case of clause (a), (1) no Event of Default or Potential Event of Default shall exist and be continuing at the time of such lease or license to use or would occur after or as a result of entering into such lease or license to use (or immediately after any renewal or extension thereof at the option of the Loan Parties), (2) such lease or license to use will not materially interfere with, impair or detract from the operation of the business of the Loan Parties, (3) such lease or license to use is at a fair market rent or value (in light of other similar or comparable prevailing commercial transactions) and contains such other terms such that the lease or license to use, taken as a whole, is commercially reasonable and fair to the Loan Parties in light of prevailing or comparable transactions in other casinos, hotels, hotel attractions, convention centers or shopping venues or other applicable venues, (4) no gaming or casino operations may be conducted on any space that is subject to such lease or license to use other than by the Company and only in accordance with the Gaming Concession Contract and all other applicable Legal Requirements and compliance by the Loan Parties with the other terms of this Agreement, (5) no lease may provide that the Loan Parties may subordinate their fee, condominium or leasehold interest to any lessee or any party financing any lessee (other than lenders financing residential interests in complementary accommodations, to the extent of the interest being financed), and (6) the tenant under such lease or license to use shall provide the Administrative Agent on behalf of the Lenders with a Subordination, Non-Disturbance and Attornment Agreement substantially in the form of Exhibit R hereto (unless the terms of such lease are substantially identical or more favorable to the Loan Parties than such Exhibit with regard to the matters set forth therein) with such changes as Administrative Agent may approve, which approval shall not be unreasonably withheld or delayed;
(vii) any Restricted Subsidiary may be merged or consolidated with (or liquidated or dissolved into) any other Guarantor or the Borrower;
(viii) the Loan Parties may make Permitted Asset Dispositions; provided that (a) no Event of Default or Potential Event of Default shall exist and be continuing at the time of the consummation of such Permitted Asset Disposition or would occur as a result thereof, (b) the Administrative Agent shall have received reasonably satisfactory evidence that reciprocal easement arrangements, condominium by-laws or deeds of mutual covenant, reasonably satisfactory in form and substance to the Administrative Agent, shall have been entered into between the Loan Parties and the purchaser of such Project or shall otherwise be effective to govern such Project and run in favor of the Loan Parties as reasonably required by the Administrative Agent, (c) the Administrative Agent shall have received a certificate of the Company that such Permitted Asset Disposition will not (other than to a de minimis extent) increase the risk of any loss of or reversion under the Gaming Concession Contract or any relevant Land Concession Contract (other than the VOL Land Concession Contract prior to the VOL Casino Hotel Resort Substantial Operations Date), (d) in the case of Permitted Asset Dispositions comprising any portion of the Venetian Macao Overall Project or the Four Seasons Macao Overall Project (1) such sale could not reasonably be expected to materially adversely impact the ability of the Company to obtain, or the timing of the Company’s receipt of, (x) an Occupation Certificate regarding such Projects or (y) the final registration of the Venetian Macao Land Concession Contract and (2) except in the case of a Permitted Asset Disposition consisting of a sale of the Four Seasons Macao Mall or the Venetian Macao Mall or any complementary accommodations, there shall be no remaining material obligations necessary to be fulfilled in order to obtain a final registration of the Venetian Macao Land Concession Contract (other than obligations the satisfaction of which are not affected by the lack of ownership or possession of the assets sold in such Permitted Asset Disposition), and (e) the proceeds of any such Permitted Asset Disposition shall be applied in accordance with the terms of this Agreement;
(ix) (a) subject to clause (4) of subsection 7.7(vi) above, the Borrower may sell, lease, license or otherwise transfer assets to a Guarantor and any Guarantor may sell, lease, license or otherwise transfer assets to any other Guarantor or to the Borrower, and (b) the Loan Parties may sell, lease, license or otherwise transfer assets to Excluded Subsidiaries and Joint Ventures to the extent permitted by subsection 7.3;

(x) the Loan Parties may license or sublicense trademarks and trade names in the ordinary course of business;
(xi) licenses and sublicenses of intellectual property in the ordinary course of business;
(xii) the Loan Parties may sell receivables for fair market value in the ordinary course of business;
(xiii) sales, transfers and other dispositions permitted by subsections 7.10(xvii) and 7.10(xxiii);
(xiv) the Cotai Subsidiary may, following the execution of a Casino Operation Land Concession Contract between Macau SAR and the Cotai Subsidiary, sell, transfer, assign or sublease or license to use such Casino Operation Land Concession Contract to a developer or other Person pursuant to documentation, and on terms and conditions (including (a) the full release of any further obligations of any Loan Party pursuant to or under such Casino Operation Land Concession Contract (except for customary or other reasonably appropriate indemnities, in each case with respect to title representations, and except for obligations arising by law relating to the Company’s operation or potential operation of any casino or gaming area to be developed on the Site subject to such Casino Operation Land Concession Contract or the Company’s ownership of the casino/showroom/retail “shell” on such Site and the unit within such shell), and (b) a sale price (or other cash reimbursement mechanism) payable by such purchaser in cash, simultaneously with such transfer, in an amount at least equal to all amounts previously expended by any Loan Party with regard to such Casino Operation Land Concession Contract and all costs previously expended by any Loan Party with respect to the development of the associated Property, other than permitting fees, attorneys’ fees and expenses, architects’ fees and expenses and other similar fees and expenses in an aggregate amount of less than $5,000,000), reasonably satisfactory to the Administrative Agent, to allow such developer or other Person to build, develop, own and operate an Other Resort Project;
(xv) the Loan Parties may convey, sell lease, license or otherwise dispose of assets in transactions that do not constitute Asset Sales due to clause (iii) in the parenthetical clause of the definition thereof;
(xvi) subject to subsection 7.11, the Loan Parties may make Asset Sales of assets having a fair market value not in excess of $40,000,000 in the aggregate; provided in each case that (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof in the judgment of the Company; and (2) at least 75% of the consideration received shall be cash or Cash Equivalents; provided further that for purposes of clause (2), the amount of any liabilities (as shown on the Company’s or any its Restricted Subsidiary’s most recent balance sheet) of the Company or any of its Restricted Subsidiaries (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets shall be deemed to be cash;

(xvii) the Loan Parties may sell construction equipment having a fair market value not in excess of $8,000,000 in the aggregate;
(xviii) the Cotai Subsidiary or any other Loan Party may transfer, on terms reasonably satisfactory to the Administrative Agent, immaterial portions of any Site to the government of Macau SAR (so long as such transfer does not impair in any material way the ability of the Loan Parties to construct, develop, open, manage and/or operate any Project) upon the written request of the government of Macau SAR and its stated intent to use such portions in connection with infrastructure, roadway, utility easement, or other “public works” purposes;
(xix) the Loan Parties may transfer any assets leased or acquired with proceeds of any financing permitted under subsection 7.1 and secured by a Permitted Lien to the lender or lessor providing such financing upon default, expiration or termination of such financing;
(xx) the Company or the Cotai Subsidiary may transfer its rights pursuant to a Site 3 Agreement to a third party or Excluded Subsidiary;
(xxi) the Loan Parties may (i) sell or abandon immaterial assets not necessary for the development, construction, operation or maintenance of any Project, and (ii) subject to the prepayment requirement of subsection 2.4(b)(iii)(k), prior to the VOL Casino Hotel Resort Substantial Operations Date, sell, abandon or otherwise dispose of the VOL Hotel Casino Resort Project and any assets in connection with the VOL Hotel Casino Resort Project;
(xxii) any Immaterial Subsidiary may be dissolved, liquidated or wound-up; provided that prior to such event, any assets held by the entity to be so dissolved, liquidated or wound up are distributed to another Loan Party, and that no such event shall cause the equity interests in any surviving Loan Party to be less than wholly-owned by the Company and/or another Loan Party;
(xxiii) the Loan Parties may sell or transfer assets pursuant to a sale-leaseback transaction permitted by subsection 7.8;
(xxiv) any Loan Party may sell its interest in a Joint Venture or a Supplier Joint Venture or in an Additional Development Excluded Subsidiary;
(xxv) (a) any Loan Party may sell its interest in any Excluded Subsidiary; provided any sale of an Excluded Subsidiary that is engaged in the ownership, maintenance or operation of ferries that provide transportation to Macau shall only be consummated so long as such sale would not be materially detrimental to the business and operations of any Loan Party and otherwise would not and could not reasonably be expected to result in a Material Adverse Effect and (b) any Excluded Subsidiary that is a subsidiary of a Restricted Subsidiary may be dissolved, liquidated or wound-up; and
(xxvi) any conveyance of horizontal property pursuant to subsection 7.18.

7.8 Sales and Lease-Backs.
The Company and the Borrower shall not, and shall not permit any other Loan Party to become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which any Loan Party has sold or transferred or is to sell or transfer to any other Person or (ii) which any Loan Party intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Loan Party to any Person in connection with such lease, except that any Loan Party may enter into sale-leaseback transactions (a) with assets of a type or types otherwise permitted to be financed pursuant to subsection 7.1(xi) or with an FF&E Facility (including with respect to HVAC equipment) permitted by subsection 7.1(xvi) whether or not obtained by a Loan Party with the proceeds of an FF&E Facility or otherwise, (b) in an aggregate principal amount with respect to any such lease at any one time outstanding, taken together with all Indebtedness outstanding under subsections 7.1(xi) and 7.1(xvi) (without duplication), not to exceed $400,000,000 (provided that such amount shall be increased to (x) $500,000,000 on and after the VOL Casino Hotel Resort Opening Date and (y) $600,000,000 on and after the VOL Casino Hotel Resort Substantial Operations Date; provided that if, after giving effect to any increase in the amounts set forth in this subsection 7.8 after the VOL Casino Hotel Resort Opening Date, an event described in subsection 2.4B(iii)(k) occurs and the Borrower is required to make the prepayment required by subsection 2.4B(iii)(k), then (x) such amounts shall revert to the amounts in effect as of the Closing Date, (y) no Potential Event of Default, Event of Default or breach of this Agreement shall be deemed to have occurred based on any amount outstanding pursuant to this subsection 7.8 in excess of such Closing Date amount and (z) no further amounts may be incurred pursuant to this subsection 7.8 unless, after giving effect thereto, the aggregate amount of all amounts incurred and outstanding pursuant to this subsection 7.8 shall be less than or equal to the Closing Date amount permitted to be incurred and outstanding pursuant to this subsection 7.8), and (c) on terms reasonably satisfactory to the Administrative Agent, including the provisions regarding tenor, rental amounts and other terms, and including, unless waived by the Administrative Agent, concurrently with the execution by the lender or lessee under such sale-leaseback transaction, the entering into of an intercreditor, standstill, or similar agreement reasonably satisfactory in form and substance to the Administrative Agent (it being understood that the Administrative Agent shall have had a reasonable opportunity to review all such documentation prior to its execution).
7.9 Sale or Discount of Receivables.
The Company and the Borrower shall not, and shall not permit any other Loan Party to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable other than an assignment for purposes of collection in the ordinary course of business.

7.10 Transactions with Shareholders and Affiliates.
The Company and the Borrower shall not, and shall not permit any other Loan Party to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with the Company or with any Affiliate of the Company, except that the Loan Parties may enter into and permit to exist:
(i) transactions that are on terms that are not less favorable to such Loan Party than those that might be obtained at the time from Persons who are not such an Affiliate if the Company has delivered to the Administrative Agent (1) with respect to any transaction involving an amount in excess of $5,000,000, an Officers Certificate certifying that such transaction complies with this subsection 7.10, or (2) with respect to any transaction involving an amount in excess of $10,000,000, a resolution adopted by a majority of the directors of the applicable Loan Party approving such transaction and an Officers Certificate certifying that such transaction complies with this subsection 7.10, at the time such transaction is entered into;
(ii) management agreements in respect of portions of the VOL Casino Hotel Resort Project with Affiliates of the Company so long as the financial terms of such agreements are not more favorable to the applicable Affiliate than the terms set forth on Schedule 7.10(ii) attached hereto;
(iii) any employment, compensation, indemnification, noncompetition or confidentiality agreement or arrangement entered into by a Loan Party with its employees or directors in the ordinary course of business or as approved by a majority of the members of the board of directors of such Loan Party in its reasonable determination;
(iv) loans or advances to employees of the Loan Parties permitted under subsection 7.3(vi);
(v) transactions between or among Loan Parties not otherwise expressly prohibited hereunder;
(vi) transactions contemplated by each Project Document;
(vii) Shareholder Subordinated Indebtedness to the extent otherwise permitted by this Agreement;
(viii) issuances of Securities by the Loan Parties;
(ix) Investments in, and licenses and other agreements with, Joint Ventures and Supplier Joint Ventures permitted hereunder;
(x) (a) the operation of the Excluded Casinos (including payments to be made pursuant to subsection 6.14B) in accordance with the terms hereof and of the other Loan Documents, (b) the contemplated purchase by the Company of the Excluded Casinos pursuant to the agreements referenced in subsection 7.17B(i) and (c) agreements relating to the foregoing clauses (a) and (b);

(xi) Investments permitted by subsection 7.3, Contingent Obligations permitted by subsection 7.4 and Restricted Payments permitted by subsection 7.5;
(xii) transactions consummated on the Closing Date in connection with the Refinancing and Investments described in clause (i) of the definition of “VOL Investment”;
(xiii) reciprocal easement and other similar agreements (including condominium rules) required or permitted to be entered into pursuant to the Loan Documents;
(xiv) (i) license agreements with an Excluded Subsidiary (including licenses permitting an Excluded Subsidiary to use intellectual property of the Loan Parties) and (ii) any other agreements with an Excluded Subsidiary not specifically prohibited by subsection 7.17, provided the terms of such other agreement under clause (ii) or any amendment to such agreement are no less favorable to the Loan Parties than those that would have been obtained in a comparable transaction by such Loan Party with an unrelated Person;
(xv) any agreement not specifically prohibited hereunder by an Excluded Subsidiary to pay management fees to a Loan Party directly or indirectly;
(xvi) transactions permitted by subsection 7.7;
(xvii) the IP License and the transactions contemplated thereby (including the transfer, from time to time, of intellectual property to Parent and/or its Affiliates so long as the transferor retains or will obtain a license to use such intellectual property);
(xviii) purchases of materials or services from a Supplier Joint Venture by a Loan Party in the ordinary course of business on arm’s length terms;
(xix) transactions set forth on Schedule 7.10(xix);
(xx) shared services arrangements and/or agreements among Loan Parties, Additional Development Excluded Subsidiaries, and/or owners, developers or managers of other projects on the Cotai Strip, so long as the liabilities and obligations of any Loan Parties thereunder are on commercially reasonable terms and do not represent more than such Loan Parties’ pro rata share of the services provided as determined by the Loan Parties and certified to the Administrative Agent;
(xxi) the contemplated purchase by the Company of the casino “shell” within any Other Resort Project, the operation of which casino is intended to comprise a Casino Operation Project;
(xxii) agreements and other arrangements entered into in connection with a Permitted Equity Sale in order to facilitate such Permitted Equity Sale that are either (i) required by the listing rules and procedures of the applicable exchange on which any equity securities are listed in connection with such Permitted Equity Sale or (ii) on terms which are not less favorable than arm’s length terms; and

(xxiii) the contemplated transfer (the “AH Transfer”) by the Company or VOL, as applicable, of all or substantially all of the apartment, “apart hotel” or “complementary accommodations” tower component of the Four Seasons Macau Resort Project or the St. Regis Hotel to a wholly-owned Excluded Subsidiary in exchange for such Excluded Subsidiary granting to the Company or VOL, as applicable, (or being obligated to grant to third parties selected by the Company or VOL) the “right of use” for each apartment or complementary accommodation in such tower, provided that (a) notwithstanding any provision to the contrary in the Collateral Documents, such tower will remain as Collateral until shares in such Excluded Subsidiary, and a “right of use” with respect to one or more apartments or complementary accommodations, have been sold to a third party on arms-length terms (the first such sale, the “First Sale”); (b) simultaneously with the AH Transfer, all of the direct equity interests in such Excluded Subsidiary shall be pledged to the Collateral Agent, on behalf of the Secured Parties, as security for the Obligations pursuant to pledge documents that (1) provide for the release of such pledge on equity interests that are sold to third parties on arms-length terms and (2) are in all other respects reasonably satisfactory to the Administrative Agent; (c) the AH Transfer must comply with all of the requirements set forth in subsection (viii) of subsection 7.7 above, with the reference in clause (e) of said subsection to “proceeds” being deemed to be a reference to all of the proceeds from the sales of equity interests in such Excluded Subsidiary and “rights of use” for such apartments or complementary accommodations; (d) the organizational documents of such Excluded Subsidiary shall be reasonably satisfactory to the Administrative Agent and (e) no later than the closing date of the First Sale, the third-party manager of such tower or applicable portion thereof (if any) shall have entered into a “subordination and non-disturbance agreement” with the Collateral Agent on terms reasonably satisfactory to the Collateral Agent (which subordination and non-disturbance agreement the Collateral Agent shall execute when requested to do so by the Company);
(xxiv) any transaction for the exchange of amounts denominated in Dollars, Hong Kong Dollars, Macau Patacas, Singapore Dollars or any other currency for amounts denominated in any other currencies between the Company and any Affiliate of the Company, SCL or Parent, if (1) no fees are payable by the Company to such Affiliate and (2) the rate of exchange for such transaction is determined as set forth on Schedule 7.10(xxiv);
(xxv) transactions contemplated by subsection 7.18;
(xxvi) the Shared Services Agreement, as in effect on the Closing Date or as amended, supplemented or modified; and
(xxvii) other transactions in an aggregate amount for all such transactions not to exceed $5,000,000.

7.11 Disposal of Subsidiary Stock.
Except in connection with (i) a Restricted Payment permitted by subsections 7.5(v) or (vii) or (ii) a transaction (including a liquidation, dissolution, conveyance, sale, lease, transfer, or other disposition) permitted by subsection 7.7(vii), (viii), (ix), (xv), (xvi) or (xxii), the Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of any of their respective Restricted Subsidiaries, except (i) to qualify directors if required by applicable law, (ii) pursuant to mandatory minimum shareholder requirements in accordance with Legal Requirements of Macau SAR and (iii) to the extent required by any Legal Requirement imposed by Macau SAR or the Macau Gaming Authority or any other applicable gaming Authority in order to preserve a material Gaming License.
7.12 Conduct of Business.
The Company and the Borrower shall not, and shall not permit any other Loan Party to, engage in any business activity except those business activities engaged in on the Closing Date by such Person and any activity or business incidental, related or similar thereto, or any business or activity that is a reasonable extension, development or expansion thereof or ancillary thereto, including any internet gaming, hotel, entertainment, recreation, convention, trade show, meeting, retail sales, leasing, or other activity or business designated to promote, market, support, develop, construct or enhance the casino gaming, hotel, retail and entertainment mall and resort business operated by the Loan Parties; provided that no Loan Party shall, outside of Macau SAR, Hong Kong or the People’s Republic of China, engage in the business of developing, operating or maintaining any hotel, casino, entertainment, recreation, convention, trade show, meeting, or retail establishment or project other than the Projects, activities reasonably related or ancillary thereto, and any activity that is a reasonable extension, development or expansion thereof, or as otherwise specifically set forth in this Agreement; provided further that, other than as permitted hereunder with respect to the Excluded Casinos and Excluded Casino Interests, the Borrower shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability (other than ordinary course liabilities including trade payables and franchise and tax liabilities) whatsoever other than the Obligations and other Indebtedness permitted hereunder; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Collateral Documents to which it is a party and Permitted Liens; (c) engage in any business or activity or own any assets other than performing its obligations and activities incidental thereto under the Loan Documents and any other agreements relating to Indebtedness permitted to be incurred hereunder, and making Restricted Payments and Investments to the extent permitted by this Agreement, entering into the Intercompany Contribution Agreement, any FF&E Facility and activities related thereto; (d) other than as permitted hereunder, consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; (e) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons; provided further that no Immaterial Subsidiary shall engage in any developing, operating or maintaining any hotel, casino, entertainment, recreation, convention, trade show, meeting, or retail establishment (including any material portion of any Project), nor shall any Immaterial Subsidiary obtain assets (excluding equity interests in the Cotai Subsidiary, and with respect to V-HK only, except for amounts held as “front money” for gaming customers) of more than $20,000,000.

7.13 Certain Restrictions on Amending Certain Documents.
A. Modifications of Material Contracts. The Company and the Borrower shall not, and shall not permit any other Loan Party to, agree to any amendment to (or enter into any letter or agreement of understanding with the government of Macau SAR, or any representative thereof, with respect to any Land Concession Contract (other than, prior to the VOL Casino Hotel Resort Substantial Operations Date, the VOL Land Concession Contract, so long as any such amendment would not reduce the scope or value of the VOL Casino Hotel Resort Project) or the Gaming Concession Contract that has the effect of materially amending such Contract), or waive any of its material rights under, or assign or transfer all or a portion of its rights under, any Material Contract described in clauses (a) and (b) of the definition of Material Contract (it being understood that any Material Contracts which are covered by clause B or F below shall also be subject to the restrictions set forth therein) without, in each case, obtaining the prior written consent of Requisite Lenders if in any such case, such amendment or letter agreement of understanding or waiver could reasonably be expected to have a Material Adverse Effect or otherwise adversely affect the Lenders in any material respect, other than (i) entering into transactions relating to FF&E Facilities permitted by subsection 7.13B, (ii) entering into transactions relating to Land Concession Contracts and the sale thereof and/or purchase of the related Casino Operation Projects contemplated by subsection 7.7(xiv), together with agreements governing the Company’s operation of such related Casino Operation Projects and (iii) the creation of horizontal property in accordance with subsection 7.18.
B. Documents Relating to Other Indebtedness. The Company and the Borrower shall not, and shall not permit any other Loan Party to, (i) enter into any FF&E Documents relating to FF&E Facilities other than as permitted by subsection 7.1(xvi) and 7.1(xviii) and on terms reasonably satisfactory to the Administrative Agent, including the provisions regarding maturity, collateral, interest rates and other terms, and, unless waived by the Administrative Agent, the Administrative Agent shall enter into an intercreditor, standstill, or similar agreement reasonably satisfactory in form and substance to the Administrative Agent with the agent or other representative under the credit agreement or other similar documents governing an FF&E Facility (it being understood that the Administrative Agent shall have had a reasonable opportunity to review all such documentation prior to its execution) which agreement (to the extent any FF&E Deposit Loans are made) shall set forth procedures for releasing Liens of the Secured Parties on Specified FF&E as and when any FF&E Deposit Loans made to acquire such Specified FF&E are repaid and upon the use of a minimum proportion of funds under such FF&E Facility to reimburse such FF&E Deposit Loans, or (ii) amend or otherwise change the terms of any documents governing Permitted Subordinated Indebtedness or Permitted Unsecured Indebtedness (except in connection with a permitted refinancing thereof) or permit the termination thereof (other than in accordance with the terms thereof), or make any payment consistent with an amendment thereof or change thereto (except in connection with a defeasance or permitted refinancing thereof), if the effect of such amendment or change, together with all other amendments or changes made, is to make the terms, covenants and defaults applicable to such Indebtedness generally more restrictive, taken as a whole, than the terms, covenants and defaults applicable to the Loan Documents (other than with respect to the payment of interest and fees or any original issue discount with respect to such Indebtedness) or to confer any additional material rights on the holders of the Indebtedness or obligations evidenced thereby (or a trustee or other representative on their behalf) which would be materially adverse to the Lenders.

C. [Reserved].
D. [Reserved].
E. Consents. The Company and the Borrower shall not, and shall not permit any other Loan Party to, agree to any amendment to (or enter into any letter or agreement of understanding with any relevant counterparty with respect to any Consent that has the effect of materially amending such Consent), or waive any of its material rights under, or assign or transfer all or a portion of its rights (other than to another Loan Party with respect to the Gaming Concession Consent and/or the Land Concessions Consent) under, any Consent without obtaining the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed).
F. Four Seasons Macao Operation, Maintenance and Management Agreement. The Company and the Borrower shall not, and shall not permit any other Loan Party to, enter into any Four Seasons Macao Operation, Maintenance and Management Agreement after the Closing Date unless such agreement is on terms satisfactory to the Administrative Agent, evidenced by the Administrative Agent’s prior written consent, not to be unreasonably withheld or delayed after being afforded a reasonable period of review.
7.14 Consolidated Capital Expenditures.
A. The Company and the Borrower shall not, and shall not permit any other Loan Party to, make or incur Consolidated Capital Expenditures, in any Fiscal Year, in an aggregate amount in excess of the then applicable Base Capital Expenditures Amount; provided that any portion of such Base Capital Expenditures Amount, if not expended in the period in which it is permitted, may be carried over for expenditure in any succeeding period; provided further that any Consolidated Capital Expenditures incurred by any Loan Party in any subsequent period shall (x) first be applied against any such Base Capital Expenditures Amount carried forward and (y) only after such carried forward amount is fully utilized, then be applied against the Base Capital Expenditures Amount allowed for such succeeding period; provided further that notwithstanding the foregoing, the Loan Parties may make or incur Consolidated Capital Expenditures (including maintenance capital expenditures) (which Consolidated Capital Expenditures shall not be included in any determination of Base Capital Expenditures Amount) in respect of any Project (including, without limitation, the development, construction and maintenance of the VOL Casino Hotel Resort Project). All such Consolidated Capital Expenditures shall be for or with respect to assets located in Macau SAR.
B. Notwithstanding the foregoing, the Loan Parties may make or incur Consolidated Capital Expenditures (which Consolidated Capital Expenditures will not be included in any determination of the Base Capital Expenditures Amount under the foregoing clause (A)) (i) with the proceeds of equity contributions to the Loan Parties by any Person other than a Loan Party, provided that (x) no Event of Default or Potential Event of Default shall have occurred and be continuing when such Consolidated Capital Expenditure is made or incurred and (y) the applicable Loan Party notifies the Administrative Agent in writing that such proceeds (or applicable portion thereof) are to be used for Consolidated Capital Expenditures, (ii) with insurance or other similar proceeds received by the Company or any other Loan Party from any Event of Loss so long as such Consolidated Capital Expenditures are to replace, repair or restore any properties or assets in respect of which such proceeds were paid, or (iii) required to be made in accordance with applicable Macau law.

7.15 Casino and Gaming Restrictions.
A. Concession Contract Inventory of Properties. The Company and the Borrower shall include in any inventory or any update thereof required pursuant to Article 44 of the Gaming Concession Contract only those items which either (i) have historically been included in the inventory or such updates or (ii) are, in the Company’s reasonable belief, required by a Legal Requirement to be so included or (iii) are otherwise reasonably approved by the Collateral Agent.
B. Casino and Gaming Zone Areas. At any time after a change in Macau Gaming Laws permitting the designation of “gaming areas” (as opposed to “casinos”) as referenced in subsection 6.10E, the Company and the Borrower shall not designate, and shall use commercially reasonable efforts not to permit the designation of, any area (other than that portion of Site 1 identified as comprising the Venetian Macao Casino) as a “casino” for purposes of the Gaming Concession Contract, and to the extent any such designation is required or made, will use commercially reasonable efforts to limit the extent of such areas so designated as “casinos”. To the extent that no such designation exists, the Company and the Borrower will use commercially reasonable efforts to limit the Macau SAR’s reversion/reclamation rights under the Gaming Concession Contract.
C. Junkets. The Company and the Borrower shall not, and shall not permit any other Loan Party to enter into or permit to subsist any arrangement with any gaming junket-tour promoters, directors or cooperators unless any such arrangements are in material compliance with the requirements of the Gaming Concession Contract and all other applicable Legal Requirements except for such instances of non-compliance which would not reasonably be expected to have a Material Adverse Effect and the Company shall monitor the activities of such Persons in regard to such arrangements and shall take all reasonable measures to ensure the compliance of such Persons with such arrangements.
7.16 Fiscal Year.
No Loan Party shall change its Fiscal Year-end from December 31.
7.17 Excluded Subsidiaries.
A. The Company and the Borrower shall not permit, and shall not allow any other Loan Party to permit, at any time (i) any Excluded Subsidiary to have any Indebtedness other than Indebtedness which is non-recourse to the Loan Parties (except as permitted herein), (ii) any Excluded Subsidiary to acquire any assets from any Loan Party other than as permitted by the provisions of this Agreement, including the provisions described under subsection 7.3, (iii) any Excluded Subsidiary to own any equity interests in a Loan Party, or (iv) any Excluded Subsidiary to own or operate any Project (which shall not prohibit initial development of a Casino Operation Project to be located within an Other Resort Project being developed by such subsidiary to the extent permitted hereunder), or possess any material license, franchise or right used in connection with the ownership or operation of any part of any such Project (other than (x) the ownership, use or possession of any trademark, license or similar right that does not restrict the use of such trademark, license or similar right by the Loan Parties, and (y) derivative gaming or other rights under any Gaming License (including under the Gaming Sub-Concession Agreement), the loss of which by such Excluded Subsidiary could not reasonably be expected to have a Material Adverse Effect).

B. No Loan Party shall purchase, own, operate or maintain an Excluded Casino except in accordance with the provisions set forth in this subsection 7.17B as follows:
(i) the Company shall be permitted to acquire an ownership interest in the Excluded Casino from an Additional Development Excluded Subsidiary for nominal consideration on terms and pursuant to documentation reasonably satisfactory to the Administrative Agent,
(ii) (x) the Company shall be permitted to own the gaming assets and other assets located in the Excluded Casino, so long as no Loan Party shall have any liability for the purchase price therefor and, for so long as the Excluded Subsidiary developing, constructing or operating the Additional Development in which such Excluded Casino is located remains an “Excluded Subsidiary”, neither the Collateral Agent, the Lenders nor any other Secured Party (in its capacity as such) shall have a security interest in the associated Excluded Casino Interest (or the related Excluded Bank Accounts), and (y) the Excluded Subsidiary may request the Company, and the Company shall be permitted to, grant a lien on the Excluded Casino Interest (other than any Excluded Bank Account comprising a portion of such Excluded Casino Interest) in favor of the lender or the lenders under a Non-Recourse Financing so long as the beneficiary of such lien enters into agreements with the Company (including the related collateral documents) on terms and pursuant to documentation reasonably satisfactory to the Administrative Agent (it being agreed that arrangements on substantially the same terms as those described on Schedule 7.17 shall be deemed satisfactory to the Administrative Agent) (including, without limitation, an acknowledgment from the beneficiary of such lien that it shall have no recourse to any Loan Party (other than to the specific assets comprising the applicable Excluded Casino Interest),
(iii) all revenue associated with the Excluded Casino shall be segregated from all other cash and revenue of the Loan Parties and shall (to the extent required hereunder) be deposited into Excluded Bank Accounts,
(iv) a Loan Party may incur or otherwise become liable for liabilities or obligations associated with the ownership, operation or maintenance of the Excluded Casinos, including the liabilities associated with the land concession contract for the Site or other property on which any such Excluded Casino is located, the Excluded Subsidiaries or their respective operations, so long as (x) such obligations are owed to the Macau Gaming Authorities pursuant to the Gaming Concession Contract as a result of the operation of the associated Excluded Casino or (y) such obligations are associated with the operation of the Excluded Casino and, in accordance with applicable law, must be obligations or liabilities of the Company, in which case such obligations and liabilities shall be paid in accordance with clause (v) below and subsection 6.14 (it being understood any payments so made from assets of any Loan Party other than the Excluded Bank Accounts must be permitted by, and shall be deemed to utilize, a specific clause of subsection 7.3),

(v) all expenses and other costs in respect of the ownership, operation and maintenance of the Excluded Casinos (and the assets located therein) required by applicable law to be paid by the Company shall be paid solely from the Excluded Bank Accounts; provided that to the extent that the proceeds in the Excluded Bank Accounts are insufficient to fund such costs and expenses, the Excluded Subsidiaries shall be required (unless the Loan Parties are deemed to have made an Investment as permitted under subsection 6.14B(b) or the Loan Parties use funds under subsection 6.14(B(c)), in accordance with subsection 6.14B, to promptly make deposits into the Excluded Bank Accounts sufficient to cover all such costs and expenses and, without duplication, reimburse the Company for any such expenses and costs paid by the Loan Parties from sources other than the Excluded Bank Accounts prior to the time that any proceeds maintained in the Excluded Bank Accounts will be released to an Excluded Subsidiary in accordance with such subsection 6.14B,
(vi) prior to the date the Company or any other Loan Party could, under applicable law, be obligated or be held liable in respect of any obligations associated with an Excluded Casino, the applicable Excluded Subsidiary and the Company shall have entered into an “indemnity agreement” on terms and pursuant to documentation reasonably satisfactory to the Administrative Agent (it being agreed that arrangements on substantially the same terms as those described on Schedule 7.17 shall be deemed satisfactory to the Administrative Agent) which provides, among other things (A) the Company and the other Loan Parties with complete indemnity from such Excluded Subsidiary for any loss, claim or damage suffered by the Company or such Loan Party in connection with owning, operating or maintaining an Excluded Casino subject to customary and other reasonably appropriate exceptions, (B) an acknowledgment by such Excluded Subsidiary (on behalf of itself, its assignees and its lenders) that all funds in the Excluded Bank Accounts shall be used to satisfy all obligations and liabilities of the Company and the other Loan Parties in respect of owning, operating and maintaining such Excluded Casino prior to any funds being made available to such Excluded Subsidiary, and (C) an acknowledgment by such Excluded Subsidiary (on behalf of itself, its assignees and its lenders) that it shall not have any recourse to the Company or any other Loan Party or any of their respective assets (other than to the Excluded Bank Accounts in accordance with the preceding clause (B) or, solely in the case of a Non-Recourse Financing, any Excluded Casino Interest pledged in favor of the lenders thereunder) for breach of contract, for failure of the Company or any other Loan Party to satisfy any obligation in respect of an Excluded Casino or otherwise, and
(vii) all material arrangements between the Excluded Subsidiaries and the Company (or any other Loan Party), including arrangements in respect of the operation of gaming and casino spaces outside of the Projects by the Company, shall be on terms reasonably satisfactory to the Administrative Agent (it being agreed that arrangements on substantially the same terms as those described on Schedule 7.17 shall be deemed satisfactory to the Administrative Agent).

7.18 Horizontal Properties.
A. Creation. The Loan Parties shall not subdivide, or create any “horizontal properties” within, any Property owned by any of them unless: (a) the units comprising such horizontal property are subject to an existing Mortgage and (b) the scope, characteristics, and description of each unit comprising such horizontal property are consistent with the terms of the Loan Documents. To the extent the requirements of this subsection 7.18A are met, there shall be no restriction on the number of units comprising such horizontal properties that may be so created within any Project.
B. Separation of Mortgages. With regard to any horizontal property created pursuant to subsection 7.18A in connection with an AH Transfer, if at any time the Administrative Agent reasonably deems it necessary or advisable to protect the interest of the Secured Parties in any unit in that horizontal property or any other Property which is required to be mortgaged to them as Collateral, the Borrower will deliver, promptly upon request of the Administrative Agent, a mortgage (a “New Mortgage”) on such unit of such horizontal property substantially similar to the Mortgage and that is separate and distinct from the Mortgage, such New Mortgage to be duly executed by the Excluded Subsidiary to which such unit of horizontal property is transferred, in favor of the Collateral Agent and notarized, recorded, stamped and registered with the Macau Real Estate Registry, and such New Mortgage shall be a valid, first priority Lien on such unit of horizontal property, free and clear of all liens, encumbrances and exceptions to title whatsoever (other than Permitted Liens). In connection with any New Mortgage, the Borrower shall deliver or cause to be delivered to the Administrative Agent (a) resolutions of the Board of Directors or shareholders, as applicable, of the applicable Excluded Subsidiary approving and authorizing the execution, delivery and performance of such New Mortgage and (b) opinions of counsel in form and substance reasonably satisfactory to the Administrative Agent covering the same matters with respect to such New Mortgage as were covered by the legal opinion from Macau counsel to the Borrower delivered pursuant to subsection 4.1K in respect of the Mortgage and such other matters as the Administrative Agent may reasonably request.
Section 8. Events of Default.
If any of the following conditions or events set forth in this Section shall occur (any such conditions or events collectively “Events of Default”):
8.1 Failure to Make Payments When Due.
Failure by the Borrower to pay any installment of principal on any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise within three Business Days after the date due if such failure to pay is due to technical administrative issues beyond the Borrower’s reasonable control; failure by the Borrower to pay when due any amount payable to an Issuing Lender in reimbursement of any drawings (or within three Business Days after the date due if such failure to pay is due to technical administrative issues beyond the Borrower’s reasonable control); or failure by the Borrower to pay any interest on any Loan or any fee or any other amount due under this Agreement within five days after the date due; or

8.2 Default under Other Indebtedness or Contingent Obligations.
(i) Failure by any Loan Party to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1 or any Non-Recourse Financing) or Contingent Obligations relating to Indebtedness (other than with respect to a Non-Recourse Financing) with an aggregate principal amount of $100,000,000 or more, in each case beyond the end of any grace period provided therefor; or (ii) breach or default by any Loan Party with respect to any other material term of (a) one or more items of such Indebtedness or Contingent Obligations relating to Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is, in the case of clause (a) or (b) to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be in each case at the end of any grace period provided therefor (upon the giving or receiving of notice, lapse of time, both, or otherwise); or
8.3 Breach of Certain Covenants.
Failure of the Loan Parties to perform or comply with any term or condition contained in subsection 2.5, 6.2, 6.4B, or 6.14 (in the case of subsection 6.14 only, provided such failure continues for a period of 10 days) or Section 7 of this Agreement; or
8.4 Breach of Warranty.
Any representation, warranty, certification or other statement made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; provided that prior to the VOL Casino Hotel Resort Substantial Operations Date, any failure by a Loan Party to make any representation, warranty, certification or other statement required by Section 5 of this Agreement or any other Loan Document or the making of any such representation, warranty, certification or other statement which is false, in each case, relating to Site 5 & 6 and/or the VOL Casino Hotel Resort Project or any portion thereof, shall not be an Event of Default, a Potential Event of Default or a breach of this Agreement or such other Loan Document so long as the Borrower shall have prepaid the Loans (or provided written notice to the Administrative Agent that it intends to prepay the Loans) in accordance with subsection 2.4B(iii)(k) as if such breach triggered the mandatory prepayment required by subsection 2.4B(iii)(k); or

8.5 Other Defaults Under Loan Documents.
Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents (provided that with respect to the Consents, such term shall be for the benefit of the Lenders or any Agent, as opposed to any other party thereto), other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 30 days after the earlier of (x) an officer of the Company or such Loan Party becoming aware of such default or (y) receipt by the Borrower of written notice from Administrative Agent or any Lender of such default; provided that prior to the VOL Casino Hotel Resort Substantial Operations Date, any default in respect of Section 6 of this Agreement or the analogous provisions of any other Loan Document relating to Site 5 & 6 and/or the VOL Casino Hotel Resort Project or any portions thereof shall not be an Event of Default, a Potential Event of Default or a breach of this Agreement or such other Loan Document so long as the Borrower shall have prepaid the Loans (or provided written notice to the Administrative Agent that it intends to prepay the Loans) in accordance with subsection 2.4B(iii)(k) as if such breach triggered the mandatory prepayment required by subsection 2.4B(iii)(k); or
8.6 Involuntary Bankruptcy; Appointment of Receiver, etc.
(i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Loan Party in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect in any applicable jurisdiction, domestic or foreign, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Loan Party (other than an Immaterial Subsidiary) under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect in any applicable jurisdiction, domestic or foreign, or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian, conservator or other officer having similar powers over any Loan Party (other than an Immaterial Subsidiary), or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Loan Party, for all or a substantial part of its property; or a warrant of attachment, distraint, execution or similar process shall have been issued against any substantial part of the property of any Loan Party, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or
8.7 Voluntary Bankruptcy; Appointment of Receiver, etc.
(i) A Loan Party (other than an Immaterial Subsidiary) shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect in any applicable jurisdiction, domestic or foreign, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or a Loan Party (other than an Immaterial Subsidiary) shall make any assignment for the benefit of creditors; or (ii) a Loan Party (other than an Immaterial Subsidiary) shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due and in each case a period of 30 days shall have elapsed; or the Board of Directors of a Loan Party (or any committee thereof) or of its managing member shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

8.8 Judgments and Attachments.
Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $100,000,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Loan Party or any of their respective assets and shall remain unpaid and undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or
8.9 Dissolution.
Any order, judgment or decree shall be entered against any Loan Party decreeing the dissolution or split up of such Person (other than as permitted by subsections 7.7(vii) or 7.7(xxii)) and such order shall remain undischarged or unstayed for a period in excess of 30 days; or
8.10 Employee Benefit Plans.
There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of the Company, or any other Loan Party or any of their respective ERISA Affiliates, in excess of $50,000,000 during the term of this Agreement; or
8.11 Change of Control.
A Change of Control shall occur; or
8.12 Failure of Loan Documents; Repudiation of Obligations.
At any time after the execution and delivery thereof, (i) any Loan Document (other than the Collateral Documents and any Rate/FX Protection Agreement) for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force or effect (other than in accordance with its terms with respect to any Loan Party or all Loan Parties), or shall be declared null and void by a Governmental Instrumentality of competent jurisdiction with respect to any Loan Party or all Loan Parties, (ii) (x) any Collateral Document (other than the Assignment of Reinsurances) shall cease to be in full force and effect or (y) the Assignment of Reinsurances shall cease to be in full force and effect and is not replaced within 60 days thereafter (or if the insurance or reinsurance with respect thereto is replaced, within 60 days after the date of such replacement) (other than, in each of the foregoing clauses (x) and (y), by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof, the satisfaction in full of the Obligations or any other termination of such Collateral Document or the Assignment of Reinsurances in accordance with the terms hereof or thereof) with respect to any Loan Party or all Loan Parties or shall be declared null and void by a Governmental Instrumentality of competent jurisdiction with respect to any Loan Party or all Loan Parties, or the Collateral Agent shall not have or shall cease to have a valid and perfected First Priority Lien in the Collateral (other than a de minimis portion thereof) for any reason other than the failure of the Collateral Agent or any Lender to take any action within its control except as otherwise contemplated in any Loan Document (provided that if any such failure to provide a valid and perfected First Priority Lien is solely due to a technical defect or procedural matter, the Borrower shall have five days to remedy such technical defect or satisfy such procedural matter), (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability prior to the Termination Date, (iv) any relevant Governmental Instrumentality or any Loan Party shall contest the validity, perfection or priority of the Liens granted pursuant to any Loan Document in favor of the Collateral Agent, for benefit of the Lenders (which contest, in the case of the government of Macau SAR, shall be in writing and shall remain in effect for a period of 20 days), or (v) the subordination provisions in the Permitted Subordinated Indebtedness or any other instrument required under any provision of this Agreement to be subordinated to the Obligations shall cease to be enforceable against the holder thereof; provided, that if any of the foregoing in clauses (ii) or (iv) relates to VOL, Site 5 & 6 and/or the VOL Casino Hotel Resort Project prior to the VOL Hotel Casino Resort Substantial Completion Date, such event or occurrence shall not be an Event of Default, Potential Event of Default or breach of this Agreement (or any applicable other Loan Document) so long as the Borrower shall have prepaid the Loans (or provided written notice to the Administrative Agent that it intends to prepay the Loans) in accordance with subsection 2.4B(iii)(k) as if such default triggered the mandatory prepayment required by subsection 2.4B(iii)(k); or
8.13 Default Under or Termination of Project Documents.
Except in connection with a refinancing, repayment or defeasance thereof as permitted by the Loan Documents, any of the Material Contracts described in clauses (a) or (b) of the definition thereof (excluding, prior to the VOL Substantial Operations Date, the VOL Land Concession Contract and any hotel management agreements (and related documents) covering any portion of the VOL Casino Hotel Resort Project to the extent that such termination, cancellation, invalidity or default does not meet the criteria set forth in the definition of “Abandon”) shall terminate or be terminated or canceled or deemed invalid prior to its stated expiration date or fail to be in full force and effect, or the Company or any of its Subsidiaries or any counterparty thereto shall be in default (after the giving of any applicable notice and the expiration of any applicable grace period) under any such Material Contract (including the Gaming Concession Contract or any Land Concession Contract); provided that any default by Macau SAR under the Gaming Concession Contract or any such Land Concession Contract shall constitute an Event of Default hereunder only to the extent Macau SAR is in default under a material obligation thereunder; provided further that a default, termination, cancellation or invalidity under any such Material Contract pursuant to clause (a) or (b) of the definition thereof shall constitute an Event of Default hereunder only to the extent such default, termination, cancellation or invalidity, together with all other then current defaults under and terminations of such Material Contracts could reasonably be expected to cause a Material Adverse Effect; provided further, that a termination of any Material Contract pursuant to clause (b) of the definition thereof shall not constitute an Event of Default unless both (1) it is an Event of Default under the immediately preceding proviso and (2) such breach or default shall continue unremedied for forty-five (45) days after notice received by the Company from the Administrative Agent or the Collateral Agent, and if the Company or the relevant Loan Party fails to replace such Material Contract either within such forty-five day period or as follows: (a) if the breach or default is by a Loan Party and is reasonably susceptible to cure within one-hundred twenty (120) days but cannot be cured within such forty-five (45) days despite the applicable Loan Party’s good faith and diligent efforts to do so, the cure period shall be extended as is reasonably necessary beyond such forty-five (45) day period (but in no event longer than one-hundred twenty (120) days) if remedial action reasonably likely to result in cure is promptly instituted within such forty-five (45) day period and is thereafter diligently pursued until the breach or default is corrected, and (b) if the breach is by a party other than a Loan Party, and the Company provides written notice to the Administrative Agent during such forty-five (45) day period that such Loan Party intends to replace such Material Contract and (i) the applicable Loan Party obtains a replacement obligor or obligors reasonably acceptable to the Administrative Agent for the affected party, (ii) the applicable Loan Party enters into a replacement Material Contract with a counterparty reasonably satisfactory to the Administrative Agent and on terms no less beneficial to the Company, the Loan Parties and the Lenders in any material respect than the Project Document so terminated within ninety (90) days of such termination, and (iii) such termination, after considering any replacement counterparty and replacement Project Document and the time required to implement such replacement, has not had and would not reasonably be expected to have, a Material Adverse Effect; or
8.14 Default Under or Termination of Permits.
A Loan Party shall fail to observe, satisfy or perform, or there shall be a violation or breach of, any of the terms, provisions, agreements, covenants or conditions attaching to or under the issuance to such Person of any Permit, (other than any Permits granted pursuant to the Gaming Concession Contract or any Land Concession Contract which shall be subject to subsection 8.13 above and subsection 8.18 below) or any such Permit or any provision thereof shall be terminated, sequestered, suspended or otherwise fail to be in full force and effect and shall not have been reinstated within 20 Business Days, or any Governmental Instrumentality shall challenge or seek to revoke any such Permit and shall not rescind such challenge or action with 20 Business Days if such failure to observe, satisfy or perform or such violation, breach, termination, sequestration, suspension or failure to be in full force and effect could reasonably be expected to have a Material Adverse Effect; provided that prior to the VOL Casino Hotel Resort Substantial Operations Date, any default in respect of any Permit relating to Site 5 & 6 and/or the VOL Casino Hotel Resort Project shall not be an Event of Default, a Potential Event of Default or a breach of this Agreement (or any applicable other Loan Document) so long as the Borrower shall have prepaid the Loans (or provided written notice to the Administrative Agent that it intends to prepay the Loans) in accordance with subsection 2.4B(iii)(k) as if such default triggered the mandatory prepayment required by subsection 2.4B(iii)(k); or
8.15 [Reserved].
8.16 Conforming Parent L/C.
Except as released as permitted under subsections 2.4B(iii)(h), any Conforming Parent L/C shall cease to be in full force and effect at any time prior to twenty-four months from and after the date of its delivery to the Administrative Agent other than following a drawing in full by the Administrative Agent or, if permitted under the definition of Conforming Parent L/C Draw Event, the replacement of such Conforming Parent L/C with a common equity contribution in the Company in the amount of the Conforming Parent L/C; or

8.17 Expropriation; Change in Law.
There shall have occurred after the Closing Date (i) any nationalization, expropriation, modification, suspension, confiscation (except routine actions for rights-of-way and similar actions that do not and are not reasonably expected to materially interfere with the construction or operation of any Project) of the ownership or control of all of any material part of any Project (other than the Cotai Strip Infrastructure Project) or any Site (other than Site 3, Site 7 and Site 8) on which such Project is situated or any material equity interests in the Company, the Cotai Subsidiary, the Borrower or any other Loan Party that owns, operates or manages all or any portion of a Project, including any seizure, dissolution, redemption or rescission pursuant to Chapter V of Law No 16/2001 that in each case could reasonably be expected to have a Material Adverse Effect, or (ii) the change in any tax law or imposition of any income or other tax (including any expropriatory or confiscatory taxes) by the government of Macau SAR on the operations of the Loan Parties, that could reasonably be expected, in the judgment of the Requisite Lenders, as evidenced in a notice provided by them to the Administrative Agent and the Company, to have a Material Adverse Effect, or (iii) an extinguishment of any material rights benefiting, or imposition of any material restrictions affecting, or change in any Legal Requirement of Macau SAR governing, affecting or impacting, the Gaming Concession Contract or any Land Concession Contract or any of the Projects that would reasonably be expected to deprive the Lenders of any of their material rights or remedies in respect of this Agreement or the other Loan Documents (including rights under the security interests granted by or pursuant to this Agreement or the Collateral Documents or the Assignment of Reinsurances), or (iv) any governmental act or series of acts or change in any Legal Requirement of Macau SAR or delivery of any official governmental notice which adversely affects, is inconsistent with, or challenges, the independence of the Gaming Concession Contract from the Primary Gaming Concession Contract (including the termination or revision of the Supplement to Gaming Concession Contract), and which could reasonably be expected, in the judgment of the Requisite Lenders, as evidenced in a notice provided by them to the Administrative Agent and the Company, to have a Material Adverse Effect; provided that prior to the VOL Casino Hotel Resort Substantial Operations Date, any action, occurrence, change, condition or state of facts covered by this subsection 8.17 relating to Site 5 & 6 and/or the VOL Casino Hotel Resort Project shall not be an Event of Default, a Potential Event of Default or a breach of this Agreement (or any applicable other Loan Document) so long as the Borrower shall have prepaid the Loans (or provided written notice to the Administrative Agent that it intends to prepay the Loans) in accordance with subsection 2.4B(iii)(k) as if such default triggered the mandatory prepayment required by subsection 2.4B(iii)(k); or
8.18 Loss of Concessions.
(i) Any replacement or reinstatement of the Company, or any unilateral discharge of the Gaming Concession Contract, or any temporary administrative intervention, is made by Macau SAR pursuant to Article 79 of the Gaming Concession Contract;

(ii) Macau SAR takes any formal measure seeking the unilateral dissolution of the Gaming Concession Contract pursuant to Article 80 thereof or otherwise or Macau SAR gives notice pursuant to Article 80(3) of the Gaming Concession Contract;
(iii) the Administrative Agent considers the subject matter of any negotiations required to be notified to it pursuant to subsection 6.1(xx)(d) is such as could reasonably be expected to cause an entitlement of Macau SAR to unilaterally dissolve the Gaming Concession Contract pursuant to Article 80 thereof;
(iv) any consultations are commenced as contemplated by paragraph A2 of the Gaming Concession Consent and the Administrative Agent has reasonably determined that the likely result of such consultations will be (a) the taking of action to terminate the Gaming Concession Contract or (b) an agreement to terminate the Gaming Concession Contract;
(v) Macau SAR takes any formal measure seeking forfeiture, termination or rescission of any Land Concession Contract (other than (1) if the VOL Hotel Casino Resort Project Substantial Operations Date has not yet occurred and the prepayment referred to in subsection 2.4B(iii)(k) has been made (or the Borrower has notified the Administrative Agent that it intends to make such prepayment), the VOL Land Concession Contract, (2) a Casino Operation Land Concession Contract and (3) the Land Concession Contracts covered by the Land Concessions Consent; provided that if the Company or other Loan Party that holds such Land Concession Contract appeals such formal measure taken by Macau SAR, then the Requisite Lenders shall, based on a reasonable assessment of the merits of such appeal and its likelihood of success in suspending or curing such formal measure taken by Macau SAR, waive such Event of Default for a period of time determined in the reasonable discretion of the Requisite Lenders (but, for the avoidance of doubt, in the event that the Requisite Lenders, based on a reasonable assessment of the merits of such appeal, do not conclude that such appeal is likely to succeed in suspending or curing such formal measure taken by Macau SAR, then the Requisite Lenders shall not be obligated to waive such Event of Default for any period of time);
(vi) any transfer of equity interests in the Company is made or deemed made without approval of the government of Macau SAR as required by Article 16 of the Gaming Concession Contract;
(vii) Macau SAR gives any notice pursuant to paragraph C2 or C4 of the Land Concessions Consent, provided that any such notice by Macau SAR shall not constitute an Event of Default under this clause (vii) if: (A) at the time such notice is given by Macau SAR, the Company or other applicable Loan Party is entitled to a cure or grace period with respect to the default that Macau SAR has notified the Collateral Agent of; (B) such notice is reasonably susceptible of being suspended or such default is reasonably susceptible of cure by the Company or such other applicable Loan Party within the shorter of (x) the designated cure or grace period and (y) 30 days from the date the Collateral Agent receives such notice from Macau SAR; (C) the Company or such other applicable Loan Party is actively pursuing such cure; and (D) such default has been cured by the Company or such other applicable Loan Party within the period referred to in clause (B) above, provided, further, that, notwithstanding the foregoing, an Event of Default shall have occurred under this clause (vii) upon the giving of such notice by Macau SAR to the Collateral Agent if the effect of the preceding proviso would materially adversely effect the Collateral Agent’s rights under the Land Concessions Consent or would cause the Collateral Agent to be unable to fulfill its obligations under the Land Concessions Consent or if the occurrence of an Event of Default is necessary in order for the Collateral Agent to take advantage of its cure rights set forth in the Land Concessions Consent; or

(viii) the Gaming Concession Contract shall no longer be in full force and effect (including the Supplement to Gaming Concession Contract), or shall be forfeited, terminated, rescinded, cancelled or deemed invalid, or any formal measure shall be commenced seeking to claim the same;
provided, (A) in the case of clause (ii), to the extent Macau SAR designates any cure or grace period in connection with any such notice, or (B) in the case of clause (vi), to the extent Macau SAR designates any cure or grace period in connection with any such event or action, or (C) in the case of clause (v) or (viii), to the extent a formal measure under such clause is comprised of a notice from Macau SAR to a Loan Party that specifically provides for a cure or grace period in connection therewith, or if the Company or other applicable Loan Party, in the case of each of clause (A),(B) and (C), is entitled to a grace or cure period by contract or operation of law, no Event of Default shall be deemed to have occurred under any of the clauses of this subsection 8.18 referred to in clause (A), (B) or (C) due to such circumstances until such cure or grace period has expired (if and for so long as (a) the circumstance, event or action giving rise to any action or event enumerated in any such clause of this subsection 8.18 is reasonably susceptible to cure by the Company or the applicable Loan Party within the designated cure or grace period, (b) the Company or the applicable Loan Party provides prompt notice to the Administrative Agent that it intends to cure such event or action and provides reasonably detailed information regarding the specific nature of such intended cure, and (c) the Company or the applicable Loan Party is actively pursuing such cure); or
8.19 Loss of Performance Bond or Guaranty.
Any loss, termination (other than in accordance with its terms), suspension, revocation, cancellation or invalidation of a guaranty or equivalent agreement or instrument (including, without limitation, the Gaming Concession Guaranty and each Land Concession Guaranty) in favor of Macau SAR in support of the obligations of any Loan Party, in each case without replacement thereof within 60 days on terms, with a counterparty, and pursuant to documentation, reasonably satisfactory in form and substance to the Administrative Agent (provided that such 60-day period shall be deemed to terminate immediately upon the occurrence of (a) any loss or revocation of the Gaming Concession Contract or any Land Concession (other than if the VOL Hotel Casino Resort Project Substantial Operations Date has not yet occurred and the prepayment referred to in subsection 2.4B(iii)(k) has been made (or the Borrower has provided written notice to the Administrative Agent that it intends to prepay the Loans), with respect to Site 5 & 6) Contract), or (b) a Material Adverse Effect that remains uncured for a period of 30 days, in each case caused by or arising out of such loss, termination, suspension, revocation, cancellation, invalidation or modification), or any call or drawing made by the Macau SAR under any such guaranty or equivalent agreement or instrument; or

8.20 Loss of Leasehold Title.
Except as permitted by subsection 7.18, (i) the applicable Loan Party shall cease to have a good and valid leasehold interest in and to any material portion of the Sands Macao Site, Site 1 and Site 2 and (ii) VOL shall cease to have a good and valid leasehold interest in and to any material portion of Site 5 & 6 for the VOL Casino Hotel Resort Project, and, in each case, all material parcels and subdivisions comprising thereof or located thereon, or, in each case, shall cease to own the improvements for the purpose of owning, constructing, maintaining and operating the Projects (other than the Cotai Strip Infrastructure Project) in the manner contemplated by the Operative Documents; provided that prior to the VOL Casino Hotel Resort Operations Date, the loss by VOL of good and valid leasehold interest in and to any material portion of Site 5 & 6 and/or all or any material parcels and subdivisions comprising thereof or located thereon or the failure to own any improvements thereon shall not be an Event of Default, Potential Event of Default or breach of this Agreement (or any applicable other Loan Document) so long as the Borrower shall have prepaid the Loans (or notified the Administrative Agent that it intends to prepay the Loans) in accordance with subsection 2.4B(iii)(k) as if such loss triggered the mandatory prepayment required by subsection 2.4B(iii)(k); or
8.21 Abandonment.
VOL shall Abandon the VOL Casino Hotel Resort Project;
THEN (i) upon the occurrence of any Event of Default, the Administrative Agent may (or may cause the Collateral Agent to), or at the request of the Requisite Lenders shall, deliver a written notice to the Borrower stating that an Event of Default has occurred and, as of the date of such notice, is continuing (an “Enforcement Notice”), (ii) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrower, and the obligation of each Lender to make any Loan, the obligation of the Issuing Lender to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (iii) upon the occurrence and during the continuation of any Event of Default not referenced in clause (ii), the Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to the Borrower, declare all or any portion of the amounts described in clauses (a), (b) and (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan, the obligation of the Issuing Lender to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Lenders under subsection 3.3C(i).

Any amounts described in clause (b) above, when received by the Administrative Agent, shall be held by the Administrative Agent pursuant to a cash collateral arrangement reasonably satisfactory to the Administrative Agent. Notwithstanding anything contained in the preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to clause (ii) of such paragraph the Borrower shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 10.6, then Requisite Lenders, by written notice to the Borrower, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders and are not intended, directly or indirectly, to benefit the Borrower, and such provisions shall not at any time be construed so as to grant the Borrower the right to require Lenders to rescind or annul any acceleration hereunder or to preclude Administrative Agent or Lenders from exercising any of the rights or remedies available to them under any of the Loan Documents, even if the conditions set forth in this paragraph are met.
Section 9. Agents and Arrangers.
9.1 Appointment.
A. Appointment of the Administrative Agent. BOC is hereby appointed Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes the Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. The Administrative Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 9 (other than the second proviso to the first sentence of subsection 9.6, the second sentence of subsection 9.5 and the first sentence of subsection 9.7) are solely for the benefit of the Administrative Agent and the Lenders; the Borrower shall have no rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, the Administrative Agent shall act solely by and on behalf of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for SCL, Parent, the Company or any of its Subsidiaries.
B. Appointment of Collateral Agent. Simultaneously herewith, BOC is entering into the Collateral Agency Agreement, whereby the Collateral Agent will be appointed to act on behalf of the Administrative Agent and the Lenders solely with respect to the Collateral. Each Lender hereby authorizes the Administrative Agent, on behalf of and for the benefit of Lenders, to enter into the Collateral Agency Agreement, and each Lender agrees to be bound by the terms of the Collateral Agency Agreement.

Upon execution of the Collateral Agency Agreement, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to the Collateral shall be exercisable by and vest in the Collateral Agent to the extent, and only to the extent, necessary to enable the Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by the Collateral Agent shall run to and be enforceable by either the Administrative Agent or the Collateral Agent, and (ii) the provisions of this Section 9 and of subsections 10.2 and 10.3 that refer to the Administrative Agent shall inure to the benefit of the Collateral Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or the Collateral Agent, as the context may require.
Should any instrument in writing from the Borrower or any other Loan Party be required by the Collateral Agent for vesting in and confirming to it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon reasonable request by such Collateral Agent or the Administrative Agent. In case any Collateral Agent, or a successor thereto, shall resign or be removed, all the rights, powers, privileges and duties of such Collateral Agent, to the extent permitted by law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Collateral Agent.
9.2 Powers and Duties; General Immunity.
A. Powers; Duties Specified. Each Lender irrevocably authorizes the Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to the Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. The Administrative Agent hereby agrees to provide any notices, reports, financial statements or other information required to be delivered by the Company, the Borrower, or any other Loan Party pursuant to this Agreement or any other Loan Document to the Lenders. The Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. The Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to the Administrative Agent, the Collateral Agent any such other sub-agent and to the Affiliates of any such sub-agent, is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

B. No Responsibility for Certain Matters. The Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Administrative Agent to Lenders or by or on behalf of SCL, the Parent, the Company or any of its Subsidiaries, any Lender or any person providing the Settlement Service to the Administrative Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of SCL, the Parent, the Company or any of its Subsidiaries , nor shall the Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.
C. Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by the Administrative Agent under or in connection with any of the Loan Documents except to the extent caused by the Administrative Agent’s gross negligence or willful misconduct. The Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Administrative Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), the Administrative Agent shall be entitled to act or refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) the Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, including any Settlement Confirmation or other communication issued by any Settlement Service, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (including, without limitation, attorneys for SCL, the Parent, the Company or any of its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).
D. Administrative Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, the Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term “Lender” or “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with SCL, the Parent, the Company and any of its Subsidiaries as if it were not performing the duties specified herein, and may accept fees and other consideration from SCL, the Parent, the Company and any of its Subsidiaries for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

E. Administrative Agent Determinations. To the extent the Administrative Agent is entitled or required to make any determinations under this Agreement, any Loan Document or any intercreditor agreement, the Administrative Agent may (but shall not be required to) request instructions from the Requisite Lenders.
F. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents (including the Collateral Agent) appointed by the Administrative Agent, the Collateral Agent and any such other sub-agent. The Administrative Agent, the Collateral Agent and any such other sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this subsection 9.2 and of subsection 9.4 shall apply to any Affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.2 and of Section 9.4 shall apply to the Collateral Agent any such other sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to the Collateral Agent and each other sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of Administrative Agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.
9.3 Representations and Warranties; No Responsibility for Appraisal of Credit Worthiness.
Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of SCL, the Parent, the Company and its Subsidiaries in connection with the making of the Loans and the issuance of the Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of SCL, the Parent, the Company and its Subsidiaries. The Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and none of the Arrangers or the Agents shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

9.4 Right to Indemnity.
Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify, defend and hold harmless the Administrative Agent, the Collateral Agent, each other sub-agent to the extent the same shall not have been reimbursed by the Borrower, and without limiting is obligation to do so, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) and disbursements of every kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent, the Collateral Agent, and any other sub-agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as the Administrative Agent, Collateral Agent, or sub-agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent’s, Collateral Agent’s, or any other sub-agent’s gross negligence or willful misconduct. If any indemnity furnished to the Administrative Agent, the Collateral Agent, or any other sub-agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.
9.5 Successor Administrative Agent and Swing Line Lender.
The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to Lenders and the Borrower, and the Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Borrower and the Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days’ notice to the Borrower, to appoint a successor Administrative Agent (provided that (i) such successor is or simultaneously therewith becomes a Lender, and (ii) so long as no Potential Event of Default or Event of Default has occurred and is continuing, such successor is reasonably acceptable to Borrower); provided further, however, in the event Administrative Agent resigns, Administrative Agent shall have the right to appoint an Affiliate of Administrative Agent as successor Administrative Agent without obtaining the consent of Requisite Lenders. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative

Agent under this Agreement. Any resignation or removal of BOC or its successor as Administrative Agent pursuant to this Section shall also constitute the resignation or removal of BOC or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (a) the Borrower shall prepay any outstanding Swing Line Loans made by the retiring or removed Administrative Agent in its capacity as Swing Line Lender, (b) upon such prepayment, the retiring or removed Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to the Borrower for cancellation, and (c) the Borrower shall issue, if so requested by successor Administrative Agent and Swing Line Loan Lender, a new Swing Line Note to the successor Administrative Agent and Swing Line Lender, in the principal amount of the Swing Line Sublimit then in effect and with other appropriate insertions.
9.6 Collateral Documents and Guaranty.
Each Lender hereby further authorizes the Collateral Agent, on behalf of and for the benefit of Lenders, to enter into each Collateral Document, the Assignment of Reinsurances and each Guaranty as secured party or beneficiary (as applicable), and each Lender agrees to be bound by the terms of each Collateral Document and Guaranty; provided that the Administrative Agent and the Collateral Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document or Guaranty or the Assignment of Reinsurances, or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document or the Assignment of Reinsurances), in each case without the prior consent of Requisite Lenders (or, if required pursuant to subsection 10.6, all Lenders); provided further, however, that, without further written consent or authorization from Lenders, the Administrative Agent and the Collateral Agent may (and at the request of a Loan Party shall) execute any documents or instruments necessary to (i) release any Subsidiary from the Guaranty to the extent the stock of such Restricted Subsidiary is sold, transferred or otherwise disposed of in a transaction permitted under this Agreement or otherwise consented to by the Lenders in accordance with subsection 10.6, such Subsidiary ceases to be a Subsidiary or becomes an Excluded Subsidiary, (ii) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or required to be released by the terms of any other Indebtedness secured by a Permitted Lien or pursuant to any intercreditor arrangement entered into by the Administrative Agent and an agent or lender under a FF&E Facility pursuant to the terms hereof or to which the Lenders have otherwise consented in accordance with subsection 10.6, (iii) release any Lien encumbering any item of Collateral in connection with the incurrence of Indebtedness secured by a Lien on such Collateral permitted under clauses (xiv) and (xv) of the definition of Permitted Liens, or (iv) subordinate the Liens of the Collateral Documents to Liens permitted under clause (xxx) of the definition of Permitted Liens and the documents creating such Liens and to implement and/or create customary arrangements and agreements in connection with “apart-hotels”. In addition, in connection with the entering into of any such intercreditor arrangement between the Administrative Agent and an agent or lender under a FF&E Facility, the Administrative Agent may, without the consent of the Lenders (other than such consent, if any, as may otherwise be required to enter into such FF&E Facility or intercreditor agreement) enter into such modifications to the Collateral Documents as are necessary to grant Liens on Specified FF&E in favor of the lenders under the relevant FF&E Facility to the extent such Liens are permitted hereunder, and to otherwise carry out the intent of this Agreement in relation to such Liens. In connection with any disposition or release of any Collateral pursuant to the terms of any Loan Document, at the Company’s request and expense, the Collateral Agent shall (without recourse and without any representation or warranty) execute and deliver to the Company such documents (including UCC-3 termination statements) as the Company may reasonably request to evidence or effect such disposition or release. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Company, the Collateral Agent and each Lender hereby agree that (X) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document, it being understood and agreed that all powers, rights and remedies under the Collateral Documents, the Assignment of Reinsurances and each Guaranty may be exercised solely by the Collateral Agent for the benefit of Lenders in accordance with the terms thereof, and (Y) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale.
9.7 Intercreditor Agreements.
Each Lender hereby further authorizes the Administrative Agent and the Collateral Agent, on behalf of and for the benefit of Lenders, to enter into the Collateral Agency Agreement, the First Lien Intercreditor Agreement, the Second Lien Intercreditor Agreement and intercreditor agreements with any holders of any secured Indebtedness permitted to be incurred hereunder or otherwise consented to by the Lenders in accordance with subsection 10.6, and each Lender agrees to be bound by the terms of the Collateral Agency Agreement and each such intercreditor agreement. Notwithstanding the foregoing, and except as contemplated by this Agreement (including under clauses (xix), (xx) and (xxi) of subsection 7.1 and the definitions of Permitted Pari Passu Secured Refinancing Debt, Permitted Junior Secured Refinancing Debt and Permitted Unsecured Indebtedness), the Administrative Agent shall not enter into or consent to any amendment, modification, termination or waiver of any provision contained in any such intercreditor agreement without the prior consent of Requisite Lenders (or, if such amendment, modification, termination or waiver would result in a change that under subsection 10.6 would require the consent of all Lenders, then the prior consent of all Lenders).
9.8 [Reserved].
9.9 The Co-Syndication Agents
Each Lender hereby authorizes each Co-Syndication Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. Each Co-Syndication Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this subsection 9.9 are solely for the benefit of the Co-Syndication Agents and the Lenders; the Borrower shall have no rights as a third party beneficiary of any of the provisions thereof. Each Co-Syndication Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement (or any other Loan Document) other than those applicable to it in its capacity as a Co-Syndication Agent (for so long as it is a Co-Syndication Agent), a Lender (to the extent that it is a Lender hereunder) and as an Arranger (for so long as it is an Arranger). Without limiting the foregoing, each Co-Syndication Agent does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency and trust with the Lenders or for the Company or any of its Subsidiaries.

Section 10. Miscellaneous.
10.1 Assignments and Participations in Loans.
A. General. Subject to subsection 10.1B, each Lender shall have the right at any time to (i) sell, assign or transfer to any Eligible Assignee, or (ii) sell participations to any Eligible Assignee or any other Person (and in the case of any other Person, with the approval of the Borrower) in all or any part of its Commitments or any Loan or Loans made by it or its participations in Letters of Credit or any other interest herein or in any other Obligations owed to it; provided that no such sale, assignment or transfer described in clause (i) above shall be effective unless and until an Assignment Agreement or Settlement Confirmation effecting such sale, assignment or transfer shall have been accepted by the Administrative Agent and recorded in the Register as provided in subsection 10.1B(ii) and provided, further that no such sale, assignment, transfer or participation of any participation in any Letter of Credit may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Commitment and the Loans of the Lender effecting such sale, assignment, transfer or participation. Except as otherwise provided in this subsection 10.1, no Lender shall, as between the Borrower and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment or transfer of, or any granting of participations in, all or any part of its Commitments or the Loans, the Letters of Credit or participations therein, or the other Obligations owed to such Lender; and provided further, that any such Eligible Assignee shall have complied with the requirements of subsection 2.7 including subsection 2.7(B)(iii), and provided further that the Eligible Assignee shall not be entitled to claim an amount in excess of that which would be payable to or for the account of the transferring Lender as of the effective date of any such sale, assignment or transfer in respect of Included Taxes pursuant to subsection 2.7B (but without prejudice to the right of any Lender or Affiliate to later assert any obligation of the Borrower under this Agreement with respect to any such Included Taxes occurring after the date of such sale, assignment or transfer).
B. Assignments.
(i) Amounts and Terms of Assignments. Each Commitment, Loan, participation in a Letter of Credit, or other Obligation may in whole or in part (a) be assigned, in any amount to an Eligible Assignee that is a Lender, or any Affiliate of any Lender or any Approved Fund, provided that the provisions of this clause (a) shall not apply to any Affiliate of the Borrower to the extent that such Affiliate becomes a Lender as a result of the provisions of subsection 10.1I, (b) be assigned in an aggregate amount of not less than $1,000,000 (or such lesser amount if contemporaneous assignments approved by Administrative Agent in its sole discretion aggregating not less than $1,000,000 are being made by one or more Eligible Assignees which are Affiliates, provided that related Approved Funds shall be treated as one assignor or assignee in determining compliance with such minimum assignment amount) to any Eligible Assignee that is not at such time a Lender, an Affiliate of a Lender or an Approved Fund of a Lender with the giving of notice to the Borrower and the Administrative Agent; provided that with respect to any assignment permitted by this clause (b), so long as no Event of Default shall have occurred and be continuing, the Borrower shall have provided prior consent to such assignment, such consent not to be unreasonably conditioned, withheld or delayed and to be deemed given unless the Borrower has notified the assigning Lender of its objection to such proposed transfer within five (5) Business Days after its receipt of a request for such consent or (c) with respect to assignments of Term Loans to the Borrower or Affiliates of the Borrower pursuant to and in accordance with the terms and conditions of subsection 10.1I, be assigned in an aggregate amount of not less than the amount specified in subsection 10.1I(ii) with the giving of prompt notice to the Administrative Agent. To the extent of any such assignment in accordance with clause (a), (b) and (c) above, the assigning Lender shall be relieved of its obligations with respect to its Commitments, Loans, Letters of Credit or participations therein, or other Obligations or the portion thereof so assigned. The assignor or assignee to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment Agreement, together with a processing and recordation fee of $1,000 in respect of assignments, and in each case such documentation or other information, if any, with respect to Included Taxes as the assignee under such Assignment Agreement may be required to deliver to the Administrative Agent pursuant to subsection 2.7B(iii)(a); provided, however, only one such fee shall be payable in connection with simultaneous assignments to or by two or more related Approved Funds, and in the event that the Administrative Agent, in its sole discretion, determines that the Term Loans after the Term Loan Commitment Termination Date may be settled through a Settlement Service (defined below) pursuant to subsection 10.1C, only a written or electronic confirmation of such assignment issued by a Settlement Service (a “Settlement Confirmation”) shall be delivered with respect to assignments settled through the Settlement Service. In the case of any assignment to an Affiliate of the Company permitted pursuant to the definition of Eligible Assignee, such Assignment Agreement may (but shall not be required to), as mutually agreed by the assignor and the assignee, contain a representation that the assignee has no MNPI. Upon such execution, delivery, acceptance and recordation, from and after the Assignment Effective Date, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.10B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement or, if applicable, Settlement Confirmation covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan Documents to the contrary notwithstanding, if such Lender is the Issuing Lender with respect to any outstanding Letters of Credit such Lender shall continue to have all rights and obligations of an Issuing Lender with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder). The Commitments hereunder shall be modified to reflect the Commitment of such assignee and any remaining Commitment of such assigning Lender and, if any such assignment occurs after the issuance of Notes hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon new Notes shall be issued to the assignee and to the assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans, as the case may be, of the assignee and the assigning Lender. For the avoidance of doubt, an Affiliate of the Company (other than a Subsidiary of the Company) may be an assignee pursuant to subsection 10.1B.
(ii) Acceptance by the Administrative Agent; Recordation in Register. Upon its receipt of (x) an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee or Eligible Affiliate Purchaser, or (y) if applicable, a Settlement Confirmation representing that the assignee is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 10.1B(i) if applicable, and any forms, certificates or other evidence with respect to income tax withholding matters that such assignee may be required to deliver to the Administrative Agent pursuant to subsection 2.7B(iii)(a), the Administrative Agent shall, if the Administrative Agent has consented to the assignment evidenced thereby (to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment Agreement or, if applicable, Settlement Confirmation by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of the Administrative Agent to such assignment), (b) record the information contained therein in the Register (on the same Business Day as it is received if received by 12:00p.m. (Macau SAR time) and on the following Business Day if received after such time) and (c) give prompt notice thereof to the Borrower. The Administrative Agent shall maintain a copy of each Assignment Agreement and, if applicable, Settlement Confirmation delivered to and accepted by it as provided in this subsection 10.1B(ii). The date of such execution of a counterpart or recordation of a transfer shall be referred to herein as the “Assignment Effective Date.”
C. Settlement Service Mechanics. Except for assignments of Term Loans pursuant to and in accordance with the terms and conditions of subsection 10.1I, the Administrative Agent has the right, but not the obligation, to effectuate assignments of Term Loans (other than New Term Loans) on or after the Term Loan Commitment Termination Date via an electronic settlement system acceptable to the Administrative Agent as designated in writing from time to time to the Lenders by the Administrative Agent (the “Settlement Service”). At any time when the Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be consistent with the other provisions of this subsection 10.1. Each assignor Lender and proposed assignee shall comply with the requirements of the Settlement Service in connection with effecting any transfer of Loans pursuant to the Settlement Service. The Administrative Agent’s consent (but not the Borrower’s consent) shall be deemed to have been granted to the extent required pursuant to subsection 10.1B(i) with respect to any transfer effected through the

Settlement Service. Assignments and assumptions of Term Loans shall be effected by such manual execution until the Administrative Agent notifies Lenders of the Settlement Service as set forth herein. Assignments and assumptions of Revolving Loans and Revolving Loan Commitments shall only be effected by manual execution and delivery to the Administrative Agent of an Assignment Agreement at all times. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. Notwithstanding anything herein or in any Assignment Agreement to the contrary and so long as no Potential Event of Default or Event of Default has occurred and is continuing, payments in respect of the settlement of an assignment of any Term Loans during periods when assignments may be settled through a Settlement Service (but not any Revolving Loan or Revolving Loan Commitment) and with respect to all unpaid interest and commitment fees if any, which have accrued on such Term Loans whether such interest and commitment fees accrued before or after the applicable Assignment Effective Date, shall be made in the manner provided for by the Settlement Service. Any and all fees payable to the Settlement Service shall be paid by the assigning Lender and/or its assignee which becomes a Lender hereunder and the Administrative Agent shall have no responsibility whatsoever for payment thereof.
D. Participations. The holder of any participation, other than an Affiliate or an Approved Fund of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly affecting (i) the extension of the scheduled final maturity date or any scheduled date for principal payments under subsection 2.4A of any Loan allocated to such participation, (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation, or (iii) releasing all or substantially all of the Collateral, and all amounts payable by the Borrower hereunder (including amounts payable to such Lender pursuant to subsections 2.6D and 2.7) shall be determined as if such Lender had not sold such participation. The Borrower and each Lender hereby acknowledge and agree that, solely for purposes of subsections 10.4 and 10.5, (a) any participation will give rise to a direct obligation of the Borrower to the participant and (b) the participant shall be considered to be a “Lender”.
E. Assignments to Federal Reserve Banks and Trustees. In addition to the assignments and participations permitted under the foregoing provisions of this subsection 10.1, (i) any Lender may assign and pledge all or any portion of its Loans, the other Obligations owed to such Lender, and its Notes to any Federal Reserve Bank or other central bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank or (ii) any Lender may pledge all or any portion of its Loans, Commitments, the other Obligations owed to such Lender, and its Notes, to its creditors or to its trustee (solely in its capacity as trustee) or other representative in support of its obligations to such creditor or trustee; provided that (i) no Lender shall, as between the Borrower and such Lender, be relieved of any of its obligations hereunder as a result of any such assignment and pledge and (ii) in no event shall such Federal Reserve Bank or other central bank or such creditor or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
F. Information. Each Lender may furnish any information concerning the Company and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.20.

G. Representations of Lenders. Each Lender listed on the signature pages hereof or succeeding to an interest in the Commitments and Loans, as the case may be, hereby represents and warrants as of the Closing Date, or as of the applicable Assignment Effective Date, or as of the date of the Joinder Agreement pursuant to which such Lender becomes a Lender hereunder that (i) it is an Eligible Assignee or Eligible Affiliate Purchaser; (ii) it has experience and expertise in the making of and/or investing in loans such as the Loans; and (iii) it will make its Loans for its own account in the ordinary course and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal or state securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control). Each Lender that becomes a party hereto pursuant to an Assignment Agreement or, if applicable, a Settlement Confirmation shall be deemed to agree that the representations and warranties of such Lender contained in subsection 2(c) of such Assignment Agreement or, if applicable, Settlement Confirmation are incorporated herein by this reference; provided that the Borrower or any Affiliate of the Borrower that is an Eligible Affiliate Purchaser shall only be required to make the representations and warranties set forth in clause (i) of this subsection 10.1G, in addition to all other representations and warranties of such Affiliate contained in the Auction Assignment Agreement.
H. Subject to Gaming Authorities. Notwithstanding anything to the contrary in this subsection 10.1, the rights of the Lenders to make assignments of, and grant participations in, any or all of its Commitments or any Loan or Letter of Credit made or issued by it, or any interest therein, herein or in any other Obligations owed to any such Lender, shall be subject to the approval of any applicable Gaming Authorities, to the extent required by law and to the extent failure to obtain such approval could jeopardize the Gaming License or any other gaming licenses of the Company or any of its parents or Affiliates.
I. Assignments to Eligible Affiliate Purchasers.
(i) Notwithstanding anything to the contrary contained in this subsection 10.1 or any other provision of any Loan Document, any Eligible Affiliate Purchaser may, pursuant to an Auction Assignment Agreement, purchase Term Loans on the terms and conditions set forth in this subsection 10.1I and the Outline of Auction Mechanics attached hereto as Exhibit T, so long as (v) no Potential Event of Default or Event of Default has occurred and is continuing or would result therefrom, (w) such Eligible Affiliate Purchaser agrees to, and does in fact, on each Auction Purchase Effective Date, without receiving any payment or other consideration from Borrower in exchange therefor (including any accrued yet unpaid interest that may have been owing in respect of such cancelled Term Loans) if such Eligible Affiliate Purchaser is an Affiliate of the Borrower, (1) immediately and irrevocably cancel, forever discharge and, in the case of an Eligible Affiliate Purchaser that is an Affiliate of the Borrower, forgive, the Term Loans purchased by and assigned to it in each Auction Loan Purchase for all purposes and (2) knowingly and voluntarily waive and relinquish (a) all of its interests, rights and obligations as the owner of such Term Loans and as a Lender under this Agreement and the other Loan Documents for all purposes under this Agreement and the other Loan Documents and (b) any rights it may have to invoke any such interests, rights and obligations or the provisions of the Credit Agreement and the other Loan Documents with respect to such Term Loans now or in the future, (x) such Eligible Affiliate Purchaser purchases the Term Loans that are the subject of such Auction Loan Purchase by transferring the agreed purchase price (including any accrued yet unpaid interest owing in respect of such cancelled Term Loans through but not including the applicable Auction Purchase Effective Date) directly to each assigning Lender, and (y) such Eligible Affiliate Purchaser has delivered to each of the Auction Manager and Borrower a certificate substantially in the form of Exhibit U (the “Auction Certificate”), dated as of each Auction Purchase Effective Date and signed by a duly authorized officer of such Eligible Affiliate Purchaser, certifying to the matters set forth in clauses (v) — (x) above.
(ii) Any Eligible Affiliate Purchaser may provide notice to the Auction Manager in the form of an Offer Document that it wishes to make one or more offers (each, an “Offer”) to Lenders to purchase outstanding Term Loans, with such Offer to be effected pursuant to Auction Assignment Agreements. Such Eligible Affiliate Purchaser shall have the right to purchase the Term Loans at a purchase price determined in accordance with the terms set forth in such Offer Document; provided that the aggregate stated principal amount of all Term Loans for which Offers are made in any Offer Document shall not be less than $25,000,000; provided, further, that the aggregate stated principal amount of all Term Loans assigned to any Eligible Affiliate Purchaser by a Lender pursuant to this subsection 10.1I(ii) in response to the Offers contained in a single Offer Document shall not be less than $1,000,000 in the aggregate for all tranches of Term Loans Offered by such Lender in such Offer Document, which amount shall be reduced to the extent necessary to reflect (1) the fact that such assignment includes all Term Loans held by the assigning Lender and (2) the proration of such Term Loans offered by the assigning Lender in the event a pro rata allocation is made as contemplated in the Offer Document.
(iii) In connection with any assignment pursuant to this subsection 10.1I, each of the assigning Lenders, on the one hand, and the Eligible Affiliate Purchaser, on the other hand, shall acknowledge and agree that, as of the Auction Purchase Effective Date, (A) each Auction Loan Purchase to which it is a party and the assignment related thereto are being made pursuant to and in accordance with the terms and conditions of this subsection 10.1I, (B) the Eligible Affiliate Purchaser shall represent and warrant as of the Auction Purchase Effective Date that such Eligible Affiliate Purchaser has no material non-public information (“MNPI”) with respect to any Loan Party that both (x) has not been disclosed to the applicable Lenders (other than because any such Lender does not wish to receive MNPI with respect to any Loan Party) prior to such date and (y) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to participate in any such assignment, (C) it has independently and without reliance on the other party to the Auction Assignment Agreement made its own analysis and determined to enter into the Auction Assignment Agreement and to consummate the transactions contemplated thereby and (D) the other party shall have no liability to it.
(iv) By submitting an Offer Document, an Eligible Affiliate Purchaser shall acknowledge and agree that it will make payment of the purchase price for the purchased Term Loans, as may be accepted for payment pursuant to the Offer Document, directly to the assigning Lender in accordance with the terms of the Offer Document.

(v) On each Auction Purchase Effective Date, the Eligible Affiliate Purchaser shall without receiving any payment or other consideration from Borrower in exchange therefor (including any accrued yet unpaid interest that may have been owing in respect of such cancelled Term Loans), (i) immediately and irrevocably cancel, forever discharge and, in the case of an Eligible Affiliate Purchaser that is an Affiliate of the Borrower, forgive, the Term Loans purchased by and assigned to it in each Auction Loan Purchase for all purposes and (ii) knowingly and voluntarily waive and relinquish (y) all of its interests, rights and obligations as the owner of such Term Loans and as a Lender under this Agreement and the other Loan Documents for all purposes under this Agreement and the other Loan Documents and (z) any rights it may have to invoke any such interests, rights and obligations or the provisions of this Agreement and the other Loan Documents with respect to such Term Loans now or in the future. Such Eligible Affiliate Purchaser shall further acknowledge and agree that the cancellation of the Term Loans purchased by and assigned to it in each Auction Loan Purchase is an essential term of, and condition to, each Auction Loan Purchase and the assignment by the assigning Lenders of any Term Loans to such Eligible Affiliate Purchaser.
(vi) Assignment of any Auction Loan Purchases shall be effective upon receipt by the Auction Manager of a fully executed Auction Assignment Agreement effecting the assignment thereof and upon receipt by Administrative Agent of a copy thereof for recording in the Register. Each assignment shall be recorded in the Register by Administrative Agent on the Business Day the Auction Assignment Agreement is received by the Auction Manager, if received by 1:00p.m. (Macau SAR time), and on the following Business Day if received after such time. Prompt notice thereof shall be provided to such Eligible Affiliate Purchaser and a copy of such Auction Assignment Agreement shall be retained by Administrative Agent. The date of such recordation of a transfer shall be referred to herein as the “Auction Purchase Effective Date.”
(vii) Each of the assigning Lenders and the Eligible Affiliate Purchaser shall acknowledge and agree that, in addition to the purchase price of the purchased Term Loans that has been agreed between such assigning Lender and such Eligible Affiliate Purchaser, such Eligible Affiliate Purchaser shall pay directly to such assigning Lender all unpaid interest, if any, accrued on the purchased Term Loans to but excluding the Auction Purchase Effective Date applicable thereto. No interest shall accrue or be payable on such purchased Term Loans from and after the Auction Purchase Effective Date and any Term Loans owned by such Eligible Affiliate Purchaser shall immediately upon receipt of such Term Loans by such Eligible Affiliate Purchaser, without further action by any Person, be deemed cancelled and no longer outstanding for all purposes of this Agreement and all other Loan Documents (notwithstanding any provisions herein or therein to the contrary), including, without limitation, (w) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document (including with respect to accrued interest), (x) the making of any request, demand, authorization, direction, notice, consent or waiver under this

Agreement or any other Loan Document, (y) the providing of any rights to such Eligible Affiliate Purchaser in its capacity as a Lender under this Agreement or any other Loan Document or (z) the determination of Requisite Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document, and no such purchased Term Loan may be further assigned, transferred, contributed, conveyed or resold by such Eligible Affiliate Purchaser. Without limiting the foregoing, such Eligible Affiliate Purchaser (in its capacity as an Eligible Affiliate Purchaser) shall not, after the consummation of the transactions contemplated by the Auction Assignment Agreement, have or be entitled to any of the rights set forth in subsections 10.1B and 10.1D. Each of the Borrower and the Eligible Affiliate Purchaser shall expressly consent to the provisions of this paragraph.
(viii) For the avoidance of doubt, failure by the Eligible Affiliate Purchaser to make any payment to a Lender required by an Auction Assignment Agreement permitted by this subsection 10.I shall not constitute an Event of Default under subsection 8.3. For the avoidance of doubt, any extinguishment of any part of the Term Loans shall not affect any amendment or waiver which prior to such extinguishment had been approved by or on behalf of the Requisite Lenders in accordance with this Agreement.
(ix) The provisions of this subsection 10.1I shall not require any Eligible Affiliate Purchaser to undertake or consummate any Offer; provided that to the extent an Eligible Affiliate Purchaser undertakes to consummate any Offer, it shall, subject to the preceding conditions and the terms and conditions contained in the applicable Offer, purchase (and take all the necessary steps required herein to purchase) the principal amount of all validly tendered Term Loans at a price not to exceed the Applicable Threshold Price and in an aggregate amount up to the Maximum Offer Amount; provided, further, that to the extent no Lenders have validly tendered any Term Loans requested in an Offer or as otherwise agreed to by the Auction Manager, in its sole discretion, such Eligible Affiliate Purchaser may revoke, withdraw or amend the Offer for such Term Loans at least 24 hours before the Expiration Time. In addition, such Eligible Affiliate Purchaser may extend the Expiration Time of an Offer at least 24 hours before the Expiration Time, provided, however, that only one extension per Offer shall be permitted, which shall be for a period not exceeding five Business Days. Furthermore, if such Eligible Affiliate Purchaser has amended an Offer, the Auction Manager shall have the discretion to extend the applicable Expiration Time, upon notification to such Eligible Affiliate Purchaser, for an additional period to afford all Lenders the necessary time to consider such amendments.
(x) All Term Loans assigned to an Eligible Affiliate Purchaser pursuant to subsection 10.1I shall be, as set forth above, immediately cancelled and, therefore, no Term Loans assigned to such Eligible Affiliate Purchaser pursuant to and in accordance with the terms and conditions of this subsection 10.1I may be further assigned, transferred, contributed, conveyed or resold by such Eligible Affiliate Purchaser.

10.2 Expenses.
Whether or not the transactions contemplated hereby shall be consummated, the Company agrees to pay promptly (i) all the actual and reasonable costs and expenses of preparation of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all the costs of furnishing all opinions by counsel for the Loan Parties (including any opinions requested by Lenders as to any legal matters arising hereunder) and of the Company’s and the Borrower’s performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) the reasonable fees, expenses and disbursements of counsel to the Arrangers, the Administrative Agent, the Collateral Agent and the Co-Syndication Agents in connection with the negotiation, preparation, execution and administration of the Loan Documents (subject to the terms of the separate letter outlining the payment of legal fees and costs and expenses) and the reasonable legal, engineering and other fees, expenses and disbursements of counsel to the Administrative Agent and the Collateral Agent in connection with any consents, amendments, waivers or other modifications to any Loan Documents (whether or not effective or executed) and any other documents or matters requested by the Company; (iv) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of the Collateral Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, and reasonable fees, expenses and disbursements of counsel to the Agents and of counsel providing any opinions that the Administrative Agent, Collateral Agent or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by the Administrative Agent, Collateral Agent or their respective counsel) of obtaining and reviewing any appraisals provided for under any Loan Documents, any environmental audits or reports provided for under subsection 6.7D; (vi) all the actual and reasonable costs and expenses incurred in the custody or preservation of any of the Collateral; (vii) all other actual and reasonable costs and expenses incurred by the Agents in connection with the syndication of the Commitments and the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (viii) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by the Agents and the Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of any Loan Document) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings.
10.3 Indemnity.
A. In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, each of the Company and, from and after the Closing Date, the Borrower agrees to defend (subject to the Indemnitee’s selection of counsel after consultation with the Borrower), indemnify, pay and hold harmless the Administrative Agent, the Collateral Agent, the Co-Syndication Agents, the Arrangers and Lenders and the officers, directors, employees, agents, sub-agents, trustees, advisors and affiliates of the Administrative Agent, the Collateral Agent, the Co-Syndication Agents, the Arrangers and Lenders (collectively called the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that each of the Company and the Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction (but this provisions shall not limit, negate or impair in any way the obligations of any Loan Party to all other Indemnitees).

As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) the Confidential Information Memorandum and other information supplied by the Loans Parties, (ii) any Operative Documents or the transactions contemplated hereby or thereby (including Lenders’ agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the use or intended use of any thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty), (iii) the statements contained in the engagement or commitment letter delivered by any Arranger, Agent or Lender to the Borrower or the Company with respect thereto, or (iv) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Company or any of its Subsidiaries.
To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3A may be unenforceable in whole or in part because they are violative of any law or public policy, each of the Company and, from and after the Closing Date, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.
B. To the extent permitted by applicable law, no Loan Party shall assert, and the Company (on its own behalf and on behalf of the other Loan Parties) hereby waives, any claim against each Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and the Company (on its own behalf and on behalf of the other Loan Parties) hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

10.4 Set-Off; Security Interest in Deposit Accounts.
In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, from and after the Closing Date, upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts or the Excluded Bank Accounts) and any other Indebtedness at any time held or owing by that Lender to or for the credit or the account of the Borrower against and on account of the obligations and liabilities of the Borrower to that Lender under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured. Effective as of the Closing Date, the Borrower hereby further grants to the Collateral Agent and each Lender a security interest in all deposits and accounts (other than any trust accounts or the Excluded Bank Accounts) maintained with the Collateral Agent or such Lender as security for the Obligations.
10.5 Ratable Sharing.
The Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker’s Lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s Lien, counterclaim or, subject to subsection 10.4, set-off with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this subsection 10.5 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the terms of this Agreement (including, without limitation, the application of funds arising from the existence of a Defaulting Lender), (y) the application of cash collateral provided for in the last proviso in subsection 3.1A or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, including pursuant to subsection 10.1I.
10.6 Amendments and Waivers.
A. No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes or other Loan Documents (other than the Consents), and no consent to any departure by the Loan Parties therefrom, shall in any event be effective without the written concurrence of Requisite Lenders (or the Co-Syndication Agents, the Administrative Agent or the Collateral Agent only if this Agreement or such Loan Document expressly so provides); provided, that the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any other Loan Document to cure any ambiguity, omission, mutual mistake among all parties hereto or thereto, typographical error, defect or inconsistency; provided, further:
(i) that no amendment, modification, termination, waiver or consent shall, unless approved in writing and signed by the Borrower, the Company and each Lender that would be directly affected thereby, do any of the following: reduce or forgive the principal of, or interest on, the Loans or any fees hereunder (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E); unless expressly permitted by any Loan Document, permit any Loan Party to assign or delegate any of its rights or Obligations under the Loan Documents (other than the Gaming Concession Consent and the Land Concessions Consents, the assignment or delegation of rights under which are governed by the provisions of subsection 7.13E); except as contemplated by subsection 2.11, change in any manner the definition of “Pro Rata Share” or the definition of “Requisite Lenders” (it being understood that, with the consent of Requisite Lenders, additional extensions of credit pursuant to this Agreement may be included in “Pro Rata Share” and “Requisite Lenders” on substantially the same terms as the Term Loan Commitments and the Term Loans and the Revolving Loan Commitments and the Revolving Loans); change in any manner any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of all Lenders; postpone any date fixed for the payment in respect of principal of, or interest on, the Loans or any fees hereunder; release any Lien granted in favor of the Collateral Agent with respect to 25% or more in fair market value of the Collateral other than in accordance with the terms of the Loan Documents (it being understood that the granting of additional Liens on Collateral is not a release of a Lien on such Collateral); release any Guarantor from its obligations under the Guaranty, other than in accordance with the terms of the Loan Documents; or change in any manner the provisions contained in subsections 9.1, 10.5, 10.6 or 2.4C(iii) (provided, that with respect to subsection 2.4C(iii), only the consent of each Lender adversely affected thereby shall be required);

(ii) that no amendment, modification, termination, waiver or consent shall, unless approved in writing and signed by the Borrower and the Requisite Class Lenders of each Class, do any of the following: alter the required application of any repayments or prepayments as between Facilities pursuant to Section 2.4 without the consent of the Requisite Class Lenders of each Facility which is being allocated a lesser repayment or prepayment as a result thereof (provided, the Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Facilities, of any portion of such prepayment which is still required to be made is not altered); or amend the definition of “Requisite Class Lenders” (provided, with the consent of the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of such “Requisite Class Lenders” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date);
(iii) that any such amendment, modification, termination, waiver or consent which increases the amount of the Commitment for any Lender shall be effective only if evidenced by a writing signed by or on behalf of such Lender; and
(iv) that any release of Liens on Collateral granted to the Collateral Agent with respect to less than 25% in fair market value of the Collateral shall only require the consent of the Requisite Lenders.
B. In addition, (i) any amendment, modification, termination or waiver of any of the provisions contained in Section 4 shall be effective only if evidenced by a writing signed by or on behalf of the Administrative Agent and Requisite Lenders, (ii) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note except that to the extent such amendment, modification, termination or waiver would not otherwise require the consent of all Lenders directly affected thereby, only the consent of the Requisite Lenders shall be required hereunder, (iii) no amendment, modification, termination or waiver of any provision of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of the Administrative Agent shall be effective without the written concurrence of the Administrative Agent, (iv) no amendment, modification, termination or waiver of any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans shall be effective without the written concurrence of the Swing Line Lender and (v) no amendment, modification, termination or waiver of subsections 10.2 and 10.3 and this subsection 10.6 directly affecting any Arranger or Co-Syndication Agent shall be effective without the written concurrence of such Arranger or Co-Syndication Agent.

C. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by the Borrower, on the Borrower.
D. Notwithstanding the foregoing, if any Lender does not agree to any amendment hereunder requiring the consent of all Lenders directly affected thereby and consented to by Lenders having or holding at least a majority of the sum of the aggregate Loans and unused Commitment of all Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in subsection 10.1, including as a condition precedent to such assignment, (i) Administrative Agent’s consent to the assignee unless not otherwise required by subsection 10.1 and (ii) payment by the Borrower of the registration fee set forth in subsection 10.1B(i), if applicable), all such Lender’s interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender shall have received irrevocable payment in full in cash of an amount equal to the outstanding principal of its Loans (or such lesser amount as agreed to by such Lender), accrued interest thereon, and accrued fees and all other Obligations and other amounts payable to it hereunder (including amounts payable pursuant to subsection 2.6D) from the assignee or the Borrower and (ii) such assignment (together with any other assignments pursuant to this subsection 10.6D or otherwise) will result in such amendment being approved.
E. Notwithstanding anything to the contrary contained in this subsection 10.6, without the consent of any Lender, the Borrower, the Company and the Administrative Agent may enter into any amendment, supplement or modification to this Agreement and the other Loan Documents (including, without limitation, any intercreditor agreement) necessary to implement the terms of any (i) Refinancing Amendment in accordance with the terms of this Agreement and (ii) amendment entered into pursuant to subsection 2.7B(iv).
10.7 Borrower’s Obligations.
Notwithstanding anything to the contrary contained in this Agreement, the Borrower shall have no obligation or liability under this Agreement in respect of the payment of any fees, expenses or indemnities until the Closing Date has occurred; provided that nothing in this subsection 10.7 shall in any manner limit the obligation or liability of the Company under this Agreement in respect of the payment of any fees, expenses or indemnities at any time on and after the date hereof, including with respect to any amounts that would be owed by the Borrower on and after the Closing Date.

10.8 Independence of Covenants.
All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.
10.9 Notices.
A. Notices Generally. Any notice or other communication herein required or permitted to be given to SCL or a Loan Party, the Collateral Agent, the Administrative Agent or Lender, shall be sent to such Person’s address as set forth on Schedule 10.9 or in any other relevant Loan Document, and in the case of any Lender, the address as indicated on Schedule 10.9 or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served or sent by telefacsimile (except for any notices sent to a Loan Party or the Administrative Agent) or Macau Postal Service, United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to subsection 9.2F hereto as designated by Administrative Agent from time to time.
B. Electronic Communications.
(i) Subject to subsection 10.20, notices and other communications to the Agents and Lenders hereunder may be delivered or furnished by electronic communication (including e mail and secure Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to Section 2 if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(ii) Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii) Any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents nor any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications and each expressly disclaims liability for errors or omissions in the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Approved Electronic Communications.
(iv) Each Loan Party, each Lender, the Issuing Lender and each Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications in accordance with Administrative Agent’s customary document retention procedures and policies.
Any notice given under or in connection with any Loan Document must be in English or accompanied by an English translation. All other documents provided under or in connection with any Loan Document must be in English or, if not in English, and if so required by the relevant Agent, accompanied by a certified English translation and, in this case, except with respect to the Foreign Security Agreements, the English translation shall prevail unless the document is a constitutional, statutory or other official document.
10.10 Survival of Representations, Warranties and Agreements.
A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.
B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Borrower set forth in subsections 2.6D, 2.7, 3.6, 10.2, 10.3, 10.18, 10.19 and 10.25 and the agreements of Lenders set forth in subsections 9.2C, 9.4, 10.5, 10.19 and 10.20 shall survive the payment of the Loans and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.
10.11 Failure or Indulgence Not Waiver; Remedies Cumulative.
No failure or delay on the part of the Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.12 Marshalling; Payments Set Aside.
Neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Administrative Agent or Lenders (or to the Administrative Agent for the benefit of Lenders), or Administrative Agent, Collateral Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
10.13 Severability.
In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
10.14 Obligations Several; Independent Nature of Lenders’ Rights.
The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments or representations of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement, subject to the fourth sentence of subsection 9.6 and it shall not be necessary for any Lender to be joined as an additional party in any proceeding for such purpose.
10.15 Headings.
Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.
10.16 Applicable Law.
THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

10.17 Successors and Assigns.
This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders’ rights of assignment are subject to subsection 10.1). Neither the Borrower’s rights or obligations hereunder nor any interest therein may be assigned or delegated by the Borrower without the prior written consent of all Lenders.
10.18 Consent to Jurisdiction and Service of Process.
A. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE COMPANY OR THE BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN THE CONSENTS), OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK OR ANY COMPETENT COURT OF MACAU SAR. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE COMPANY AND THE BORROWER, FOR THEMSELVES AND IN CONNECTION WITH THEIR PROPERTIES, IRREVOCABLY
(I) ACCEPT GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;
(II) WAIVE ANY DEFENSE OF FORUM NON CONVENIENS;
(III) AGREE THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE BORROWER OR THE COMPANY AT THEIR RESPECTIVE ADDRESSES PROVIDED IN ACCORDANCE WITH SUBSECTION 10.9 OR TO SUCH PERSON’S AGENT FOR SERVICE OF PROCESS SET FORTH IN SUBSECTION 4.1Q;
(IV) AGREE THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE COMPANY AND THE BORROWER IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;
(V) AGREE THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST THE COMPANY OR THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION; AND
(VI) AGREE THAT THE PROVISIONS OF THIS SUBSECTION 10.18 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

B. Each Loan Party hereby irrevocably appoints Corporate Services Company (the “Process Agent”), with an office on the date hereof at 80 State Street, Albany, NY 12207-2543, as its agent to receive on its behalf and on behalf of its Properties, service of copies of the summons and complaint and any other process that may be served in any such action or proceeding. No less than five (5) Business Days prior to the expiration of any such appointment in respect of any Loan Party, the Company shall provide evidence reasonably satisfactory to the Administrative Agent that such appointment has been renewed or extended. Service upon the Process Agent shall be deemed to be personal service on the Loan Parties and shall be legal and binding upon the Loan Parties for all purposes notwithstanding any failure to mail copies of such legal process to the Loan Parties, or any failure on the part of the Loan Parties to receive the same. Nothing herein shall affect the right to serve process in any other manner permitted by applicable law or any right to bring legal action or proceedings in any other competent jurisdiction, including judicial or non judicial foreclosure of real property interests which are part of the Collateral. The Loan Parties further agree that the aforesaid courts of the State of New York and of the United States of America for the Southern District of New York shall have exclusive jurisdiction with respect to any claim or counterclaim of the Loan Parties based upon the assertion that the rate of interest charged by or under this Agreement or under the other Loan Documents is usurious. To the extent permitted by applicable law, the Loan Parties further irrevocably agree to the service of process of any of the aforementioned courts in any suit, action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, return receipt requested, to the Loan Parties at the addresses referenced in subsection 10.9, such service to be effective upon the date indicated on the postal receipt returned from the Loan Parties.
10.19 Waiver of Jury Trial.
EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 10.19 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

10.20 Confidentiality.
Each Agent (which term shall for the purposes of this subsection 10.20 include the Arrangers), and each Lender (which term shall for the purposes of this subsection 10.20 include the Issuing Lender) shall hold all non-public information regarding the Borrower and its Affiliates and their businesses and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature and in accordance with safe and sound banking or investment practices, it being understood and agreed by the Borrower that, in any event, the Administrative Agent may disclose such information to the Lenders and each Agent and each Lender may make (i) disclosures of such information to other Lenders, each Agent, the other Loan Parties and SCL, (ii) disclosures of such information to Affiliates of such Lender to its head office and other branches of such Lender or Agent and to their respective agents and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this subsection 10.20), (iii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this subsection 10.20 or other confidentiality provisions at least as restrictive as this subsection 10.20), (iv) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Loan Parties and their respective Affiliates received by such rating agency from any Agent or any Lender, (v) disclosures in connection with the exercise of any remedies hereunder or under any other Loan Document and (vi) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, to the extent permitted by applicable law or court order, each Lender and each Agent shall notify Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents. This subsection 10.20 shall supersede all previous agreements between the parties hereto relating to the confidentiality of information.
10.21 Usury Savings Clause.
Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.
10.22 Counterparts; Effectiveness.
This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective as of the date hereof.
10.23 USA Patriot Act.
Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.
10.24 Electronic Execution of Assignments.
The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.25 Judgment Currency.
The obligations of the Borrower hereunder and under the other Loan Documents to make payments in Dollars, in Patacas or in HK Dollars, as the case may be (the “Obligation Currency”), shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against the Borrower or any other Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the equivalent in such Obligation Currency of such amount (determined by the Administrative Agent pursuant to subsection 1.4 using the applicable Exchange Rate with respect to such Obligation Currency), in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).
If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.
For purposes of determining the Dollar Equivalent, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.
10.26 English.
The English language shall be the only official and recognized language of this Agreement. If for any reason a translation of this Agreement is required, such translation shall in the event of any dispute be secondary to the original English version which shall take precedence.
10.27 Gaming Authorities.
The Arrangers, the Administrative Agent and each Lender agree to cooperate with the Macau Gaming Authority and any other applicable gaming authorities in connection with the administration of their regulatory jurisdiction over the Company and its Subsidiaries, including to the extent not inconsistent with the internal policies of such Lender or Issuing Lender and any applicable legal or regulatory restrictions the provision of such documents or other information as may be requested by the Macau Gaming Authority or any other gaming authority relating to the Arrangers, the Administrative Agent or any of the Lenders, or the Company or any of its Subsidiaries, or to the Loan Documents. Notwithstanding any other provision of the Agreement, the Borrower expressly authorizes each Agent and Lender to cooperate with the Macau Gaming Authority and such other gaming authorities as described above.

10.28 No Fiduciary Duty.
Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this subsection 10.28, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. The Borrower and VML agree, on behalf of themselves and the other Loan Parties, that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other. The Borrower and VML acknowledge and agree, on behalf of themselves and the other Loan Parties, that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER: VML US FINANCE LLC
By:	/s/ Toh Hup Hock
	Name:	Mr. Toh Hup Hock
	Title:	Borrower Designated Officer
Notice Address:

The Venetian Macao Resort Hotel Executive Offices — L2 Estrada da Baía de N. Senhora da Esperança, s/n Macao Attn: General Counsel

For and on behalf of: VENETIAN MACAU LIMITED
By:	/s/ David Ross Sisk
	Name:	David Ross Sisk
	Title:	Director
Notice Address:

The Venetian Macao Resort Hotel Executive Offices — L2 Estrada da Baía de N. Senhora da Esperança, s/n Macao Attn: General Counsel

ADMINISTRATIVE AGENT: BANK OF CHINA LIMITED, MACAU BRANCH, as the Administrative Agent
By:	/s/ Loi Chi Kong
	Name:	Loi Chi Kong
	Title:	General Manager of CBFI Dept.

By:	/s/ Chan Chong Keong
	Name:	Chan Chong Keong
	Title:	Deputy General Manager of CBFI Dept.

LENDERS: BANK OF CHINA LIMITED, MACAU BRANCH as Swing Line Lender, Issuing Lender, a Lender, an Arranger and a Co-Syndication Agent
By:	/s/ Loi Chi Kong
	Name:	Loi Chi Kong
	Title:	General Manager of CBFI Dept.

By:	/s/ Chan Chong Keong
	Name:	Chan Chong Keong
	Title:	Deputy General Manager of CBFI Dept.

GOLDMAN SACHS (ASIA) L.L.C., as an Arranger and a Co-Syndication Agent
By:	/s/ Nelson Lo
	Name:	Nelson Lo
	Title:	Managing Director

GOLDMAN SACHS LENDING PARTNERS L.L.C., as an Arranger, a Co-Syndication Agent and a Lender
By:	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory

BANK OF AMERICA as an Arranger, a Co-Syndication Agent and a Lender
By:	/s/ Vipul Mehrotra
	Name:	Vipul Mehrotra
	Title:	Managing Director

BARCLAYS BANK PLC, as an Arranger, a Co-Syndication Agent and a Lender
By:	/s/ Guy Smith
	Name:	Guy Smith
	Title:	Director

BNP PARIBAS HONG KONG BRANCH, as an Arranger, a Co-Syndication Agent and a Lender
By:	/s/ Mary Hse / Albert Wong
	Name:	Mary Hse / Albert Wong
	Title:	Senior Banker / Managing Director Managing Director / Coverage

CITIGROUP GLOBAL MARKETS ASIA LIMITED, as an Arranger and a Co-Syndication Agent
By:	/s/ Elizabeth Luk
	Name:	Elizabeth Luk
	Title:	Director

CITICORP FINANCIAL SERVICES LIMITED, as an Arranger, a Co-Syndication Agent and a Lender
By:	/s/ Elizabeth Luk
	Name:	Elizabeth Luk
	Title:	Authorized Signatory

CITIBANK, N.A., HONG KONG BRANCH, as an Arranger, a Co-Syndication Agent and a Lender
By:	/s/ Stephen K.K. Li
	Name:	Stephen K.K. Li
	Title:	Managing Director

COMMERZBANK AG, as an Arranger, a Co-Syndication Agent and a Lender
By:	/s/ Christine Chan
	Name:	Christine Chan
	Title:	Head of Loan Capital Markets, Asia

By:	/s/ Edward Oh
	Name:	Edward Oh
	Title:	Vice President Gaming

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as an Arranger, a Co-Syndication Agent and a Lender
By:	/s/ Dominique Fournier
	Name:	Dominique Fournier
	Title:	Head of Real Estate and Hotel Structured Finance Asia

By:	/s/ Atul Sodhi
	Name:	Atul Sodhi
	Title:	Head of Global Loan Syndication Asia

CREDIT SUISSE AG, SINGAPORE BRANCH, as an Arranger, a Co-Syndication Agent and a Lender
By:	/s/ Fiona Gray
	Name:	Fiona Gray
	Title:	Director General Counsel Division

By:	/s/ Adi
	Name:	Adi
	Title:	Assistant Vice President

CREDIT SUISSE SECURITIES (USA) LLC, as an Arranger and a Co-Syndication Agent
By:	/s/ Michael Kamras
	Name:	Michael Kamras
	Title:	Director

INDUSTRIAL AND COMMERCIAL BANK OF CHINA (MACAU) LIMITED, as an Arranger, a Co-Syndication Agent and a Lender
By:	/s/ Patrick Cheng
	Name:	Patrick Cheng
	Title:	Deputy Chief Executive Officer

By:	/s/ Linda Chan
	Name:	Linda Chan
	Title:	Assistant Manager

ING CAPITAL LLC, as an Arranger, a Co-Syndication Agent and a Lender
By:	/s/ Christopher J. Moon
	Name:	Christopher J. Moon
	Title:	Director, TMT Americas

ING BANK N.V., SINGAPORE BRANCH, as an Arranger and a Co-Syndication Agent
By:	/s/ Ranesh Verma
	Name:	Ranesh Verma
	Title:	Managing Director, Head of TMT Finance

ING BANK N.V., SINGAPORE BRANCH, as an Arranger and a Co-Syndication Agent
By:	/s/ Paul Verwijmeren
	Name:	Paul Verwijmeren
	Title:	Managing Director, Head of TMT Finance

SUMITOMO MITSUI BANKING CORPORATION, as an Arranger, a Co-Syndication Agent and a Lender
By:	/s/ Yuji Kozawa
	Name:	Yuji Kozawa
	Title:	Managing Director, Head of TMT Finance

USB SECURITIES LLC, as an Arranger and a Co-Syndication Agent
By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Attorney-in-Fact

USB LOAN FINANCE LLC, as a Lender
By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director

UNITED OVERSEAS BANK LIMITED, as an Arranger, a Co-Syndication Agent and a Lender
By:	/s/ CHOW Yew Hon
	Name:	CHOW Yew Hon
	Title:	Executive Director Deputy Chief Executive (Hong Kong)

By:	/s/ Ronny Chng Seng Hong
	Name:	Ronny Chng Seng Hong
	Title:	Managing Director Debt Capital Markets Group Investment Banking

UNITED OVERSEAS BANK LIMITED, as an Arranger and a Lender
By:	/s/ CHOW Yew Hon
	Name:	CHOW Yew Hon
	Title:	Executive Director Deputy Chief Executive (Hong Kong)

By:	/s/ Ronny Chng Seng Hong
	Name:	Ronny Chng Seng Hong
	Title:	Managing Director Debt Capital Markets Group Investment Banking

BANCO NACIONAL ULTRAMARINO, S.A., as an Arranger and a Lender
By:	/s/ Vitor Rosário
	Name:	Vitor Rosário
	Title:	Assistant General Manager

By:	/s/ Pedro Cardoso
	Name:	Pedro Cardoso
	Title:	Chief Executive Officer

DBS BANK LTD., as an Arranger and a Lender
By:	/s/ Bernard Lim
	Name:	Bernard Lim
	Title:	Senior Vice President

OVERSEA-CHINESE BANKING CORPORATION LIMITED, as an Arranger and a Lender
By:	/s/ Richard Cheok
	Name:	Richard Cheok
	Title:	Head, Real Estate

THE BANK OF NOVA SCOTIA, as an Arranger and a Lender
By:	/s/ Diane Emanuel
	Name:	Diane Emanuel
	Title:	Managing Director

WING LUNG BANK LTD., MACAU BRANCH, as an Arranger and a Lender
By:	/s/ Zhihang GUO
	Name:	Zhihang GUO
	Title:	General Manager

CHINA CONSTRUCTION BANK (MACAU) CORPORATION LTD., as a Lender
By:	/s/ Cheong, Kenneth Kin Hong / Berta Rodrigues
	Name:	Cheong, Kenneth Kin Hong / Berta Rodrigues
	Title:	First VP & Managing Director / Deputy GM

BANCO COMERCIAL PORTGGUÊS, S.A. MACAO, as a Lender
By:	/s/ José João Barreiros Pãosinho
	Name:	José João Barreiros Pãosinho
	Title:	General Manager

AOZORA ASIA PACIFIC FINANCE LIMITED, as a Lender
By:	/s/ Koji Nomura
	Name:	Koji Nomura
	Title:	Managing Director

CATHAY UNITED BANK COMPANY, LIMITED, HONG KONG BRANCH, as a Lender
By:	/s/ Wang Shew Ben
	Name:	Mr. Wang Shew Ben
	Title:	General Manager

TAI FUNG BANK LIMITED, as a Lender
By:	/s/ Chui Kai Cheong, Lou Kit I
	Name:	Chui Kai Cheong, Lou Kit I
	Title:	Director & Vice President, Deputy General Manager

FAR EASTERN INTERNATIONAL BANK, HONG KONG BRANCH, as a Lender
By:	/s/ Bau Jy Chen
	Name:	Bau Jy Chen
	Title:	General Manager

BANK SINOPAC COMPANY LIMITED, MACAU BRANCH, as a Lender
By:	/s/ Ben Chiu
	Name:	Ben Chiu
	Title:	Branch Manager

CHANG HWA COMMERCIAL BANK, LTD., OFFSHORE BANKING BRANCH, as a Lender
By:	/s/ Rueih-Hwa Cheng
	Name:	Rueih-Hwa Cheng
	Title:	V.P. & General Manager

THE BANK OF EAST ASIA, LIMITED, as a Lender
By:	/s/ Fanny Mook / Christine Wong
	Name:	Fanny Mook / Christine Wong
	Title:	Section Head & / Department Head Senior Relationship Manager

BANK OF KAOHSIUNG, OFFSHORE BANKING BRANCH, as a Lender
By:	/s/ JC. S.J Chen
	Name:	JC. S.J Chen
	Title:	SVP & General Manager

FIRST COMMERCIAL BANK MACAU BRANCH, as a Lender
By:	/s/ Mico Lin
	Name:	Mico Lin
	Title:	General Manager

INDUSTRIAL BANK OF TAIWAN, as a Lender
By:	/s/ Roger Lin
	Name:	Roger Lin
	Title:	E.V.P.

THE SHANGHAI COMMERCIAL & SAVINGS BANK, LTD., OFFSHORE BANKING BRANCH, as a Lender
By:	/s/ Kevin Shiao / Grace Hsieh
	Name:	Kevin Shiao / Grave Hsieh
	Title:	Senior Vice President / Vice President

TAISHIN INTERNATIONAL BANK, as a Lender
By:	/s/ John, CS Chou
	Name:	John, CS Chou
	Title:	SVP

TAIWAN SHIN KONG COMMERCIAL BANK, as a Lender
By:	/s/ Joyce Chang
	Name:	Joyce Chang
	Title:	Assistant Vice President